UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO STOCKHOLDERS OF QEP RESOURCES, INC.

Dear Stockholders of QEP Resources, Inc.:

On December 20, 2020, QEP Resources, Inc. (“QEP”), Diamondback Energy, Inc. (“Diamondback”) and Bohemia Merger Sub, Inc., a direct, wholly owned subsidiary of Diamondback (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), under which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into QEP (the “merger”), with QEP surviving as a direct, wholly owned subsidiary of Diamondback. If the merger is completed, QEP stockholders will receive, in exchange for each share of common stock, par value $0.01 per share, of QEP (“QEP common stock”) held immediately prior to the merger, 0.050 of a share of common stock, par value $0.01 per share, of Diamondback (“Diamondback common stock”). The board of directors of QEP (the “QEP board”) has unanimously approved the merger agreement and recommends that QEP stockholders vote in favor of adopting the merger agreement.

Based on Diamondback’s closing stock price on February 5, 2021, the most recent practicable date for which such information was available, the merger consideration represented approximately $3.22 in value per share of QEP common stock, which represents a premium of approximately 39.4% over QEP’s closing stock price on December 18, 2020, the last trading day before the public announcement of the execution of the merger agreement with Diamondback. The value of the merger consideration to be received in exchange for each share of Diamondback common stock will fluctuate with the market value of Diamondback common stock until the transaction is complete. Diamondback common stock is quoted on the Nasdaq Global Select Market under the symbol “FANG,” and QEP common stock is quoted on the New York Stock Exchange under the symbol “QEP.” Following the completion of the merger, it is anticipated that persons who were stockholders of Diamondback and QEP immediately prior to the merger will own approximately 93% and 7% of the combined company following the merger, respectively.

The merger cannot be completed without approval of the proposal to adopt the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of QEP common stock entitled to vote thereon. Because of this, QEP is holding a special meeting of its stockholders on March 16, 2021 to vote on the proposal necessary to complete the merger. At the special meeting, QEP stockholders will also be asked to approve the non-binding compensation advisory proposal and the adjournment proposal, both of which are not a condition to the consummation of the merger. Information about the special meeting, the merger, the merger agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. The QEP board has fixed the close of business on February 5, 2021 as the record date for the determination of QEP stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of QEP common stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 35.

The QEP board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the QEP stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to QEP stockholders for adoption at a meeting of such stockholders, and unanimously recommends that QEP stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger.

Your vote is very important regardless of the number of shares of QEP common stock that you own.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

In light of public health concerns regarding the ongoing COVID-19 pandemic and in consideration of medical and governmental recommendations and orders limiting the number of persons that may gather at public events, the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person. Thank you for your continued support, interest and investment in QEP.

Sincerely,

Timothy J. Cutt President & Chief Executive Officer QEP Resources, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated February 10, 2021 and is first being mailed to stockholders of QEP on or about February 10, 2021.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON MARCH 16 , 2021

To the Stockholders of QEP Resources, Inc.:

On behalf of QEP Resources, Inc. (“QEP”) and the Board of Directors of QEP (the “QEP board”), I am pleased to invite you to a special meeting of stockholders of QEP (the “QEP special meeting”), which will be held virtually via the Internet on March 16, 2021, at 8:00 a.m., Mountain Time, to consider and vote on the following proposals:

•

to adopt the Agreement and Plan of Merger, dated December 20, 2020 (as it may be amended from time to time, the “merger agreement”), by and among Diamondback Energy, Inc. (“Diamondback”), Bohemia Merger Sub Inc., a wholly owned subsidiary of Diamondback (the “Merger Sub”), and QEP (the “merger proposal”);

•

to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the “non-binding compensation advisory proposal”); and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

In light of public health concerns regarding the ongoing COVID-19 pandemic, the QEP special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the QEP special meeting online and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/QEP2021SM (the “QEP special meeting website”).

QEP stockholder approval of the merger proposal is required to complete the merger between Merger Sub and QEP, as contemplated by the merger agreement. QEP stockholders will also be asked to approve the non-binding compensation advisory proposal and the adjournment proposal, both of which are not conditions to the consummation of the merger. QEP does not intend to transact any other business at the QEP special meeting or any adjournment or postponement thereof. The record date for the QEP special meeting has been set as February 5, 2021. Only QEP stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the QEP special meeting or any adjournments and postponements of the QEP special meeting. For additional information regarding the QEP special meeting, see the section entitled “Special Meeting of QEP Stockholders” beginning on page 52 of the proxy statement/prospectus accompanying this notice.

The QEP board unanimously recommends that holders of QEP common stock vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

The QEP stockholder proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE QEP SPECIAL MEETING VIA THE QEP SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the merger proposal by the QEP stockholders is a condition to the consummation of the merger and requires the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. QEP stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions or failure to submit a proxy or vote via the QEP special meeting website will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal. Broker non-votes will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the non-binding compensation advisory proposal and the adjournment proposal.

QEP Resources, Inc.

Mary Shafer-Malicki, Chair of the Board

Denver, Colorado

February 10, 2021

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Diamondback Energy, Inc. (“Diamondback”) and QEP Resources, Inc. (“QEP”) from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that Diamondback and QEP have filed with the U.S. Securities and Exchange Commission (the “SEC”). For a listing of documents incorporated by reference herein, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” on page 180.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Diamondback or QEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal offices are listed below.

For Diamondback Stockholders:	For QEP Stockholders:
Diamondback Energy, Inc. 500 West Texas Avenue, Suite 1200 Midland, Texas 79701 Attention: Corporate Secretary Telephone: (432) 221-7400	QEP Resources, Inc. 1050 17th Street, Suite 800 Denver, Colorado 80265 Attention: Corporate Secretary Telephone: (303) 672-6900

To obtain timely delivery of these documents before the special meeting of stockholders of QEP (the “QEP special meeting”), QEP stockholders must request the information no later than March 9, 2021, which is five business days before the date of the QEP special meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus free of charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of many of these documents, free of charge, from Diamondback by accessing Diamondback’s website at http://www.diamondbackenergy.com under the “Investors” link and then under the heading “Financial Reports” or from QEP by accessing QEP’s website at http://www.qepres.com under the “Investors” link and then under the heading “Financial Information” and “SEC Filings.”

In addition, if you have questions about the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Georgeson LLC, the proxy solicitor for QEP, toll-free at (800) 903-2897. You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Diamondback (File No. 333-252338 ), constitutes a prospectus of Diamondback under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of common stock of Diamondback, par value $0.01 per share (“Diamondback common stock”), to be issued to the holders (the “QEP stockholders”) of shares of common stock, par value $0.01 per share, of QEP (“QEP common stock”) pursuant to the Agreement and Plan of Merger, dated December 20, 2020 (as amended from time to time, the “merger agreement”), by and among Diamondback, Bohemia Merger Sub Inc. (“Merger Sub”) and QEP.

This document also constitutes a notice of meeting and proxy statement of QEP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Diamondback has supplied all information contained or incorporated by reference herein relating to Diamondback, and QEP has supplied all information contained or incorporated by reference herein relating to QEP. Diamondback and QEP have both contributed to the information relating to the merger and the merger agreement contained in this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Diamondback and QEP have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement/prospectus is dated February 10, 2021, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to stockholders of QEP, nor the issuance by Diamondback of shares of Diamondback common stock pursuant to the merger agreement, will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE QEP SPECIAL MEETING

The following are answers to certain questions that you may have regarding the QEP special meeting. This section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A.

You are receiving this proxy statement/prospectus because Diamondback, QEP and Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions included in the merger agreement, Diamondback has agreed to acquire QEP by means of a merger of Merger Sub with and into QEP, with QEP surviving the merger as a wholly owned subsidiary of Diamondback (the “merger”) and your vote is required in connection with the merger. The closing date of the merger is referred to herein as the “closing date.” The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

The merger agreement must be adopted by the QEP stockholders in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and its charter and bylaws (the “QEP organizational documents”) in order for the merger to be consummated. QEP is holding a special meeting of its stockholders (the “QEP special meeting”) to obtain that approval. QEP stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger. Your vote is very important. We encourage you to submit a proxy to have your shares of QEP common stock voted as soon as possible.

Q:	When and where will the QEP special meeting take place?

A:	The QEP special meeting will be held virtually via the Internet on March 16, 2021 at 8:00 a.m., Mountain Time.

In light of the public health concerns regarding the ongoing COVID-19 pandemic, the QEP special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the QEP special meeting online and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/QEP2021SM (the “QEP special meeting website”). To attend the meeting on the QEP special meeting website, please follow the instructions provided on the enclosed proxy card and the QEP special meeting website.

Q:	What matters will be considered at the special meeting?

A:	The QEP stockholders are being asked to consider and vote on:

•	a proposal to adopt the merger agreement (the “merger proposal”);

•

a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger (the “non-binding compensation advisory proposal”); and

•

a proposal to approve the adjournment of the QEP special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

Q:	Is my vote important?

A:

Yes. Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the merger proposal. You will also be asked to approve the non-binding compensation advisory proposal and the adjournment proposal, both of which are not a condition to the consummation of the merger. Only QEP stockholders as of the close of business on the QEP record date (as herein defined) are entitled to vote at the QEP special meeting. The board of directors of QEP (the “QEP board” or the “QEP board of directors”) unanimously recommends that the QEP stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.

Q:	If my shares of QEP common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. If you hold your shares in “street name,” you must provide your broker, bank or other nominee with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on any of the proposals to be considered at the QEP special meeting. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current New York Stock Exchange (the “NYSE”) rules, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the QEP special meeting. Because the only proposals for consideration at the QEP special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the QEP special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal, (ii) no effect on the non-binding compensation advisory proposal and (iii) no effect on the adjournment proposal.

Q:	What QEP stockholder vote is required for the approval of the merger proposal and non-binding compensation advisory proposal?

A:

The merger proposal. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon QEP, the QEP board, Diamondback or the board of directors of Diamondback (the “Diamondback board” or the “Diamondback board of directors”), and approval of this proposal is not a condition to completion of the merger.

The adjournment proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. If QEP stockholders approve the adjournment proposal, subject to the terms of the merger agreement, QEP could adjourn the QEP special meeting and use the additional time to solicit additional proxies, including soliciting proxies from QEP stockholders who have previously voted. QEP does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the QEP special meeting.

Virtual attendance at the QEP special meeting constitutes present in person for purposes of the quorum requirement under the Amended and Restated Bylaws of QEP (“QEP’s bylaws”).

Q:	Who will count the votes?

A:	The votes at the QEP special meeting will be counted by American Election Services, LLC, which will serve as an independent inspector of elections.

Q:	What will QEP stockholders receive if the merger is completed?

A:

As a result of the merger, each eligible share of QEP common stock (other than (i) shares held in treasury by QEP, (ii) shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties and (iii) certain shares of QEP common stock subject to stock-based awards that will be treated in the manner described in the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.050 of a share of Diamondback common stock (the “exchange ratio”), with cash being paid in lieu of any fractional shares (the “merger consideration”).

QEP stockholders will not be entitled to receive any fractional shares of Diamondback common stock in the merger, and no QEP stockholders will be entitled to receive dividends, voting rights or any other rights in respect of any fractional shares of Diamondback common stock. Each holder of shares of QEP common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Diamondback common stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Diamondback common stock multiplied by (ii) the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two trading days prior to the closing date as reported by Bloomberg, L.P. For additional information regarding the merger consideration, see the sections entitled “The Merger—Consideration to QEP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on pages 60 and 112, respectively.

Q:	What will holders of QEP equity awards receive in the merger?

A:	QEP Restricted Stock Awards

At the effective time of the merger, each unvested award of restricted shares of QEP common stock that is outstanding immediately prior to the effective time of the merger will be converted into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Following the effective time, the restricted shares will be subject to the same terms and conditions (including time-based and termination related vesting conditions) that were applicable to such restricted shares under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger.

QEP PSU Awards

At the effective time of the merger, each unvested award of performance share units denominated in shares of QEP common stock that is outstanding immediately prior to the effective time of the merger will be converted into time-based restricted stock units in respect of that number of shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger that would have been earned under the applicable terms of such award based upon the higher of (A) 100% of the target level of performance and (B) actual performance through the closing date (as determined by QEP’s compensation committee) multiplied by (ii) the exchange ratio. The performance share unit awards will be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such awards under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger (other than any performance-based vesting conditions).

QEP Notional Stock Awards

At the effective time of the merger, each QEP notional stock award under any QEP deferred compensation plan (other than deferred shares granted to any QEP employee) will become fully vested and converted into and deemed notionally invested in a number of shares of Diamondback common stock equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Such deferred compensation will be paid in cash promptly following the effective date of the merger (but not later than the time in which payment is required under the QEP deferred compensation plan).

QEP Employee Deferred Shares

At the effective time of the merger, any QEP employee deferred shares that are outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Such awards will be subject to the same time-based and termination related vesting conditions as applied to the corresponding award of QEP employee deferred shares immediately prior to the effective time of the merger.

QEP Options

At the effective time of the merger, each option to purchase shares of QEP common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be automatically cancelled without any payment or other consideration required to be made in respect thereof.

For additional information regarding the treatment of QEP equity awards, see the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113.

Q:	What equity stake will QEP stockholders hold in Diamondback immediately following the merger?

A:

Based on the number of issued and outstanding shares of Diamondback and QEP common stock as of January 15, 2021, and the exchange ratio of 0.050 of a share of Diamondback common stock for each share of QEP common stock, holders of shares of QEP common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 7% of the issued and outstanding shares of Diamondback common stock immediately following the effective time of the merger (without giving effect to (i) any shares of Diamondback common stock held by QEP stockholders prior to the merger, or (ii) up to 10.63 million shares of Diamondback common stock to be issued in a previously announced pending acquisition by Diamondback of approximately 32,500 net acres in the Northern Midland Basin and certain related oil and gas assets pursuant to a definitive purchase and sale agreement with Guidon Operating LLC (“Guidon”) and certain of Guidon’s affiliates). The exact equity stake of QEP stockholders in Diamondback immediately following the effective time of the merger will depend on the number of shares of Diamondback common stock and QEP common stock issued and outstanding immediately prior to the effective time of the merger (including as a result of the Diamondback common stock issued in connection with the transaction with Guidon), as provided in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 112.

Q:	How does the QEP board recommend that I vote?

A:

The QEP board unanimously recommends that QEP stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal. For additional information regarding how the QEP board recommends that QEP stockholders vote, see the section entitled “The Merger—Recommendation of the QEP Board of Directors and QEP’s Reasons for the Merger” beginning on page 77.

Q:	Why are QEP stockholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require QEP to seek a non-binding advisory vote on certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger. For additional information regarding the non-binding compensation advisory proposal, see the section entitled “QEP Stockholder Proposal—Non-Binding Compensation Advisory Proposal” beginning on page 58. QEP urges its stockholders to read the section entitled “The Merger—Interests of QEP’s Directors and Executive Officers in the Merger” beginning on page 102.

Q:	Who is entitled to vote at the QEP special meeting?

A:

The QEP board has fixed February 5, 2021 (the “QEP record date”) as the record date for the QEP special meeting. All holders of record of shares of QEP common stock as of the close of business on the QEP record date are entitled to receive notice of, and to vote at, the QEP special meeting, provided that those shares remain outstanding on the date of the QEP special meeting. As of the QEP record date, there were 242,565,821.875 shares of QEP common stock issued and outstanding. Attendance at the QEP special meeting, which will be held virtually and hosted on the QEP special meeting website, is not required to vote. Instructions on how to vote your shares by proxy without virtually attending the QEP special meeting are provided in this section below.

Q:	How many votes do I have?

A:	Each QEP stockholder of record is entitled to one vote for each share of QEP common stock held of record by him or her as of the close of business on the QEP record date.

Q:	What constitutes a quorum for the QEP special meeting?

A:

A quorum is the minimum number of stockholders necessary to hold a valid meeting. The presence at the QEP special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of QEP common stock entitled to vote generally in the election of directors constitutes a quorum. Virtual attendance at the QEP special meeting constitutes presence in person for purposes of the quorum requirement under QEP’s bylaws. If you submit a properly executed proxy card, even if you do not vote for one or both proposals or vote to “ABSTAIN” in respect of one or both proposals, your shares of QEP common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the QEP special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the QEP special meeting.

Whether or not a quorum is present, the holders of a majority of the outstanding shares of QEP common stock who are present in person or by proxy and entitled to vote at the special meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum is present. If the adjournment is for more than 30 days or if after the adjournment, a new record date is fixed for the adjourned meeting, QEP will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

QEP’s bylaws also provide that the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

Q:	What will happen to QEP as a result of the merger?

A:

If the merger is completed, Merger Sub will merge with and into QEP. As a result of the merger, the separate corporate existence of Merger Sub will cease, and QEP will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Diamondback. Furthermore, shares of QEP common stock will no longer be publicly traded and will be delisted from the NYSE.

Q:	I own shares of QEP common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed, your shares of QEP common stock will be converted into the right to receive the merger consideration. All such shares of QEP common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of QEP common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of QEP common stock except the right to receive the merger consideration (including any cash to be paid in lieu of any fractional shares of Diamondback common stock); and any dividends or distributions made with respect to shares of Diamondback common stock with a record date after the effective time of the merger, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of QEP common stock for merger consideration. For additional information, see the sections entitled “The Merger—Consideration to QEP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on pages 60 and 112, respectively.

Q:	Where will the Diamondback common stock that QEP stockholders receive in the merger be publicly traded?

A:

Assuming the merger is completed, the shares of Diamondback common stock that QEP stockholders receive in the merger will be listed and traded on the Nasdaq Global Select Market, or such other Nasdaq market on which shares of Diamondback common stock are then listed.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by QEP stockholders or if the merger is not completed for any other reason, QEP stockholders will not receive any merger consideration in connection with the merger, and their shares of QEP common stock will remain outstanding. QEP will remain an independent public company and QEP common stock will continue to be listed and traded on the NYSE. Additionally, if the merger proposal is not approved by QEP stockholders or if the merger is not completed for any other reason, Diamondback will not issue shares of Diamondback common stock to QEP stockholders. If the merger agreement is terminated under specified circumstances, QEP may be required to pay Diamondback a termination fee or reimburse Diamondback for certain expenses, as applicable. For a more detailed discussion of the termination fee and related provisions, see “The Merger Agreement—Termination” beginning on page 141.

Q:	What happens if the non-binding compensation advisory proposal is not approved by QEP stockholders?

A:

This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation advisory proposal by QEP stockholders. However, QEP and Diamondback value the opinions of QEP stockholders and Diamondback expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements between QEP and its named executive officers, subject to the contractual conditions applicable thereto, such compensation will be payable, regardless of the outcome of this advisory vote if the merger proposal is approved. However, QEP seeks the support of its stockholders and believes that stockholder support is appropriate because QEP has a comprehensive executive compensation program designed to link the compensation of its named executive officers with QEP’s performance and the interests of QEP stockholders.

Q:	What is a proxy and how can I vote my shares by attending the QEP special meeting virtually?

A:

A proxy is a legal designation of another person to vote the stock you own. Shares of QEP common stock held directly in your name as the stockholder of record as of the close of business on February 5, 2021, the QEP record date, may be voted at the QEP special meeting to be held virtually on the QEP special meeting website. If you choose to attend the QEP special meeting via the QEP special meeting website, you will need to provide valid, government-issued photo identification. If you are a beneficial owner of QEP common stock but not the stockholder of record of such shares of QEP common stock, you will also need proof of stock ownership to be admitted to the QEP special meeting to be held virtually on the QEP special meeting website. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the QEP special meeting via the QEP special meeting website, you will not be permitted to vote at the special meeting unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the QEP special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the QEP special meeting.

Failure to provide the appropriate documentation may delay your admission to or prevent you from attending the QEP special meeting virtually on the QEP special meeting website. The QEP special meeting will commence promptly at the scheduled time and QEP stockholders may not be admitted to the virtual meeting following the start of the QEP special meeting.

Q:	How can I vote my shares without attending the QEP special meeting virtually?

A:

If you are a stockholder of record of QEP common stock as of the close of business on February 5, 2021, the QEP record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you must vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Q:	What is the difference between holding shares as a holder of record and as a beneficial owner?

A:

If your shares of QEP common stock are registered directly in your name with QEP’s transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the QEP special meeting if you hold shares of QEP common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of QEP common stock in more than one brokerage account.

Direct holders (holders of record). For shares of QEP common stock held directly, complete, sign, date and return the proxy card (or cast your vote by phone or the Internet as provided on the proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of QEP common stock are voted.

Shares in “street name.” For shares of QEP common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	If a holder of shares gives a proxy, how will the shares of QEP common stock covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of QEP common stock in the way that you indicate when providing your proxy in respect of the shares of QEP common stock held by you. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of QEP common stock should be voted “FOR” or “AGAINST,” or “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the QEP special meeting.

Q:	How will my shares of common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of QEP common stock to be voted, then your shares of QEP common stock will be voted “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal, in accordance with the recommendation of the QEP board.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you are a stockholder of record of QEP common stock as of the close of business on the QEP record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the QEP special meeting to be held virtually on the QEP special meeting website in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice of your revocation to QEP’s corporate secretary at 1050 17th Street, Suite 800, Denver, Colorado 80265 stating that you are revoking your proxy; or

•

vote at the QEP special meeting virtually on the QEP special meeting website. Please note that your virtual attendance at the QEP special meeting will not alone serve to revoke your proxy. Instead, you must vote your shares via the QEP special meeting website.

If you are a beneficial owner of QEP common stock as of the close of business on the QEP record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meeting?

A:	Within four business days following certification of the final voting results, QEP intends to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:	If I do not favor the merger as a QEP stockholder, what are my rights?

A:	Under Delaware law, QEP stockholders are not entitled to appraisal rights in connection with the merger. For more information, see “The Merger—No Appraisal Rights in the Merger.”

Q:	Are there any risks that I should consider as a QEP stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 35. You also should read and carefully consider the risk factors of Diamondback and QEP contained in the documents that are incorporated by reference in this proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date for QEP stockholders entitled to vote at the QEP special meeting is earlier than the date of the QEP special meeting. If you transfer your shares of QEP common stock after the QEP record date but before the QEP special meeting, you will, unless special arrangements are made, retain your right to vote at the QEP special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of QEP common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to QEP stockholders?

A:

Diamondback and QEP intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. However, it is not a condition to Diamondback’s obligation or QEP’s obligation to complete the transactions that the merger qualifies as a “reorganization.” Moreover, neither Diamondback nor QEP intends to request any ruling from the Internal Revenue Service (the “IRS”) regarding any matters relating to the merger, and, consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position to the contrary to any of the positions set forth below. If the IRS were to challenge the “reorganization” status of the merger successfully or the form or structure of the merger was changed in a manner such that it did not qualify as a “reorganization,” the tax consequences would differ from those set forth in this proxy statement/prospectus and holders of QEP common stock could be subject to U.S. federal income tax upon the receipt of Diamondback common stock in the merger.

If the merger qualifies as a reorganization, then U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 145) of shares of QEP common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Diamondback common stock in exchange for QEP common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Diamondback common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 145. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the merger expected to be completed?

A:

Diamondback and QEP are working to complete the merger as quickly as possible. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 139, including the approval of the merger proposal by QEP stockholders at the QEP special meeting, the transaction is expected to be completed late in the first quarter of 2021 or early in the second quarter of 2021. However, neither Diamondback nor QEP can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company’s control.

Q:	If I am a QEP stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of certificates that represent eligible shares of QEP common stock (the “QEP common stock certificates”), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your QEP common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of Diamondback common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable to you as merger consideration.

If you are a holder of book-entry shares representing eligible shares of QEP common stock (the “QEP book-entry shares”) which are held through the Depository Trust Company (“DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Diamondback common stock and any dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of QEP book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of Diamondback common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of QEP common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of QEP common stock for the merger consideration, see the section entitled “The Merger Agreement—Payment for Securities; Exchange” beginning on page 114.

Q:	If I am a holder of QEP common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:

No. Please DO NOT send your QEP common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:	If I am an QEP stockholder, will the shares of Diamondback common stock issued in the merger receive a dividend?

A:

After the completion of the merger, the shares of Diamondback common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Diamondback common stock as the shares of Diamondback common stock held by all other holders of such shares, for any dividend the record date for which occurs after the merger is completed.

Beginning with the first quarter of 2018, Diamondback has paid a dividend on the shares of Diamondback common stock. Prior to 2018, Diamondback did not pay dividends on its common stock. Any future Diamondback dividends will remain subject to approval by the Diamondback board and other considerations.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

QEP has retained Georgeson LLC to assist in the solicitation process. QEP estimates it will pay Georgeson LLC a base fee of approximately $15,000, in addition to the reimbursement of certain costs and expenses, for these services. QEP also has agreed to indemnify Georgeson LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What is “householding”?

A:

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding a corporation’s common stock but who share the same address, a corporation may adopt a procedure approved by the SEC called “householding.” Under this procedure, certain holders of record who have the same address and last name will receive only one copy of proxy materials until such time as one or more of these stockholders notifies such corporation that they want to receive separate copies. QEP has not elected to institute householding in connection with the QEP special meeting.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of QEP common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the QEP special meeting or the transactions contemplated by the merger agreement?

A:

If you have questions about the QEP special meeting or the information contained in this proxy statement/prospectus, or desire additional copies of this proxy statement/prospectus or additional proxies, contact QEP’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers May Call Toll-Free (North America):

(800) 903-2897

Q:	Where can I find more information about Diamondback, QEP and the merger?

A:

You can find out more information about Diamondback, QEP and the merger by reading this proxy statement/prospectus and, with respect to Diamondback and QEP, from various sources described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on page 180.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this proxy statement/prospectus and its annexes carefully and in their entirety and the other documents to which Diamondback and QEP refer before you decide how to vote with respect to the proposals to be considered and voted on at the QEP special meeting. In addition, Diamondback and QEP incorporate by reference important business and financial information about Diamondback and QEP into this proxy statement/prospectus, as further described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on page 180. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on page 180. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement/prospectus.

Information About the Companies (page 51)

Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Diamondback Energy, Inc. is an independent oil and gas company currently focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback was incorporated in Delaware on December 30, 2011. Diamondback operates in two business segments: (i) the upstream segment, which is engaged in the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas and (ii) through its publicly-traded subsidiary, Rattler Midstream LP (“Rattler”), the midstream operations segment, which is focused on ownership, operation, development and acquisition of the midstream infrastructure assets in the Midland and Delaware Basins of the Permian Basin. Diamondback’s corporate headquarters are located in Midland, Texas and Diamondback common stock trade on the Nasdaq Global Select Market under the ticker symbol “FANG.”

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

Phone: (303) 672-6900

QEP Resources, Inc. is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). QEP’s corporate headquarters are located in Denver, Colorado and QEP common stock trades on the NYSE under the ticker symbol “QEP.”

Bohemia Merger Sub Inc.

c/o Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Bohemia Merger Sub Inc. (“Merger Sub”) is a direct, wholly owned subsidiary of Diamondback. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on December 18, 2020, for the sole purpose of effecting the merger.

The Merger and the Merger Agreement (pages 60 and 111)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. Diamondback and QEP encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The Diamondback board of directors and the QEP board of directors each has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the satisfaction, or to the extent permitted by applicable law, waiver of the conditions included in the merger agreement, Diamondback has agreed to acquire QEP by means of a merger of Merger Sub with and into QEP, with QEP surviving the merger as a wholly owned subsidiary of Diamondback.

Merger Consideration (page 112)

As a result of the merger, each eligible share of QEP common stock (other than (i) shares held in treasury by QEP, (ii) shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties and (iii) certain shares of QEP common stock subject to stock-based awards that will be treated in the manner described in the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.050 of a share of Diamondback common stock (the “exchange ratio”), with cash being paid in lieu of any fractional shares (the “merger consideration”).

QEP stockholders will not be entitled to receive any fractional shares of Diamondback common stock in the merger, and no QEP stockholders will be entitled to receive dividends, voting rights or any other rights in respect of any fractional shares of Diamondback common stock. Each holder of shares of QEP common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Diamondback common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Diamondback common stock multiplied by (ii) the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two trading days prior to the closing date as reported by Bloomberg, L.P.

Risk Factors (page 35)

The merger and an investment in Diamondback common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 35, together with the other information included or incorporated by reference in this proxy statement/prospectus, particularly the risk factors contained in Diamondback’s and QEP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings they make with the SEC. QEP stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal to be considered and voted on at the QEP special meeting. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” each beginning on page 180.

Treatment of QEP Equity Awards (page 113)

QEP Restricted Stock Awards

At the effective time of the merger, each unvested award of restricted shares of QEP common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Following the effective time, the restricted shares will be subject to the same terms and conditions (including time-based and termination related vesting conditions) that were applicable to such restricted shares under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger.

QEP PSU Awards

At the effective time of the merger, each unvested award of performance share units denominated in shares of QEP common stock that is outstanding immediately prior to the effective time of the merger shall be converted into time-based restricted stock units in respect of that number of shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger that would have been earned under the applicable terms of such award based upon the higher of (A) 100% of the target level of performance and (B) actual performance through the closing date (as determined by QEP’s compensation committee) multiplied by (ii) the exchange ratio. The performance share unit awards will be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such awards under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger (other than any performance-based vesting conditions).

QEP Notional Stock Awards

At the effective time of the merger, each QEP notional stock award under any QEP deferred compensation plan (other than deferred shares granted to any QEP employee) shall become fully vested and converted into and deemed notionally invested in a number of shares of Diamondback common stock equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Such deferred compensation will be paid in cash promptly following the effective time of the merger (but not later than the time in which payment is required under the QEP deferred compensation plan).

QEP Employee Deferred Shares

At the effective time of the merger, any QEP employee deferred shares that are outstanding immediately prior to the effective time of the merger shall be converted at the effective time of the merger into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Such awards will be subject to the same time-based and termination related vesting conditions as applied to the corresponding award of QEP employee deferred shares immediately prior to the effective time of the merger.

QEP Options

At the effective time of the merger, each option to purchase shares of QEP common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall be automatically cancelled without any payment or other consideration required to be made in respect thereof.

Recommendation of the QEP Board of Directors and QEP’s Reasons for the Merger (page 77)

The QEP board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal. For the factors considered by the QEP board in reaching this decision and additional information on the recommendation of the QEP board, see the section entitled “The Merger—Recommendation of the QEP Board of Directors and QEP’s Reasons for the Merger” beginning on page 77.

Opinion of QEP’s Financial Advisor (page 82)

Evercore Group L.L.C.

Pursuant to an engagement letter dated as of October 20, 2020, QEP engaged Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with a possible sale of QEP. As part of this engagement, QEP requested that Evercore evaluate the fairness of the merger consideration to be received by the holders of the QEP common stock in the Merger, from a financial point of view, to such holders.

At a meeting of the QEP board held on December 20, 2020, Evercore rendered to the QEP board its oral opinion, subsequently confirmed in writing, that as of December 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of the QEP common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated as of December 20, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the QEP board in connection with their evaluation of the proposed merger. The opinion does not constitute a recommendation to the QEP board or to any other persons in respect of the proposed merger, including as to how any holder of shares of QEP common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to QEP, nor does it address the underlying business decision of QEP to engage in the proposed merger. Evercore expressed no opinion as to the price at which shares of QEP common stock or Diamondback common stock will trade at any time.

For further information, see the section of this proxy statement/prospectus entitled “The Merger—Opinion of QEP’s Financial Advisor” beginning on page 82 and the full text of the written opinion of Evercore attached as Annex B to this proxy statement/prospectus.

Special Meeting of QEP Stockholders (page 52)

Date, Time, Place and Purpose of the QEP Special Meeting

The QEP special meeting will be held virtually via the Internet on March 16, 2021, at 8:00 a.m., Mountain Time. The purpose of the QEP special meeting is to consider and vote on the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal. Approval of the merger proposal is a condition to the obligation of QEP and Diamondback to complete the merger. Approval of the non-binding compensation advisory proposal and the adjournment proposal are not a condition to the obligation of either QEP or Diamondback to complete the merger.

In light of the public health concerns regarding the ongoing COVID-19 pandemic, the QEP special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. The eligible QEP stockholders will be able to attend the QEP special meeting online and vote their shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/QEP2021SM (the “QEP special meeting website”).

Record Date and Outstanding Shares of QEP Common Stock

Only holders of record of issued and outstanding shares of QEP common stock as of the close of business on February 5, 2021 (the “QEP record date”) are entitled to notice of, and to vote at, the QEP special meeting or any adjournment or postponement of the QEP special meeting.

As of the close of business on the QEP record date, there were 242,565,821.875 shares of QEP common stock issued and outstanding and entitled to vote at the QEP special meeting. You may cast one vote for each share of QEP common stock that you held as of the close of business on the QEP record date.

A complete list of QEP stockholders entitled to vote at the QEP special meeting will be available for inspection at QEP’s principal office at 1050 17th Street, Suite 800, Denver, Colorado 80265 during regular business hours beginning with the tenth day prior to the QEP special meeting and continuing through the QEP special meeting and during the QEP special meeting. A complete list of the QEP stockholders entitled to vote at the QEP special meeting will also be posted on the QEP special meeting website during the same period.

Quorum; Abstentions and Broker Non-Votes

A quorum of QEP stockholders is necessary for QEP to hold a valid meeting. The presence at the special meeting of the holders of a majority of the outstanding shares of QEP common stock entitled to vote generally in the election of directors, present in person or represented by proxy, constitutes a quorum. Virtual attendance at the QEP special meeting constitutes presence in person for purposes of the quorum requirements under QEP’s bylaws.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “ABSTAIN” in respect of the proposal, your shares of QEP common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the QEP special meeting. QEP common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and QEP common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the QEP special meeting for the purpose of determining the presence of a quorum. A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the QEP special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the QEP special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the QEP board.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will also have the same effect as a vote “AGAINST” the merger proposal.

The merger proposal is described in the section entitled “QEP Stockholder Proposals” beginning on page 58.

Required Vote to Approve the Non-Binding Compensation Advisory Proposal

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The non-binding compensation advisory proposal is described in the section entitled “QEP Stockholder Proposals” beginning on page 58.

Required Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The adjournment proposal is described in the section entitled “QEP Stockholder Proposals” beginning on page 58.

Voting by Directors and Executive Officers

As of the close of business on January 15, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, QEP directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,348,050 shares of QEP common stock, or approximately 0.97% of the total outstanding shares of QEP common stock outstanding on that date. For more information regarding the security ownership of QEP directors and executive officers, please see “Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of QEP—QEP’s Directors and Executive Officers” beginning on page 172.

QEP currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, QEP expects that the QEP special meeting will be adjourned by the person presiding over the QEP special meeting, as permitted by QEP’s bylaws, to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the QEP special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the QEP special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the QEP special meeting.

Board of Directors and Management of Diamondback Following Completion of the Merger (page 101)

Upon closing of the merger, Diamondback’s board and executive management will remain unchanged. Additionally, Diamondback will continue to be headquartered in Midland, Texas.

Interests of QEP’s Directors and Executive Officers in the Merger (page 102)

In considering the recommendation of the QEP board of directors, QEP stockholders should be aware that the directors and executive officers of QEP have certain interests in the merger that may be different from, or in addition to, the interests of QEP stockholders generally. The QEP board of directors was aware of these interests and considered them, among other matters, in making its recommendation that QEP stockholders vote to approve the merger proposal.

These interests include the following:

•

the executive officers of QEP have arrangements with QEP that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger; and

•	executive officers and directors of QEP have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger.

The QEP board was aware of these additional interests by their directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal. For a further discussion of the interests of QEP directors and executive officers in the merger, see “The Merger—Interests of QEP’s Directors and Executive Officers in the Merger” beginning on page 102.

Litigation Relating to the Merger (page 109)

As of February 8, 2021, seven individual lawsuits have been filed by purported QEP stockholders in United States District Courts in connection with the proposed merger. All seven lawsuits name QEP and the members of the QEP board as defendants, and two of the seven lawsuits name Diamondback and Merger Sub as defendants. The complaints allege, among other things, that the registration statements relating to the merger on Form S-4 filed by Diamondback on January 22, 2021, and as amended on Form S-4/A filed on February 3, 2021, fail to provide certain allegedly material information concerning the proposed merger in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among other remedies, the plaintiffs seek to enjoin the completion of the proposed merger, a recission of the completed merger or rescissory damages, an accounting of damages suffered by the plaintiff, an award of plaintiff’s expenses and attorney’s fees, and other relief.

Each of Diamondback and QEP believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future.

For additional information, see the section entitled “The Merger—Litigation Related to the Merger” beginning on page 109.

Conditions to the Completion of the Merger (page 139)

Each party’s obligation to complete the merger is subject to the satisfaction, to the extent permitted by applicable law, or waiver of the following mutual conditions:

•

QEP Stockholder Approval. The QEP merger proposal must have been approved by the affirmative vote of a majority of the outstanding shares QEP common stock entitled to vote on the merger proposal, in accordance with the QEP organizational documents;

•

Regulatory Approval. Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated;

•

No Injunctions or Restraints. Any governmental entity of the United States or any state thereof having jurisdiction over Diamondback, QEP or Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted;

•

Effectiveness of the Registration Statement. The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order, proceedings seeking a stop order or threat of any such proceeding by the SEC; and

•

Nasdaq Listing. The shares of Diamondback common stock issuable to QEP stockholders pursuant to the merger agreement must have been authorized for listing on the Nasdaq Global Select Market, or such other Nasdaq market on which shares of Diamondback common stock are then listed, subject to official notice of issuance.

The obligations of Diamondback and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver of further conditions, including:

•

the accuracy of the representations and warranties of QEP contained in the merger agreement as of December 20, 2020 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

QEP having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger; and

•

Diamondback having received a certificate of QEP signed by an executive officer of QEP, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied.

The obligation of QEP to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Diamondback contained in the merger agreement as of December 20, 2020 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

Diamondback and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger; and

•

QEP having received a certificate of Diamondback signed by an executive officer of Diamondback, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied.

No Solicitation (page 125)

No Solicitation by QEP

QEP has agreed that, from and after December 20, 2020, QEP and its officers and directors will and will cause QEP’s subsidiaries and their respective officers and directors to, and will use reasonable best efforts to cause the other representatives of QEP and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “competing proposal” (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—Definition of Competing Proposal” beginning on page 129).

QEP has also agreed that, from and after December 20, 2020, QEP and its officers and directors will not, will cause QEP’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of QEP and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, endorse, knowingly encourage, or knowingly facilitate any expression of interest, inquiry, proposal or offer (or the making of any of them) that constitutes, or would reasonably be expected to result in, a competing proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to a competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal;

•

furnish any information regarding QEP or its subsidiaries, or afford access to the properties, assets, books and records or employees of QEP or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal;

•

enter into any contract, letter of intent or agreement in principle, or other undertaking or commitment in respect of any proposal or offer that constitutes a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement);

•	submit any competing proposal to the vote of QEP stockholders; or

•	resolve, agree or publicly propose to, or permit QEP or any of its subsidiaries or any of their representatives to agree or publicly propose to take any of the actions described above.

Prior to, but not after, the time the merger proposal has been approved by QEP stockholders, QEP and its representatives may engage in the second and third bullets directly above with any person if such competing proposal did not arise from a breach of the obligations described in “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP” may be furnished and no discussions or negotiations regarding a competing proposal may occur until QEP receives an executed confidentiality agreement, subject to certain conditions;

•	any non-public information furnished to such person will have previously been or will be made available to Diamondback;

•

prior to taking any such actions, the QEP board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal; and

•

prior to taking any such actions, the QEP board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

Change of Recommendation (page 125)

Restrictions on Change of Recommendation

Subject to certain exceptions described below, the QEP board, including any committee of the QEP board, may not:

•

withhold, withdraw, qualify or modify, in a manner adverse to Diamondback or Merger Sub, its recommendation that QEP stockholders approve the merger proposal (or publicly propose or announce any intention to do so);

•	fail to include its recommendation that QEP stockholders approve the merger proposal in this proxy statement/prospectus;

•

approve, adopt, endorse or recommend, any competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—Definition of Competing Proposal” beginning on page 129) (or publicly propose or announce any intention to do so);

•

publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, contact (including any acquisition agreement, merger agreement, option agreement, joint venture agreement or partnership agreement) or other agreement (other than certain confidentiality agreements) relating to a competing proposal;

•

in the case of a competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of QEP common stock (other than by Diamondback or an affiliate of Diamondback), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the QEP special meeting or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that QEP stockholders approve the merger proposal on or prior to the earlier of (i) five business days after Diamondback so requests in writing or (ii) three business days prior to the date of the QEP special meeting except that Diamondback may not make any such request on more than two occasions with respect to each competing proposal (including any revision, amendment update or supplement thereof); or

•

cause or permit QEP to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal.

Any of the actions described in the seven bullets directly above is referred to herein as a “recommendation change.”

Permitted Recommendation Change in Connection with a Superior Proposal

Prior to, but not after, the merger proposal has been approved by QEP stockholders, in response to a bona fide written competing proposal that did not arise from a breach of the obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP,” if the QEP board so chooses, the QEP board may effect a recommendation change (but may not terminate the merger agreement) if:

•	the QEP board determines in good faith after consultation with its financial advisors and outside legal counsel that such competing proposal is a superior proposal;

•

the QEP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law;

•

QEP provides Diamondback written notice of such proposed action four business days in advance including the basis of such proposed action and the reasons therefor (including the financial analyses conducted by or on behalf of the QEP board);

•

after giving such notice and prior to effecting such recommendation change, QEP negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the QEP board not to effect a recommendation change; and

•

at the end of the four-business-day period, the QEP board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Diamondback in writing, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the competing proposal remains a superior proposal and that the failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

In the event of any material amendment or modification to any superior proposal, QEP will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the economic terms of any such superior proposal will be deemed material for the purposes of the foregoing sentence.

Permitted Recommendation Change in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by QEP stockholders, in response to an intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—Permitted Recommendation Change in Connection with Intervening Events” beginning on page 128) that occurs or arises after December 20, 2020 and that did not arise from or in connection with a breach of the merger agreement by QEP, QEP may, if the QEP board so chooses, effect a recommendation change (but may not terminate the merger agreement) if:

•	the QEP board determines in good faith after consultation with its financial advisors and outside legal counsel that an intervening event has occurred;

•

the QEP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law;

•

QEP provides Diamondback written notice of such proposed action four business days in advance, including the basis of such proposed action and includes a reasonably detailed description of the facts and circumstances of the intervening event;

•

after giving such notice and prior to effecting such recommendation change, QEP negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the QEP board not to effect a recommendation change in response thereto; and

•

at the end of the four-business-day period, the QEP board takes into account any adjustments or revisions to the terms of the agreement proposed by Diamondback in writing, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

In the event of any material changes regarding any intervening event, QEP will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

Termination (page 141)

Termination Rights

Diamondback and QEP may terminate the merger agreement and abandon the merger and the other transactions prior to the effective time of the merger by mutual written consent of Diamondback and QEP.

The merger agreement may also be terminated by either Diamondback or QEP prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over Diamondback, QEP or Merger Sub has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and non-appealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not violated or breached any covenant or agreement under the merger agreement that has caused, materially contributed to or resulted in such order, decree, ruling or injunction or other action;

•

if the merger has not been consummated on or before June 30, 2021 (except that, if at such time, certain conditions to closing have not been satisfied due to an antitrust law but all other conditions to closing are satisfied or waived, such date shall be automatically extended to September 30, 2021) (as it may be extended, the “end date”), so long as the terminating party has not breached any covenant or agreement under the merger agreement where such breach caused, materially contributed to or resulted in the failure of the merger to occur on or before such date (the “end date termination event”);

•

in the event of a violation or breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of an applicable closing condition (and such violation or breach, is not curable prior to the end date, or if curable prior to the end date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date) (in the case of a breach by QEP, a “QEP breach termination event” and, in the case of a breach by Diamondback, a “Diamondback breach termination event”), so long as the terminating party has not then made any such violation or breach; or

•

if the QEP stockholders do not approve the merger proposal upon a vote held at a duly held QEP special meeting, or at any adjournment or postponement of the QEP special meeting (a “QEP stockholder approval termination event”).

In addition, the merger agreement may be terminated by Diamondback if prior to, but not after, the approval of the merger proposal by QEP stockholders:

•	the QEP board or a committee of the QEP board has effected a recommendation change; or

•

QEP, its subsidiaries or any of QEP’s representatives has willfully or materially breached QEP’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Recommendation Change” (a “no solicitation breach termination event”).

Expenses and Termination Fee (page 142)

Termination Fee Payable by QEP

The merger agreement requires QEP to pay Diamondback a termination fee of $17 million if:

•	Diamondback terminates the merger agreement due to a recommendation change or a no solicitation breach termination event; or

•

(i) (A) Diamondback or QEP terminates the merger agreement due to a QEP stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the QEP special meeting or (B) QEP or Diamondback terminates the merger agreement due to an end date termination event or Diamondback terminates the merger agreement due to a QEP breach termination event and following December 20, 2020 and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the QEP board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within 12 months after the date of such termination, QEP enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the QEP stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “10%” will be deemed to be a reference to “50%.”

Diamondback Expenses Payable by QEP

The merger agreement requires QEP to pay Diamondback an expense reimbursement fee equal to any reasonable, documented, out-of-pocket fees, costs and expenses paid or incurred by Diamondback in connection with the proposed transactions, up to a cap of $7.5 million (the “expense reimbursement fee”) if either QEP or Diamondback terminates the merger agreement due to a QEP stockholder approval termination event. However, if QEP terminates the merger due to a QEP stockholder approval termination event at a time when Diamondback was entitled to terminate due to a recommendation change or a no solicitation breach termination event, then Diamondback shall be entitled to receive, in lieu of the expense reimbursement fee, the termination fee described in the section entitled “The Merger Agreement—Termination—Termination Fee Payable by QEP.”

Certain Limitations and Other Agreements related to Termination Fee and Expenses Payable

In connection with the provisions of the merger agreement regarding the expense reimbursement fee and the termination fee payable by QEP, QEP and Diamondback agreed that (i) in no event will Diamondback be entitled to receive more than one payment of the termination fee or more than one payment of the expense reimbursement fee, (ii) if Diamondback receives the termination fee, then Diamondback will not be entitled to also receive the expense reimbursement fee, (iii) any previously paid expense reimbursement fee will be credited against the amount of the termination fee owed, and (iv) Diamondback may simultaneously pursue a grant of specific performance, rights and remedies at law, in equity, in contract, in tort or otherwise and payment of the termination fee, but if termination fee becomes payable, then upon the payment of such fee, QEP shall have no further liability to Diamondback in respect of the merger agreement or the transactions contemplated by it, except liability for fraud, or a willful or material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

No Appraisal Rights (page 108)

Under Delaware law, QEP stockholders are not entitled to appraisal rights in connection with the merger. For more information, see “The Merger—No Appraisal Rights in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (page 145)

Diamondback and QEP intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to Diamondback’s obligation or QEP’s obligation to complete the transactions that the merger qualifies as a “reorganization.” Moreover, neither Diamondback nor QEP intends to request any ruling from the IRS regarding any matters relating to the merger, and, consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position to the contrary to any of the positions set forth below. If the IRS were to challenge the “reorganization” status of the merger successfully or the form or structure of the merger was changed in a manner such that it did not qualify as a “reorganization,” the tax consequences would differ from those set forth in this proxy statement/prospectus and holders of QEP common stock could be subject to U.S. federal income tax upon the receipt of Diamondback common stock in the merger.

If the merger qualifies as a reorganization, then U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 145) of shares of QEP common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Diamondback common stock in exchange for QEP common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Diamondback common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 145. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Comparison of Rights of Stockholders of Diamondback and Stockholders of QEP (page 163)

The rights of QEP stockholders who receive shares of Diamondback common stock in the merger will be governed by the Amended and Restated Certificate of Incorporation of Diamondback, as amended (“Diamondback’s charter”), and the Second Amended and Restated Bylaws of Diamondback (“Diamondback’s

bylaws”), which are governed by Delaware law, rather than by the Amended and Restated Certificate of Incorporation of QEP, and QEP’s bylaws, which are also governed by Delaware law. Although both Diamondback and QEP are Delaware corporations, QEP stockholders will have different rights once they become Diamondback stockholders due to the differences in the organizational documents of QEP and Diamondback. The key differences are described in the section entitled “Comparison of Rights of Stockholders of Diamondback and Stockholders of QEP” beginning on page 163.

Listing of Diamondback Common Stock; Delisting and Deregistration of QEP Shares (page 107)

If the merger is completed, the shares of Diamondback common stock to be issued in the merger will be listed for trading on the Nasdaq Global Select Market, or such other Nasdaq market on which shares of Diamondback common stock are then listed, shares of QEP common stock will be delisted from the NYSE and deregistered under the Exchange Act, and QEP will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DIAMONDBACK

The following table presents selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2019, and 2018 and for the year ended December 31, 2017, is derived from Diamondback’s audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for the nine months ended September 30, 2020 and 2019, and as of September 30, 2020, is derived from Diamondback’s unaudited interim condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this proxy statement/prospectus.

The selected historical consolidated financial data as of December 31, 2017, 2016 and 2015, and for the years ended December 31, 2016 and 2015, is derived from Diamondback’s audited consolidated financial statements and related notes thereto for such years, which have not been included or incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of September 30, 2019, is derived from Diamondback’s unaudited interim condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which has not been included or incorporated by reference into this proxy statement/prospectus.

In presenting the selected historical consolidated financial data in conformity with generally accepted accounting principles in the United States (GAAP), Diamondback is required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this proxy statement/prospectus, for a detailed discussion of the accounting policies that Diamondback believes require subjective and complex judgments that could potentially affect reported results. The unaudited financial statements as of and for the periods described above have been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus and include all normal and recurring adjustments necessary for a fair statement of the information for the periods presented.

The selected historical consolidated financial data is only a summary and is not necessarily indicative of the future performance of Diamondback, nor does it include the effects of the merger discussed in this proxy statement/prospectus. Factors that impact the comparability of the selected historical consolidated financial data is also noted in the following table. This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes of Diamondback included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 180.

	Nine Months Ended September 30,		Year Ended December 31,
(In millions, except per share amounts, shares in thousands)	2020	2019	2019	2018 (1)	2017	2016	2015
Statements of Operations Data:
Total revenues	$2,044	$2,860	$3,964	$2,176	$1,205	$527	$447
Total costs and expenses	6,774	1,781	3,269	1,165	600	596	1,187
Income (loss) from operations	(4,730)	1,079	695	1,011	605	(69)	(740)
Net income (loss)	(3,916)	787	315	945	517	(165)	(548)
Net income (loss) attributable to Diamondback Energy, Inc.	$(3,778)	$727	$240	$846	$482	$(165)	$(551)
Earnings per common share
Basic	$(23.91)	$4.44	$1.47	$8.09	$4.95	$(2.20)	$(8.74)
Diluted	$(23.91)	$4.42	$1.47	$8.06	$4.94	$(2.20)	$(8.74)
Weighted average common shares outstanding
Basic	157,984	164,070	163,493	104,622	97,458	75,077	63,019
Diluted	157,984	164,466	163,843	104,929	97,688	75,077	63,019
Cash dividends declared per common share	$1.1250	$0.5625	$0.9375	$0.5000	$—	$—	$—

(1)

Our results of operations for 2018 include those of Energen Corporation and its subsidiaries acquired by us in the merger from the period of November 29, 2018, the closing date of the Energen Corporation merger, through December 31, 2018.

	As of September 30,		As of December 31,
(In millions)	2020	2019	2019	2018	2017	2016	2015
Balance Sheet Data:
Cash and cash equivalents	$92	$100	$123	$215	$112	$1,666	$20
Net property and equipment	17,435	22,043	21,835	20,372	7,344	3,391	2,598
Total assets	18,760	23,553	23,531	21,596	7,771	5,350	2,751
Current liabilities	1,229	1,181	1,263	1,019	577	209	141
Long-term debt	5,656	4,761	5,371	4,464	1,477	1,106	488
Total stockholders’/ members’ equity(1)	9,552	14,050	13,249	13,700	5,255	3,697	1,876
Total equity	$10,669	$15,489	$14,906	$14,167	$5,582	$4,018	$2,109

(1)

For the years ended December 31, 2019, 2018, 2017, 2016 and 2015, total stockholders’ equity excludes $738 million, $467 million, $327 million, $321 million and $233 million, respectively, of non-controlling interest related to Viper Energy Partners L.P. For the year ended December 31, 2019, total stockholders’ equity excludes $919 million of non-controlling interest related to Rattler Midstream L.P.

	Nine Months Ended September 30,		Year Ended December 31,
(In millions)	2020	2019	2019	2018	2017	2016	2015
Other Financial Data:
Net cash provided by operating activities	$1,715	$1,852	$2,734	$1,565	$889	$332	$417
Net cash used in investing activities	$(1,855)	$(2,744)	$(3,888)	$(3,503)	$(3,132)	$(1,310)	$(895)
Net cash provided by financing activities	$111	$777	$1,062	$2,041	$689	$2,625	$468

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF QEP

The following table sets forth QEP’s selected consolidated historical financial information that has been derived from QEP’s audited consolidated financial statements (i) as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 and unaudited consolidated financial statements (ii) as of and for the nine months ended September 30, 2020 and September 30, 2019. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of QEP nor does it include the effects of the merger. You should read this financial information together with QEP’s consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, which is incorporated into this proxy statement/prospectus by reference. The selected statement of operations data and cash flow data for the years ended December 31, 2016 and 2015, and selected balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from QEP’s audited consolidated financial statements for such years, which have not been included or incorporated into this proxy statement/prospectus by reference. The selected historical consolidated financial data for the nine months ended September 30, 2020 and 2019 and as of September 30, 2020 have been derived from QEP’s unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated into this proxy statement/prospectus by reference. The selected balance sheet data as of September 30, 2019 has been derived from QEP’s unaudited consolidated financial statements as of September 30, 2019, which have not been included or incorporated by reference herein. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” each beginning on page 180.

Selected Financial and Common Stock Data

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2020	2019	2019(1)	2018(1)	2017(1)	2016(1)	2015
Statement of Operations Data	(in millions, except per share amounts)
Revenues(2)(3)	$524.2	$884.3	$1,206.2	$1,932.6	$1,622.9	$1,377.1	$2,018.6
Net income (loss)(4)(5)	$133.8	$13.1	$(97.3)	$(1,011.6)	$269.3	$(1,245.0)	$(149.4)
Earnings (loss) per common share:
Basic	0.55	0.06	(0.41)	(4.25)	1.12	(5.62)	(0.85)
Diluted	0.55	0.06	(0.41)	(4.25)	1.12	(5.62)	(0.85)
Weighted-average common shares outstanding
Used in basic calculation	241.2	237.7	237.7	237.9	240.6	221.7	176.6
Used in diluted calculation	241.2	237.7	237.7	237.9	240.6	221.7	176.6
Cash dividends declared per common share	$0.02	$0.02	$0.04	$—	$—	$—	$0.08

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2020	2019	2019(1)	2018(1)	2017(1)	2016(1)	2015
Statement of Operations Data	(in millions, except per share amounts)
Balance Sheet Data
Total Assets(6)	$5,236.7	$5,570.6	$5,477.8	$6,117.8	$7,394.8	$7,245.4	$8,398.2
Capitalization:
Long-term debt	$1,590.4	$2,029.4	$2,015.6	$2,507.1	$2,160.8	$2,020.9	$2,191.5
Total equity	2,798.6	2,770.0	2,660.6	2,750.9	3,797.9	3,502.7	3,947.9

Total Capitalization	$4,389.0	$4,799.4	$4,676.2	$5,258.0	$5,958.7	$5,523.6	$6,139.4

Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$554.0	$342.0	$566.9	$816.2	$600.2	$667.2	$498.5
Cash capital expenditures	$(288.6)	$(468.8)	$(566.2)	$(1,299.7)	$(1,974.8)	$(1,208.1)	$(1,239.4)

(1)

The results are impacted by various acquisitions and divestitures. Refer to Note 3 – Acquisitions and Divestitures in Item 8 of Part II of QEP’s Annual Report on Form 10-K for the year ended December 31, 2019 for more information on these transactions.

(2)

Effective January 1, 2016, QEP terminated its contracts for resale and marketing transactions between its wholly owned subsidiaries, QEP Marketing and QEP Energy. In addition, substantially all of QEP Marketing’s third-party purchase and sale agreements and gathering, processing and transportation contracts were assigned to QEP Energy, except those contracts related to natural gas storage activities and Haynesville Gathering. As a result, QEP has substantially reduced its marketing activities, and subsequently, is reporting lower resale revenue and expenses than it had in prior periods.

(3)

In the first quarter of 2018, QEP adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective approach. During the years ended December 31, 2019 and 2018, the revenues are impacted by the adoption of this ASU. Refer to Note 2 – Revenue in Item 8 of Part II of QEP’s Annual Report on Form 10-K for the year ended December 31, 2019 for more information.

(4)

Net income for the nine months ended September 30, 2020 was positively impacted by a $68.8 million tax benefit, from the remeasurement of deferred taxes due to net operating loss carrybacks under the CARES Act to a year with a higher federal tax rate.

(5)

Net income for 2017 was positively impacted by a $307.9 million tax benefit, primarily due to a revaluation of our net deferred tax liability to reflect the federal rate change resulting from 35% to 21% under the Tax Cuts and Jobs Act.

(6)

On January 1, 2019, QEP adopted ASU No. 2016-02, Leases (Topic 842), using the modified retrospective approach. During the year ended December 31, 2019, total assets are impacted by the adoption of this ASU. Refer to Note 8 – Leases in Item 8 of Part II of QEP’s Annual Report on Form 10-K for the year ended December 31, 2019 for more information.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020, and for the year ended December 31, 2019, are presented as if the merger had occurred on January 1, 2019. The summary unaudited pro forma condensed combined balance sheet data is presented as if the merger had occurred on September 30, 2020. The following summary unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only, reflects transaction-related pro forma adjustments, based on available information and certain assumptions that Diamondback believes are reasonable, and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial condition or results of operations of the combined company.

Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35. The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 148 and the related notes thereto included in this proxy statement/prospectus.

(In millions, except per share amounts)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Pro Forma Condensed Combined Statement of Operations Data:
Total revenues	$2,568	$5,170
Net income (loss)	(3,606)	305
Net income (loss) attributable to Diamondback Energy, Inc.	$(3,468)	$230
Earnings (loss) per common share:
Basic	$(20.40)	$1.31
Diluted	$(20.40)	$1.31

(In millions)	As of September 30, 2020
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$99
Total assets	21,551
Long-term debt	7,361
Total equity	$11,231

SUMMARY UNAUDITED PRO FORMA AND PRODUCTION DATA

The following tables present the estimated pro forma combined proved reserves as of December 31, 2019, giving effect to the merger as if it had been completed on December 31, 2019. The pro forma production data set forth below gives effect to the merger as if it had been completed on January 1, 2019.

The following summary pro forma combined proved reserves and production data has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus. The summary pro forma combined proved reserves data should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 148 and the related notes thereto included in this proxy statement/prospectus.

	As of December 31, 2019
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Estimated proved developed reserves:
Oil (MBbls)	457,083	117,540	574,623
Natural gas (MMcf)	824,760	216,995	1,041,755
Natural gas liquids (MBbls)	165,173	36,675	201,848
Total (MBOE)	759,716	190,381	950,097
Estimated proved undeveloped reserves:
Oil (MBbls)	253,820	137,353	391,173
Natural gas (MMcf)	294,051	156,321	450,372
Natural gas liquids (MBbls)	65,030	28,548	93,578
Total (MBOE)	367,859	191,955	559,814
Estimated net proved reserves:
Oil (MBbls)	710,903	254,893	965,796
Natural gas (MMcf)	1,118,811	373,316	1,492,127
Natural gas liquids (MBbls)	230,203	65,223	295,426
Total (MBOE)	1,127,575	382,335	1,509,910

	Nine Months Ended September 30, 2020
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	50,009	15,125	65,134
Natural gas (MMcf)	96,482	24,091	120,573
Natural gas liquids (MBbls)	16,326	3,821	20,147
Total (MBOE)	82,415	22,961	105,376

	Year Ended December 31, 2019
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	68,518	21,558	90,076
Natural gas (MMcf)	97,613	33,078	130,691
Natural gas liquids (MBbls)	18,498	5,139	23,637
Total (MBOE)	103,285	32,210	135,495

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents Diamondback’s and QEP’s historical and pro forma per share data as of and for the year ended December 31, 2019, and as of and for the nine months ended September 30, 2020, and is presented as if the merger had been completed on January 1, 2019. The information provided in the table below is unaudited.

Historical per share data of Diamondback as of and for the year ended December 31, 2019, and as of and for the nine months ended September 30, 2020, was derived from Diamondback’s historical financial statements for the respective periods. Historical per share data of QEP as of and for the year ended December 31, 2019, and as of and for the nine months ended September 30, 2020, was derived from QEP’s historical financial statements for the respective periods. This information should be read in conjunction with the historical consolidated financial statements and related notes of Diamondback and QEP filed by each with the SEC and incorporated by reference into this proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 148 of this proxy statement/prospectus.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the beginning of the period.

	As of and for the Nine Months Ended September 30, 2020	As of and for the Year Ended December 31, 2019

Diamondback Historical

Basic earnings (loss) per common share	$(23.91)	$1.47

Diluted earnings (loss) per common share	$(23.91)	$1.47

Net book value per common share	$60.51	$83.33

Cash dividends declared per common share	$1.13	$0.94

QEP Historical

Basic earnings (loss) per common share	$0.55	$(0.41)

Diluted earnings (loss) per common share	$0.55	$(0.41)

Net book value per common share	$11.56	$11.19

Cash dividends declared per common share	$0.02	$0.04

Pro Forma Combined (Unaudited)

Basic earnings (loss) per common share	$(20.40)	$1.31

Diluted earnings (loss) per common share	$(20.40)	$1.31

Net book value per common share(1)	$59.55

Cash dividends declared per common share	$1.13	$0.94

Pro Forma Equivalent (Unaudited)(2)

Basic net income (loss) per common share	$(1.02)	$0.07

Diluted net income (loss) per common share	$(1.02)	$0.07

Net book value per common share(1)	$2.98

Cash dividends declared per common share	$0.06	$0.05

(1)

Pro forma combined net book value per common share and pro forma equivalent net book value per common share as of December 31, 2019, are not meaningful as the estimated pro forma adjustments were calculated as of September 30, 2020.

(2)	Pro forma equivalent per common share amounts were determined using the pro forma combined per common share data multiplied by 0.050 (the exchange ratio).

COMPARISON OF PER SHARE MARKET PRICE

The following table sets forth the closing sale price per share of Diamondback common stock and QEP common stock as reported on the Nasdaq Global Select Market and the NYSE, respectively, on December 18, 2020, the last trading day prior to the public announcement of the merger, and on February 5, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of QEP common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Diamondback common stock on the relevant date by the exchange ratio of 0.050 of a share of Diamondback common stock for each share of QEP common stock.

	Diamondback Common Stock	QEP Common Stock	Implied Per Share Value of Merger Consideration
December 18, 2020	$45.84	$2.31	$2.29	(1)
February 5, 2021	$64.45	$3.18	$3.22

(1)

Represents a premium of 13.6% to the 20 day volume weighted average price of the shares of QEP common stock for the 20 trading days prior and up to December 18, 2020 and a premium of 45% to the closing price of the shares of QEP common stock on December 1, 2020, the last trading day that QEP’s stock price was “unaffected” by market rumors that QEP was a takeover target.

Holders of Diamondback and QEP common stock are encouraged to obtain current market quotations for Diamondback common stock and QEP common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Diamondback common stock before or after the effective date of the merger. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 180.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49, QEP stockholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal to be considered and voted on at the QEP special meeting. In addition, QEP stockholders should also read and consider the risks associated with each of the businesses of Diamondback and QEP because these risks will also affect the combined company. These risks can be found in Diamondback’s and QEP’s Annual Reports on Form 10-K for the year ended December 31, 2019, their subsequent reports on Form 10-Q and other documents they file with the SEC, in each case incorporated by reference into this proxy statement/prospectus. QEP stockholders should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” each beginning on page 180.

Risk Factors Relating to the Merger

Because the exchange ratio is fixed and because the market price of Diamondback common stock will fluctuate, QEP stockholders cannot be certain of the precise value of the merger consideration they will receive in the merger.

If the merger is completed, at the effective time of the merger, each issued and outstanding eligible share of QEP common stock will be converted into the right to receive the merger consideration. The exchange ratio for the merger consideration is fixed at 0.050 of a share of Diamondback common stock for each share of QEP common stock (with certain exceptions described in this proxy statement/prospectus), and there will be no adjustment to the merger consideration for changes in the market price of Diamondback common stock or QEP common stock prior to the completion of the merger.

If the merger is completed, there will be a time lapse between each of the date of this proxy statement/prospectus, the date on which QEP stockholders vote to approve the QEP merger proposal and the date on which QEP stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Diamondback common stock will fluctuate, possibly materially, during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Diamondback’s businesses, operations and prospects and regulatory considerations and any impact of the ongoing COVID-19 pandemic. Such factors are difficult to predict and in many cases may be beyond the control of Diamondback and QEP. The actual value of any merger consideration received by QEP stockholders at the completion of the merger will depend on the market value of the shares of Diamondback common stock at that time. Consequently, at the time QEP stockholders decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. For additional information about the merger consideration, see the sections entitled “The Merger—Consideration to QEP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 60 and 112, respectively.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms. Failure to complete the merger could negatively impact the price of shares of Diamondback common stock and the price of shares of QEP common stock, as well as Diamondback’s and QEP’s respective future businesses and financial results.

The merger is subject to a number of conditions that must be satisfied, including the approval by QEP stockholders of the merger agreement proposal, or, to the extent permitted by applicable law, waived, in each case prior to the completion of the merger. These conditions are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 139. These conditions to the completion of the merger, some of which are beyond the control of Diamondback and QEP, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by June 30, 2021, or, in certain instances, on or before September 30, 2021, either Diamondback or QEP may choose not to proceed with the merger by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. Further, either Diamondback or QEP may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination.”

If the transactions contemplated by the merger agreement are not completed for any reason, Diamondback’s and QEP’s respective ongoing businesses, financial condition and financial results may be adversely affected. Without realizing any of the benefits of having completed the transactions, Diamondback and QEP will be subject to a number of risks, including the following:

•

Diamondback and QEP may be required to pay their respective costs relating to the transactions, which are substantial, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

•	QEP may owe a termination fee of $17 million to Diamondback, as further described below;

•	time and resources committed by Diamondback’s and QEP’s management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

•

Diamondback and QEP may experience negative reactions from financial markets, including negative impacts on the prices of their common stock, including to the extent that the current market price reflects a market assumption that the transactions will be completed;

•	Diamondback and QEP may experience negative reactions from employees, customers or vendors; and

•

since the merger agreement restricts the conduct of QEP’s and Diamondback’s businesses prior to completion of the merger, QEP or Diamondback may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company and the opportunity to take such actions may no longer be available. For a description of the restrictive covenants to which Diamondback and QEP are subject, see the section entitled “The Merger Agreement—Interim Operations of QEP and Diamondback Pending the Merger” beginning on page 120.

If the merger agreement is terminated and the QEP board seeks another merger or business combination, QEP may not be able to find a party willing to offer equivalent or more attractive consideration than the consideration Diamondback has agreed to provide in the merger, or that such other merger or business combination is completed. If the merger agreement is terminated under specified circumstances, QEP may be required to pay Diamondback a termination fee of $17 million. If the merger agreement is terminated because of a failure of QEP’s stockholders to approve the proposals required to complete the merger, QEP may be required to reimburse Diamondback for any reasonable, documented, out-of-pocket expenses paid or incurred by Diamondback in connection with the proposed transactions, in an amount not to exceed $7.5 million. For a description of these circumstances, see the section entitled “The Merger Agreement—Termination” beginning on page 140. In addition, any delay in completing the merger may significantly reduce the synergies and other benefits that Diamondback expects that the combined company may achieve if the merger is completed within the expected timeframe.

QEP stockholders will have a reduced ownership and voting interest in the combined company after the merger compared to their current ownership in QEP and will exercise less influence over the combined company’s management.

Currently, QEP stockholders have the right to vote in the election of the QEP board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the QEP organizational documents. Upon completion of the merger, each QEP stockholder who receives shares of Diamondback common stock in the merger will become a stockholder of Diamondback with a percentage ownership of Diamondback that is smaller than such QEP stockholder’s current percentage ownership of QEP. Based on the number of issued and outstanding shares of Diamondback common stock and QEP common stock as of January 15, 2021 and the exchange ratio of 0.050, after the merger QEP stockholders are expected to become owners of approximately 7% of the outstanding shares of Diamondback common stock, on a fully-diluted basis, without giving effect to (i) any shares of Diamondback common stock held by QEP stockholders prior to the completion of the merger or (ii) up to 10.63 million shares of Diamondback common stock to be issued in a previously announced pending acquisition by Diamondback of approximately 32,500 net acres in the Northern Midland Basin and certain related oil and gas assets pursuant to a definitive purchase and sale agreement with Guidon Operating LLC (“Guidon”) and certain of Guidon’s affiliates (the “Pending Guidon Acquisition”). Even if all former QEP stockholders voted together on all matters presented to Diamondback stockholders from time to time, the former QEP stockholders would exercise significantly less influence over on the management and policies of Diamondback post-merger than they now have on the management and policies of QEP.

Diamondback and QEP are subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, and it is difficult to predict what effect, if any, this might have on the merger.

Diamondback and QEP each face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations, all of which creates significant uncertainty. In addition, the pandemic has resulted in government authorities implementing significant and varied measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. Government authorities may enact additional restrictions, or tighten existing measures, if COVID-19 continues to spread. These measures, as well as the COVID-19 pandemic broadly, may have a negative effect on the businesses of Diamondback or QEP prior to the consummation of the merger, and it is difficult to predict what effect the COVID-19 pandemic may have on the merger.

Required regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the merger is conditioned upon expiration or termination of any waiting period applicable to the merger under the HSR Act. Although each party has agreed to use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act and to respond to and comply with any request for information from any government entity charged with enforcing, applying, administering or investigating the HSR Act or any other antitrust laws, there can be no assurance that the HSR approval will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger agreement or other agreements to be entered into in connection with the merger agreement. Under the terms of the merger agreement, Diamondback has agreed to take any and all action necessary to obtain these governmental approvals; however Diamondback does not have to agree to any action that would reasonably be expected to have a material adverse effect on the post-closing business, financial condition or operations of Diamondback and its subsidiaries (including QEP and its subsidiaries), taken as a whole (with materiality calculated as if Diamondback and its subsidiaries were the same size as QEP and its subsidiaries) or that require Diamondback to take action (other than de minimis actions) other than with respect to QEP and its subsidiaries. The actions that Diamondback may be required to take include, among others, disposing of assets; terminating existing relationships, contractual rights or obligations; terminating any venture or other arrangement; creating new relationships, contractual rights or obligations; and making other changes or restructurings. These actions may adversely affect the business of Diamondback and its subsidiaries, including, post-merger, QEP. Diamondback and QEP cannot provide any assurance that these approvals will be obtained or that there will not be any adverse consequences to Diamondback’s or QEP’s business resulting from the failure to obtain these governmental approvals or from conditions that could be imposed in connection with obtaining these governmental approvals, including divestitures or other operating restrictions upon Diamondback, QEP, or their respective subsidiaries.

Completion of the merger is also conditioned upon the authorization for listing of Diamondback common stock to be issued in connection with the merger on the Nasdaq Global Select Market, or such other Nasdaq market on which shares of Diamondback common stock are then listed. Although Diamondback has agreed use its reasonable best efforts to take all action reasonably necessary to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained and that the other conditions to completing the merger will be satisfied.

Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the merger or of imposing additional costs or limitations on Diamondback or QEP following completion of the merger, any of which might have an adverse effect on Diamondback or QEP following completion of the merger and may diminish the anticipated benefits of the merger. For additional information about the regulatory approvals process, see “The Merger—Regulatory Approvals” and “The Merger Agreement—HSR and Other Regulatory Approvals.”

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, the QEP stockholders may be subject to U.S. federal income tax upon the receipt of Diamondback common stock in the merger.

Diamondback and QEP intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to Diamondback’s obligation or QEP’s obligation to complete the transactions that the merger qualifies as a “reorganization.” Moreover, neither Diamondback nor QEP intends to request any ruling from the IRS regarding any matters relating to the merger, and, consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position to the contrary to any of the positions set forth in this proxy statement/prospectus. If the IRS were to challenge the “reorganization” status of the merger successfully or the form or structure of the merger was changed in a manner such that it did not qualify as a “reorganization,” the tax consequences would differ from those set forth in this proxy statement/prospectus in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 145 and holders of QEP common stock could be subject to U.S. federal income tax upon the receipt of Diamondback common stock in the merger.

Diamondback and QEP will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the merger on employees, industry contacts and business partners may have an adverse effect on Diamondback or QEP. These uncertainties may impair Diamondback’s or QEP’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter and could cause industry contacts, business partners and others that deal with Diamondback or QEP to seek to change their existing business relationships with Diamondback or QEP, respectively. Employee retention at QEP may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with Diamondback following the merger. In addition, the merger agreement restricts Diamondback and QEP from entering into certain corporate transactions and taking other specified actions without the consent of the other party. These restrictions may prevent Diamondback and QEP from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Diamondback and QEP are subject, see the section entitled “The Merger Agreement—Interim Operations of QEP and Diamondback Pending the Merger.”

The merger agreement limits QEP’s ability to pursue alternatives to the merger, which may discourage certain other companies from making favorable alternative transaction proposals and, in specified circumstances, could require QEP to pay Diamondback a termination fee.

The merger agreement contains provisions that may discourage a third party from submitting a competing proposal to QEP that might result in greater value to QEP stockholders than the merger or, in the event that a third party competing proposal is made, a third party may propose to pay a lower per share price to acquire QEP than it might otherwise have proposed to pay. These provisions include a general prohibition on QEP soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the QEP board, entering into discussions with any third party regarding any competing proposal. Further, even if the QEP board withholds, withdraws, qualifies or modifies its recommendation with respect to the QEP merger proposal, unless the merger agreement has been terminated in accordance with its terms, QEP will still have an obligation to submit the merger proposal to a vote by its stockholders. The merger agreement further provides that under specified circumstances, including after a change of recommendation by the QEP board and a subsequent termination of the merger agreement by Diamondback in accordance with its terms, QEP may be required to pay Diamondback a cash termination fee in the amount of $17 million. For additional information, see the sections entitled “The Merger Agreement—No Solicitation; Change of Recommendation” and “The Merger Agreement—Termination.”

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Diamondback and QEP are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Diamondback and QEP to retain key management personnel and other key employees. Current and prospective employees of Diamondback and QEP may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Diamondback and QEP to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will achieve the same success attracting or retaining key management personnel and other key employees as each of Diamondback and QEP have independently achieved prior to the merger.

Directors and executive officers of QEP may have interests in the merger that are different from, or in addition to, the interests of QEP stockholders.

Directors and executive officers of QEP may have interests in the merger that are different from, or in addition to, the interests of QEP stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, potential severance and other benefits upon a qualifying termination in connection with the merger, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger—Interests of QEP’s Directors and Executive Officers in the Merger.” The QEP board was aware of and carefully considered these interests of its directors and officers, among other matters, during its deliberations on the merits, terms, and structure of the merger, overseeing the negotiation of the merger, approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendation that QEP stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.

Diamondback and QEP will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by Diamondback or QEP.

Each of Diamondback and QEP has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees.

Diamondback and QEP will also incur transaction fees and costs related to the integration of the companies, which may be substantial. Moreover, each company may incur additional unanticipated expenses in connection with the merger and the integration, including costs associated with any stockholder litigation related to the merger. Although Diamondback and QEP each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Diamondback and QEP to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “The integration of QEP and Diamondback may not be as successful as anticipated, and Diamondback may not achieve the intended benefits or do so within the intended timeframe”below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of the combined company following the completion of the merger.

Completion of the merger may trigger change in control or other provisions in certain agreements to which QEP or its subsidiaries is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which QEP or its subsidiaries is a party. If Diamondback and QEP are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating the agreement or seeking monetary damages. Additionally, even if Diamondback and QEP are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.

Diamondback and its subsidiaries will have substantial indebtedness after giving effect to the merger, which may limit Diamondback’s financial flexibility and adversely affect its financial results.

Under the merger agreement, QEP’s outstanding debt (other than its existing credit facility) will remain outstanding, which debt, as of September 30, 2020 was approximately $1.6 billion and consisted of amounts outstanding under QEP’s senior notes. As of September 30, 2020, Diamondback had total long-term debt of approximately $5.8 billion, consisting primarily of the amounts outstanding under its revolving credit facility, its senior unsecured notes, the notes issued by its subsidiary Energen Corporation, the senior notes issued by Diamondback’s publicly traded subsidiaries, Viper and Rattler, and the amounts outstanding under Viper’s and Rattler’s revolving credit facilities.

Diamondback’s pro forma indebtedness as of September 30, 2020, assuming consummation of the merger had occurred on such date and QEP’s senior notes remain outstanding, would have been approximately $7.4 billion, representing an increase in comparison to Diamondback’s indebtedness on a recent historical basis. Diamondback believes that post-merger it will retain its investment grade credit ratings and retire the combined company’s pro forma debt at a faster rate than either company would have been able to do absent the merger. However, any increase in Diamondback’s indebtedness could have adverse effects on its financial condition and results of operations, including:

•	increasing the difficulty of Diamondback to satisfy its obligations with respect to its debt obligations, including any repurchase obligations that may arise thereunder;

•	diverting a significant portion Diamondback’s cash flows to service its indebtedness, which could reduce the funds available to it for operations and other purposes;

•	increasing Diamondback’s vulnerability to general adverse economic and industry conditions;

•

placing Diamondback at a competitive disadvantage compared to its competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that Diamondback would be unable to pursue due to its indebtedness;

•	limiting Diamondback’s ability to access the capital markets to raise capital on favorable terms;

•	impairing Diamondback’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•	increasing Diamondback’s vulnerability to interest rate increases, as its borrowings under its revolving credit facility are at variable interest rates.

Diamondback believes that the combined company will have flexibility to repay, refinance, repurchase, redeem, exchange or otherwise terminate large portions of its outstanding debt obligations. However, there can be no guarantee that Diamondback would be able to execute such refinancings on favorable terms or at all, and a high level of indebtedness increases the risk that Diamondback may default on its debt obligations, including from the debt obligations of QEP. Diamondback’s ability to meet its debt obligations and to reduce its level of indebtedness depends on its future performance. Diamondback’s future performance depends on many factors independent of the merger, some of which are beyond its control, such as general economic conditions and oil and natural gas prices. Diamondback may not be able to generate sufficient cash flows to pay the interest on its debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

The opinion of QEP’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

QEP has received an opinion from Evercore, its financial advisor, in connection with the signing of the merger agreement, but has not obtained an updated opinion from such financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of QEP, general market and economic conditions and other factors that may be beyond the control of Diamondback or QEP, and on which QEP’s financial advisor’s opinion was based, may significantly alter the value of Diamondback or QEP or the prices of the shares of Diamondback common stock or of the shares of QEP common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The QEP board’s recommendation that QEP stockholders vote “FOR” approval of the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal, however, is made as of the date of this proxy statement/prospectus. Because QEP does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration or the exchange ratio, as applicable, from a financial point of view at the time the merger is completed or at the time of the QEP board’s recommendation.

For a description of the opinion that QEP received from its financial advisor, see the section entitled “The Merger—Opinion of QEP’s Financial Advisor.” A copy of the opinion of Evercore is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

Lawsuits have been filed against QEP, Diamondback, Merger Sub and the members of the QEP board in connection with the merger and additional lawsuits may be filed in the future. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the merger and/or substantial costs to Diamondback and QEP.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Diamondback’s and QEP’s respective liquidity and financial condition.

As of February 8, 2021, seven individual lawsuits have been filed by purported QEP stockholders in United States District Courts in connection with the proposed merger. All seven lawsuits name QEP and the members of the QEP board as defendants, and two of the seven lawsuits name Diamondback and Merger Sub as defendants. The complaints allege, among other things, that the registration statements relating to the merger on Form S-4 filed by Diamondback on January 22, 2021, and as amended on Form S-4/A filed on February 3, 2021, fail to provide certain allegedly material information concerning the proposed merger in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among other remedies, the plaintiffs seek to enjoin the completion of the proposed merger, a recission of the completed merger or rescissory damages, an accounting of damages suffered by the plaintiff, an award of plaintiff’s expenses and attorney’s fees, and other relief.

Each of Diamondback and QEP believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future. See the section entitled “The Merger—Litigation Relating to the Merger” for more information about litigation related to the merger that has been commenced prior to the date of this proxy statement/prospectus.

One of the conditions to the closing of the merger is that no injunction by any governmental entity having jurisdiction over Diamondback, QEP or Merger Sub has been entered and continues to be in effect and no law has been adopted, in either case that prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Diamondback’s and QEP’s respective business, financial position and results of operations.

Additionally, there can be no assurance that any of the defendants will be successful in the outcome of the lawsuits filed thus far or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Diamondback’s or QEP’s business, financial condition, results of operations and cash flows.

Shares of Diamondback common stock received by QEP stockholders as a result of the merger will have different rights from shares of QEP common stock.

Upon completion of the merger, QEP stockholders will no longer be stockholders of QEP, and QEP stockholders who receive the merger consideration will become Diamondback stockholders, and their rights as Diamondback stockholders will be governed by the terms of Diamondback’s charter and bylaws. There will be important differences between the current rights of QEP stockholders and the rights to which such stockholders will be entitled as Diamondback stockholders. For a discussion of the different rights associated with shares of Diamondback common stock as compared to QEP common stock, see the section entitled “Comparison of Rights of Stockholders of Diamondback and Stockholders of QEP.”

The exclusive forum provision contained in Diamondback’s charter could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Diamondback or its directors, officers or other employees.

Diamondback’s charter provides that, unless Diamondback consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Diamondback, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Diamondback to Diamondback or its stockholders, (iii) any action asserting a claim against Diamondback or any director or officer or other employee of Diamondback arising pursuant to any provision of the DGCL or Diamondback’s charter or bylaws or (iv) any action asserting a claim against Diamondback or any director or officer or other employee of Diamondback governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware.

To the fullest extent permitted by law, this exclusive forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Diamondback stockholders will not be deemed to have waived Diamondback’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in Diamondback’s charter to be inapplicable or unenforceable.

This exclusive forum provision may limit the ability of a stockholder, including a former QEP stockholder who becomes a Diamondback stockholder after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with Diamondback or its directors, officers or other employees, which may discourage lawsuits against Diamondback and its directors, officers and other employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Diamondback may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect Diamondback’s business, results of operations and financial condition. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, Court of Chancery of the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Diamondback than to its stockholders.

Diamondback or QEP may waive one or more of the closing conditions without re-soliciting stockholder approval.

Diamondback or QEP may determine to waive, in whole or part, one or more of the conditions to closing the merger prior to Diamondback or QEP, as the case may be, being obligated to consummate the merger. Each of Diamondback and QEP currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger, re-solicit stockholder approval or amend or supplement this proxy statement/prospectus as a result of a waiver will be made by Diamondback or QEP at the time of such waiver based on the facts and circumstances as they exist at that time.

QEP stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of QEP common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. See “The Merger—No Appraisal Rights in the Merger” beginning on page 108 for additional information.

Risk Factors Relating to Diamondback Following the Merger

The integration of QEP into Diamondback may not be as successful as anticipated, and Diamondback may not achieve the intended benefits or do so within the intended timeframe.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of QEP’s internal control over financial reporting. Difficulties in integrating QEP into Diamondback may result in QEP performing differently than expected, operational challenges, or the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate the businesses of QEP into Diamondback in a manner that permits Diamondback to achieve the full revenue and cost savings anticipated from the merger;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	integrating relationships with industry contacts and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating QEP’s operations into Diamondback; and

•	the disruption of, or the loss of momentum in, ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the merger will depend, in part, on Diamondback’s ability to realize the anticipated benefits and cost savings from combining Diamondback’s and QEP’s businesses, including operational and other synergies that Diamondback believes the combined company will achieve, discussed in more detail under the heading “The Merger—Diamondback’s Rationale for the Merger.” The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected, or could have other adverse effects that Diamondback does not currently foresee.

Diamondback’s results may suffer if it does not effectively manage its expanded operations following the merger.

The success of the merger will depend, in part, on Diamondback’s ability to realize the anticipated benefits and cost savings from combining Diamondback’s and QEP’s businesses, including the need to integrate the operations and business of QEP into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors, industry contacts and business partners.

The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Diamondback does not currently foresee. Some of the assumptions that Diamondback has made, such as the achievement of operating synergies, may not be realized. There could also be unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the due diligence review conducted by each company prior to entering into the merger agreement.

The unaudited pro forma condensed combined financial information and QEP’s unaudited forecasted financial information included in this proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the merger. Future results of Diamondback or QEP may differ, possibly materially, from the unaudited pro forma condensed combined financial information and QEP’s unaudited forecasted financial information presented in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements and QEP’s unaudited forecasted financial information contained in this proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Diamondback and QEP prior to the merger or that of the combined company following the merger. Specifically, the unaudited pro forma condensed combined financial statements do not reflect the effect of any potential acquisitions (including the Pending Guidon Acquisition) or divestitures that may occur prior to or subsequent to the completion of the merger, integration costs or any changes in Diamondback’s debt to capitalization ratio following the completion of the merger. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Diamondback. The actual financial positions and results of operations of Diamondback and QEP prior to the merger and that of the combined company following the merger may be different, possibly materially, from the unaudited pro forma condensed combined financial statements or QEP’s unaudited forecasted financial information included in this proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and QEP’s unaudited forecasted financial information included in this proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Diamondback common stock may cause a significant change in the purchase price used for Diamondback’s accounting purposes and the unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus.

The merger may not be accretive, and may be dilutive, to Diamondback’s earnings per share, which may negatively affect the market price of Diamondback common stock.

Because shares of Diamondback common stock will be issued in the merger, it is possible that, although Diamondback currently expects the merger to be accretive to earnings per share, the merger may be dilutive to Diamondback’s earnings per share, which could negatively affect the market price of Diamondback common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of QEP common stock as of January 15, 2021 and the number of outstanding QEP equity awards currently estimated to be payable in Diamondback common stock following the merger, Diamondback will issue up to approximately shares of Diamondback common stock. The issuance of these new shares of Diamondback common stock could have the effect of depressing the market price of Diamondback common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Diamondback’s earnings per share could cause the price of shares of Diamondback common stock to decline or increase at a reduced rate.

Furthermore, former QEP stockholders and current Diamondback stockholders may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company, and as a result may seek to sell their shares of Diamondback common stock following, or in anticipation of, completion of the merger. The merger agreement does not restrict the ability of former QEP stockholders to sell such shares of Diamondback common stock following completion of the merger. Therefore, these sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Diamondback common stock, may affect the market for, and the market price of, Diamondback common stock in an adverse manner.

If the merger is completed and stockholders of Diamondback, including former QEP stockholders, sell substantial amounts of Diamondback common stock in the public market following the consummation of the merger, the market price of Diamondback common stock may decrease. These sales might also make it more difficult for Diamondback to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The market price of Diamondback common stock will continue to fluctuate after the merger, and may decline if the benefits of the merger do not meet the expectations of financial analysts.

Upon completion of the merger, holders of QEP common stock who receive merger consideration will become holders of shares of Diamondback common stock. The market price of Diamondback common stock may fluctuate significantly following completion of the merger and holders of QEP common stock could lose some or all of the value of their investment in Diamondback common stock. In addition, the stock market has recently experienced significant price and volume fluctuations which could, if such fluctuations continue to occur, have a material adverse effect on the market for, or liquidity of, the Diamondback common stock, regardless of Diamondback’s actual operating performance.

The market price of Diamondback common stock may be affected by factors different from those that historically have affected QEP common stock or Diamondback common stock.

Upon completion of the merger, holders of QEP common stock who receive the merger consideration will become holders of Diamondback common stock. The businesses of Diamondback differ from those of QEP in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Diamondback after the merger, as well as the market price of Diamondback common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of QEP and Diamondback as independent standalone companies. In particular, following the completion of the merger, QEP will be part of a larger company, which means that decisions affecting QEP may be made in respect of the larger combined business as a whole rather than the QEP businesses individually. For a discussion of the businesses of Diamondback and QEP and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information,” including, in particular, in the sections entitled “Risk Factors” in each of Diamondback’s and QEP’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

Following the completion of the merger, Diamondback may incorporate QEP’s hedging activities into Diamondback’s business, and Diamondback may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, QEP hedges oil and natural gas prices from time to time, primarily through the use of certain derivative instruments. If Diamondback assumes QEP’s existing derivative instruments or if QEP enters into additional derivative instruments prior to the completion of the merger, Diamondback will bear the economic impact of the contracts following the completion of the merger. Actual crude oil and natural gas prices may differ from the combined company’s expectations and, as a result, such derivative instruments may have a negative impact on Diamondback’s business.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The merger will be accounted for as an acquisition by Diamondback in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of QEP and its subsidiaries will be recorded, as of completion of the merger, at their respective fair values and added to those of Diamondback. The reported financial condition and results of operations of Diamondback for the periods after completion of the merger will reflect QEP balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of QEP and its subsidiaries for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

Under the acquisition method of accounting, the total purchase price will be allocated to QEP’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. Diamondback and QEP expect that the merger may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and underlying trends in the business that triggered the impairment.

The combined company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the combined company, either of which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Diamondback or QEP as a result of the merger.

As a result of the merger, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the combined company, then the combined company’s business and results of operations may be harmed. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

QEP also has contracts with vendors, landlords, licensors and other business partners which may require QEP to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and/or lose rights that may be material to the business of the combined company. In addition, third parties with whom Diamondback or QEP currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The financial forecasts relating to Diamondback and QEP prepared in connection with the merger may not be realized, which may adversely affect the market price of Diamondback common stock following the completion of the merger.

This proxy statement/prospectus includes certain financial forecasts considered by Diamondback and QEP in connection with their respective businesses. None of the financial forecasts prepared by QEP or Diamondback were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, Financial Accounting Standards Board or the American Institute of Certified Public Accountants. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and, in the view of QEP’s and Diamondback’s management, were prepared on a reasonable basis, reflecting the best available estimates and judgments as of the date they were prepared. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of QEP and Diamondback. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results and readers are cautioned not to place undue reliance on the information provided. Important factors that may affect the actual results of QEP or Diamondback and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to QEP’s or Diamondback’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for QEP’s and Diamondback’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that QEP’s and Diamondback’s financial condition or results of operations will be consistent with those set forth in such forecasts.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of Diamondback will be uncertain.

Although Diamondback has paid cash dividends on Diamondback common stock in the past, the Diamondback board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the Diamondback board and will depend on Diamondback’s results of operations, financial condition, cash requirements, future prospects and other considerations that the Diamondback board deems relevant.

Risks Relating to Diamondback’s Business.

You should read and consider risk factors specific to Diamondback’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in Part II, Item 1A of Diamondback’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find More Information.”

Risks Relating to QEP’s Business.

You should read and consider risk factors specific to QEP’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of QEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in Part II, Item 1A of QEP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which Diamondback and QEP refer you in this proxy statement/prospectus, as well as oral statements made or to be made by Diamondback and QEP, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this proxy statement/prospectus that address activities, events or developments that Diamondback or QEP expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, pro forma descriptions of the combined company and its operations, including pro forma financial statements and related adjustments and pro forma reserves, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy statement/prospectus. These include:

•	the risk that the merger agreement may be terminated in accordance with its terms and that the merger may not be completed;

•	the possibility that QEP stockholders may not approve the merger proposal;

•	the risk that the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

•

any impact of the ongoing COVID-19 pandemic or any government restrictions or other responses thereto on the pending merger, including the QEP special meeting of stockholders to be held virtually on the QEP special meeting website;

•	the risk that the merger may not be accretive, and may be dilutive, to Diamondback’s earnings per share, which may negatively affect the market price of Diamondback shares;

•	the possibility that Diamondback and QEP will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by Diamondback or QEP;

•	the risk that the combined company may be unable to achieve operational or corporate synergies or that it may take longer than expected to achieve those synergies;

•	the risk that Diamondback may fail to realize other benefits expected from the merger;

•	the risk of any litigation relating to the merger;

•	the risk that any announcements relating to, or the completion of, the merger could have adverse effects on the market price of Diamondback common stock;

•	the risk related to disruption of management time from ongoing business operations due to the merger;

•

the risk that the merger and its announcement and/or completion could have an adverse effect on the ability of Diamondback and QEP to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers;

•	the risk that Diamondback may be unable to complete, or may experience a delay in completing, any other pending or future acquisitions, including the recently announced Pending Guidon Acquisition; and

•	the risks to their operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of Diamondback and QEP. Diamondback’s and QEP’s forward-looking statements are based on assumptions that Diamondback and QEP, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements Diamondback and QEP make in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, Current Reports on Form 8-K and other filings Diamondback makes with the SEC, which are incorporated herein by reference, and in QEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, Current Reports on Form 8-K and other filings QEP makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors,” “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on pages 35 and 180, respectively.

Diamondback and QEP undertake no obligation to update any forward-looking statements or to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Diamondback is an independent oil and gas company currently focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback was incorporated in Delaware on December 30, 2011. Diamondback operates in two business segments: (i) the upstream segment, which is engaged in the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas and (ii) through its publicly-traded subsidiary, Rattler Midstream LP, the midstream operations segment, which is focused on ownership, operation, development and acquisition of the midstream infrastructure assets in the Midland and Delaware Basins of the Permian Basin. Diamondback’s corporate headquarters are located in Midland, Texas and Diamondback common stock trades on the Nasdaq Global Select Market under the ticker symbol “FANG.”

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

Phone: (303) 672-6900

QEP is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). QEP’s corporate headquarters are located in Denver, Colorado and shares of QEP common stock trade on the NYSE under the ticker symbol “QEP.”

Bohemia Merger Sub Inc.

c/o Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Bohemia Merger Sub Inc., or Merger Sub, is a direct, wholly owned subsidiary of Diamondback. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on December 18, 2020, for the sole purpose of effecting the merger.

SPECIAL MEETING OF QEP STOCKHOLDERS

This proxy statement/prospectus is being provided to the QEP stockholders as part of a solicitation of proxies by the QEP board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides QEP stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The QEP special meeting will be held virtually via the Internet on March 16, 2021, at 8:00 am, Mountain Time.

In light of the public health concerns regarding the ongoing COVID-19 pandemic, the QEP special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the QEP special meeting online and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/QEP2021SM (the “QEP special meeting website”). To attend the meeting on the QEP special meeting website, please follow the instructions provided on the enclosed proxy card and the QEP special meeting website.

Purpose of the QEP Special Meeting

The purpose of the QEP special meeting is to consider and vote on:

•	the merger proposal;

•	the non-binding compensation advisory proposal; and

•	the approval of the adjournment proposal.

QEP will transact no other business at the QEP special meeting.

Recommendation of the QEP Board of Directors

The QEP board unanimously recommends that QEP stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the non-binding compensation advisory proposal; and

•	“FOR” the approval of the adjournment proposal.

For additional information on the recommendation of the QEP board, see the section entitled “QEP Stockholder Proposals” and “The Merger—Recommendation of the QEP Board of Directors and QEP’s Reasons for the Merger” beginning on page 58 and 77, respectively.

Record Date and Outstanding Shares of QEP Common Stock

Only holders of record of issued and outstanding shares of QEP common stock as of the close of business on February 5, 2021, the record date for the QEP special meeting (the “QEP record date”), are entitled to notice of, and to vote at, the QEP special meeting or any adjournment or postponement of the QEP special meeting.

As of the close of business on the QEP record date, there were 242,565,821.875 shares of QEP common stock issued and outstanding and entitled to vote at the QEP special meeting. You may cast one vote for each share of QEP common stock that you held as of the close of business on the QEP record date.

A complete list of QEP stockholders entitled to vote at the QEP special meeting will be available for inspection at QEP’s principal office at 1050 17th Street, Suite 800, Denver, Colorado 80265 during regular business hours beginning with the tenth day prior to the QEP special meeting and continuing through the QEP special meeting and during the QEP special meeting on March 16, 2021. A complete list of QEP stockholders entitled to vote at the QEP special meeting will also be posted on the QEP special meeting website during the same period.

Quorum; Abstentions and Broker Non-Votes

A quorum of QEP stockholders is necessary to hold a valid meeting. The presence at the special meeting of the holders of a majority of the outstanding shares of QEP common stock entitled to vote generally in the election of directors, present in person or represented by proxy, constitutes a quorum. Virtual attendance at the QEP special meeting constitutes presence in person for purposes of the quorum requirements under QEP’s bylaws. If you submit a properly executed proxy card, even if you do not vote for one or both of the proposals or vote to “ABSTAIN” in respect of one or both of the proposals, your shares of QEP common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the QEP special meeting.

QEP common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and QEP common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the QEP special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals to be considered at the QEP special meeting. Because the only proposals for consideration at the QEP special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the QEP special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the QEP special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the QEP board.

Required Votes

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and failures to vote or broker non-votes will have no effect on the outcome of the vote.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and failures to vote or broker non-votes will have no effect on the outcome of the vote.

The merger proposal, the non-binding compensation advisory proposal and the adjournment proposal are described in the section entitled “QEP Stockholder Proposals” beginning on page 58.

Methods of Voting

QEP stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

QEP stockholders of record may vote their shares in person by ballot at the QEP special meeting or by submitting their proxies:

•	by phone until 11:59 p.m., Mountain Time, on March 15, 2021;

•	by the Internet until 11:59 p.m., Mountain Time, on March 15, 2021; or

•	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by 11:59 p.m., Mountain Time, on March 15, 2021.

QEP stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting Virtually on the QEP Special Meeting Website

Shares held directly in your name as stockholder of record may be voted virtually on the QEP special meeting website at the QEP special meeting. If you choose to vote your shares at the QEP special meeting, you will need proof of identification. Even if you plan to attend the QEP special meeting, the QEP board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the QEP special meeting.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the QEP special meeting to be held virtually on the QEP special meeting website, you will not be permitted to vote at the QEP special meeting unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

Whether you hold your shares of QEP common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the QEP special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of QEP common stock, you may contact Georgeson LLC, QEP’s proxy solicitor, at (800) 903-2897 (toll-free in North America).

Revocability of Proxies

If you are a stockholder of record of QEP, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice before the meeting to QEP’s corporate secretary at 1050 17th Street, Suite 800, Denver, Colorado 80265 stating that you are revoking your proxy; or

•

attend the QEP special meeting and vote your shares virtually on the QEP special meeting website. Please note that your virtual attendance at the meeting on the QEP special meeting website alone will not serve to revoke your proxy.

Proxy Solicitation Costs

The enclosed proxy card is being solicited on behalf of the QEP board. In addition to solicitation by mail, QEP’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

QEP has retained Georgeson LLC to assist in the solicitation process. QEP estimates it will pay Georgeson LLC a base fee of approximately $15,000, in addition to the reimbursement of certain costs and expenses, for these services. QEP also has agreed to indemnify Georgeson LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

QEP will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of QEP common stock held of record by such nominee holders. QEP will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Adjournment

Whether or not a quorum is present, the holders of a majority of the outstanding shares of QEP common stock who are present in person or by proxy and entitled to vote at the special meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum is present. Even if a quorum is present, the special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement if sufficient votes are cast in favor of the adjournment proposal. If the adjournment is for more than 30 days or if after the adjournment, a new record date is fixed for the adjourned meeting, QEP will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

QEP’s bylaws also provide that the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

In addition, the merger agreement provides that QEP (i) will be required to adjourn or postpone the QEP special meeting to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to the QEP stockholders or if, as of the time the QEP special meeting is scheduled, there are insufficient shares of QEP common stock represented to constitute a quorum necessary to conduct business at the QEP special meeting, and (ii) may adjourn or postpone the QEP special meeting after consultation in good faith with Diamondback, if, as of the time for which the QEP special meeting is scheduled, QEP reasonably determines in good faith that there are insufficient shares of QEP common stock represented to obtain the approval of the merger proposal. However, unless Diamondback and QEP otherwise agree, the QEP special meeting will not be adjourned or postponed to a date that is more than ten business days after the date for which the QEP special meeting was previously scheduled (though the QEP special meeting may only be adjourned or postponed without Diamondback’s written consent once in the event that the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date or if such adjournment or postponement would require the setting of a new QEP record date (as defined under “The Merger Agreement—Termination—Termination Rights”).

If a sufficient number of shares of QEP common stock is present in person or represented by proxy and vote in favor of the merger proposal at the special meeting such that the merger proposal is approved, QEP does not anticipate that it will adjourn or postpone the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

No Appraisal Rights in the Merger

Under Delaware law, QEP stockholders are not entitled to appraisal rights in connection with the merger. For more information, see “The Merger—No Appraisal Rights in the Merger.”

Other Information

The matters to be considered at the QEP special meeting are of great importance to the QEP stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the QEP special meeting, contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers may call Toll-Free (North America): (800) 903-2897.

Vote of QEP’s Directors and Executive Officers

As of the close of business on January 21, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, QEP directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,348,050 shares of QEP common stock, or approximately 0.97% of the total outstanding shares of QEP common stock outstanding on that date. For more information regarding the security ownership of QEP directors and executive officers, please see “Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of QEP—QEP’s Directors and Executive Officers” beginning on page 172.

QEP currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.

Attending the QEP Special Meeting Virtually on the QEP Special Meeting Website

You are entitled to attend the QEP special meeting only if you were a stockholder of record of QEP at the close of business on the QEP record date or you held your shares of QEP beneficially in the name of a broker, bank or other nominee as of the QEP record date, or you hold a valid proxy for the QEP special meeting.

If you were a stockholder of record of QEP at the close of business on the QEP record date and wish to attend the QEP special meeting virtually on the QEP special meeting website, you should be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the QEP special meeting.

If a broker, bank or other nominee is the record owner of your shares of QEP common stock, you will need to have proof that you are the beneficial owner as of the QEP record date to be admitted to the QEP special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the QEP record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

Results of the QEP Special Meeting

Within four business days following the QEP special meeting, QEP intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, QEP will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

QEP STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL, THE NON-BINDING COMPENSATION ADVISORY PROPOSAL AND THE ADJOURNMENT PROPOSAL.

QEP STOCKHOLDER PROPOSALS

Merger Proposal

In the merger proposal, QEP is asking its stockholders to adopt the merger agreement.

It is a condition to completion of the merger that QEP stockholders approve the merger proposal. As a result of the merger, each eligible share of QEP common stock (other than (i) shares held in treasury by QEP, (ii) shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties (the shares referred to in clauses (i) and (ii) collectively, the “cancelled shares”) and (iii) certain shares of QEP common stock subject to stock-based awards that will be treated in the manner described in the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.050 of a share of Diamondback common stock, with cash being paid in lieu of any fractional shares (the “merger consideration”), subject to certain exceptions as further described in the sections entitled “The Merger—Consideration to QEP Stockholders,” “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” and “The Merger—No Appraisal Rights in the Merger” beginning on pages 60, 112 and 108, respectively.

The approval by the QEP stockholders of this proposal is required by the DGCL and is a condition to the consummation of the merger.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of QEP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The QEP board unanimously recommends a vote “FOR” the merger proposal.

Non-Binding Compensation Advisory Proposal

QEP is also asking its stockholders to approve the non-binding compensation advisory proposal.

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, QEP is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of QEP’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to QEP’s Named Executive Officers in Connection with the Merger” beginning on page 106. Accordingly, QEP stockholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon QEP or the QEP board or Diamondback or the Diamondback board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with QEP’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, only if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, QEP seeks the support of its stockholders and believes that stockholder support is appropriate because QEP has a comprehensive executive compensation program designed to link the compensation of its executives with QEP’s performance and the interests of QEP stockholders. Accordingly, holders of shares of QEP common stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of QEP Resources, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of QEP Resources, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of QEP’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to QEP’s Named Executive Officers in Connection with the Merger,” in the proxy statement/prospectus of QEP Resources, Inc. with respect to the special meeting of stockholders to be held on March 16, 2021.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The QEP board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

The Adjournment Proposal

In the adjournment proposal, QEP is asking its stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

If QEP stockholders approve the adjournment proposal, subject to the terms of the merger agreement, QEP could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from QEP stockholders who have previously voted. QEP does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of QEP common stock present in person or represented by proxy at the QEP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The QEP board unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

At the effective time of the merger, Merger Sub will merge with and into QEP. As a result of the merger, the separate corporate existence of Merger Sub will cease, and QEP will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Diamondback.

Consideration to QEP Stockholders

As a result of the merger, each eligible share of QEP common stock (other than any cancelled shares) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration.

QEP stockholders will not be entitled to receive any fractional shares of Diamondback common stock in the merger, and no QEP stockholders will be entitled to receive dividends, voting rights or any other rights in respect of any fractional shares of Diamondback common stock. QEP stockholders that would have otherwise been entitled to receive a fractional share of Diamondback common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two trading days prior to the closing date, as reported by Bloomberg, L.P., multiplied by the fraction of a share of Diamondback common stock to which the holder would otherwise be entitled.

Background of the Merger

The QEP board and management, in the ordinary course continually evaluate QEP’s operations with a focus on creating long-term value by leveraging assets to create efficiencies, generating free cash flow and returning capital to stockholders. In connection with such evaluation, the QEP board and management also review and assess potential strategic alternatives available to QEP, including mergers and acquisition transactions and liability management. As part of such assessment, QEP management has contacts from time to time with financial and strategic parties, including other public and private exploration and production (“E&P”) companies.

The Diamondback board and Diamondback management periodically review opportunities to acquire assets or companies in the oil and gas industry that meet its strategic and financial objectives. As part of such reviews, Diamondback management has contacts from time to time with financial and strategic parties, including other public and private E&P companies.

In connection with its previously announced strategy to divest assets in order to become a pure play Permian company, QEP entered into agreements in the second half of 2018 to divest its Williston Basin assets, Louisiana natural gas assets and Uinta Basin assets.

On January 7, 2019, hedge fund Elliott Management Corp. (“Elliott”) made a conditional offer to buy QEP for $8.75 per share. In response to the public offer, QEP engaged Latham & Watkins LLP (“Latham”) and Evercore Group L.L.C. (“Evercore”) as its legal and financial advisors, respectively. The QEP board also engaged Wachtell Lipton Rosen & Katz (“Wachtell”) to advise the board with respect to Elliott and shareholder activism matters.

On January 7, 2019, the QEP board held a telephonic meeting to discuss Elliott’s offer. Representatives of Latham provided the board with an overview of its fiduciary duties under Delaware law and risks associated with transactions similar to the one contemplated by Elliott’s offer. After discussing the offer, the QEP board instructed management to respond to Elliott that the QEP board was evaluating the offer. On the same day, QEP publicly announced that it had received the conditional offer from Elliott and that the QEP board was evaluating the offer.

On January 10, 2019, QEP announced that it closed the sale of its Louisiana natural gas assets to Aethon Energy for $735.0 million, subject to customary purchase price adjustments.

On January 17, 2019, the QEP board held a telephonic meeting to discuss, among other things, the status of the Williston and Louisiana divestitures and Elliott’s offer. The board was informed that the Louisiana asset divestiture had closed and that QEP management had been approached by Vantage Acquisition Operating Company LLC (“Vantage”), the proposed buyer of the Williston assets, to discuss the transaction and market conditions. Representatives of Evercore then provided the board with an overview of market conditions and a summary of unsolicited calls received from parties potentially interested in a strategic transaction with QEP. Representatives of Evercore informed the board that Evercore would be in a position to provide its preliminary financial analysis of the Elliott offer at the January 24, 2019 board meeting. The board then discussed whether initiating a sales process would be in the best interest of QEP and its stockholders, and the board determined to continue the discussion at the January 24, 2019 meeting. Representatives of Wachtell then reminded the board of its fiduciary duties in connection with a sales process.

On January 24, 2019, the QEP board held an in-person meeting to discuss Elliott’s offer and to discuss the potential market interest for and valuation of QEP. Representatives from Wachtell reminded the board of its fiduciary duties in response to Elliott’s offer. Representatives of Evercore provided the QEP board with Evercore’s preliminary financial analysis of Elliott’s offer. The QEP board determined that it was not going to engage in negotiations with Elliott at that time based on current data and the proposed offer price. The QEP board discussed whether to initiate a sales process and determined to continue the discussion at its regularly scheduled meetings on February 11, 2019 and February 12, 2019. In advance of those meetings, the QEP board instructed QEP management and Evercore to identify parties who might consider a strategic transaction with QEP and provide further information regarding QEP’s value in the market.

On January 30, 2019, the QEP board held a telephonic meeting to discuss materials prepared by Evercore regarding a potential sales process. Representatives of Evercore provided a general overview of the anticipated process. The QEP board determined to continue the discussion whether to initiate a sales process at its regularly scheduled meetings on February 11, 2019 and February 12, 2019.

On February 11, 2019, the QEP board held an in-person meeting to discuss, among other things, whether to initiate a comprehensive sales process. Representatives of Evercore provided the QEP board with an overview of the market and its preliminary financial analysis of the Elliott proposal. The QEP board discussed the merits of initiating a formal corporate-level sales process and noted that investors have increasingly favored companies with large market capitalizations that have the ability to maintain strong balance sheets across commodity price cycles, generate free cash flow and return capital to stockholders, either in the form of dividends or share repurchases. Representatives of Wachtell then reminded the board of its fiduciary duties in connection with a sales process. Upon concluding its discussion, the QEP board unanimously approved initiating a process to solicit third-party interest in a strategic transaction with QEP and instructed QEP management and Evercore accordingly.

On February 12, 2019, at the direction of the QEP board, representatives of Evercore began contacting representatives of potential acquirers and ultimately contacted representatives of 38 companies, including Diamondback.

On February 20, 2019, QEP publicly announced that it had commenced a comprehensive review of strategic alternatives to maximize shareholder value, and disclosed that such process could result in the merger or sale of QEP. QEP announced that it intended to engage in discussions with a variety of parties that expressed interest in a potential transaction, including Elliott. QEP also announced that due to the deterioration in commodity prices and the unlikelihood that the conditions to closing would be satisfied, QEP and Vantage mutually agreed to terminate the agreement to sell QEP’s Williston Basin assets to Vantage.

From February 12, 2019 through April 10, 2019, QEP executed confidentiality agreements with 14 of the companies contacted by representatives of Evercore, including a confidentiality agreement with Diamondback executed on February 21, 2019. QEP and Evercore engaged in discussions with those parties that entered into confidentiality agreements and provided them with limited confidential information related to QEP’s assets and operations.

On April 10, 2019, QEP received three written proposals from Company A, Company B and Company C. Each proposal contemplated the acquisition of QEP via merger, with two proposals contemplating a stock-for-stock merger and a third proposal contemplating all cash consideration. The proposals ranged from a per share consideration amount of $7.55 per share to $8.75 share. Diamondback did not submit a proposal at that time.

On April 17, 2019, the QEP board held a meeting to discuss the three written proposals. Representatives of Evercore made a presentation to the QEP board, which included an overview of market conditions, a summary of the proposals and a summary of discussions with other potential counterparties that signed confidentiality agreements but elected to not submit proposals. At the end of the meeting, the QEP board authorized Evercore to invite Company A, Company B and Company C to participate in the next round of the process. The QEP board also instructed QEP management and Evercore to continue discussions regarding alternative structures, including asset sales, with a subset of the group of the 38 entities that had previously entered into confidentiality agreements.

Subsequent to the QEP board meeting on April 17, 2019, QEP and representatives of Evercore continued to discuss a potential transaction with each of Company A, Company B and Company C and shared additional information regarding QEP. QEP also conducted reverse due diligence with respect to Company A and Company C, the bidders that proposed stock-for-stock mergers.

On May 13, 2019, the QEP board held an in-person meeting. QEP management provided an overview of a standalone business plan and related analysis. Representatives of Evercore also gave an overview of market conditions, a preliminary financial analysis of QEP management’s standalone business plan and a preliminary financial analysis with respect to a potential combination with Company A and Company C.

On June 7, 2019, Company B submitted a bid to acquire QEP’s stock for consideration ranging from $6.50 to $7.00 per share. Company B’s proposal did not conform to the required second round bid parameters that representatives of Evercore communicated to bidders, because it did not include committed financing and indirectly conditioned the transaction on, among other things, the sale of QEP’s Williston Basin assets.

On June 11, 2019, the QEP board held an in-person meeting to discuss the results of the round two process, which consisted solely of a non-conforming bid from Company B. Company C indicated that it had continued interest in a combination, but was not willing to submit a proposal due to market conditions. Representatives of Evercore provided the board with a preliminary financial analysis of Company B’s proposal and an updated preliminary financial analysis of QEP management’s standalone business plan. QEP management also presented the QEP board with its analysis of moving forward as a standalone business. At the end of the meeting, the QEP board invited representatives from Company C to join the meeting and present the QEP board with an overview of Company C and the structure of a potential transaction. The QEP board instructed management and Evercore to continue discussions with Company B and Company C.

On July 7, 2019 and July 9, 2019, Company B and Company C submitted revised proposals with consideration of $6.75 per share and $5.18 per share, respectively. Company B’s proposal was non-conforming once again because it was not accompanied by binding commitment papers.

On July 17, 2019, the QEP board held a telephonic meeting to evaluate and discuss the revised proposals. Representatives of Evercore provided the board with a market update and a preliminary financial analysis of Company B’s proposal. The board was also informed that due to recent developments at Company B, Company B would be submitting a revised proposal as soon as possible. The QEP board determined that Company C’s offer was not attractive relative to QEP’s proposed standalone business plan, and Evercore and QEP management were instructed to inform Company C that they were not interested in pursuing a transaction with Company C.

On July 25, 2019, Company B submitted a revised, non-conforming proposal and term sheet. The offer was conditioned on the sale of QEP’s Williston assets to Company B, the issuance and sale by QEP of $500 million of a preferred security to Company B and a cash tender offer by QEP at $7.00 per share with a cap of approximately $1.0 billion. Company B’s offer provided that QEP would fund the tender offer with the proceeds from the sale of the Williston assets and the preferred equity. Timothy J. Cutt, QEP’s President and Chief Executive Officer, and David Trice, then QEP’s Chairman, had a conversation with representatives of Company B to discuss the proposal.

On July 30, 2019, the QEP board met telephonically to discuss Company B’s revised proposal. Representatives of Evercore provided the QEP board with a preliminary financial analysis of Company B’s revised proposal. The QEP board discussed the proposal as well as QEP management’s proposed standalone case. After taking into account market conditions and the terms of Company B’s proposal, including closing conditions and risk of execution, the QEP board determined that it was in the best interests of QEP’s stockholders to continue as an independent company.

From July 30, 2019 through August 6, 2019, QEP and Elliott negotiated the terms of a cooperation agreement. On August 6, 2019, QEP and Elliott entered into the cooperation agreement, which provided, among other things, that QEP and Elliott would work together to identify and appoint two new independent directors to the QEP board. QEP also agreed to create a new five-person operations committee of the QEP board, which would include the new directors, and would focus on identifying best practices in the areas of QEP’s operations and on continuous improvement and excellence, with the objective to achieve leading levels of capital efficiency.

On August 7, 2019, QEP announced it had concluded its strategic review process and determined that the best path to create superior value for its stockholders was to move forward as an independent company. QEP also announced the entry into the cooperation agreement with Elliott.

From August 2019 onward, QEP management focused on executing its standalone business plan.

On December 12, 2019, representatives of Private Equity Sponsor A contacted QEP to discuss a potential transaction with Company D, a portfolio company of Private Equity Sponsor A. Private Equity Sponsor A provided information with respect to Company D to QEP without entering into a confidentiality agreement.

On December 22, 2019, QEP received an indication of interest from Company E, proposing a stock-for-stock merger and a concurrent equity infusion to the combined company from a third-party financing source. Representatives of Evercore provided a preliminary financial analysis of the proposed transaction to the QEP board on December 24, 2019.

On December 27, 2019, the QEP board reviewed Company E’s proposal as well as Evercore’s preliminary financial analysis of Company E’s proposal. The QEP board determined that it was not interested in pursuing a deal with Company E, primarily due to the lack of strategic overlap of the respective company’s assets, and instructed QEP management and representatives of Evercore to inform Company E.

On January 10, 2020, Company E’s chief executive officer had a telephone call with Mr. Cutt, and Mr. Cutt confirmed that QEP was not presently interested in pursuing a transaction with Company E.

On January 17, 2020, William J. Buese, QEP’s Vice President, Chief Executive Officer and Treasurer, and representatives of Private Equity Sponsor B exchanged e-mail correspondence regarding a potential transaction involving QEP and one or more portfolio companies of Private Equity Sponsor B. The parties agreed to schedule a meeting to further discuss a proposed transaction.

On January 27, 2020, QEP management and representatives of Private Equity Sponsor B met to discuss a potential transaction involving Company F, a portfolio company of Private Equity Sponsor B.

On January 27, 2020, QEP management and representatives of Company F discussed entering into a confidentiality agreement to evaluate a potential transaction, and on February 5, 2020, the parties executed a confidentiality agreement.

In early 2020, Diamondback’s business development team began reviewing publicly available information regarding QEP in connection with again considering a potential transaction.

On February 14, 2020, the Diamondback board met telephonically and received an update from Diamondback’s management on their views regarding a potential transaction with QEP. After discussion, the Diamondback board authorized management to continue its investigation of a potential transaction with QEP and to contact QEP management. However, Diamondback management was unable to contact QEP prior to the onset of the coronavirus pandemic in the U.S., and so determined to put outreach to QEP on hold.

On February 19, 2020, the QEP board held a regularly scheduled in-person meeting to discuss, among other things, QEP’s 2020 business plan and potential strategic transactions, including (i) a sale or joint venture of QEP’s Permian water business, (ii) the disposition of QEP’s Williston Basin assets, (iii) a potential transaction with Private Equity Sponsor A and Company D and (iv) a potential transaction with Private Equity Sponsor B and Company F. Representatives of BMO Capital Markets (“BMO”), which had previously been engaged by QEP in connection with the proposed sale of QEP’s Williston assets to Vantage, provided an overview of the proposed terms for a transaction involving QEP’s Permian water business, an overview of the marketing process and a summary of proposals received from potential counterparties. Representatives of BMO then provided the board with an updated financial analysis of the Williston Basin assets and an analysis of precedent Williston Basin transactions. Representatives of Evercore then provided the board with a market overview and an updated preliminary financial analysis regarding a potential transaction with Company D or Company F and other strategic alternatives.

From February 19, 2020 through March 18, 2020, QEP management continued to exchange correspondence and have discussions with representatives of Private Equity Sponsor B regarding a potential transaction with Company F, and on February 20, 2020 QEP and Private Equity Sponsor B entered into a confidentiality agreement.

The QEP board noted investors’ focus on scale, strong balance sheets and the ability of issuers to return capital to stockholders was further accelerated and heightened in March 2020, when the global response to COVID-19. The QEP board believed that together with periods of increased production from foreign oil producers (most notably Saudi Arabia and Russia), this resulted in steep declines in the prices of oil and NGL and severe temporary storage shortages, negatively impacting oil and gas producers located in the United States, including QEP.

On March 12, 2020, in response to these events and an increased focus on risk management strategies, the QEP board held a telephonic meeting to discuss QEP management’s recommendations regarding a revised operating plan for the balance of 2020 and liability management options with respect to QEP’s balance sheet. The QEP board unanimously approved a number of operational adjustments recommended by management to enhance QEP’s ability to generate cash flow and avoid incurring additional leverage.

On March 13, 2020, QEP issued a press release announcing, among other things, an approximate 30% reduction in its capital budget, a plan to suspend completion operations in the Permian Basin from May 2020 until at least the beginning of the fourth quarter 2020, the release of an intermediate drilling rig in the Permian Basin and a suspension of its quarterly dividend.

On March 25, 2020, Mr. Cutt had a telephone call with representatives of Private Equity Sponsor A regarding a potential transaction with Company D.

On March 30, 2020, the QEP board held a telephonic board meeting to discuss QEP’s response to market conditions and discuss QEP’s capital structure and options to strengthen its balance sheet through liability management transactions. In response to a continuing decline in commodity prices due to increased global production as well as heightened concerns over COVID-19 and its impact on the global demand for oil, QEP management recommended dropping an additional rig and continuing to drill with one rig, suspending fracking operations in the Permian through at least November 1, 2020 (pending commodity price improvement) and deferring drilling one salt water disposal well. These actions would be in addition to those previously announced on March 13, 2020. QEP management advised the board that these actions were designed to improve cash flow and preserve liquidity and would result in further reductions of QEP’s original 2020 capital expenditures budget. QEP management also provided the board with an overview of QEP’s capital structure and liquidity position and recommendations for addressing its upcoming revolver and bond maturities in 2022 and 2023 given the distressed commodity price environment. Mr. Buese then provided the board with an update on liability management and the status of QEP’s discussions with its bank group and various options QEP could pursue to secure additional liquidity, noting the restrictions on incurring secured debt in QEP’s existing indentures governing its senior notes. Mr. Buese also provided the board with an update on the trading activity of QEP’s outstanding senior notes. The board, QEP management and representatives of Evercore engaged in further discussions regarding QEP’s capital structure and available options to address liquidity and near-term maturities.

From March 31, 2020 through May 1, 2020, QEP management, representatives of Private Equity Sponsor A and representatives of Evercore continued to have discussions regarding a potential transaction with Company D, and the benefits to each party due to the complementary nature of each party’s assets.

On April 16, 2020, the QEP board held a telephonic board meeting to discuss with QEP management the ongoing pandemic and market disruptions, as well as QEP’s responsive actions to date, and QEP’s performance, strategy, financial position and opportunities in the current market environment, including the exploration of opportunities to combine with a potential merger partner to achieve benefits of scale and efficiency. In addition, the QEP board and QEP management discussed other options that could be available to refinance indebtedness through conventional and alternative financing transactions and raise additional capital through asset sales or other asset monetizations. As part of this discussion, the QEP board discussed its perspective on strategic objectives and key investment metrics that were likely to enhance investor interest in the industry in general and QEP in particular. Mr. Cutt then provided the board with a status update on discussions with Private Equity Sponsor A/Company D and Private Equity Sponsor B/Company F. Mr. Buese provided the board with an update on QEP’s negotiations with its lender group regarding a potential amendment to QEP’s existing credit facility.

The QEP board noted at its meeting on April 16, 2020 that QEP management’s actions in response to the oil price war and COVID-19 had positioned QEP to withstand an extended downturn and generate free cash flow despite challenging market conditions, but acknowledged that significant downside risk remained. The QEP board discussed with QEP management the potential benefits and drawbacks of pursuing a strategic combination, including the potential benefits to QEP’s stockholders if QEP were to combine in an all-stock transaction to form a company with a lower cost of capital, lower leverage and larger market capitalization than QEP on a standalone basis. The QEP board requested that QEP management continue to evaluate the possibility of a strategic combination and continue discussions with Private Equity Sponsor A and Private Equity Sponsor B. In addition, the QEP board requested that QEP management evaluate the potential benefits of alternative financing transactions, including liability management and the monetization of QEP’s water assets.

On May 6, 2020, QEP, Private Equity Sponsor A and Company D entered into a confidentiality agreement with respect to a potential transaction involving QEP and Company D. From May 7, 2020 through July 13, 2020, QEP and Company D continued to exchange data and perform technical diligence on each party’s assets.

On June 4, 2020, QEP announced that it amended its credit facility, increasing its liquidity by more than $500 million and providing additional financial flexibility to help execute its ongoing business plan.

On June 5, 2020, Mr. Cutt and representatives of Private Equity Sponsor B exchanged correspondence to revisit a potential transaction involving Company F as well as Company G, a second portfolio company of Private Equity Sponsor B with assets located in the Permian Basin. The parties agreed to continue discussions involving a potential transaction, and Private Equity Sponsor B committed to provide QEP with additional materials regarding Company F and Company G.

On June 12, 2020, representatives of Company H contacted Mr. Cutt to discuss a potential business combination with QEP. Mr. Cutt expressed a willingness to discuss a proposed transaction, and Company H sent Mr. Cutt an indication of interest as well as a presentation for QEP’s review and consideration.

On June 23, 2020, representatives of Evercore provided QEP management with its preliminary financial analysis of a proposed transaction with Company H. QEP management reviewed the Evercore materials and concluded that pursuing a transaction with Company H was not in the best interest of QEP and its stockholders and forwarded the proposal to the QEP board with a recommendation that QEP not pursue a transaction with Company H. The QEP board agreed with management’s recommendation and instructed Mr. Cutt to inform Company H of its decision.

On June 24, 2020, Mr. Cutt informed representatives of Company H that QEP was not interested in pursuing a transaction with Company H.

On July 2, 2020, representatives from Company I sent an email to Mr. Cutt expressing an interest in a potential transaction and asked for Mr. Cutt’s willingness to schedule a call to discuss a potential transaction. Mr. Cutt responded and a call was scheduled for July 21, 2020.

On July 7, 2020, Private Equity Sponsor B submitted an indication of interest to QEP regarding its proposed transaction with Company F and Company G.

On July 10, 2020, QEP management discussed with representatives of Private Equity Sponsor A a potential transaction where QEP would acquire all or substantially all of the equity or assets of Company D in exchange for QEP stock. From July 10, 2020 through July 21, 2020, QEP management, representatives of Private Equity Sponsor A and representatives of Evercore continued to have discussions regarding the proposed transaction after which QEP and Private Equity Sponsor A suspended discussions with respect to a proposed transaction involving Company D.

On July 15, 2020, QEP received access to a data room populated by Private Equity Sponsor B with information regarding Company F and Company G.

On July 21, 2020, Mr. Cutt and representatives from Company I held an introductory telephone call regarding a potential transaction. Company I’s management expressed its interest in moving into the Permian Basin and that Company I would be interested in discussing a possible combination with QEP. Mr. Cutt expressed an interest in discussing such a transaction.

On July 22, 2020, Mr. Cutt received a call from management of Company J. The parties discussed areas of mutual interest and Company J’s recent interest in acquiring certain acreage in QEP’s Williston position. Mr. Cutt informed Company J that QEP was not interested in only selling selective portions of QEP’s Williston acreage. Company J then conveyed that it may be interested in a corporate transaction as part of a strategy to enter the Midland Basin within the Permian Basin. Mr. Cutt and representatives of Company J acknowledged that each company was approaching earnings season and agreed to continue the discussion following their respective earnings releases.

On July 23, 2020, representatives from Company I reached out to Mr. Cutt telephonically and mentioned that Company I would like to send over a high-level combination analysis with respect to QEP and Company I. Mr. Cutt agreed to review the material, and Company I emailed an information deck to Mr. Cutt that afternoon.

On July 24, 2020, Christopher K. Woosley, QEP’s Executive Vice President, General Counsel and Corporate Secretary, had a telephone call with management of Company J, where they expressed Company J’s intent to be a consolidator in the Permian Basin. Company J’s management explained they held a strategy session with Company J’s board and identified QEP as one of several companies they were interested in and that Company J would like to enter into a confidentiality agreement with QEP in order to review an initial list of diligence items. Mr. Woosley gave Mr. Cutt a summary of the call. On July 27, 2020, Company J sent QEP a draft confidentiality agreement for its review.

On July 28, 2020, at a regularly scheduled videoconference meeting, the QEP board discussed, among other things, an update on liability management and strategic alternatives with Company D, Company F, Company G, Company I and Company J. Mr. Buese provided the board with an overview of (i) the recent amendment QEP entered into with respect to its credit facility, (ii) total senior notes outstanding and (iii) authorizations to repurchase outstanding senior notes, including a summary of repurchases made in the first half of 2020. Mr. Buese then gave an overview of the market for new issuances of senior notes and a summary of indicative terms for a new issuance of guaranteed senior notes.

Representatives of Evercore provided the board with an update regarding status of discussions with each of Company D, Company F, Company G, Company I and Company J and Evercore’s preliminary financial analysis of each. Representatives of Evercore also provided a status update regarding the diligence process with respect to Company F and Company G. QEP management and representatives of Evercore noted that discussions with Private Equity Sponsor A were at an impasse regarding valuation and a path forward to address the combined company’s capital structure through liability management.

The QEP board then discussed with its advisors and considered current market conditions, the current reality for energy companies considering the ongoing COVID-19 pandemic, that the energy sector had significantly trailed the general market recovery, that despite active equity and debt capital markets across other sectors the few energy companies that were able to access capital markets were primarily large-cap, investment grade entities, and that efforts by highly levered exploration and production companies to exchange outstanding debt had limited participation levels.

Following a discussion, the QEP board determined that it was not interested in pursuing a transaction with Company I, but authorized QEP management and Evercore to continue discussions with Private Equity Sponsor B and Company J.

On July 31, 2020, Mr. Cutt sent an email to representatives of Company I informing them that QEP management had reviewed the opportunity with the QEP board and that QEP was not interested in pursuing a transaction at that time as the proposal was not competitive with, and did not provide as complimentary of an asset base compared with, other alternatives that were currently under consideration.

On August 3, 2020, QEP and Company J executed a confidentiality agreement. Throughout August, Mr. Cutt and members of Company J’s management had several email and telephonic exchanges regarding a potential transaction, with Company J continuing to express interest in a potential combination. In late August, discussions between Company J and QEP terminated with Company J noting its evaluation of a corporate transaction was complicated by concerns about the pro forma leverage that would occur in a combination of the two companies.

On August 14, 2020, Mr. Cutt and representatives of Company E had a telephone call to revisit a potential transaction, and on August 21, 2020, QEP received materials from Company E regarding a potential transaction.

On August 25, 2020, QEP received discussion materials from Private Equity Sponsor B regarding a potential transaction involving Company F and Company G. The same day, QEP management, representatives of Evercore and representatives of Private Equity Sponsor B participated on a telephone call to discuss the materials provided and a potential combination involving all three entities, the strategic rationale, valuation, liability management with respect to QEP’s outstanding senior notes and next steps.

On August 27, 2020, Company E sent an email to Mr. Cutt following up on the materials previously provided on August 21, 2020 and sought to arrange a call.

On September 1, 2020, Mr. Cutt responded to Company E informing Company E that it was premature to discuss a potential transaction. Mr. Cutt and Company E had additional communications on September 8, 2020 and September 29, 2020 regarding a potential transaction.

On September 2, 2020 and September 3, 2020, QEP management, representatives of Evercore and Private Equity Sponsor B met to conduct reciprocal technical diligence on QEP’s, Company F’s and Company G’s assets.

On September 9, 2020, members of QEP management and representatives of Evercore, Latham and Private Equity Sponsor B held meetings to conduct reciprocal corporate and financial diligence.

On September 10, 2020, the QEP board held a videoconference meeting to receive an update on strategic alternatives. Mr. Cutt provided a brief introduction, and noted that, based on diligence completed to date, management believed a transaction involving QEP, Company F and Company G could be an attractive opportunity due to the location of the assets, the positive impact on QEP’s balance sheet and the ability to bring a respected, knowledgeable energy investor – Private Equity Sponsor B – into QEP’s share register. Representatives of Evercore provided a market overview and status update with respect to the discussions with each potential counterparty.

Representatives of Evercore then provided to the board an updated preliminary financial analysis with respect to a potential business combination involving Company F and Company G based on diligence done to date. The presentation noted that Private Equity Sponsor B would condition the consummation of the business combination on QEP successfully executing a liability management transaction to address the near-term maturities of its 2022 and 2023 senior notes. The QEP board then discussed with its advisors the benefits of a liability management transaction, which included materially de-leveraging the balance sheet, extending maturities beyond 2023 to provide a capital structure that allows investors to realize the equity thesis of the combined company and ensure the combined company has adequate liquidity and flexibility to access traditional bank capital by entering into a secured reserve-based revolver.

The QEP board authorized management and Evercore to continue discussions with Private Equity Sponsor B regarding a potential business combination involving Company F and Company G.

From September 10, 2020 through September 24, 2020, QEP management and representatives of Evercore continued to conduct financial and technical diligence on Company F and Company G and engage in conversations with representatives of Private Equity Sponsor B regarding a potential transaction.

On September 24, 2020, QEP management and representatives of Evercore participated on a telephone call with representatives of Private Equity Sponsor B where QEP outlined its financial analysis and response to the discussion materials submitted by Private Equity Sponsor B on August 25, 2020.

On September 30, 2020, Mr. Cutt and representatives of Private Equity Sponsor B had a telephone call to discuss the status of QEP’s feedback and next steps.

In the fall of 2020 Diamondback began discussions with Moelis & Company LLC (“Moelis”) regarding its corporate development strategy. Those conversations continued over the succeeding months, and included a discussion of a potential transaction with QEP.

On October 5, 2020, the QEP board held a videoconference meeting to discuss the proposed transaction with Private Equity Sponsor B, Company F and Company G and status of other strategic alternatives, including a standalone liability management exercise. QEP management provided the board with an overview of its technical and financial diligence done to date on Company F and Company G, and noted that Company F’s assets were stronger and more complimentary to QEP’s asset base compared to Company G’s assets.

Representatives of Evercore provided the board with an updated preliminary financial analysis of the proposed transaction with Company F and Company G.

Following a call between Company E and Mr. Cutt, and at the request of QEP management, representatives of Evercore then provided a preliminary financial analysis with respect to a potential business combination with Company E. The QEP board authorized management and Evercore to continue discussions with Private Equity Sponsor B regarding a potential transaction, but noted that it was only interested in pursuing a transaction with Company F and not Company G. The QEP board also instructed management and Evercore that it was not interested in pursuing a transaction with Company E and that they should not pursue any further discussions.

Mr. Buese then provided the QEP board with an overview of a proposed standalone liability management transaction should QEP choose to continue as a standalone company and not pursue a strategic business combination or similar transaction. Mr. Buese discussed the maturity profile of QEP’s outstanding debt and gave an illustrative example of management’s plan to obtain a secured reserve-based loan (“RBL”) that would provide adequate liquidity.

On October 7, 2020, Mr. Cutt informed representatives of Private Equity Sponsor B that QEP was interested in continuing discussions regarding a potential transaction, but it was only interested in pursuing a transaction with Company F, not Company G. From October 7, 2020 through October 21, 2020, QEP management, representatives of Evercore and representatives of Private Equity Sponsor B continued to discuss a potential transaction.

On October 7, 2020, Mr. Cutt notified representatives of Company E via email that the QEP board appreciated Company E’s indication of interest in a transaction with QEP but it was not interested in pursuing a transaction with Company E.

On October 8, 2020, Mr. Cutt had a phone call with representatives of Company E to discuss his email from the previous day. Mr. Cutt reiterated his message that QEP was not interested in pursuing a transaction with Company E at that time.

On October 21, 2020, Private Equity Sponsor B submitted a written proposal regarding a transaction involving Company F. The proposal contemplated QEP acquiring Company F in an all-stock transaction plus Private Equity Sponsor B investing cash in exchange for additional QEP equity. The offer contemplated that Private Equity Sponsor B would hold 75% of the outstanding common stock of the combined company and QEP’s stockholders would retain a 25% stake. The offer was subject to corporate governance discussions and confirmatory diligence and the transaction would be conditioned on, among other things, the successful execution of a liability management transaction, the terms of which were to be agreed upon with QEP.

On October 27, 2020, the QEP board held a regularly scheduled meeting to discuss, among other things, Private Equity Sponsor B’s proposed offer that was received on October 21, 2020 and the terms of a standalone liability management transaction. Also in attendance were certain members of QEP management and representatives of Evercore and Latham.

Mr. Buese provided an update on QEP’s standalone liability management strategy and RBL facility. He provided an overview of the proposed terms of a potential exchange offer involving QEP’s 2022 and 2023 senior notes in exchange for a new series of senior notes with an extended maturity date. Next, Mr. Buese provided a summary of key RBL facility terms and focus areas. He noted that management was in discussions with the QEP’s lenders regarding the RBL facility process and proposed terms. Evercore then provided illustrative terms of an exchange offer and QEP’s liquidity projections based on various assumptions. After further discussion, the board authorized management to continue negotiating the terms of a RBL facility and approved management to pursue an exchange offer.

Representatives of Evercore then provided a preliminary financial analysis with respect to the proposed transaction with Private Equity Sponsor B and Company F. Latham then provided the QEP board with an overview of the required approvals needed and the related voting thresholds to approve the proposed transaction. Latham also provided the board with an overview of fiduciary duties under Delaware law that would be applicable in a transaction of this nature and the governance structure that would be applicable to QEP post-transaction. Latham also advised on certain shareholder protections QEP should request as part of the negotiation with Private Equity Sponsor B. After discussing the proposed transaction in executive session, the board determined it was in the best interest of QEP and its stockholders to terminate discussions with Private Equity Sponsor B and proceed with the proposed standalone liability management transaction.

On October 28, 2020, Mr. Cutt called representatives of Private Equity Sponsor B and informed them that the QEP board decided that it was in the best interest of QEP and its stockholders to not pursue a transaction with Private Equity Sponsor B and Company F at that time.

From October 9, 2020 through November 30, 2020, QEP and representatives of Evercore and Latham (i) negotiated a term sheet for a RBL facility with, and solicited commitments from, the administrative agent and the joint book-running lenders under QEP’s existing credit facility and (ii) developed the terms of an exchange offer and consent solicitation with respect to its 2022 and 2023 senior notes, including a description of notes that would govern the terms of the exchange notes (clause (ii) is collectively referred to as the “Exchange Offer Term Sheet”).

On November 3, 2020, management of Company C called Mr. Cutt to discuss a potential combination involving QEP and Company C. Mr. Cutt told Company C management that QEP would be willing to discuss a potential transaction.

In early November of 2020, Diamondback’s senior management again began internal discussions about a potential transaction with QEP.

On November 11, 2020, management of Company C called Mr. Cutt and informed him that they intended to send Mr. Cutt a presentation outlining the benefits for a business combination between Company C and QEP. On November 12, 2020, management of Company C sent the presentation to Mr. Cutt.

On November 13, 2020, Mr. Cutt sent an email to the QEP board describing the proposed transaction with Company C. Mr. Cutt also advised the board that management did not believe that a transaction with Company C would be consistent with QEP’s current strategy of focusing on the Permian Basin.

On November 16, 2020, Mr. Cutt and representatives of Evercore had a telephone call to discuss the merits of a transaction with Company C. Following this meeting, QEP agreed to enter into a confidentiality agreement with Company C to allow QEP to conduct one-way diligence on Company C. The confidentiality agreement with Company C was executed on November 19, 2020. Following the review of the information QEP received from Company C and input from the QEP board, Mr. Cutt informed management of Company C that QEP was not interested in pursuing a transaction with Company C.

On November 25, 2020, Latham contacted counsel to an ad hoc group of QEP noteholders (the “Ad Hoc Group”) to discuss wall crossing the Ad Hoc Group in order to negotiate the terms of an exchange offer and consent solicitation.

On November 25, 2020, Travis D. Stice, Diamondback’s Chief Executive Officer, and M. Kaes Van’t Hof, Diamondback’s Chief Financial Officer and Executive Vice President of Business Development, had a teleconference call with Steven West, Chairman of the Diamondback board, regarding a potential transaction with QEP. Mr. West indicated he was generally supportive of investigating a potential transaction, further discussion with the full Diamondback board and preliminary outreach to QEP.

On November 30, 2020, Mr. Stice contacted Mr. Cutt to inform him that Diamondback would be interested in making an offer to acquire QEP. Mr. Cutt responded that management of QEP and the QEP board would be willing to consider an offer.

On December 1, 2020 and December 2, 2020, QEP entered into confidentiality agreements with certain members of the Ad Hoc Group and circulated the Exchange Offer Term Sheet to the Ad Hoc Group.

On December 2, 2020, certain news organizations reported rumors that QEP had been contacted about a potential takeover.

From December 3, 2020 through December 18, 2020, QEP management and representatives of Evercore, Latham and the Ad Hoc Group and its counsel participated in discussions and negotiated the proposed terms of the exchange offer and consent solicitation.

On December 3, 2020, at a meeting of the QEP board held via videoconference, with certain members of QEP management and representatives of Evercore in attendance, Mr. Cutt notified the QEP board of Diamondback’s interest in a potential business combination with QEP. The QEP board engaged in a detailed discussion regarding the strategic rationale for a combination with Diamondback. The QEP board acknowledged the benefits of combining with an investment grade company such as Diamondback, the pro forma company’s operational scale, lower cost of capital, high asset quality, and its ability to generate free cash flow and return capital to stockholders. The QEP board also discussed the pros and cons of continuing as a standalone company, including the risk of an extended downturn caused by COVID-19, ongoing industry consolidation and negative investor sentiment towards the sector, the combination of which might further erode QEP’s trading multiples in comparison to larger competitors. Based on this discussion, the QEP board generally agreed that Diamondback was a very attractive potential merger partner. The QEP board authorized Mr. Cutt to continue discussions with Diamondback. During the board meeting, Mr. Buese provided the board with an update regarding the status of QEP’s proposed RBL facility and the proposed exchange offer and consent solicitation.

On December 3, 2020, Mr. Cutt called Mr. Stice to inform him that the QEP board was interested in continuing discussions with Diamondback regarding a potential business combination.

On December 3, the Diamondback board held a videoconference meeting to discuss, among other things, a potential transaction with QEP. The board members and certain members of management discussed certain financial and operational matters related to the proposed transaction, and then potential process. Following that discussion, the Diamondback board authorized Diamondback management to finalize an offer letter and related materials for an all-stock, at-market transaction, and to pursue the transaction, including engaging in due diligence and discussions with ratings agencies. The board stressed to Diamondback management the importance of maintaining Diamondback’s investment grade rating.

On December 7, 2020, Mr. Stice provided to Mr. Cutt a presentation containing certain information regarding Diamondback and the proposed transaction. That presentation noted that Diamondback believed it was the right counterparty for QEP, with complementary assets, an investment grade balance sheet, a strong free cash flow model built to return capital to stockholders and the size and scale to attract investors. It also stated that the exchange ratio would reflect an “at-market” transaction and emphasized that the all-stock nature of the proposed combination would provide QEP stockholders the opportunity to participate in the upside of the combined company as macroeconomic conditions improved.

Messrs. Stice and Van’t Hof then followed up with a phone call to review that presentation, indicated to Mr. Cutt that Diamondback was prepared to make an offer to acquire QEP and outlined the general terms of the proposed transaction. Mr. Stice emphasized Diamondback’s sensitivity to equity market reaction to a transaction premium perceived to be excessive, which would be to the detriment of both companies. Diamondback management concluded the call noting they would follow up with a formal offer letter and a confidentiality agreement.

Later that day, Mr. Cutt received an offer letter from Diamondback. The letter did not provide an exchange ratio; rather it provided that Diamondback was offering to acquire QEP in an all-stock, at-market transaction with an exchange ratio to be agreed upon closer to the execution of a definitive agreement. The letter indicated that the proposal implied a material premium relative to QEP’s unaffected share price as of December 1, 2020 (i.e., the last trading day before market rumors of a potential transaction). Mr. Stice also provided a draft confidentiality agreement for QEP to review and execute and requested exclusivity. Mr. Cutt notified the QEP board of Diamondback’s offer and recommended that QEP enter into the confidentiality agreement with Diamondback and start exchanging information and diligence materials with Diamondback.

Around the same time period, Mr. Woosley reached out to representatives of Evercore and Latham regarding the offer received from Diamondback. Mr. Woosley also authorized Latham to engage Richards, Layton & Finger, PA (“RLF”) to act as special Delaware counsel to QEP in connection with the proposed transaction. Mr. Woosley and representatives of Latham reviewed the draft confidentiality agreement provided by Diamondback, and Mr. Woosley sent a revised draft of the same to Mr. Van’t Hof.

On December 8, 2020, Messrs. Woosley and Van’t Hof had a telephone conversation to discuss general terms of the offer, timing, due diligence and other matters relating to the potential transaction. Later that day, QEP and Diamondback entered into a confidentiality agreement and each party was granted access to an electronic data room prepared by the other party. The confidentiality agreement included a customary mutual “standstill” provision that would automatically terminate if, among other things, either party entered into a definitive merger agreement with another party. Diamondback and QEP did not agree to exclusivity at that time.

From December 9, 2020 through December 20, 2020, QEP conducted extensive due diligence of Diamondback and Diamondback conducted extensive due diligence of QEP. Mr. Van’t Hof and P. Matt Zmigrosky, Diamondback’s Executive Vice President and General Counsel, held a series of reciprocal due diligence discussions, primarily with Mr. Woosley, and Lauren Baer, QEP’s Vice President, Human Resources & Community Investments. Representatives of QEP’s advisors (Latham and Evercore) and Diamondback’s advisors (Goldman Sachs & Co. LLC (“Goldman”) and Diamondback’s legal counsel, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”)) also attended the meetings.

On December 10, 2020, the Diamondback board held a telephonic meeting focused primarily on the potential transaction with Guidon, but Messrs. Stice and Van’t Hof provided the board with an update on the status of the outreach to QEP.

From December 10, 2020 through December 17, 2020, Diamondback management delivered presentations to and responded to follow-up inquiries from its ratings agencies (Standard & Poor’s and Fitch Ratings) regarding the potential transactions with QEP and Guidon and their potential impacts on Diamondback.

On December 12, 2020, QEP received a draft of the merger agreement from Diamondback. From December 12 through December 20, the parties and their respective legal advisors negotiated the terms of the merger agreement.

On December 14, 2020, the Diamondback board held a videoconference telephonic meeting, which was also attended by certain members of Diamondback’s management and representatives from Goldman. The board asked questions of Goldman and management regarding the potential QEP acquisition. After deliberation and discussions, the board authorized management to finalize a follow-up offer letter proposing an exchange ratio of 0.050 of a share of Diamondback common stock for each share of QEP common stock and again requesting exclusivity. The board further authorized continuing due diligence, ratings agency discussions and negotiation of definitive documents.

Following the Diamondback board meeting, later on December 14, 2020, Mr. Cutt received an offer letter from Diamondback, which letter included a proposed exchange ratio of 0.050 of a share of Diamondback common stock for each share of QEP common stock. The letter further indicated that the 0.050 exchange ratio represented a 1% premium to QEP’s closing price on that same day, a 10% premium to the ten-day average closing price and a 26% premium to the twenty-day average closing price.

From December 14, 2020 through December 20, 2020, Messrs. Cutt and Stice had multiple discussions regarding the terms of the potential transaction.

Also on December 14, 2020, representatives from Latham reviewed and discussed with QEP management key provisions of the merger agreement draft that had been provided by Diamondback on December 12, 2020, including (i) the fact that the merger agreement provided for a transaction structure that would generally result in a tax free transaction for QEP stockholders, (ii) the key conditions to closing of the merger, including receipt of QEP stockholder approval, and (iii) the deal protection provisions, including the non-solicitation and “force the vote” covenants and the proposed termination fee and expense reimbursement obligations of QEP, which were based on QEP’s enterprise value. QEP management provided Latham with direction as to how to respond on key terms of the merger agreement, and authorized Latham to prepare and distribute a revised draft of the merger agreement to Diamondback.

On December 15, 2020, Latham sent Akin Gump a revised draft of the merger agreement that included the following key terms: (i) a right for the QEP board to terminate the merger agreement to permit QEP to enter into a definitive agreement with respect to a superior proposal, (ii) a termination fee and expense reimbursement obligations calculated to represent a percentage of QEP’s equity value and (iii) additional restrictions on the ability of Diamondback to engage in certain transactions that would materially alter the nature of Diamondback between signing and closing without QEP’s consent, including certain transactions involving the issuance of equity, the incurrence of debt and the acquisition or divestiture of material assets.

On December 16, 2020, the QEP board held a videoconference with certain members of QEP management, and representatives of Evercore and Latham in attendance, to discuss the offer letter received from Diamondback. At the outset of the meeting, representatives of Latham reviewed with the members of the QEP board their fiduciary duties under Delaware law with respect to the evaluation of a potential strategic combination. In addition, representatives of Latham discussed legal considerations related to actual or potential conflicts that could arise in connection with the evaluation of a strategic transaction.

Following the discussion of fiduciary duties led by Latham, representatives of Evercore reviewed with the QEP board its preliminary financial analysis with respect to a possible combination of QEP and Diamondback. Representatives of Evercore also reviewed and discussed with members of the QEP board and management the continued underperformance of the upstream oil and gas sector relative to other market sectors and the challenges associated with market positioning and attracting investor interest. After further discussion, the QEP board asked the Latham and Evercore representatives to leave the meeting to allow the QEP board to continue its discussion in executive session. At the conclusion of the meeting, the QEP board determined that it should seek a higher exchange ratio from Diamondback, and authorized a formal response to Diamondback seeking an exchange ratio of 0.053.

Later that same day, Mr. Cutt called Mr. Stice to advise him of the outcome of the QEP board meeting, and to discuss the economic terms of a potential combination. Mr. Cutt advised Mr. Stice that the QEP board was prepared to move forward at an exchange ratio of 0.053. Mr. Stice declined to agree to the proposed exchange ratio, but said he would discuss with the Diamondback board.

On December 17, Messrs. Stice and Van’t Hof had a teleconference call with Mr. West to discuss the ongoing negotiations with QEP. Mr. West informed Diamondback management that he would not support an offer with an exchange ratio in excess of 0.050 and encouraged Mr. Stice to inform QEP and again request exclusivity through December 24, 2020. Following that call, by email communication, Mr. Stice informed Mr. Cutt that Diamondback declined QEP’s counter offer, renewed Diamondback’s offer of an exchange ratio of 0.050 and requested exclusivity through December 24, 2020.

On that same day, the QEP board, along with representatives from management, Evercore and Latham, held a telephonic board meeting to discuss Diamondback’s proposal, including the 0.050 exchange ratio. Evercore provided the board with an update of its preliminary financial analysis as well as supplementary financial data that the QEP board requested during the December 16, 2020 meeting. The QEP board also discussed with management, representatives of Latham and representatives of Evercore, Diamondback’s request for exclusivity. After further discussion, at the conclusion of the meeting, the QEP board authorized management and Evercore to agree to the proposed 0.050 per share exchange ratio and to continue negotiating definitive transaction documents, subject to satisfactory completion of due diligence, including financial due diligence. The QEP board also authorized QEP management to enter into the exclusivity agreement with Diamondback through December 24, 2020.

Following the meeting of the QEP board, on that same day, Mr. Cutt called Mr. Stice and informed him that the QEP board had approved the 0.050 exchange ratio.

On that same day, Diamondback entered into formal engagement letters with Goldman and Moelis to assist with the transaction with QEP.

On that same day, Akin Gump sent Latham a revised draft of the merger agreement. Later on that same day, Diamondback received positive preliminary feedback from its ratings agencies. Mr. Stice updated the Diamondback board by email regarding the ratings feedback and his discussions with Mr. Cutt.

On December 18, 2020, Diamondback and QEP signed an exclusivity agreement providing for exclusive negotiations through December 24, 2020.

On that same day, representatives from Latham reviewed and discussed with QEP management key provisions of the revised merger agreement draft that had been provided by Diamondback on December 17, 2020, including the deal protection provisions, the “force the vote” covenant and the proposed termination fee and expense reimbursement obligations of QEP, which were based on QEP’s enterprise value. QEP and representatives from Latham and RLF discussed the revised draft. QEP management provided Latham with direction as to how to respond on key terms of the merger agreement, and authorized Latham to prepare and distribute a revised draft of the merger agreement to Diamondback. Later that day, Latham sent Akin Gump a revised draft of the merger agreement.

On that same day, Diamondback entered into a definitive agreement with Guidon (the “Guidon Agreement”), an oil exploration and production company, regarding the Pending Guidon Acquisition, and Guidon subsequently approved Diamondback informing QEP about the execution of the Guidon Agreement. Following the execution of the Guidon Agreement, there were a number of communications between Diamondback and QEP and internally at Diamondback and QEP regarding Guidon. First, Messrs. Cutt and Stice had a telephone conversation where Mr. Stice informed Mr. Cutt about the execution of the Guidon Agreement. Then, Messrs. Cutt, Woosley and Buese had a telephone call with representatives of Evercore and Latham to discuss Diamondback’s pending acquisition of all or substantially all of Guidon’s assets and the potential impact on the merger of QEP and Diamondback. Representatives of Latham, RLF and Mr. Woosley also discussed the board’s fiduciary duties in light of the Guidon Agreement. Finally, QEP management and representatives of Evercore, Latham and Goldman had a telephone conference call with Mr. Van’t Hof and other representatives of Diamondback to discuss the Pending Guidon Acquisition and conduct diligence regarding the same.

On the morning of December 19, 2020, Mr. Zmigrosky circulated a summary of the then-current draft of the merger agreement prepared by Akin Gump to the Diamondback board.

On the same day, Mr. Woosley and representatives of Latham had multiple discussions with Mr. Van’t Hof, Mr. Zmigrosky and/or representatives of Akin Gump regarding the terms of the merger agreement, including provisions relating to deal protection and the termination fee, scope of representations and warranties and interim operating covenants. Diamondback and Akin Gump represented that the “force the vote” covenant was a material term to Diamondback and insisted on its inclusion in the merger agreement. Mr. Woosley and Latham acknowledged the request and represented that it would discuss the request with the QEP board.

On that same day, the QEP board held a telephonic board call, along with representatives of management, Evercore and Latham, to continue to discuss a potential transaction between QEP and Diamondback on the basis of a 0.050 exchange ratio. Mr. Cutt provided the board with an update regarding the recent development related to Diamondback’s pending acquisition of Guidon’s assets. Mr. Cutt reminded the board that management had previously evaluated Guidon’s assets several times, including recent technical and financial diligence, and that management was impressed with the quality of Guidon’s assets and the overlap with Diamondback’s and QEP’s acreage in the Midland Basin. The board then received an overview of Guidon’s operations and assets based on information provided by Diamondback. Representatives of Evercore noted that Diamondback confirmed during a diligence session earlier that day that the pending acquisition of Guidon would not be significant from a financial perspective to Diamondback for SEC reporting purposes. Latham then reminded the board of its fiduciary duties under Delaware law that are owed in connection with the proposed transaction with Diamondback. Latham also provided the board with a summary of the Guidon transaction, and the high-level terms of the definitive agreement entered into with Guidon, based on the call earlier that day. The QEP board then asked several questions regarding the Guidon transaction and its impact on the board’s fiduciary duties when evaluating QEP’s transaction with Diamondback, and Latham addressed those questions.

Mr. Woosley and Latham then discussed the material terms of the merger agreement and open issues, including Diamondback’s request to include a “force the vote” provision in the merger agreement. The board asked several questions, and after discussion authorized QEP management to agree to a “force the vote” provision. After further discussion, at the conclusion of the meeting, the QEP board provided Mr. Woosley and Latham with direction as to how to respond on key terms of the merger agreement and authorized management to proceed with the proposed transaction, subject to finalizing the merger agreement and completing diligence.

On December 20, 2020, QEP and Diamondback exchanged emails to discuss their plans on investor relations in connection with the potential transaction, including a joint press release and an investor presentation.

On the same day, Akin Gump and Latham exchanged multiple drafts of, and finalized, the merger agreement.

On the same day, Mr. Zmigrosky circulated an updated summary of the then-current draft of the merger agreement prepared by Akin Gump to the Diamondback board.

In the evening of December 20, 2020, the Diamondback board held a videoconference meeting, with members of Diamondback management, as well as representatives of Goldman and Akin Gump also in attendance. Members of the Diamondback board, members of Diamondback management and representatives of Goldman discussed the proposed transaction with QEP, including the financial terms thereof and related financial and operational matters. Messrs. Stice and Van’t Hof reviewed their presentation, previously circulated to the board, regarding certain financial and operational matters related to the Pending Guidon Acquisition and the proposed transaction with QEP. Then representatives of Akin Gump reviewed with the Diamondback board materials summarizing the key provisions of the current draft of the merger agreement, which materials were previously circulated to the board. Throughout these presentations and discussions, members of the Diamondback board asked questions of representatives of Goldman, Akin Gump and Diamondback management. Following additional discussion, the Diamondback board unanimously (i) determined that the merger agreement (including the 0.050 exchange ratio) and the transactions contemplated thereby (including the merger and the related share issuance), were fair to, advisable and in the best interests of Diamondback and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) approved certain related matters, including the preparation and filing with the SEC of a Registration Statement on Form S-4.

In the evening of December 20, 2020, the compensation committee of QEP and representatives of Meridian Compensation Partners, LLC and Alvarez & Marsal Holdings, LLC met via teleconference to consider, discuss and approve the compensation matters related to the proposed transaction with Diamondback.

Following the compensation committee meeting, the QEP board held a meeting via videoconference, together with members of QEP management and representatives of Evercore and Latham in attendance, to approve the compensation matters related to the proposed transaction and to consider the proposed transaction with Diamondback. QEP management provided an update on the status of negotiations with Diamondback. A representative of Latham reviewed with the QEP board materials summarizing the key provisions of the current draft of the merger agreement, which materials were previously provided to the board. Latham noted that in exchange for agreeing to the “force the vote” provision, Mr. Woosley was able to negotiate, among other things, a reduction in the previously discussed termination fee. The board asked several questions, and Latham and QEP management addressed the board’s questions. Representatives of Evercore then provided the board with Evercore’s financial analysis with respect to the proposed combination of Diamondback and QEP and rendered to the QEP board Evercore’s oral opinion, subsequently confirmed in Evercore’s written opinion dated as of December 20, 2020, that as of December 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of the QEP common stock in the merger was fair, from a financial point of view, to such holders. Following additional discussion, the QEP board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of QEP and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, (iii) approved submitting the merger agreement to QEP’s stockholders and (iv) resolved to recommend that QEP’s stockholders approve and adopt the merger agreement.

Following the QEP board meeting, Mr. Cutt informed Mr. Stice that the QEP board had unanimously approved the proposed transaction. Later in the evening on December 20, 2020, the parties executed the merger agreement and, on December 21, 2020, issued a joint press release announcing the transaction.

Diamondback’s Rationale for the Merger

Diamondback believes that the merger with QEP presents Diamondback with the opportunity:

•	to add material Tier-1 Midland Basin inventory;

•	to be accretive on all relevant 2021 per share metrics including cash flow per share, free cash flow per share and leverage, before accounting for synergies;

•	to lower 2021 reinvestment ratio and enhances ability to generate free cash flow, de-lever and return capital to Diamondback stockholders; and

•

to realize significant, tangible annual synergies of $60 to $80 million comprised of general and administrative expense savings, cost of capital and interest expense savings, improved capital efficiency from high-graded development of combined acreage, physical adjacencies to increase lateral lengths and significant adjacent Permian Basin midstream assets.

In addition, Diamondback expects to maintain its investment grade credit ratings following the completion of the merger.

Recommendation of the QEP Board and Reasons for the Merger

By unanimous vote, the QEP board, at a meeting held on December 20, 2020, (i) declared that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, QEP and the QEP stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended that the QEP stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. The QEP board unanimously recommends that QEP stockholders vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

In evaluating the merger agreement, the merger and the other transaction documents (including the transactions contemplated by those documents), the QEP board consulted with QEP’s senior management, outside legal counsel, financial advisors and tax advisors. The QEP board determined that entering into the merger agreement with Diamondback provided the best alternative for maximizing stockholder value reasonably available to QEP, including when compared to continuing to operate on a standalone basis, strategic combinations with other counterparties and potential asset monetization opportunities.

In recommending that QEP stockholders vote their shares of QEP common stock to approve and adopt the merger agreement, the QEP board also considered a number of factors, including the following factors (not necessarily in order of relative importance) that the QEP board viewed as generally positive or favorable to its determination, approval and related recommendation:

Attractive Value and Merger Consideration. The attractive value and nature of the consideration to be received in the merger by QEP stockholders, including the fact that:

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based on the closing trading price of Diamondback common stock of $45.84 on December 18, 2020 (the last trading day prior to entry into the merger agreement), the merger consideration represented an implied value of $2.29 per share of QEP common stock, a premium of 13.6% to the 20 day volume weighted average price of the shares of QEP common stock for the 20 trading days prior and up to December 18, 2020 and a premium of 45% to the closing price of the shares of QEP common stock on December 1, 2020, the last trading day that QEP’s stock price was “unaffected” by market rumors that QEP was a takeover target;

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the stock-for-stock merger allows QEP stockholders to participate in the value and opportunities of the combined company after the merger, including dividends, potential future increases in commodity prices and expected future free cash flow growth, which the QEP board viewed as an important opportunity for QEP stockholders to enhance long-term returns;

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the exchange ratio represented a greater interest for QEP stockholders in the combined company versus the implied exchange ratio calculated by using the average six month and one-year historical market-based exchange ratios;

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the trading market for Diamondback common stock should provide QEP stockholders who receive Diamondback common stock in the merger with greater trading liquidity than is currently available for QEP common stock; and

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the QEP board believes that the shares of Diamondback common stock that will be delivered to QEP stockholders as merger consideration are a highly attractive currency that will benefit in the near and long term from the combination’s significant synergies described in more detail below.

Benefits of a Combined Company. The belief of the QEP board that the combined company resulting from a merger of Diamondback and QEP would be well positioned to achieve future free cash flow growth and generate superior returns for QEP’s former stockholders, is a result of:

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the benefits associated with consolidating the assets of the two companies, including the expected annual operating synergies and reductions to expenses (including general and administrative), associated with the following:

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creating a predominantly contiguous, interlocking footprint in the core of the Midland Basin with adjacent acreage footprints that allows for increased capital efficiency and optimized development with longer laterals;

•	leveraging existing and anticipated future water infrastructure to reduce fresh water utilization and optimize produced water utilization;

•	utilization of shared facilities, overlapping operations and scale efficiencies;

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the fact that Diamondback is expected to maintain its investment grade rating after the merger, which will support reduced interest expense of the combined company, and in turn is expected to gradually reduce leverage and preserve the combined company’s financial flexibility, enhancing the return of capital to stockholders; and

•	the increased size and scale of the combined company, which is expected to afford new structural advantages including a lower cost of capital, a fortified balance sheet and economies of scale;

•	the shared strong focus on enhancing environmental, social and governance capabilities, and safety which is expected to promote a culture that prioritizes sustainable operations;

•	the shared values of integrity, teamwork, and caring of people, and the combined workforce is expected to continue to increase efficiency and deliver stockholder value;

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combined Midland and Delaware basin acreage of approximately 396 thousand net acres and a combined production base of 218 thousand net barrels of oil per day and 364 thousand net barrels oil equivalent per day based on reported production for the third quarter of 2020;

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the combined company will be less levered than QEP on a standalone basis, which together with the increased scale and operational synergies, will better position the combined company to operate through periods of low commodity prices and/or negative sentiment towards the energy industry from equity and debt investors;

•	the increased dividend base and enhanced variable dividend proposition of the combined company;

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the combined company’s strengthened ability to return capital to stockholders, compared to QEP on a standalone basis, by combining two companies with attractive free cash flow profiles, which is expected to enhance the combined company’s investment framework; and

•	the proven track record of Diamondback’s executive management team, which is expected to continue as the executive management team of the combined company.

Continuation of Standalone QEP. The QEP board’s consideration of QEP’s business, prospects and other strategic opportunities, and the QEP board’s belief that there are certain risks associated with continuing to operate as a standalone company, including:

•	the risk that QEP may have limited access to capital to refinance its existing debt at favorable interest rates;

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the risk that QEP may become less competitive, on a relative basis, compared with larger producers, given scale-related advantages available to larger companies, including with respect to cost savings achieved by larger companies through economies of scale and greater purchasing power;

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the risks related to the ongoing trend of investors seeking to allocate capital to the largest and most financially stable and flexible producers, which has contributed to accelerating consolidation of the U.S. upstream oil and gas industry;

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the risks and uncertainties related to the ongoing and unprecedented disruption to oil demand, due to the COVID-19 pandemic, unpredictable geopolitical dynamics, including actions of foreign oil producers, and expected consumption of hydrocarbons trending lower long-term, which risks are relatively greater were QEP to continue to operate as a standalone company with relatively higher leverage, higher cost of capital, less liquidity and a smaller market capitalization than the combined company, which could limit QEP’s ability to generate sufficient free cash flow for debt repayment; and

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the risk that it will become increasingly difficult for QEP to grow its production and reserves due to depleting inventory levels and restraints on future acquisitions given that many of the most attractive acquisition targets have been acquired by larger companies.

The QEP board also considered the following factors as being generally positive or favorable in making its determination, approval and related recommendation:

Alternative Combination Transactions. From February 2019 through August 2019, the QEP board conducted a comprehensive review of strategic alternatives to maximize shareholder value, and publicly disclosed that such process could result in the merger or sale of QEP. As part of that process, QEP announced that it intended to engage in discussions with a variety of parties that expressed interest in a potential transaction and, in consultation with its financial advisor Evercore, subsequently contacted representatives of 38 companies and executed confidentiality agreements with 14 of those companies as described in the section titled “—Background of the Merger,” none of which materialized. QEP engaged in discussions with multiple parties throughout 2020 as part of an informal process to evaluate strategic alternatives as further described under “—Background of the Merger,” none of which materialized. The QEP board believed that, given the outcome of its broad, public and private strategic review process, it was unlikely that an alternative bidder would consummate a transaction on superior terms and provide QEP stockholders more valuable consideration than provided in connection with the merger;

Opportunity to Receive Alternative Acquisition Proposals and to Change the QEP Board’s Recommendation Upon Receipt of a Superior Proposal. The QEP board considered the terms of the merger agreement related to QEP’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making an acquisition proposal by the provisions of the merger agreement because the QEP board may, under certain circumstances, furnish information or enter into discussions in connection with an acquisition proposal. In this regard, the QEP board considered that:

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subject to its compliance with the merger agreement, the QEP board can change its recommendation to QEP stockholders with respect to the approval and adoption of the merger agreement prior to the approval and adoption of the merger agreement by the vote of its stockholders if it determines, with respect to a superior proposal or an intervening event, in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the QEP board’s fiduciary duties under applicable law; and

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while the merger agreement contains a termination fee of $17.0 million, representing approximately 3% of QEP’s equity value as of the date of the merger agreement, that QEP would be required to pay to Diamondback in certain circumstances, including if (i) Diamondback terminates the merger agreement in connection with a change in the QEP board’s recommendation to stockholders with respect to approval and adoption of the merger agreement, (ii) Diamondback terminates the merger agreement due to a breach by QEP of the non-solicit provisions of the merger agreement, (iii) under certain circumstances, Diamondback or QEP terminates the merger agreement following the failure of QEP stockholders to approve the merger proposal upon a vote at a duly held QEP special meeting and, prior to such meeting, a competing proposal was publicly announced or publicly disclosed, and not publicly withdrawn or (iv) under certain circumstances, within 12 months of termination of the merger agreement, QEP enters into or recommends an agreement in respect of any acquisition proposal, or a transaction in respect of any acquisition proposal with respect to QEP is consummated, the QEP board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions and not preclusive of other offers;

Tax Considerations for QEP Stockholders. The QEP board considered that the merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

Opinion of QEP’s Financial Advisor. The QEP board considered the oral opinion of Evercore, subsequently confirmed in Evercore’s written opinion dated December 20, 2020, to the QEP board, with respect to the fairness as of such date, from a financial point of view, to the QEP stockholders of the consideration to be received by the holders of shares of QEP common stock with respect to their shares of QEP common stock in the merger, which opinion was based on and subject to various assumptions made, procedures followed, qualifications, limitations, conditions and other matters considered, as more fully described below in the section titled “—Opinion of QEP’s Financial Advisor”; and

Likelihood of Completion and Terms of the Merger Agreement. The QEP board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and concluded that such terms are reasonable and fair to QEP and the QEP stockholders. The QEP board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to regulatory approvals, such approvals were not likely to prevent the completion of the merger.

The QEP board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

Transacting During a Downturn in the Energy Industry. The QEP board considered that the merger with Diamondback would occur at a time when commodity prices and the stock prices of energy companies, including QEP, are depressed compared to recent historic prices;

Merger Consideration. The QEP board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, QEP stockholders bear the risk of a decrease in the trading price of Diamondback common stock during the pendency of the merger and the fact that the merger agreement does not provide QEP with a value-based termination right;

Interim Operating Covenants. The QEP board considered the restrictions on the conduct of QEP’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

Pending Guidon Acquisition. The QEP board considered factors relating to the Pending Guidon Acquisition, including: (i) the risk that the Pending Guidon Acquisition may not close, which could decrease the trading price of Diamondback common stock, (ii) whether the anticipated operational synergies of Diamondback, QEP and the assets acquired by Diamondback in the Pending Guidon Acquisition will be realized and (iii) the fact that the merger is not conditioned on the consummation of the Pending Guidon Acquisition;

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of QEP stockholders or Diamondback stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to QEP if the merger is not completed in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on QEP’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of QEP common stock and QEP’s operating results;

Opportunity to Receive Acquisition Proposals and Inability to Terminate the Merger in Order to Accept a Superior Proposal; Termination Fees; Expense Reimbursement. The QEP board considered the possibility that a third party may be willing to enter into a strategic combination with QEP on terms more favorable than the merger. In connection therewith, the QEP board considered the terms of the merger agreement relating to no-shop covenants and termination fees (including the force the vote provision) and the potential that such provisions might deter alternative bidders that might have been willing to submit an acquisition proposal to QEP. The QEP board also considered that, under specified circumstances, QEP may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on QEP, including:

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the possibility that the termination fee and the force the vote provision could discourage other potential parties from making an acquisition proposal, although the QEP board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making an acquisition proposal;

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if the merger is not consummated, QEP will generally be obligated to pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated by the merger agreement; and

•

the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of the merger proposal by QEP stockholders, QEP would be obligated to reimburse Diamondback for up to $7.5 million of its reasonable, documented out-of-pocket expenses in connection with the due diligence investigation of QEP and the merger agreement;

Regulatory Approval. The QEP board considered that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval;

Interests of Certain QEP Directors and Executive Officers and Other Concerns Related to Conflicts or the Potential Appearance of Conflicts. The QEP board considered that QEP’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of QEP stockholders. For more information about such interests, see the section titled “—Interests of QEP’s Directors and Executive Officers in the Merger”;

Merger Costs. The QEP board considered the costs associated with the completion of the merger, including QEP management’s time and energy and potential opportunity cost that will be incurred by the combined company as a result of the merger;

Pro Forma Ownership. The QEP board considered that, based on the implied value of the merger consideration as of December 18, 2020, and without regard to any dilution arising out of the consummation of the Pending Guidon Acquisition, QEP stockholders would only own approximately 7% of Diamondback after the merger, and no directors on the QEP board will serve on the Diamondback board of directors following the merger;

Possible failure to achieve synergies. The QEP board considered the potential challenges and difficulties in integrating the operations of QEP, Diamondback and the assets to be acquired by Diamondback in the Pending Guidon Acquisition, and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected; and

Other Risks. The QEP board considered risks of the type and nature described under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The QEP board believed that, overall, the potential benefits of the merger to QEP stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the QEP board is not intended to be exhaustive, but includes the material factors considered by the QEP board. In light of the variety of factors considered in connection with its evaluation of the merger, the QEP board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the QEP board applied his or her own personal business judgment to the process and may have given different weight to different factors. The QEP board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The QEP board based its recommendation on the totality of the information presented.

Opinion of QEP’s Financial Advisor

Opinion of Evercore Group L.L.C.

At a meeting of the QEP board held on December 20, 2020, Evercore rendered to the QEP board its oral opinion, subsequently confirmed in writing, that as of December 20, 2020, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of the QEP common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated as of December 20, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the QEP board in connection with their evaluation of the proposed merger. The opinion does not constitute a recommendation to the QEP board or to any other persons in respect of the proposed merger, including as to how any holder of shares of QEP common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to QEP, nor does it address the underlying business decision of QEP to engage in the proposed merger. Evercore expressed no opinion as to the price at which shares of QEP common stock or Diamondback common stock will trade at any time.

In connection with rendering its opinion Evercore had, among other things:

•	reviewed certain publicly available business and financial information relating to QEP and Diamondback that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

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reviewed certain internal projected financial data relating to QEP and Diamondback as approved for Evercore’s use by QEP (the “Forecasts”) and which are summarized in the section entitled “—Certain QEP Unaudited Forecasted Financial Information” of this proxy statement/prospectus;

•

reviewed the cost savings and revenue synergies (together, the “Synergies”), estimated to result from the proposed merger and the amounts and the timing of the realization of such Synergies, in each case as estimated and furnished to Evercore by the management of Diamondback, as approved for Evercore’s use by QEP, and which are summarized in the section entitled “—Diamondback’s Rationale for the Merger” beginning on page 76 and “—Recommendation of the QEP Board and Reasons for the Merger” beginning on page 77 of this proxy statement/prospectus;

•	discussed with the managements of QEP and Diamondback the past and current operations, current financial condition and prospects of QEP and Diamondback, including the Forecasts and the Synergies;

•	reviewed the amount, timing and use of certain U.S. federal tax attributes of QEP (the “Tax Attributes”), as estimated and furnished to Evercore by the management of QEP;

•	reviewed the reported prices and the historical trading activity of each of QEP common stock and Diamondback common stock;

•	compared the financial performance of QEP and Diamondback and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of QEP and the valuation multiples relating to the proposed merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft dated December 20, 2020 of the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of QEP and Diamondback that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts as well as the Synergies and the Tax Attributes, Evercore assumed with QEP’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of QEP or Diamondback, as applicable, as to the future financial performance of QEP and Diamondback as well as the Synergies and the Tax Attributes, including the amount and timing of the realization of such Synergies and the amount, timing and use of such Tax Attributes and the other matters covered thereby. Evercore expressed no view as to the Forecasts, the Synergies, the Tax Attributes or the assumptions on which they were based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that the proposed merger would qualify as a tax free reorganization for United States federal income tax purposes, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on QEP or the consummation of the merger or reduce the contemplated benefits of the merger to the holders of QEP common stock.

Evercore did not conduct a physical inspection of the properties or facilities of QEP or Diamondback and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of QEP or Diamondback. Evercore was not furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of QEP or Diamondback under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of December 20, 2020 and financial, economic, market and other conditions as they existed and as could be evaluated on such date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Evercore expressed no opinion or view as to any potential effects of such volatility on QEP, Diamondback or the proposed merger.

Evercore was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of QEP common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion does not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of QEP or Diamondback, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of QEP or Diamondback, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the proposed merger, including, without limitation, the structure or form of the proposed merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to QEP, nor did Evercore’s opinion address the underlying business decision of QEP to engage in the proposed merger. In addition, shortly prior to the date Evercore rendered its opinion, QEP was made aware that Diamondback executed a definitive agreement to acquire all or substantially all of the assets of Guidon . The Forecasts relating to Diamondback and furnished to Evercore and approved for its use by QEP did not reflect the impact of the Pending Guidon Acquisition on Diamondback. Accordingly, with QEP’s consent, Evercore’s opinion did not address, and Evercore did not take into account for purposes of its analysis, the impact of the Pending Guidon Acquisition on Diamondback. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of QEP’s common stock or any business combination or other extraordinary transaction involving QEP. Evercore’s opinion does not constitute a recommendation to the QEP board or to any other persons in respect of the proposed merger, including as to how any holder of shares of QEP common stock should vote or act in respect of the proposed merger. Evercore expressed no opinion as to the price at which shares of QEP common stock or Diamondback common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by QEP and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the QEP board on December 20, 2020, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described, and the results of these analyses, do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 20, 2020, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analysis

QEP Analysis

Net Asset Value Analysis for QEP on a Standalone Basis

Evercore calculated the after-tax net present value, as of January 1, 2021, of future cash flows QEP was expected to generate based on the reserve report projections provided by QEP management to Evercore and approved for its use (the “QEP Reserve Report”) using two pricing scenarios in which the principal variables were oil and natural gas prices. One scenario was based on the NYMEX oil and natural gas strip pricing as of December 17, 2020 (the “NYMEX Strip Pricing”), which was used for calendar years 2021 through 2024 and held flat thereafter. Benchmark prices for the other scenario were based on QEP management plan pricing the (“QEP Management Plan Pricing”), which was used for calendar years 2021 through 2024 and held flat thereafter. For purpose of its analysis, Evercore selected discount rates ranging from 8% to 35% based on its professional judgment and experience depending on the determined risk profile of the reserve categories. Using the various discount rates depending on the reserve category, Evercore discounted to present value, as of January 1, 2021, the pre-tax cash flows estimated to be generated by QEP from the developed and undeveloped reserve estimates, as reflected in the QEP Reserve Report, to derive a range of total reserve value under each of the QEP Management Plan Pricing and the NYMEX Strip Pricing scenarios. Evercore then deducted from the resulting range of total reserve value the present value of the future estimated effects of QEP’s hedging based on the hedge portfolio as of December 9, 2020, provided by QEP management, the present value of the general and administrative expenses based on the Forecasts, the present value of cash taxes (discounted using a range of discount rates based on the weighted average of discount rates applied to the pre-tax cash flows by reserve category), and QEP’s estimated net debt as of December 31, 2020 (calculated as debt less cash and cash equivalents, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent), and divided the results by the fully diluted outstanding shares of QEP common stock calculated based on information provided to Evercore by QEP management, to derive a range of implied equity values per share of QEP common stock, based on each of the QEP Management Plan Pricing and the NYMEX Strip Pricing, as follows:

	NYMEX Strip Pricing	Management Plan Pricing
Implied After-Tax Equity Value Per Share	$(0.86) - $2.56	$0.41 - $4.80

Discounted Cash Flow Analysis for QEP on a Standalone Basis

Evercore performed a discounted cash flow analysis to calculate ranges of implied present values per share of QEP common stock, utilizing estimates of the standalone, unlevered, after-tax free cash flows that QEP was expected to generate over the period from January 1, 2021 through December 31, 2024, based on both the NYMEX Strip Pricing and the QEP Management Plan Pricing.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus (less) changes in working capital, less capital expenditures and abandonment expenses.

Evercore calculated ranges of terminal values for QEP based on both the NYMEX Strip Pricing and the QEP Management Plan Pricing (i) using the perpetual growth rate method by applying an assumed perpetuity growth rate range of 2.0% to 3.0% to the estimate of terminal year unlevered free cash flow under both the NYMEX Strip Pricing and the QEP Management Plan Pricing and (ii) using the earnings before interest, taxes, depreciation, amortization and exploration expense (“EBITDAX”) exit multiple method by applying terminal year enterprise value to last-twelve-month (“LTM”) EBITDAX multiples ranging from 3.5x to 4.5x to estimated 2024 EBITDAX under both the NYMEX Strip Pricing and the QEP Management Plan Pricing.

Evercore then discounted QEP’s projected, unlevered free cash flows over the period from 2021 through 2024 and the ranges of terminal values for QEP it calculated using the perpetuity growth rate method and the terminal year LTM EBITDAX multiple method, in each case, to present value as of January 1, 2021, using discount rates ranging from 11.0% to 13.0%, to derive ranges of implied enterprise values for QEP. The discount rates were based on Evercore’s judgment of the estimated range of QEP’s weighted average cost of capital. Evercore then deducted from the ranges of implied enterprise values QEP management’s estimate of QEP’s net debt (calculated as total debt less available cash and cash equivalents of QEP, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent) as of December 31, 2020, and divided the results by the fully diluted outstanding shares of QEP common stock calculated based on information provided to Evercore by QEP management, to derive ranges of implied equity values per share of QEP common stock as follows:

Method	Implied Per Share Equity Value Reference Ranges (NYMEX Strip Pricing)	Implied Per Share Equity Value Reference Ranges (Management Plan Pricing)
Perpetuity Growth Rate Method	$(2.44) - $(1.45)	$0.68 - $2.91
EBITDAX Exit Multiple Method	$2.09 - $4.59	$3.74 - $6.65

Selected Public Company Trading Analysis for QEP on a Standalone Basis

Evercore reviewed and compared certain financial information of QEP to corresponding financial multiples and ratios for the following selected publicly traded companies in the energy industry (referred to in this section as the “selected companies”):

Selected Mid Cap Companies

•	Cimarex Energy Co.

•	Matador Resources Co.

•	PDC Energy, Inc.

Selected Small Cap Companies

•	Callon Petroleum Company

•	Centennial Resource Development, Inc.

•	SM Energy Company

Although none of these companies are directly comparable to QEP, Evercore selected these companies based on its professional judgment because they are exploration and production companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of QEP.

For QEP and each of the selected companies identified above, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, which, in cases where publicly traded debt traded below 85 cents on the dollar, was added based on its market value, less available cash and cash equivalents, plus non-controlling interests) as a multiple of estimated EBITDAX for calendar years 2021 and 2022, and (ii) the closing share prices as of December 18, 2020 as a multiple of estimated cash flow per share (“CFPS”). The financial multiples and ratios for QEP and the selected companies were based on closing share prices as of December 18, 2020, financial data as reflected in the most recent public filings made by such company and consensus estimates for 2021 and 2022 obtained from publicly available equity research analysts’ projections made available by FactSet Research Systems as of December 18, 2020, and the financial multiples and ratios for QEP were also based on the Forecasts.

The results of these calculations were as follows:

Company	Enterprise Value / EBITDAX		Price / CFPS
	2021E	2022E	2021E	2022E
Selected Mid Cap Companies
Cimarex Energy Co.	5.0x	4.3x	3.7x	3.3x
Matador Resources Co.	5.7x	5.1x	2.5x	2.2x
PDC Energy, Inc.	3.7x	3.4x	2.1x	2.0x
Median	5.0x	4.3x	2.5x	2.2x
Mean	4.8x	4.3x	2.8x	2.5x

Selected Small Cap Companies
Callon Petroleum Company	4.6x	4.1x	1.0x	0.9x
Centennial Resource Development, Inc.	4.2x	3.8x	1.7x	1.5x
SM Energy Company	3.4x	2.8x	1.1x	0.9x
Median	4.2x	3.8x	1.1x	0.9x
Mean	4.1x	3.6x	1.3x	1.1x
QEP – Analyst Estimates	4.2x	3.6x	1.3x	1.1x
QEP – Forecasts	4.0x	3.2x	1.1x	0.9x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied (i) an enterprise value to EBITDAX multiple reference range of 3.50x to 4.50x to QEP management’s estimate of consolidated 2021 EBITDAX for QEP under the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) an enterprise value to EBITDAX multiple reference range of 3.00x to 4.00x to QEP management’s estimate of consolidated 2022 EBITDAX for QEP under the Forecasts based on Consensus Pricing as of December 17, 2020, in each case, to derive ranges of implied enterprise values for QEP. Evercore then deducted from the ranges of implied enterprise values QEP’s net debt (calculated as total debt less available cash and cash equivalents of QEP, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent) as of September 30, 2020, based on current net debt per QEP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and divided the results by the fully diluted outstanding shares of QEP common stock calculated based on information provided to Evercore by QEP management, to derive a range of implied equity values per share of QEP common stock.

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore also applied (i) a price to CFPS multiple reference range of 1.00x to 1.75x to QEP management’s estimate of 2021 CFPS for QEP under the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) a price to CFPS multiple reference range of 1.00x to 1.50x to QEP management’s estimate of 2022 CFPS for QEP under the Forecasts based on Consensus Pricing as of December 17, 2020 to derive a range of implied equity values per share of QEP common stock.

The results of these calculations were as follows:

Metric	Implied Equity Value Range Per Share
Enterprise Value / EBITDAX	$1.24 - $4.43
Price / CFPS	$2.02 - $3.70

Precedent Transaction Analysis for QEP on a Standalone Basis

Evercore reviewed publicly available information related to selected precedent acquisition transactions involving publicly traded exploration & production companies in the oil and gas industry announced since 2016 with a total enterprise value between $500 million and $15 billion. For each selected precedent transaction,

Evercore calculated (i) the implied equity value (based on transaction consideration) as a multiple of cash flow for the target company for each of the first fiscal year and the second fiscal year after the announcement of the applicable transaction based on mean consensus estimates obtained from publicly available equity research analysts’ projections, and (ii) the implied enterprise value (based on transaction consideration) as a multiple of EBITDAX for the target company for each of the first fiscal year and the second fiscal year after the announcement of the applicable transaction based on mean consensus estimates obtained from publicly available equity research analysts’ projections. The selected precedent transactions reviewed by Evercore and the implied equity value to cash flow multiples and implied enterprise value to EBITDAX multiples calculated by Evercore with respect to those target companies were:

			Equity Value /Cash Flow multiples		Enterprise Value / EBITDAX multiples
Date Announced	Buyer	Seller	Fiscal Year 1	Fiscal Year 2	Fiscal Year 1	Fiscal Year 2
10-20-20	Pioneer Natural Resources Company	Parsley Energy, Inc.	4.0x	3.8x	5.9x	5.7x
10-19-20	ConocoPhillips	Concho Resources Inc.	3.8x	4.7x	4.9x	5.6x
9-28-20	Devon Energy Corporation	WPX Energy, Inc.	2.1x	2.4x	3.7x	4.4x
8-12-20	Southwestern Energy Company	Montage Resource Corporation	1.5x	1.2x	4.3x	3.7x
7-20-20	Chevron Corporation	Noble Energy, Inc.	3.4x	3.0x	6.9x	6.4x
10-14-19	Parsley Energy, Inc.	Jagged Peak Energy Inc.	4.0x	2.9x	5.1x	3.7x
8-26-19	PDC Energy, Inc.	SRC Energy Inc.	1.9x	1.9x	3.2x	3.1x
7-15-19	Callon Petroleum Company(1)	Carrizo Oil & Gas, Inc.	1.1x	1.0x	3.7x	3.4x
Median (2019—Present)			2.7x	2.6x	4.6x	4.1x
Mean (2019—Present)			2.7x	2.6x	4.7x	4.5x
11-19-18	Cimarex Energy Co.	Resolute Energy Corporation	4.7x	2.4x	7.5x	4.2x
11-1-18	Encana Corporation	Newfield Exploration Company	3.8x	3.1x	5.0x	4.1x
10-30-18	Chesapeake Energy Corporation	WildHorse Resource Development Corporation	5.0x	3.9x	5.8x	4.5x
8-14-18	Diamondback Energy, Inc.	Energen Corporation	8.3x	6.1x	8.9x	6.8x
3-28-18	Concho Resources Inc.	RSP Permian, Inc.	9.4x	6.8x	10.0x	7.8x
6-19-17	EQT Corporation	Rice Energy Inc.	7.0x	5.5x	7.9x	6.3x
5-15-16	Range Resources Corporation	Memorial Resource Development Corp.	8.1x	10.3x	9.3x	11.8x
Median (2016—Present)			4.0x	3.1x	5.8x	4.5x
Mean (2016—Present)			4.5x	3.9x	6.1x	5.4x

(1)	Based on revised offer on November 14, 2019.

Although none of the target companies above are directly comparable to QEP and none of the precedent transactions are directly comparable to the proposed merger, Evercore selected these transactions based on its professional judgment because they involve target companies that are exploration and production companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of QEP.

Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore (i) selected a reference range of enterprise value to EBITDAX multiples of 3.25x to 4.25x and applied this range of multiples to QEP’s estimated consolidated EBITDAX for 2021, as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) selected a reference range of enterprise value to EBITDAX multiples of 3.00x to 4.00x and applied this range of multiples to QEP’s estimated consolidated EBITDAX for 2022, as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, in each case to calculate an implied enterprise value for QEP. Evercore then deducted from the ranges of implied enterprise values QEP’s net debt (calculated as total debt less available cash and cash equivalents of QEP, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent) as of September 30, 2020, and divided the results by the fully diluted outstanding shares of QEP common stock calculated based on information provided to Evercore by QEP management, to derive a range of implied equity values per share of QEP common stock.

Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore also (i) selected a reference range of equity value to CFPS multiples of 1.00x to 1.75x and applied this range of multiples to QEP’s estimated CFPS for 2021, as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) selected a reference range of equity value to CFPS multiples of 1.00x to 1.75x and applied this range of multiples to QEP’s estimated CFPS for 2022, as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, to derive a range of implied equity values per share of QEP common stock.

The results of the calculations were as follows:

Metric	Implied Equity Value Range Per Share
Enterprise Value / EBITDAX	$0.70 - $4.43
Equity Value / CFPS	$2.02 - $4.32

Other Financial Analysis for QEP on a Standalone Basis

The analysis and data described below were presented to the QEP board for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Analysts’ Price Targets

Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of December 18, 2020, noting that the low and high share price targets ranged from $2.00 to $3.10 per share of QEP common stock.

52-Week Trading Range Analysis

Evercore reviewed historical trading prices of QEP common stock during the 52-week period ended December 18, 2020, noting that low and high closing prices during such period ranged from $0.28 to $4.72 per share of QEP common stock.

Premia Paid Analysis

Evercore reviewed and analyzed premia paid in the selected precedent acquisition transactions summarized above under the heading “—Precedent Transaction Analysis for QEP on a Standalone Basis”. Based on its

professional judgment and experience and the premia reviewed in the selected transactions, Evercore applied reference ranges of premia of (5)% to 15% to the closing price of shares of QEP common stock as of December 18, 2020. This analysis implied a per share equity value reference range of approximately $2.19 to $2.66 per share of QEP common stock.

Diamondback Analysis

Discounted Cash Flow Analysis for Diamondback on a Standalone Basis

Evercore performed a discounted cash flow analysis to calculate ranges of implied present values per share of Diamondback common stock, utilizing estimates of the standalone, consolidated, unlevered, after-tax free cash flows Diamondback was expected to generate over the period from January 1, 2021 through December 31, 2024, based on both the NYMEX Strip Pricing and the QEP Management Plan Pricing.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus (less) changes in working capital, less capital expenditures, net acquisitions and capitalized cash costs.

Evercore calculated ranges of terminal values for Diamondback based on both the NYMEX Strip Pricing and the QEP Management Plan Pricing (i) using the perpetual growth rate method by applying an assumed perpetuity growth rate range of 2.0% to 3.0% to the estimate of terminal year unlevered free cash flow under both the NYMEX Strip Pricing and the QEP Management Plan Pricing and (ii) using the EBITDAX exit multiple method by applying terminal year enterprise value to LTM EBITDAX multiples ranging from 5.5x to 7.5x to estimated 2024 EBITDAX under both the NYMEX Strip Pricing and the QEP Management Plan Pricing.

Evercore then discounted Diamondback’s projected, unlevered free cash flows over the period from 2021 through 2024 and the ranges of terminal values for Diamondback it calculated using the perpetuity growth rate method and the terminal year LTM EBITDAX multiple method, in each case, to present value as of January 1, 2021, using discount rates ranging from 7.0% to 9.0%, to derive ranges of implied enterprise values for Diamondback. The discount rates were based on Evercore’s judgment of the estimated range of Diamondback’s weighted average cost of capital. Evercore then deducted from the ranges of implied enterprise values Diamondback management’s estimate of Diamondback’s net debt (calculated as total debt less available cash and cash equivalents of Diamondback, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent) as of December 31, 2020 and market value of Diamondback’s direct interest in Viper Energy Partners and Rattler Midstream, and divided the results by the fully diluted outstanding shares of Diamondback common stock calculated based on information provided to Evercore by Diamondback management, to derive ranges of implied equity values per share of Diamondback common stock as follows:

Method	Implied Per Share Equity Value Reference Ranges (NYMEX Strip Pricing)	Implied Per Share Equity Value Reference Ranges (Management Plan Pricing)
Perpetuity Growth Rate Method	$4.80 - $35.33	$38.14 - $93.32
EBITDAX Exit Multiple Method	$36.96 - $68.11	$56.24 - $93.74

Selected Public Company Trading Analysis for Diamondback on a Standalone Basis

Evercore reviewed and compared certain financial information of Diamondback to corresponding financial multiples and ratios for the following selected publicly traded companies in the energy industry (referred to in this section as the “selected companies”):

Selected Large Cap Companies

•	Continental Resources, Inc.

•	Devon Energy Corporation

•	Ovintiv Inc.

•	Pioneer Natural Resources Company

Selected Mid Cap Companies

•	Cimarex Energy Co.

•	Matador Resources Co.

•	PDC Energy, Inc.

Although none of these companies are directly comparable to Diamondback, Evercore selected these companies based on its professional judgment because they are exploration and production companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of Diamondback.

For Diamondback and each of the selected companies identified above, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, less available cash and cash equivalents, plus non-controlling interests) as a multiple of estimated EBITDAX for calendar years 2021 and 2022, and (ii) the closing share prices as of December 18, 2020 as a multiple of estimated CFPS. The financial multiples and ratios for Diamondback and the selected companies were based on closing share prices as of December 18, 2020, financial data as reflected in the most recent public filings made by such company and consensus estimates for 2021 and 2022 obtained from publicly available equity research analysts’ projections made available by FactSet Research Systems as of December 18, 2020.

The results of these calculations were as follows:

Company	Enterprise Value / EBITDAX		Price / CFPS
	2021E	2022E	2021E	2022E
Selected Large Cap Companies
Continental Resources, Inc.(1)	5.7x	5.2x	3.2x	2.9x
Devon Energy Corporation(2)	5.2x	4.4x	4.3x	3.5x
Ovintiv Inc.	4.6x	4.2x	1.9x	1.8x
Pioneer Natural Resources Company(3)	8.0x	6.6x	6.7x	5.6x
Median	5.4x	4.8x	3.8x	3.2x
Mean	5.9x	5.1x	4.1x	3.5x

Selected Mid Cap Companies
Cimarex Energy Co.	5.0x	4.3x	3.7x	3.3x
Matador Resources Co.	5.7x	5.1x	2.5x	2.2x
PDC Energy, Inc.	3.7x	3.4x	2.1x	2.0x
Median	5.0x	4.3x	2.5x	2.2x
Mean	4.8x	4.3x	2.8x	2.5x

(1)	Pro forma for announced cash tender offers.
(2)	Pro forma for announced WPX acquisition.
(3)	Pro forma for announced Parsley Energy acquisition.

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied (i) an enterprise value to EBITDAX multiple reference range of 5.50x to 7.50x to estimates of consolidated 2021 EBITDAX for Diamondback as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) an enterprise value to EBITDAX multiple reference range of 4.75x to 6.25x to consolidated 2022 EBITDAX for Diamondback as reflected in the Forecasts based on Consensus Pricing as of December 17, 2020, in each case, to derive ranges of implied enterprise values for Diamondback. Evercore then deducted from the ranges of implied enterprise values Diamondback’s net debt (calculated as total debt less available cash and cash equivalents of Diamondback, inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent) as of September 30, 2020 based on current net debt per Diamondback’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and market value of Diamondback’s direct interest in Viper Energy Partners and Rattler Midstream, and divided the results by the fully diluted outstanding shares of Diamondback common stock calculated based on information provided to Evercore by Diamondback management, to derive a range of implied equity values per share of Diamondback common stock.

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore also applied (i) a price to CFPS multiple reference range of 3.25x to 4.75x to Diamondback management’s estimate of 2021 CFPS for Diamondback under the Forecasts based on Consensus Pricing as of December 17, 2020, and (ii) a price to CFPS multiple reference range of 3.00x to 4.00x to Diamondback management’s estimate of 2022 CFPS for Diamondback under the Forecasts based on Consensus Pricing as of December 17, 2020 to derive a range of implied equity values per share of Diamondback common stock.

The results of these calculations were as follows:

Metric	Implied Equity Value Range Per Share
Enterprise Value / EBITDAX	$35.05 - $69.05
Price / CFPS	$43.63 - $68.21

Other Financial Analysis for Diamondback on a Standalone Basis

The analysis and data described below were presented to the QEP board for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Analysts’ Price Targets

Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of December 18, 2020, noting that the low and high share price targets ranged from $45.50 to $94.00 per share of Diamondback common stock.

52-Week Trading Range Analysis

Evercore reviewed historical trading prices of Diamondback common stock during the 52-week period ended December 18, 2020, noting that low and high closing prices during such period ranged from $15.56 to $96.42 per share of Diamondback common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the evaluation of the proposed merger by the QEP board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of QEP common stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of QEP or its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the QEP board as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the QEP common stock in the Merger to such holders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by a Fairness Opinion Committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with QEP, Evercore is entitled to receive a fee of up to $25 million if the proposed merger is consummated, against which a fee of $2.5 million that was paid upon delivery of Evercore’s fairness opinion is fully creditable. QEP has also agreed to reimburse Evercore for its reasonable and documented out of pocket expenses (including reasonable and documented outside legal fees, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two year period prior to the date of its written opinion, Evercore provided financial advisory or other services to QEP, for which Evercore received fees of less than $4 million. During the two-year period prior to the date of its written opinion, Evercore provided financial advisory or other services to Diamondback and/or its affiliates, for which Evercore received fees of less than $1 million. In the future, Evercore may provide financial advisory or other services to QEP and Diamondback and/or its affiliates and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of QEP, Diamondback and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

QEP engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain QEP Unaudited Forecasted Financial Information

QEP does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, certain non-public unaudited internal financial forecasts with respect to QEP covering multiple years on a standalone basis were prepared by QEP’s management and not for public disclosure, which were based upon the internal financial model that QEP has historically used in connection with strategic planning, and which were provided to the QEP board and the Diamondback board in connection with their evaluations of the merger and were also provided to Evercore, QEP’s financial advisor, for their use in advising QEP and reliance in connection with its separate financial analysis and opinion as described in the section entitled “—Opinion of QEP’s Financial Advisor” and to Goldman Sachs, Diamondback’s financial advisor.

The summary of the unaudited forecasted financial and operating information presented below is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the merger proposal, but are being included because these forecasts were made available to the QEP board and QEP’s financial advisor. The QEP forecasted financial information was prepared by and is the responsibility of QEP management.

The inclusion of this information should not be regarded as an indication that the QEP board, QEP (or any of its affiliates, officers, directors, advisors or other representatives) or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited forecasted financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of QEP’s management, including, among others, QEP’s future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which QEP operates, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information,” and “Risk Factors,” beginning on pages 50, 180 and 35, respectively. The unaudited forecasted financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. QEP can give no assurance that the unaudited forecasted financial and operating information and the underlying estimates and assumptions will be realized or that actual results will not be significantly higher or lower than forecasted. As a result, the QEP forecasted financial information summarized in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events. In addition, since the unaudited forecasted financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited forecasted financial and operating information not be realized include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus titled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

This unaudited forecasted financial information was not prepared with a view toward public disclosure, compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of forecasted financial information. The forecasted financial information included in this document has been prepared by, and is the responsibility of, QEP’s management, and in the view of QEP’s management was prepared on a reasonable basis, reflects the best available estimates and judgments as of the date it was prepared, and presents, to the best of QEP management’s knowledge and belief, the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers are cautioned not to place undue reliance on the prospective financial information. PricewaterhouseCoopers LLP and Deloitte & Touche LLP have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, PricewaterhouseCoopers LLP and Deloitte & Touche LLP do not express an opinion or any other form of assurance with respect thereto, and assume no responsibility for, and disclaim any association with, the forecasted financial information. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to QEP’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.

Furthermore, the unaudited forecasted financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. QEP can give no assurance that, had the unaudited forecasted financial and operating information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, QEP does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited forecasted financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of events, even in the event that any or all of the underlying assumptions are shown to be not appropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited forecasted financial and operating information does not take into account possible financial and other effects on QEP of the merger, the effect on QEP of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited forecasted financial and operating information does not take into account the effect on QEP of any possible failure of the merger to occur. None of QEP or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any QEP stockholder or Diamondback stockholder or other person regarding QEP’s or Diamondback’s ultimate performance compared to the information contained in the unaudited forecasted financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited forecasted financial and operating information herein should not be deemed an admission or representation by QEP or its advisors or any other person that it is viewed as material information of QEP, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the special meeting will be held several months after the unaudited forecasted financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, QEP stockholders are cautioned not to place undue reliance on such information, and QEP urges all QEP stockholders to review QEP’s most recent SEC filings for a description of QEP’s reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 180.

QEP’s Assumptions

The information described below in the section entitled “—QEP Unaudited Forecasted Financial Information” was based on various assumptions, including, but not limited to, the following two sets of commodity price assumptions: the QEP Management Plan Pricing, which was based on price assumptions for oil and natural gas pricing as of December 20, 2020, and the NYMEX Strip Pricing as of December 17, 2020.

	QEP Management Plan Pricing(1)
	2020E	2021E	2022E	2023E	2024E
Oil ($/Bbl)	$38.78	$45.00	$50.00	$50.00	$50.00
Natural Gas ($/MMBtu)	$2.06	$2.75	$2.50	$2.50	$2.50

(1)

The table represents QEP’s pricing assumptions for 2020, which reflect actual prices through October 2020 and price assumptions for November and December 2020, and QEP’s price assumptions for 2021 through 2024.

	NYMEX Strip Pricing(1)
	2020E	2021E	2022E	2023E	2024E
Oil ($/Bbl)	$39.39	$48.36	$47.08	$46.07	$45.48
Natural Gas ($/MMBtu)	$2.05	$2.75	$2.64	$2.51	$2.53

(1)

The table represents QEP’s pricing assumptions for 2020, which reflect actual prices through October 2020 and price assumptions for November and December, and NYMEX strip pricing as of December 17, 2020, for 2021 through 2024.

The QEP Unaudited Forecasted Financial Information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

QEP Unaudited Forecasted Financial Information

The following tables set forth certain summarized unaudited prospective financial and operating information with respect to QEP for the fiscal years 2020 through 2024 on a standalone basis prepared by QEP management based on the QEP Management Plan Pricing, which was based on price assumptions for oil and natural gas pricing as of December 20, 2020, and the NYMEX Strip Pricing as of December 17, 2020.

	QEP Standalone - QEP Management Plan Pricing(1) For the Year Ended December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E
Production (Mboe/d)	82.3	84.3	82.6	89.6	101.0
Adjusted EBITDA(2)	$652.1	$522.5	$603.9	$681.4	$840.4
Capital Expenditures	$337.9	$305.7	$413.7	$511.3	$637.9
Free Cash Flow(3)	$210.1	$137.4	$109.7	$82.2	$103.5
Net Debt/Adjusted EBITDA(4)	2.4x	2.6x	2.0x	1.7x	1.3x

(1)

The information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the QEP special meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, QEP and Diamondback stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDA (a non-GAAP measure) is defined as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, gains or losses from early extinguishment of debt and certain other items.

(3)

Free Cash Flow (a non-GAAP measure) is defined as Adjusted EBITDA plus certain non-cash items that are included in Net Cash Provided by (Used in) Operating Activities but excluded from Adjusted EBITDA less interest expense, excluding amortization of debt issuance costs and discounts, and accrued property, plant and equipment capital expenditures.

(4)

Net Debt is defined as long-term debt less cash and cash equivalents and is not inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent. Net Debt is a non-GAAP financial measure, and its most directly comparable measure calculated in accordance with GAAP is long-term debt. This measure should not be considered as an alternative to long-term debt or other measures derived in accordance with GAAP.

	QEP Standalone – NYMEX Strip Pricing(1) For the Year Ended December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E
Production (Mboe/d)	82.3	84.3	82.6	89.6	101.0
Adjusted EBITDA(2)	$652.6	$542.7	$548.5	$596.4	$729.1
Capital Expenditures	$337.9	$305.7	$413.7	$511.3	$637.9
Free Cash Flow(3)	$210.6	$157.6	$54.4	$(2.8)	$(7.9)
Net Debt/Adjusted EBITDA(4)	2.4x	2.5x	2.3x	2.1x	1.8x

(1)

The information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the QEP Special Meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, QEP and Diamondback stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDA (a non-GAAP measure) is defined as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, gains or losses from early extinguishment of debt and certain other items.

(3)

Free Cash Flow (a non-GAAP measure) is defined as Adjusted EBITDA plus certain non-cash items that are included in Net Cash Provided by (Used in) Operating Activities but excluded from Adjusted EBITDA less interest expense, excluding amortization of debt issuance costs and discounts, and accrued property, plant and equipment capital expenditures.

(4)

Net Debt is defined as long-term debt less cash and cash equivalents and is not inclusive of the current portion of Alternative Minimum Tax refund treated as a cash equivalent. Net Debt is a non-GAAP financial measure, and its most directly comparable measure calculated in accordance with GAAP is long-term debt. This measure should not be considered as an alternative to long-term debt or other measures derived in accordance with GAAP.

Assumptions with respect to Diamondback

The information described below in the section entitled “—Forecasted Financial Information with respect to Diamondback” was based on various assumptions, including, but not limited to, the following two sets of commodity price assumptions: the QEP Management Plan Pricing, which was based on price assumptions for oil and natural gas pricing as of December 20, 2020, and the NYMEX Strip Pricing as of December 17, 2020.

	QEP Management Plan Pricing(1)
	2020E	2021E	2022E	2023E	2024E
Oil ($/Bbl)	$38.33	$45.00	$50.00	$50.00	$50.00
Natural Gas ($/MMBtu)	$2.14	$2.75	$2.50	$2.50	$2.50

(1)

The table represents Diamondback’s pricing assumptions for 2020, which reflect actual prices through November 2020 and a price assumption for December 2020, and QEP’s price assumptions for 2021 through 2024.

	NYMEX Strip Pricing(1)
	2020E	2021E	2022E	2023E	2024E
Oil ($/Bbl)	$39.13	$48.36	$47.08	$46.07	$45.48
Natural Gas ($/MMBtu)	$2.15	$2.75	$2.64	$2.51	$2.53

(1)

The table represents Diamondback’s pricing assumptions for 2020, which reflect actual prices through November 2020 and a price assumption for December 2020, and NYMEX strip pricing as of December 17, 2020, for 2021 through 2024.

The Forecasted Financial Information with respect to Diamondback also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

Forecasted Financial Information with respect to Diamondback

The following tables set forth certain summarized unaudited prospective financial and operating information with respect to Diamondback for the fiscal years 2020 through 2024 on a standalone basis. This information reflects forecasts prepared by Diamondback management (the “Original DB Forecasts”) and adjusted by QEP management to reflect, instead of the pricing assumptions provided by Diamondback management, the QEP Management Plan Pricing which was based on price assumptions for oil and natural gas pricing as of December 20, 2020, and the NYMEX Strip Pricing as of December 17, 2020 (such resulting forecasts, the “Adjusted DB Forecasts”).

	Diamondback Standalone – QEP Management Plan Pricing(1) For the Year Ended December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E
Production (Mboe/d)	300.6	290.1	305.6	328.1	350.7
Adjusted EBITDA(2)	$2,127.0	$2,289.0	$2,835.0	$3,009.0	$3,195.0
Capital Expenditures	$1,872.0	$1,309.0	$1,575.0	$1,755.0	$1,855.0
Free Cash Flow(3)	$51.6	$844.9	$1,151.1	$1,153.6	$1,238.1
Net Debt/Adjusted EBITDA(4)(5)	2.6x	2.3x	1.6x	1.3x	1.0x

(1)

The information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the QEP special meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, QEP and Diamondback stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDA (a non-GAAP measure) is defined as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, stock-based compensation expense, gains and losses from asset sales, impairment, income from equity method investments, gains or losses from early extinguishment of debt and certain other items.

(3)	Free Cash Flow (a non-GAAP measure) is defined as total operating cash flow less changes in working capital and total capital expenditures before acquisitions.
(4)

Net Debt is defined as long-term debt less cash and cash equivalents. Net Debt is a non-GAAP financial measure, and its most directly comparable measure calculated in accordance with GAAP is long-term debt. This measure should not be considered as an alternative to long-term debt or other measures derived in accordance with GAAP.

(5)	Net Debt excludes Diamondback’s DrillCo obligation.

	Diamondback Standalone – NYMEX Strip Pricing(1) For the Year Ended December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E
Production (Mboe/d)	300.6	290.1	305.6	328.1	350.7
Adjusted EBITDA(2)	$2,137.8	$2,264.2	$2,461.1	$2,545.3	$2,670.2
Capital Expenditures	$1,872.4	$1,309.5	$1,575.1	$1,755.1	$1,855.3
Free Cash Flow(3)	$62.3	$820.5	$777.4	$690.0	$713.0
Net Debt/Adjusted EBITDA(4)(5)	2.6x	2.3x	2.0x	1.8x	1.6x

(1)

The information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the QEP Special Meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, QEP and Diamondback stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDA (a non-GAAP measure) is defined as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, stock-based compensation expense, gains and losses from asset sales, impairment, income from equity method investments, gains or losses from early extinguishment of debt and certain other items.

(3)	Free Cash Flow (a non-GAAP measure) is defined as total operating cash flow less changes in working capital and total capital expenditures before acquisitions.
(4)

Net Debt is defined as long-term debt less cash and cash equivalents. Net Debt is a non-GAAP financial measure, and its most directly comparable measure calculated in accordance with GAAP is long-term debt. This measure should not be considered as an alternative to long-term debt or other measures derived in accordance with GAAP.

(5)	Net Debt excludes Diamondback’s DrillCo obligation.

Certain Additional Information regarding Forecasted Financial Information with respect to Diamondback

Diamondback does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the merger, the Original DB Forecasts were prepared by Diamondback’s management and not for public disclosure and were provided to QEP for consideration and potential inclusion in materials provided to the QEP board and/or Evercore, QEP’s financial advisor. The Adjusted DB Forecasts were prepared by QEP’s management based on the Original DB Forecasts not for public disclosure and were included in materials provided to the QEP board and Evercore.

The inclusion of any unaudited forecasted financial and operating information regarding Diamondback in this proxy statement/prospectus including the Adjusted DB Forecasts, is not intended to influence your decision whether to vote for or against the merger proposal, but are being included because these forecasts were made available to the QEP board and QEP’s financial advisor. While the Original DB Forecasts were prepared by and are the responsibility of Diamondback management, the Adjusted DB Forecasts included in this proxy were prepared by QEP’s management based on the Original DB Forecasts and are the responsibility of QEP management.

The delivery to QEP of the Original DB Forecasts and the inclusion of the Adjusted DB Forecasts in this proxy statement/prospectus should not be regarded as an indication that the Diamondback board, Diamondback, the QEP board or QEP (or any of their respective affiliates, officers, directors, advisors or other representatives) or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

Original DB Forecasts and the Adjusted DB Forecasts were prepared solely for use as described above and are subjective in many respects. While presented with numeric specificity, the unaudited forecasted financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Diamondback’s management, including, among others, the matters described above preceding the presentation of QEP Forecasted Financial Information and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors” beginning on pages 50, 180 and 35, respectively. The unaudited forecasted financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Diamondback nor QEP can give any assurance that the Original DB Forecasts or the Adjusted DB Forecasts and the underlying estimates and assumptions will be realized or that actual results will not be significantly higher or lower than forecasted. As a result, the Adjusted DB Forecasts in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events. In addition, since the unaudited forecasted financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited forecasted financial and operating information not be realized include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus titled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

Neither the Original DB Forecasts nor the Adjusted DB Forecasts was prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of forecasted financial information. The Original DB Forecasts have been prepared by and are the responsibility of Diamondback management. The Adjusted DB Forecasts have been prepared by QEP Management based on the Original DB Forecasts, and such Adjusted DB Forecasts are the responsibility of QEP management. Neither PricewaterhouseCoopers LLP nor Grant Thornton LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Original DB Forecasts or the Adjusted DB Forecasts and, accordingly, neither PricewaterhouseCoopers LLP nor Grant Thornton LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report and Grant Thornton report incorporated by reference in this document relates to QEP’s and Diamondback’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.

Furthermore, the Original DB Forecasts and the Adjusted DB Forecasts do not take into account any circumstances or events occurring after the date they were prepared. Neither QEP nor Diamondback can give any assurance that, had Original DB Forecasts or the Adjusted DB Forecasts been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Neither QEP nor Diamondback intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited forecasted financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of events, even in the event that any or all of the underlying assumptions are shown to be not appropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. Original DB Forecasts and the Adjusted DB Forecasts do not take into account possible financial and other effects of the merger or the Pending Guidon Acquisition, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement or the agreement with Guidon having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement or the agreement with Guidon had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Original DB Forecasts and the Adjusted DB Forecasts do not take into account the effect on Diamondback of any possible failure of the merger to occur or failure to complete the Pending Guidon Acquisition. None of Diamondback, QEP or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any QEP stockholder or Diamondback stockholder or other person regarding QEP’s or Diamondback’s ultimate performance compared to the information contained in the Original DB Forecasts and the Adjusted DB Forecasts or that the forecasted results will be achieved. The delivery of the Original DB Forecasts to QEP and the inclusion of the Adjusted DB Forecasts in this proxy statement prospectus should not be deemed an admission or representation by Diamondback or its advisors or any other person that it is viewed as material information of Diamondback, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the QEP special meeting will be held several months after the unaudited forecasted financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on such information, and Diamondback urges all stockholders to review Diamondback’s most recent SEC filings for a description of Diamondback’s reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 180.

NEITHER DIAMONDBACK NOR QEP INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FORECASTED FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FORECASTED FINANCIAL AND OPERATING INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Regulatory Approvals

The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals” beginning on page 133.

On January 5, 2021, Diamondback and QEP filed their respective notification and report forms with the FTC and Antitrust Division. The statutory waiting period applicable to the merger under the HSR Act automatically expired on February 4, 2021 at 11:59 p.m. Eastern Time. Neither Diamondback nor QEP is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

At any time after the expiration of the statutory waiting period under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Board of Directors and Management of Diamondback Following Completion of the Merger

Upon closing of the merger, the Diamondback board of directors and executive officers will remain unchanged. Additionally, Diamondback will continue to be headquartered in Midland, Texas.

Interests of QEP’s Directors and Executive Officers in the Merger

In considering the recommendation of the QEP board that you vote to adopt the merger agreement, you should be aware that certain directors and executive officers of QEP may have interests in the merger that are different from, or in addition to, the interests of QEP stockholders generally. The QEP board was aware of and considered these interests when it unanimously (i) adopted the merger agreement, (ii) approved and determined that it is in the best interests of QEP to consummate the merger and the other transactions contemplated by the merger agreement and execute and deliver the merger agreement and perform its obligations thereunder, and (iii) resolved to recommend the approval of the merger agreement by QEP stockholders.

Equity Compensation Awards

Treatment of Restricted Stock Awards

Each of QEP’s executive officers and certain of its directors hold unvested restricted shares of QEP common stock under QEP’s equity compensation plans. At the effective time of the merger, each unvested award of restricted shares of QEP common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (A) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (B) the exchange ratio. Following the effective time, the restricted shares will be subject to the same terms and conditions (including time-based and termination related vesting conditions) that were applicable to such restricted shares under the applicable QEP stock plan and award agreement immediately prior to the effective time.

The following table sets forth the number of Restricted Stock Awards held by QEP’s executive officers and directors as of January 15, 2021:

Name	Unvested Restricted Shares (1) (#)
Timothy J. Cutt	681,474
Christopher K. Woosley	253,744
William J. Buese	200,839
Joseph T. Redman	186,529
Joseph N. Jaggers	80,646

(1)

Amount shown does not include a pro-rated annual stock award that will be granted to QEP’s non-employee directors for their partial year of service in 2021, which is expected to be valued at approximately $43,750 for each director.

For QEP’s directors, such converted restricted shares will become fully vested as a result of the merger and for QEP’s executive officers, such restricted shares will vest if the officer incurs a “covered termination” upon or following the merger as described below under “—Executive Severance Compensation Plan—CIC.”

Treatment of PSU Awards

Each of QEP’s executive officers holds unvested performance share units denominated in shares of QEP common stock. The performance share units can be earned at a level of up to 200% of the target award level based on QEP’s stock price performance over a three-year period relative to a group of identified peer companies. As a result of the merger, each applicable three-year performance period will be shortened such that it ends prior to the effective time of the merger and at the effective time of the merger, each unvested award of performance share units will be converted into time-based restricted stock units in respect of that number of shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger that would have been earned under the applicable terms of such award based upon the higher of (i) 100% of the target level of performance and (ii) actual performance through the closing date of the merger (as determined by QEP’s compensation committee) multiplied by (B) the exchange ratio. The performance share unit awards will be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such awards immediately prior to the effective time of the merger (other than any performance-based vesting conditions).

The following table sets forth the number of performance share units held by QEP’s executive officers as of January 15, 2021 (excluding performance share units for the 2018-2020 performance period, which will vest according to the terms prior to the closing of the merger):

Executive Officer	Target Performance Shares (#)	Maximum Performance Shares (#)
Timothy J. Cutt	1,142,310	2,284,620
Christopher K. Woosley	415,611	831,222
William J. Buese	305,674	611,348
Joseph T. Redman	295,558	591,116

The converted time-based restricted share units in Diamondback will vest if the officer incurs a “covered termination” upon or following the merger as described below under “—Executive Severance Compensation Plan – CIC”.

Treatment of QEP Notional Stock Awards Under QEP’s Deferred Compensation Plans

QEP maintains non-qualified deferred compensation plans pursuant to which certain of its directors have elected to defer previously earned compensation (including previously granted restricted shares), which amounts are deemed, under the terms of the deferred compensation plans, to be invested in notional shares of QEP common stock. At the effective time of the merger, these QEP notional stock awards will, to the extent unvested, become fully vested and all notional stock awards held by QEP’s directors will be converted into and deemed notionally invested in a number of shares of Diamondback common stock equal to the product of (A) the total number of notional shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (B) the exchange ratio. Such deferred compensation will be paid in cash promptly following the closing of the merger (but not later than the time in which payment is required under the QEP deferred compensation plan, which is generally within 60 days following the date of the merger).

The following table sets forth the number of notional QEP shares held by QEP’s directors as of January 15, 2021:

Name	Total Number of Shares of QEP Stock Subject to Vested Notional Stock Awards (#)	Total Number of Shares of QEP Stock Subject to Unvested Vested Notional Stock Awards (1) (#)
Mary Shafer-Malicki	61,624	80,646
Phillips S. Baker, Jr.	115,213	80,646
Michael J. Minarovic	62,500	80,646
Barth E. Whitham	21,258	80,646
Julie A. Dill	102,439	80,646

(1)

Amount shown does not include a pro-rated annual stock award that will be granted to QEP’s non-employee directors for their partial year of service in 2021, which is expected to be valued at approximately $43,750 ($53,750 for Ms. Shafer-Malicki).

Treatment of QEP Options

At the effective time of the merger, each option to purchase shares of QEP common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall, as of the effective time of the merger, be automatically cancelled without any payment or other consideration required to be made in respect thereof.

The following table sets forth the number of QEP Options held by QEP’s executive officers as of January 15, 2021:

Executive Officer	QEP Options (#)
Timothy J. Cutt	—
Christopher K. Woosley	96,564
William J. Buese	31,543
Joseph T. Redman	9,203

Executive Severance Compensation Plan—CIC

QEP’s Executive Severance Compensation Plan—CIC (or the “CIC Plan”) provides QEP’s officers with benefits if their employment is terminated by QEP for a reason other than “cause,” death or disability, or if the executive terminates employment for “good reason” within three years following a change in control of QEP (such as the merger) (each of which is referred to as a covered termination). The severance benefits that the executive officers are eligible to receive pursuant to the CIC Plan (and, with respect to long-term equity awards, the applicable award agreements) include the following: (i) a lump sum cash severance payment equal to 3 times (in the case of Mr. Cutt and Mr. Woosley) or 2 times (in the case of the other executive officers) the sum of annual base salary and the average of the annual incentive award the executive actually received for the three fiscal years prior to the change in control (or lesser number of years the officer was employed), (ii) a prorated annual incentive for the year of termination, (iii) full accelerated vesting of outstanding long-term equity incentive awards; and (iv) payment for medical, dental and vision insurance coverage, basic life insurance, and accidental death or dismemberment coverage under current employee plans for two years (three years, in the case of Mr. Cutt and Mr. Woosley). In addition, executive officers who are involuntarily terminated upon or following the closing of the merger will be eligible to receive up to 12 months of company-paid outplacement benefits.

Under the CIC Plan, “good reason” means any of the following events or conditions that occur without the executive’s written consent and remain in effect after notice has been provided by the executive to QEP of such event and the expiration of a 30-day cure period: (i) material diminution in the executive’s annual base salary, target incentive opportunity under the annual incentive plan of QEP or long-term incentive award opportunity under the long-term incentive plan or equity plan of QEP; (ii) a material diminution in the executive’s authority, duties, or responsibility; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that an executive report to a corporate officer or employee instead of reporting directly to the QEP board; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive performs services; or (vi) any other action or inaction that constitutes a material breach by an employer of the executive’s employment agreement (if any).

Under the CIC Plan, “cause” means (i) the willful and continued failure of the executive to substantially perform the executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the executive by the QEP board or the chief executive officer of QEP; or (ii) the willful engagement in conduct by the executive which is materially injurious to QEP.

Non-Competition Agreement Payments

In connection with the merger, the officers entered into Non-Competition Agreements with QEP (the “Non-Competition Agreements”), which provide that, subject to certain exceptions enumerated therein, for a period of 12 months following the date of their “covered termination,” if any, as described above under “—Executive Severance Compensation Plan – CIC,” the executives will be prohibited from (i) directly or indirectly engaging in, having any equity interest in, or managing, providing services to or operating any person, firm, corporation, partnership or business (whether as officer, employee, agent, representative, or otherwise) that engages in a competitive business with QEP in certain defined territories or (ii) directly or indirectly soliciting or encouraging to cease to work with QEP or any of its subsidiaries any person who is an employee of QEP or any of its subsidiaries or who was an employee of QEP or any of its subsidiaries within the six month period preceding such activity without QEP’s written consent, subject to customary exceptions.

In consideration for the executives’ agreements set forth in the Non-Competition Agreements, QEP agreed to provide the executives with the following benefits: (i) accelerated vesting in December 2020 of the executive’s outstanding restricted stock awards that would otherwise vest in March 2021, (ii) accelerated payment of the Executive’s annual cash incentive payment for 2020, which were paid at the target level in December 2020, and (iii) a one-time transaction bonus (the “Transaction Bonus”), paid in December 2020. Each executive has also entered into a letter agreement relating to the Transaction Bonus (the “Letter Agreements”). Pursuant to the Letter Agreements and the Non-Competition Agreements, the Executive is required to repay to the Company 100% of the Transaction Bonus if such executive resigns for any reason prior to the consummation of the merger. If the merger is not consummated, the executive is required to repay the Transaction Bonus if the executive resigns for any reason prior to December 31, 2021

Deferred Compensation

Certain of QEP’s executive officers and directors participate in QEP’s deferred compensation plans, pursuant to which they have elected to defer previously earned amounts of compensation. Such deferred compensation amounts are fully vested and would, absent the merger, be payable to the executive officer following his or termination of employment with QEP in accordance with the terms of the deferred compensation plans. As a result of the merger, all deferred compensation amounts will become immediately payable within 60 days after consummation of the merger.

The following table sets forth the aggregate balance of each executive officer or director’s deferred compensation account as of December 31, 2020 (excluding notional stock awards, which are described above):

Name	Aggregate Deferred Compensation Balance ($)
Timothy J. Cutt	—
Christopher K. Woosley	980,768
William J. Buese	279,805
Joseph T. Redman	978,255
Julie A. Dill	980,216

In addition, due to a payroll coding error, certain federal employment taxes were not withheld with respect to amounts deferred under our deferred compensation plans from 2011 through 2016. The employment tax error with respect to 2013 through 2016 was corrected in 2017. QEP will pay the employee and employer shares of the employment taxes for 2011 and 2012 and an additional amount to account for income taxes with respect to the payment of the employee shares when distributions under the deferred compensation plans are made. The aggregate balances shown in the table above exclude these amounts, which QEP estimates do not exceed $2,600 in the aggregate for all executive officers.

Quantification of Potential Payments to QEP’s Named Executive Officers in Connection with the Merger

The information below sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each “named executive officer” of QEP. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement), consist of the CIC Plan, the Non-Competition Agreements and the respective equity awards specifying the terms and conditions of each such award. With respect to QEP’s named executive officers, no changes were made in the terms and conditions of the CIC Plan or the equity awards, other than pursuant to the Non-Competition Agreements or as specified in the merger agreement and described in the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger.” Throughout this discussion, the following individuals are referred to collectively as the named executive officers of QEP:

•	Timothy J. Cutt—President and Chief Executive Officer

•	Christopher K. Woosley—Executive Vice President, General Counsel & Corporate Secretary

•	William J. Buese—Vice President, Chief Financial Officer & Treasurer

•	Joseph T. Redman—Vice President Energy

The potential payments in the table below are based on the following assumptions:

•	the closing date of the merger is March 1, 2021, which is the estimated date of the completion of the merger solely for purposes of this golden parachute compensation disclosure;

•	the named executive officers of QEP are terminated without “cause” immediately following the assumed closing date of the merger;

•	the per share value of QEP’s common stock is $2.33, which is the average of the closing price of QEP’s common stock over the first five trading days following the announcement of the merger; and

•	the performance share units held by QEP’s named executive officers are earned at 100% of the target award level.

The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

The following tables, footnotes and discussion describe double-trigger benefits for the named executive officers, except where noted. For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the completion of the merger as well as a covered termination within three years following the completion of the merger.

Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Timothy J. Cutt	6,839,875	4,249,417	20,555	11,109,847
Christopher K. Woosley	4,096,100	1,559,597	124,441	5,780,138
William J. Buese	2,481,739	1,180,175	85,738	3,747,652
Joseph T. Redman	2,248,225	1,123,263	79,727	3,451,215

(1)

The amounts reflect estimated payments of the lump-sum cash severance that would be provided to the named executive officer under the terms of the CIC Plan if the named executive officer were to experience a covered termination for the purposes of the CIC Plan on the closing date of the merger, calculated as a lump sum severance payment equal to three times current eligible compensation for Messrs. Cutt and Woosley and two times current eligible compensation for the remaining executives of $5,589,875 to Mr. Cutt, $2,846,100 to Mr. Woosley, $1,481,739 to Mr. Buese and $1,498,225 to Mr. Redman, inclusive of pro-rated annual bonus payments for 2021. The amounts also include the single-trigger Transaction Bonus payments of $1,250,000 to Mr. Cutt, $1,250,000 to Mr. Woosley, $1,000,000 to Mr. Buese and $750,000 to Mr. Redman.
(2)

The amounts reflect the aggregate payment that each named executive officer would receive with respect to QEP equity awards subject to accelerated vesting in connection with the merger, as described above in “—Interests of QEP’s Directors and Executive Officers—Executive Severance Compensation Plan—CIC” above.

(3)

Includes (i) payment for medical, dental and vision insurance coverage, basic life insurance, and accidental death or dismemberment coverage under current employee plans for two years (three years, in the case of Mr. Cutt and Mr. Woosley) and (ii) outplacement benefits.

Share Ownership

As described below under “Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of QEP” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration,” executive officers and directors of QEP beneficially own shares of QEP common stock, which will be entitled to receive the merger consideration in respect of each share of QEP common stock beneficially owned by them.

Indemnification and Insurance

The merger agreement provides that the executive officers and directors of QEP and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the effective time of the merger.

Listing of Diamondback Shares; Delisting and Deregistration of QEP Shares

Prior to the completion of the merger, Diamondback has agreed to take all necessary action to cause the shares of Diamondback common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Global Select Market or such other Nasdaq market on which shares of Diamondback common stock are then listed subject to official notice of issuance. The listing on such Nasdaq market of the shares of Diamondback common stock to be issued in connection with the merger is also a condition to completion of the merger.

Prior to the effective time of the merger, QEP will cooperate with Diamondback and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE to enable the delisting of QEP common stock from the NYSE and the deregistration of QEP common stock pursuant to the Exchange Act as promptly as practicable after the effective time of the merger (and not more than 10 days after the effective time of the merger).

If the merger is completed, the shares of Diamondback common stock to be issued in the merger will be listed for trading on the Nasdaq Global Select Market or such other Nasdaq market on which shares of Diamondback common stock are then listed, shares of QEP common stock will be delisted from the NYSE and deregistered under the Exchange Act, and QEP will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

Diamondback and QEP prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of the tangible assets and identifiable intangible assets acquired and liabilities assumed of the acquiree and the measurement of goodwill, if any. Diamondback will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

Under the merger agreement, QEP’s outstanding debt (other than its existing credit facility) will remain outstanding, which debt, as of September 30, 2020 was approximately $1.6 billion and consisted of the amounts outstanding under QEP’s senior notes. As of September 30, 2020, Diamondback had total long-term debt of approximately $5.8 billion, consisting primarily of the amounts outstanding under its revolving credit facility, its senior unsecured notes, the notes issued by its subsidiary Energen Corporation, the senior notes issued by Diamondback’s publicly traded subsidiaries, Viper and Rattler, and the amounts outstanding under Viper’s and Rattler’s revolving credit facilities. Diamondback’s pro forma indebtedness as of September 30, 2020, assuming consummation of the merger had occurred on such date and QEP’s senior notes remain outstanding, would have been approximately $7.4 billion.

Under the terms of the merger agreement, if requested by Diamondback, QEP will, and will cause its subsidiaries to, on the terms set forth in the merger agreement, deliver all notices and take all other actions reasonably necessary to facilitate, on the closing date, (i) the termination of all commitments in respect of QEP’s existing credit facility, (ii) the repayment in full of all obligations with respect to QEP’s existing credit facility (including the termination or cash collateralization of, or the making of other arrangements satisfactory to the administrative agent under the existing credit facility with respect to, letters of credit outstanding under the existing credit facility), and (iii) the release of any encumbrances securing such existing credit facility and related guarantees (if any). To the extent QEP does not have unrestricted cash on hand in an amount sufficient to make the repayment of the existing credit facility in full, Diamondback will provide to QEP an amount sufficient to make such repayment.

Subject to certain restrictions and obligations, prior to completion of the merger, Diamondback or any of its subsidiaries may, in their sole and absolute discretion, commence one or more offers to purchase for cash or exchange for securities issued by Diamondback or any of its affiliates any or all of the outstanding debt issued under QEP’s outstanding indenture, solicit the consent of the holders of debt issued under QEP’s outstanding indenture regarding proposed amendments to the indenture and deliver a notice of optional redemption to the holders of debt issued under QEP’s outstanding indenture, so long as the closing of any such transaction is conditioned on the occurrence of, and is not consummated until, the closing of the merger. QEP has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Diamondback in writing to assist Diamondback in connection with any such transaction and in connection with any potential offering of securities of Diamondback or its affiliates, the proceeds of which are used to refinance existing indebtedness of QEP or Diamondback and its affiliates. However, QEP’s obligation to cooperate is subject to certain exceptions and limitations, including, among other things, that QEP is not required to (i) provide any cooperation to the extent that it would, in the good faith determination of QEP, unreasonably interfere with the business or operations of QEP or any of its subsidiaries, or (ii) enter into any instrument or contract, agree to any change to any instrument or contract, or take any action with respect to its existing indebtedness prior to the closing of the merger that would be effective if the closing of the merger does not occur.

No Appraisal Rights in the Merger

Under Delaware law, QEP stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of QEP common stock will not have rights to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of QEP common stock are listed on the NYSE as of the record date, and QEP stockholders will receive Diamondback common stock pursuant to the merger agreement and cash in lieu of fractional shares. Approval for the listing of the shares of Diamondback common stock on the Nasdaq Global Select Market or such other Nasdaq market on which shares of Diamondback common stock are then listed is a condition to completion of the merger.

Litigation Relating to the Merger

As of February 8, 2021, seven individual lawsuits have been filed by purported QEP stockholders in United States District Courts in connection with the proposed merger.

On January 25, 2021, Elaine Wang, a purported stockholder of QEP, filed a complaint against QEP and the members of the QEP board in the United States District Court for the Southern District of New York, captioned Wang v. QEP Resources, Inc., et al., Case 1:21-cv-00651-NRB (the “Wang Lawsuit”), alleging, among other things, that the registration statement on Form S-4 filed by Diamondback on January 22, 2021 in connection with the merger fails to provide certain information allegedly material to the QEP stockholders in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among other relief, the complaint seeks injunctive relief, including enjoining the merger until the defendants disclose the allegedly omitted material information, a recission of the completed merger or rescissory damages, an accounting of damages suffered by the plaintiff, an award of plaintiff’s expenses and attorney’s fees, and other equitable relief.

On January 27, 2021, John Andescavage, another puported stockholder of QEP, filed a complaint against QEP, the members of the QEP board, Diamondback and Merger Sub in the United States District Court for the District of Delaware, captioned Andescavage v. QEP Resources, et al., Case 1:21-cv-00096-CFC, on substantially similar grounds to those in the Wang Lawsuit. Among other relief, the complaint seeks injunctive relief, including enjoining the merger, rescinding the merger in the event the defendants consummate the merger (or awarding rescissory damages), dissemination of a registration statement on Form S-4 that does not omit allegedly material information or contain allegedly untrue statements of material fact, a declaratory judgment that the individual defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9, an award of attorney’s and experts’ fees, and other relief.

On January 29, 2021, Todd Seale, a purported stockholder of QEP, filed a complaint against QEP and the members of the QEP board in the United States District Court for the District of Colorado, captioned Seale v. QEP Resources, Inc., et al., Case 1:21-cv-00303 on substantially similar grounds to those in the Wang Lawsuit. Among other relief, the complaint seeks injunctive relief, including enjoining the merger until the defendants disclose the allegedly omitted material information, a recission of the completed merger or rescissory damages, a declaratory judgment that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9, an award of costs and expenses to include attorney’s and experts’ fees, and other relief.

On February 4, 2021, Joe Hutchison, a puported stockholder of QEP, filed a complaint against QEP, the members of the QEP board, Diamondback, and Merger Sub in the United States District Court for the Southern District of New York, captioned Hutchison v. QEP Resources, et al., Case 1:21-cv-01020-VEC, on substantially similar grounds to those in the Wang Lawsuit. Among other relief, the complaint seeks injunctive relief, including enjoining the merger until the allegedly omitted information is disclosed, rescinding the merger in the event the defendants consummate the merger (or awarding rescissory damages), directing the defendants to account for all damages to plaintiff as a result of the alleged wrongdoing, an award of attorney’s and experts’ fees, and other equitable relief.

On February 4, 2021, Angelika Andersen, a purported stockholder of QEP, filed a complaint against QEP and the members of the QEP board in the United States District Court for the Southern District of New York, captioned Andersen v. QEP Resources, Inc., et al., Case 1:21-cv-01010 alleging, among other things, that the amended registration statement on Form S-4/A filed by Diamondback on February 3, 2021 in connection with the merger fails to provide certain information allegedly material to the QEP stockholders in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among other relief, the complaint seeks to enjoin the merger, to direct the defendants to disseminate an amendment to the registration statement to disclose the allegedly omitted material information, to direct the defendants to account for all damages to plaintiff as a result of the alleged wrongdoing, an award of costs and expenses to include attorney’s and experts’ fees, and other relief.

On February 5, 2021, Brandon D. Lozano, a purported stockholder of QEP, filed a complaint against QEP and the members of the QEP board in the United States District Court for the Southern District of New York, captioned Lozano v. QEP Resources, Inc., et al., Case 1:21-cv-01067 alleging, among other things, that the merger agreement contains preclusive deal protection devices and that the amended registration statement on Form S-4/A filed by Diamondback on February 3, 2021 in connection with the merger fails to provide certain information allegedly material to the QEP stockholders in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among other relief, the complaint seeks to enjoin the special meeting of QEP shareholders to vote on the merger or enjoin consummation of the merger until the allegedly material information is disclosed, to direct the defendants to account for all damages to plaintiff as a result of the alleged wrongdoing, an award of costs and expenses to include attorney’s and experts’ fees, and other relief.

On February 5, 2021, Brandon Holten, a purported stockholder of QEP, filed a complaint against QEP and the members of the QEP board in the United States District Court for the Southern District of New York, captioned Holten v. QEP Resources, Inc., et al., Case 1:21-cv-01068 alleging, among other things, that the amended registration statement on Form S-4/A filed by Diamondback on February 3, 2021 in connection with the merger fails to provide certain information allegedly material to the QEP stockholders in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Mr. Holten also asserts a claim of breach of fiduciary duty against members of QEP’s board. Among other relief, the complaint seeks to enjoin the special meeting of QEP shareholders to vote on the merger or enjoin consummation of the merger until the allegedly material information is disclosed, to direct the defendants to account for all damages to plaintiff as a result of the alleged wrongdoing, an award of costs and expenses to include attorney’s and experts’ fees, and other relief.

Each of Diamondback and QEP believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future. For a discussion of the risks associated with these complaints and any other similar litigation, see the section entitled “Risk Factors—Risk Factors Relating to the Merger—Diamondback and QEP may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed” beginning on page 41.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, which was executed on December 20, 2020. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Diamondback, QEP, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in Diamondback’s or QEP’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Diamondback or QEP, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Diamondback, QEP and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Diamondback, QEP and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Diamondback and QEP delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since December 20, 2020. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Diamondback, QEP and Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into QEP in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and QEP will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the “surviving corporation”).

At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of QEP and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of QEP and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.

Closing

Unless otherwise mutually agreed to in writing between Diamondback and QEP, the completion of the merger will take place at 8:00 a.m. central time on the second business day immediately following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions that by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.” The date on which the completion of the merger occurs is referred to herein as the “closing date.”

As soon as practicable on the closing date, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the merger will become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed in writing by Diamondback and QEP and specified in such certificate of merger.

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, until duly amended, as provided therein and in accordance with the provisions of the merger agreement or by applicable law, except that the name of the surviving corporation will be “QEP Resources, Inc.” and all references therein to Merger Sub will be automatically amended and will become references to the surviving corporation.

QEP has agreed to use reasonable best efforts to obtain the resignation of each of its directors, conditioned and automatically effective upon the effective time of the merger. Diamondback and QEP have agreed to take all other necessary action such that from and after the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation and the officers of Merger Sub will be the officers of the surviving corporation, and such directors and officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the surviving corporation.

Upon the completion of the merger, the current directors and executive officers of Diamondback are expected to continue in their current positions, other than as may be publicly announced by Diamondback in the normal course.

Effect of the Merger on Capital Stock; Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Diamondback, Merger Sub, QEP, or any holder of any securities of Diamondback, Merger Sub or QEP:

•

Each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation.

•

Each share of QEP common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares or converted shares (as such terms are defined below) and any QEP restricted stock awards) will be converted into the right to receive from Diamondback that number of fully-paid and nonassessable shares of Diamondback common stock equal to the exchange ratio (the “merger consideration”). The “exchange ratio” means 0.050 as it may be adjusted, from time to time, in accordance with the terms of the merger agreement.

All such shares of QEP common stock, when so converted in accordance with the terms of the merger agreement, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of QEP common stock that was outstanding immediately prior to the effective time of the merger

(excluding any excluded shares or converted shares) will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of Diamondback common stock.

All shares of QEP common stock held by QEP as treasury shares or by Diamondback or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (collectively, the “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares.

Each share of QEP common stock that is owned by any direct or indirect subsidiary of QEP or Diamondback (other than Merger Sub) (collectively, the “converted shares”) will automatically be converted into a number of fully-paid and nonassessable shares of Diamondback common stock equal to the exchange ratio.

In the event of any change in the number of shares of QEP or Diamondback common stock or securities convertible or exchangeable into or exercisable for shares of QEP or Diamondback common stock (in each case issued and outstanding after December 20, 2020 and before the effective time of the merger) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the exchange ratio will be equitably adjusted to reflect the effect of such change.

Treatment of QEP Equity Awards in the Merger

QEP Restricted Stock Awards

At the effective time of the merger, each unvested award of restricted shares of QEP common stock that is outstanding immediately prior to the effective time of the merger will be converted into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (A) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (B) the exchange ratio. Following the effective time, the restricted shares will be subject to the same terms and conditions (including time-based and termination related vesting conditions) that were applicable to such restricted shares under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger.

QEP Performance Share Unit Awards

At the effective time of the merger, each unvested award of performance share units denominated in shares of QEP common stock that is outstanding immediately prior to the effective time of the merger will be converted into time-based restricted stock units in respect of that number of shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger that would have been earned under the applicable terms of such award based upon the higher of (i) 100% of the target level of performance and (ii) actual performance, in each case, through the closing date (as determined by QEP’s compensation committee) multiplied by (B) the exchange ratio. The performance share unit awards will be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such awards under the applicable QEP stock plan and award agreement immediately prior to the effective time of the merger (other than any performance-based vesting conditions).

QEP Notional Stock Awards

At the effective time of the merger, each QEP notional stock award under any QEP deferred compensation plan (other than deferred shares granted to any QEP employee) will become fully vested and converted into and deemed notionally invested in a number of shares of Diamondback common stock equal to the product of (A) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (B) the exchange ratio. Such deferred compensation will be paid in cash promptly following the effective date (but not later than the time in which payment is required under the applicable QEP deferred compensation plan).

QEP Employee Deferred Shares

At the effective time of the merger, any QEP employee deferred shares that are outstanding immediately prior to the effective time of the merger will be converted into a number of time-based restricted shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (A) the total number of shares of QEP common stock subject to such award immediately prior to the effective time of the merger multiplied by (B) the exchange ratio. Such awards will be subject to the same time-based and termination related vesting conditions as applied to the corresponding award of QEP employee deferred shares immediately prior to the effective time of the merger.

QEP Options

At the effective time of the merger, each option to purchase shares of QEP common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall, as of the effective time of the merger, be automatically cancelled without any payment or other consideration required to be made in respect thereof.

Payment for Securities; Exchange

Prior to the effective time of the merger, Diamondback has agreed to enter into an agreement with Computershare Trust Company, N.A. to act as agent for the holders of QEP common stock in connection with the merger (the “exchange agent”). Promptly after the effective time of the merger, Diamondback has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares QEP common stock, the number of shares of Diamondback common stock issuable as merger consideration pursuant to the merger agreement. Diamondback has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration and to make payments in lieu of fractional shares. The surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares pursuant to the merger agreement.

Certificates

As soon as practicable after the effective time of the merger, Diamondback has agreed to cause the exchange agent to deliver to each record holder of QEP common stock certificates, as of immediately prior to the effective time of the merger, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of QEP common stock certificates for payment of the merger consideration. Upon surrender to the exchange agent of a QEP common stock certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such QEP common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of Diamondback common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Diamondback common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of QEP common stock then held by such holder) and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration, subject to applicable provisions of the merger agreement.

Non-DTC Book-Entry Shares

As soon as practicable after the effective time of the merger, Diamondback has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of QEP book-entry shares not held through DTC, (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of Diamondback common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Diamondback common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of QEP common stock then held by such holder) and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration, subject to applicable provisions of the merger agreement.

DTC Book-Entry Shares

With respect to QEP book-entry shares held through DTC, Diamondback and QEP have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC, the merger consideration, cash in lieu of any fractional shares of Diamondback common stock and any dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive pursuant to the merger agreement.

No Interest

No interest will be paid or accrued on any amount payable for shares of QEP common stock eligible to receive the merger consideration pursuant to the merger agreement.

Termination of Rights

All merger consideration including any dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration and any cash in lieu of fractional shares of Diamondback common stock paid upon the surrender of certificates will be deemed to have been paid in full satisfaction of all rights pertaining to such QEP common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of QEP common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, QEP common stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration.

No Liability

None of the surviving corporation, Diamondback, Merger Sub, or the exchange agent will be liable to any holder of QEP common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Lost, Stolen, or Destroyed Certificates

If any QEP common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such QEP common stock certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to the surviving corporation and the exchange agent) and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such QEP common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed QEP common stock certificate the merger consideration, any cash in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration.

No Fractional Shares of Diamondback Common Stock

No QEP common stock certificates or scrip or shares representing fractional shares of Diamondback common stock will be issued upon the exchange of eligible shares of QEP common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of Diamondback or a holder of shares of Diamondback common stock. Each holder of shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Diamondback common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of Diamondback common stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Diamondback common stock multiplied by (ii) the volume weighted average price of Diamondback common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, L.P.

Withholding Taxes

Diamondback, Merger Sub, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law (which deduction and withholding may be taken in the form of Diamondback common stock) and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. Prior to the effective time of the merger, Diamondback, Merger Sub, or the exchange agent, as appropriate, have agreed to provide commercially reasonable notice to QEP upon becoming aware of any such withholding obligation and to cooperate with QEP to the extent reasonable to obtain reduction of or relief from such withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority by Diamondback, Merger Sub, the surviving corporation or the exchange agent, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made. If withholding is taken in Diamondback common stock, the relevant withholding party will be treated as having sold Diamondback common stock on behalf of such QEP stockholder for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

No Appraisal Rights

In accordance with the DGCL, no appraisal rights will be available with respect to the transactions contemplated by the merger agreement. For more information, see “The Merger—No Appraisal Rights in the Merger.”

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by QEP, Diamondback and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by QEP or Diamondback, as applicable, from December 31, 2019 and prior to

December 18, 2020 or in the disclosure letters delivered by QEP and Diamondback to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification to conduct business;

•	capitalization, including regarding:

•

the number of shares of common stock, preferred stock and/or other capital stock of QEP (or, as applicable, Diamondback) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

•

the absence of options, warrants, pre-emptive rights and other rights giving any persons the right to acquire, or requiring QEP or its subsidiaries (or, as applicable, Diamondback and its subsidiaries) to sell, any securities of QEP and its subsidiaries (or, as applicable, Diamondback and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•

the absence of obligations of QEP or its subsidiaries (or, as applicable, Diamondback and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•

the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote on any matters on which the QEP stockholders and its subsidiaries (or, as applicable, Diamondback and its subsidiaries) may vote;

•

the absence of securities that are convertible into or exchangeable or exercisable for, voting or equity securities of QEP and its subsidiaries (or, as applicable, Diamondback and its subsidiaries); and

•	the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements;

•

corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the QEP board and Diamondback board of the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which QEP or any of its subsidiaries (or, as applicable, Diamondback or any of Diamondback’s subsidiaries) are a party or violation of QEP (or, as applicable, Diamondback’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

•

governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

•	filings with the SEC since December 31, 2018 and the financial statements included therein;

•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the absence of any unresolved SEC comments or SEC review with respect to the documents filed or furnished to the SEC by QEP (or Diamondback);

•	the conduct of business in the ordinary course of business since December 31, 2019;

•

the absence since December 31, 2019 of any material adverse effect (as defined below) with respect to QEP (or Diamondback) or any material damage, destruction or other casualty loss with respect to any of QEP’s (or Diamondback’s) material assets or property;

•	the absence of certain undisclosed liabilities;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	certain consents and permissions of third parties required to conduct the business of QEP and its subsidiaries (or, as applicable, Diamondback and its subsidiaries);

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	labor matters;

•	tax matters;

•	the absence of certain legal proceedings, investigations and governmental orders against QEP and its subsidiaries (or, as applicable, against Diamondback and its subsidiaries);

•	environmental matters;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	certain regulatory matters relating to utilities and investment companies.

The merger agreement also contains additional representations and warranties by QEP relating to the following, among other things:

•	the absence of any unpaid declared dividends or distributions declared with respect to the QEP common stock;

•	the capitalization of QEP’s subsidiaries;

•	certain information regarding QEP equity awards, including the holders and terms thereof;

•	the absence of any restrictions on QEP’s or its subsidiaries’ ability to make payments (including via dividends or loans), to their respective stockholders;

•

the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than QEP’s subsidiaries and disclosed joint ventures;

•	QEP’s disclosure controls and procedures and internal control over financial reporting, and the absence of certain allegations regarding accounting or auditing practices;

•	employee benefit plans;

•	the absence of any undisclosed related party transactions;

•	intellectual property matters;

•	real property matters;

•	certain oil and gas matters;

•	certain material contracts;

•	hedging arrangements and derivative transactions;

•	insurance;

•	receipt by QEP of a fairness opinion from its financial advisor regarding the fairness of the merger consideration;

•	related party transactions;

•	certain regulatory matters relating to QEP’s natural gas pipeline systems and related facilities; and

•	inapplicability of anti-takeover laws.

The merger agreement also contains additional representations and warranties by Diamondback and Merger Sub relating to the following, among other things:

•	ownership of shares of QEP common stock;

•	the conduct of the business of Merger Sub; and

•	the capitalization of Merger Sub.

Definition of Material Adverse Effect:

A “material adverse effect” means, when used with respect to Diamondback or QEP, as applicable, any fact, circumstance, effect, change, event or development that (i) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the merger and the other transaction contemplated by the merger agreement or (ii) has, or would have, a material adverse effect on the financial condition, business, assets or results of operations of such party and its subsidiaries, taken as a whole, except, however, that with respect to the foregoing clause (ii) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of or attributable to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•

conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

•

political conditions (or changes in such conditions, including any changes or developments arising from or in connection with the November 3, 2020 United States federal elections) or acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage or terrorism or cyber attack (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the existence and impact of the COVID-19 pandemic) or weather conditions;

•

effects resulting from the negotiation, execution and announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement, including the impact thereof on the relationship of QEP and its subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

•

compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement (except for certain obligations under the merger agreement to operate in the ordinary course (or similar obligations));

•

changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•

any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); or

•	changes in GAAP or the interpretations thereof after December 20, 2020.

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above (excluding any effects arising from, resulting from or related to COVID-19 or COVID-19 measures, or, to the extent carried out in compliance with the merger agreement, commercially reasonable actions that QEP or Diamondback reasonably determines in good faith are necessary to comply with such COVID-19 measures) disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate impact will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur.

A “QEP material adverse effect” means a material adverse effect with respect to QEP, and a “Diamondback material adverse effect” means a material adverse effect with respect to Diamondback.

Interim Operations of QEP and Diamondback Pending the Merger

Interim Operations of QEP

QEP has agreed that, subject to certain exceptions set forth in the merger agreement, except as provided in the disclosure letter it delivered to Diamondback in connection with the merger agreement, as permitted or required by the merger agreement, as required by applicable law, or as otherwise consented to by Diamondback in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:

•	conduct its business in the ordinary course in all material respects; and

•

preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with QEP.

In addition, QEP has further agreed that, subject to certain exceptions set forth in the merger agreement and except as set forth in the disclosure letter it delivered to Diamondback in connection with the merger agreement, as permitted or required under the merger agreement, as required by applicable law, as set forth in the QEP capital expenditure budget (including with respect to the timing and amount set forth therein) or otherwise consented to by Diamondback in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, QEP will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends (whether in cash, stock, property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other voting or equity interests in, or other securities or obligations convertible into or exchangeable for any shares of capital stock of, QEP or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of QEP to QEP or another direct or indirect wholly owned subsidiary of QEP or dividends or distributions required by the organizational documents of any subsidiary of QEP;

•

split, combine or reclassify any capital stock of, or other equity or voting interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity or voting interests in QEP or any of its subsidiaries;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity or voting interests in, QEP or any subsidiary of QEP, except as required by the terms of any capital stock or equity or voting interest of a subsidiary existing and disclosed to Diamondback as of December 20, 2020 or to satisfy any applicable tax withholding in respect of the vesting or settlement of any QEP equity awards outstanding as of December 20, 2020, in accordance with the terms of the QEP stock plans and applicable award agreements made available to Diamondback prior to December 17, 2020;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity or voting interests in, QEP or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity or voting interests, other than (i) the delivery of QEP common stock upon the vesting or lapse of any restrictions on any QEP equity awards outstanding on December 20, 2020 in accordance with the terms of the QEP stock plans and applicable award agreements, (ii) issuances by a wholly owned subsidiary of QEP of such subsidiary’s capital stock or other equity or voting interests to QEP or any other wholly owned subsidiary of QEP and (iii) shares of capital stock issued as a dividend made in accordance with the merger agreement;

•

amend or propose to amend QEP’s certificate of incorporation or bylaws (other than in immaterial respects) or amend or propose to amend the organizational documents of any of QEP’s subsidiaries (other than, in the case of QEP’s subsidiaries, immaterial changes);

•

merge, consolidate, combine or amalgamate with any person or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity or voting interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than leases of oil and gas properties in the ordinary course, for which the consideration is less than $20 million in the aggregate, or other acquisitions for which the consideration is less than $5 million in the aggregate;

•

sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue, exchange, swap, abandon, sell and leaseback or otherwise dispose of, any portion of its assets or properties (including any oil and gas properties), other than (i) sales, leases or dispositions for which the consideration is less than $5 million in the aggregate; (ii) the sale of hydrocarbons in the ordinary course; or (iii) asset swaps or exchanges of oil and gas properties in the ordinary course that have a fair market value of less than $20 million in the aggregate; provided that QEP may not sell any assets if, as a result of such sale, QEP would fail the “substantially-all test” of Section 368(a) of the Code or if such sale would give rise to a default, prepayment obligation or an obligation to make an offer to repurchase or repay indebtedness under any Company Contract (as defined in the merger agreement);

•

enter into any lease for real property (other than for oil and gas properties, which lease is not prohibited by the terms of the merger agreement) that would be a Company Material Real Property Lease (as defined in the merger agreement) of QEP if entered into prior to December 20, 2020 or terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease (other than an oil and gas property for which the consideration is less than $20 million in the aggregate);

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of QEP or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of QEP or such transactions that are contemplated or permitted by the merger agreement;

•

change in any material respect their financial accounting principles, practices or methods that would affect the consolidated assets, liabilities or results of operations of QEP or its subsidiaries, except as required by GAAP or applicable law;

•

make, change or revoke any material election relating to taxes, change an annual tax accounting period, adopt or change any tax accounting method, file any material amended tax return (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law)), enter into any closing agreement with respect to material taxes, settle or compromise any tax claim, audit, assessment or dispute, surrender any right to claim a refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax;

•

claim any tax credits under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) or Sections 7001-7003 of the Families First Coronavirus Response Act or IRS Notice 2020-65 or any similar applicable law, or defer any taxes under Section 2302 under the CARES Act or any similar applicable law;

•

grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except for renewals and changes made in the ordinary course to QEP employee benefit plans, which renewals and changes do not discriminate in favor of officer level employees;

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;

•

grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits, or approve treatment of outstanding equity awards in connection with the transactions contemplated by the merger agreement that is inconsistent with the treatment contemplated by the merger agreement;

•

pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of an employee benefit plan sponsored, maintained or contributed to by QEP (a “QEP plan”) existing as of December 20, 2020;

•	enter into any new, or amend any existing, employment, consulting or severance or termination agreement with any current or former director, officer, employee or other service provider;

•

establish any QEP plan which was not in existence prior to December 20, 2020, or amend or terminate any such QEP plan in existence on December 20, 2020, except as required by law, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to QEP;

•

hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an executive officer or who has (or would have) an annualized target compensation or fee opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $500,000;

•

terminate the employment or engagement of any employee or other service provider who has an annualized target compensation or fee opportunity (including base compensation or fee, target annual bonus opportunity and target long-term incentive opportunity) in excess of $500,000 or any executive officer, in each case, other than for cause;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•

retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of QEP’s indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by QEP or its subsidiaries and owed to QEP or its subsidiaries), other than any such amounts under QEP’s existing credit facility;

•

incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of QEP or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for the incurrence of indebtedness: (i) under QEP’s existing credit facility in the ordinary course and in no event exceeding $40 million of borrowings at any one time outstanding, (ii) outside of QEP’s existing credit facility, in the ordinary course, of up to $5 million at any one time outstanding, (iii) by QEP that is owed to any wholly owned subsidiary of QEP or by any subsidiary of QEP that is owed to QEP or a wholly owned subsidiary of QEP, (iv) incurred or assumed in connection with certain acquisitions permitted by the merger agreement, or (v) the creation of any encumbrances securing any indebtedness permitted by the exceptions provided in the foregoing clauses (i) or (iv);

•

enter into any contract that would be a Company Contract (as defined in the merger agreement), if it were in effect on December 20, 2020 or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (as defined in the merger agreement) (including the renewal of an existing Company Contract on substantially the same terms in the ordinary course), except that QEP may (i) enter into a material derivative transaction after December 20, 2020 if the representations and warranties set forth in the merger agreement are true and correct with respect to such derivative transaction and QEP provides Diamondback with certain information regarding such transaction within two business days and (ii) terminate any rights under a material derivative transaction in the ordinary course;

•

cancel, modify or waive any debts or claims held by QEP or any of its subsidiaries or waive any rights held by QEP or any of its subsidiaries having in each case a value in excess of $5 million in the aggregate;

•

waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (i) the settlement of such proceedings involving only the payment of monetary damages by QEP or any of its subsidiaries of any amount not exceeding $5 million in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that QEP will be permitted to settle any transaction litigation in accordance with the merger agreement;

•

make or commit to make any capital expenditures that are, in the aggregate, greater than $10 million in any fiscal quarter in excess of the QEP capital expenditures budget, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•	elect to go non-consent with respect to any proposed operation regarding any of the QEP oil and gas properties that involves net capital expenditures in excess of $2 million;

•

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”; or

•	agree to take any action described above.

Notwithstanding the above restrictions, from December 20, 2020 until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, QEP and its subsidiaries may take or refrain from taking any commercially reasonable actions that QEP determines are reasonably necessary to comply with COVID-19 measures so long as (i) prior to taking such action, QEP consults with, and considers in good faith, Diamondback’s suggestions and/or feedback or (ii) such actions would not reasonably be expected to materially impact QEP’s production of oil, gas or other hydrocarbons (whether with respect to volume, costs, quality, reserves or otherwise).

Interim Operations of Diamondback

Diamondback has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Diamondback delivered to QEP in connection with the merger agreement, any actions required by applicable law, any actions required to comply with COVID-19 measures or otherwise taken (or not taken) by Diamondback reasonably and in good faith to respond to COVID-19 or COVID-19 measures, or otherwise consented to by QEP in writing (which consent will not be unreasonably withheld, delayed or conditioned) until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in a manner not involving the entry by Diamondback or its subsidiaries into lines of business that are materially different than the lines of business of Diamondback and its subsidiaries existing as of December 20, 2020.

In addition, Diamondback has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Diamondback delivered to QEP in connection with the merger agreement, as required by the merger agreement, as required by applicable law, or otherwise consented to by QEP in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Diamondback will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other voting or equity interests in, Diamondback, except for regular annual or quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Diamondback in the ordinary course (excluding any special dividends);

•

split, combine or reclassify any capital stock of, or other voting or equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for voting or equity interests in Diamondback or any of its subsidiaries;

•

amend or propose to amend Diamondback’s charter or bylaws (other than in immaterial respects) or adopt any material change in the organizational documents of any of Diamondback’s subsidiaries that would prevent, impair or materially delay the ability of the parties to consummate the transactions contemplated by the merger agreement or otherwise adversely affect the consummation of the transactions;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Diamondback or any of its subsidiaries, other than, in each case, as would not otherwise prevent, impair or materially delay the consummation of the transactions contemplated by the merger agreement;

•

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”; or

•	agree to take any action described above.

No Solicitation; Change of Recommendation

No Solicitation by QEP

QEP has agreed that, from and after December 20, 2020, QEP and its officers and directors will and will cause QEP’s subsidiaries and their respective officers and directors to, and will use reasonable best efforts to cause the other representatives of QEP and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “competing proposal” (as defined below). QEP agreed to use reasonable best efforts to have delivered by December 23, 2020 written notice (including by electronic mail) to each third party that has received non-public information regarding QEP for purposes of evaluating any transaction that could be a competing proposal within the twelve months prior to December 20, 2020 requesting the return or destruction of all confidential information concerning QEP, and must terminate any data access related to any potential competing proposal previously granted to such third parties.

QEP has also agreed that, from and after December 20, 2020, QEP and its officers and directors will not, will cause QEP’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of QEP and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, endorse, knowingly encourage, or knowingly facilitate any expression of interest, inquiry, proposal or offer or the making of any expression of interest, inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal;

•

furnish any information regarding QEP or its subsidiaries, or afford access to the properties, assets, books and records or employees of QEP or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal;

•

enter into any contract, letter of intent or agreement in principle, or other undertaking or commitment in respect of any proposal or offer that constitutes a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement);

•	submit any competing proposal to the vote of QEP stockholders; or

•	resolve, agree or publicly propose to, or permit QEP or any of its subsidiaries or any of their representatives to agree or publicly propose to take any of the actions described above.

From and after December 20, 2020, QEP has agreed to promptly (and in any event within 48 hours) notify Diamondback of the receipt by QEP (directly or indirectly) of any competing proposal or any expression of interest, inquiry, proposal or offer with respect to a competing proposal made on or after December 20, 2020, any request for information or data relating to QEP or any of its subsidiaries made by any person in connection with a competing proposal or any request for discussions or negotiations with QEP, its subsidiaries or its or their representatives relating to a competing proposal (including the identity of such person), and QEP will provide to Diamondback promptly (and in any event within 48 hours) (i) a copy (including any schedules, exhibits or attachments thereto) of any such expression of interest, inquiry, proposal or offer with respect to a competing proposal made in writing (whether or not electronic) provided to QEP or any of its subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a competing proposal not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter QEP has agreed to (i) keep Diamondback reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and (ii) provide to Diamondback as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other material written materials (including any schedules thereto) provided to QEP or its representatives from any person.

No Solicitation Exceptions

Prior to, but not after, the time the merger proposal has been approved by QEP stockholders, QEP and its representatives may engage in the second and third bullets in the second paragraph of the section directly above with any person if such competing proposal did not arise from a breach of the obligations described in “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP” may be furnished and no discussions or negotiations regarding a competing proposal may occur until QEP receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to QEP in the aggregate than the terms of the Confidentiality Agreement, dated December 8, 2020, between Diamondback and QEP, as determined by the QEP board in good faith after consultation with its legal counsel;

•

any non-public information furnished to such person will have previously been made available to Diamondback or is made available to Diamondback prior to or concurrently with the time such information is made available to such person;

•

prior to taking any such actions, the QEP board or any committee of the QEP board determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal; and

•

prior to taking any such actions, the QEP board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

Restrictions on Change of Recommendation

Subject to certain exceptions described below, the QEP board, including any committee of the QEP board, may not:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Diamondback or Merger Sub, its recommendation that QEP stockholders approve the merger proposal;

•	fail to include its recommendation that QEP stockholders approve the merger proposal in this proxy statement/prospectus;

•	approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any competing proposal;

•	publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, contact (including any acquisition agreement, merger agreement, option agreement, joint venture agreement or partnership agreement) or other agreement (other than certain confidentiality agreements) relating to a competing proposal;

•

in the case of a competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of QEP common stock (other than by Diamondback or an affiliate of Diamondback), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date of the QEP special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the QEP special meeting) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that QEP stockholders approve the merger proposal on or prior to the earlier of (A) five business days after Diamondback so requests in writing or (B) three business days prior to the date of the QEP special meeting (or promptly after announcement or disclosure of such competing proposal if announced or disclosed on or after the third business day prior to the date of the QEP special meeting), except that Diamondback may not make any such request on more than two occasions with respect to each competing proposal (including any revision, amendment update or supplement thereof); or

•

cause or permit QEP to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal.

Any of the actions described in the seven bullets directly above is referred to herein as a “recommendation change.”

Permitted Recommendation Change in Connection with a Superior Proposal

Prior to, but not after, the merger proposal has been approved by QEP stockholders, in response to a bona fide written competing proposal that did not arise from a breach of the obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation—No Solicitation by QEP,” if the QEP board so chooses, the QEP board may effect a recommendation change (but may not terminate the merger agreement) if:

•	the QEP board determines in good faith after consultation with its financial advisors and outside legal counsel that such competing proposal is a superior proposal;

•

the QEP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law;

•

QEP provides Diamondback written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the QEP board intends to take such action and the reasons therefor (including the financial analyses conducted by or on behalf of the QEP board);

•

after giving such notice and prior to effecting such recommendation change, QEP negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the QEP board not to effect a recommendation change; and

•

at the end of the four-business-day period, prior to taking action to effect a recommendation change, the QEP board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Diamondback in writing and any other information offered by Diamondback in response to the notice, and determines in good faith after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the competing proposal remains a superior proposal and that the failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

In the event of any material amendment or modification to any superior proposal, QEP will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the economic terms of any such superior proposal will be deemed material for the purposes of the foregoing sentence.

Permitted Recommendation Change in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by QEP stockholders, in response to an intervening event that occurs or arises after December 20, 2020 and that did not arise from or in connection with a breach of the merger agreement by QEP, QEP may, if the QEP board so chooses, effect a recommendation change (but may not terminate the merger agreement) if:

•	the QEP board determines in good faith after consultation with its financial advisors and outside legal counsel that an intervening event has occurred;

•

the QEP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law;

•

QEP provides Diamondback written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the QEP board intends to take such action and includes a reasonably detailed description of the facts and circumstances of the intervening event;

•

after giving such notice and prior to effecting such recommendation change, QEP negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the QEP board not to effect a recommendation change in response thereto; and

•

at the end of the four-business-day period, prior to taking action to effect a recommendation change, the QEP board takes into account any adjustments or revisions to the terms of the agreement proposed by Diamondback in writing and any other information offered by Diamondback in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law.

In the event of any material changes regarding any intervening event, QEP will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

An “intervening event” is a material development or change in circumstance that occurs or arises after December 20, 2020 that was not known to or reasonably foreseeable by the QEP board as of December 20, 2020 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the QEP board as of December 20, 2020); except that in no event will (i) the receipt, existence or terms of an actual or possible competing proposal or superior proposal, (ii) any change, in and of itself, in the price or trading volume of shares of QEP common stock or Diamondback common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), (iii) the fact that QEP or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), (iv) changes in QEP’s or any of its subsidiaries’ oil and gas reserves or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law), constitute an intervening event.

Confidentiality and Standstill Arrangements

From December 20, 2020 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, QEP has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the merger proposal has been approved by QEP stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision that did not arise from a breach of QEP’s obligations under the merger agreement, the QEP board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law, QEP may waive any such “standstill” or similar provision in response to such request for such waiver from a third party, solely to the extent necessary to permit a third party to make a competing proposal, on a confidential basis, to the QEP board and communicate such waiver to the applicable third party. QEP must advise Diamondback at least two business days prior to taking such action. QEP has represented and warranted to Diamondback that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the QEP board to the stockholders of QEP under applicable law, would have been prohibited by this paragraph during the 60 days prior to December 20, 2020.

Certain Permitted Disclosure

The QEP board may, after consultation with its respective outside legal counsel, make such disclosures as the QEP board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure (including any “stop-look-and-listen” communication to QEP stockholders that contains only the information set forth in Rule 14d-9(f) promulgated under the Exchange Act) that is required to be made in this proxy statement/prospectus by applicable U.S. federal securities laws. If such disclosure has the effect of withdrawing or adversely modifying the recommendation of the QEP board that its stockholders vote in favor of the merger proposal, such disclosure will be deemed to be a recommendation change and Diamondback will have the right to terminate the merger agreement.

Definition of Competing Proposal

A “competing proposal” means any contract, proposal, letter of intent, memorandum of understanding, agreement in principle, offer, indication of interest or other similar proposal or commitment (whether binding or otherwise), that has not been withdrawn, from a third party or group (as defined under Section 13(d) of the Exchange Act) made after December 20, 2020, relating to any transaction or series of related transactions involving, directly or indirectly:

•	any acquisition, lease, exchange, license, purchase or transfer of more than 10% of the consolidated assets of QEP and its subsidiaries (including voting or equity securities in any subsidiary or subsidiaries), determined based on both the fair market value and book value thereof or assets of QEP or its subsidiaries to which 10% or more of the consolidated revenues, net income, assets or earnings of QEP and its subsidiaries, taken as a whole, are attributable,

•

any acquisition or purchase by any person or group of more than 10% of the outstanding shares of QEP common stock or any other voting or equity securities of QEP (whether by voting power or number of shares) or tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 10% of the outstanding shares of QEP common stock or any other voting or equity securities of QEP (whether by voting power or number of shares), or

•

any merger, consolidation, share exchange, business combination, recapitalization, joint venture, reorganization or similar transaction which is structured to permit such person or group to acquire beneficial ownership of at least 10% of the outstanding QEP common stock or other voting or equity securities of QEP (or the surviving or resulting entity of such transaction) representing 10% or more of the voting power of QEP and its subsidiaries, taken as a whole (or the surviving or resulting entity of such transaction), in each case, other than the transactions contemplated by the merger agreement.

Definition of Superior Proposal

A “superior proposal” means a bona fide, written competing proposal (with references to “more than 10%” being deemed to be replaced with references to “all or substantially all”) by a third party and that did not result from a breach of QEP’s obligations under the merger agreement, other than any breach that is both immaterial and unintentional, which the QEP board determines in good faith after consultation with QEP’s outside legal and financial advisors:

•	to be more favorable to QEP and its stockholders from a financial point of view than the transactions set forth in the merger agreement,

•

is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any break-up fees or expense reimbursement provisions, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the third party making the proposal and any other aspects considered relevant by the QEP board, or

•	for which, if applicable, financing is fully committed or reasonably determined to be available by the QEP board.

Preparation of Proxy Statement/Prospectus and Registration Statement

The parties have agreed to promptly furnish to each other such data and information relating to it, its subsidiaries (including, in the case of Diamondback, Merger Sub) and the holders of its capital stock, as the other party may reasonably request for the purpose of including such data and information in this proxy statement/prospectus and any amendments or supplements hereto, so that this proxy statement/prospectus conforms in form and substance to the requirements of the Exchange Act and the registration statement, of which this proxy statement/prospectus forms a part, conforms in form and substance to the requirements of the Securities Act.

QEP and Diamondback have agreed to each use reasonable best efforts to cause this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Diamondback and QEP will each use its reasonable best efforts to cause the registration statement, of which this proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Diamondback will use reasonable best efforts to keep the registration statement, of which this proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of QEP and Diamondback will advise the other promptly after it receives any request by the

SEC for amendment of this proxy statement/prospectus or the registration statement, of which this proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of QEP and Diamondback have agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Further, QEP and Diamondback have agreed to each use reasonable best efforts to provide information concerning it necessary to enable QEP and Diamondback to prepare pro forma financial statements and related footnotes in connection with the preparation of the registration statement, of which this proxy statement/prospectus forms a part, or as otherwise required by applicable law.

Prior to filing the registration statement, of which this proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of QEP and Diamondback has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other, (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed and (iv) permit the other party (to the extent practicable), and their respective legal counsels to participate in all meetings and conferences with the SEC.

Diamondback and QEP have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Diamondback will advise QEP, promptly after it receives notice thereof, of the time when the registration statement, of which this proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Diamondback common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of QEP and Diamondback will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

If at any time prior to the effective time of the merger, any information relating to Diamondback or QEP, or any of their respective affiliates, officers or directors, should be discovered by Diamondback or QEP that should be set forth in an amendment or supplement to the registration statement, of which this proxy statement/prospectus forms a part, or this proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the QEP stockholders.

QEP Special Meeting

QEP has agreed to take all action necessary in accordance with applicable laws and the organizational documents of QEP to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its stockholders for the purpose of obtaining the approval of the merger proposal by QEP stockholders, to be held as promptly as reasonably practicable after the clearance of this proxy statement/prospectus by the SEC and the time that the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within 60 days thereof). Except as permitted in the merger agreement, the QEP board must recommend that the stockholders of QEP vote in favor of the merger proposal and the QEP board must solicit from QEP stockholders proxies in favor of the merger proposal, and this proxy statement/prospectus is required to include such recommendation of the QEP board.

QEP (i) will be required to adjourn or postpone the QEP special meeting to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to the QEP stockholders or if, as of the time the QEP special meeting is scheduled, there are insufficient shares of QEP common stock represented to constitute a quorum necessary to conduct business at the QEP special meeting, and (ii) may adjourn or postpone the QEP special meeting, after consultation in good faith with Diamondback, if, as of the time for which the QEP special meeting is scheduled, QEP reasonably determines in good faith that there are insufficient shares of QEP common stock represented to obtain the approval of the merger proposal. Notwithstanding the foregoing, the QEP special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the QEP special meeting was previously scheduled (though the QEP special meeting may only be adjourned or postponed once under the circumstances described above without Diamondback’s written consent).

QEP will promptly provide all voting tabulation reports relating to the QEP special meeting and will otherwise keep Diamondback reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to QEP’s stockholders with respect thereto. Unless there has been a recommendation change, the parties have agreed to cooperate and use their reasonable best efforts to defend against any efforts by any of QEP’s stockholders or any other person to prevent the approval of the merger proposal by QEP stockholders.

Once QEP has established a record date for the QEP special meeting, QEP may not change such record date or establish a different record date for the QEP special meeting without the prior written consent of Diamondback (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Without the prior written consent of Diamondback or as required by applicable law, (i) the merger proposal will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of QEP in connection with the merger and matters of procedure) that QEP may propose to be acted on by the QEP stockholders at the QEP special meeting and (ii) QEP may not call, hold or convene any meeting of the QEP stockholders other than the QEP special meeting.

QEP has agreed that (i) its obligation to hold the QEP special meeting will not be affected by the making of a recommendation change, (ii) except in the event of a recommendation change, QEP will use its reasonable best efforts to solicit proxies to obtain the approval of the merger proposal by its stockholders and (iii) its obligation to hold the QEP special meeting will not be affected by the commencement, announcement, disclosure or communication to QEP of any competing proposal or other proposal (including a superior proposal) or the occurrence or disclosure of any intervening event.

Access to Information

Subject to applicable law and certain other exceptions set forth in the merger agreement, QEP and Diamondback have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement, of which this proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Diamondback, QEP or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

QEP has agreed to, and to cause each of its subsidiaries to, afford to Diamondback and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of QEP and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to Diamondback and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Diamondback, except that such access may be limited by QEP to the extent reasonably necessary (i) for QEP to comply with any applicable COVID-19 measures or (ii) for such access, in light of COVID-19 and COVID-19 measures, not to jeopardize the health and safety of QEP’s and its subsidiaries’ respective representatives or commercial partners (provided that, in either case, QEP will and will cause its subsidiaries to use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matters as can be conveyed) in a manner without risking the health and safety of such persons or violating such COVID-19 measures). Diamondback and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of QEP or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of QEP or its subsidiaries of their normal duties. However, the foregoing obligations are subject to certain limitations as set forth in the merger agreement.

Confidentiality Agreement

Diamondback and QEP entered into a confidentiality agreement dated as of December 8, 2020, which, except as otherwise set forth in the merger agreement, shall survive the execution and delivery of the merger agreement and shall apply to all information furnished under the confidentiality agreement and merger agreement.

HSR and Other Regulatory Approvals

Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after December 20, 2020, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either QEP or Diamondback or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Diamondback and QEP will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Diamondback or QEP, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement (including this proxy statement/prospectus). QEP and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of Diamondback (which consent, subject to certain commitments relating to antitrust laws, may be withheld in Diamondback’s sole discretion).

Each of the parties agreed that, by January 5, 2021, such party will have made any filings required under the HSR Act. Each of Diamondback and QEP will cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, Diamondback and QEP will each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Diamondback and QEP will each use its reasonable best efforts to respond to and comply with any request for information from any governmental entity charged with enforcing, applying, administering or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “antitrust laws”). Diamondback and QEP have agreed to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental antitrust authority.

Diamondback has agreed to take any and all action necessary, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of QEP or Diamondback or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of QEP or Diamondback or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of QEP or Diamondback or their respective subsidiaries; or (v) effectuating any other change or restructuring of QEP or Diamondback or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to QEP or its subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of QEP or Diamondback be conditioned upon the consummation of the merger) (each, a “divestiture action”) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by June 30, 2021. However, none of Diamondback or any of its subsidiaries is required to take or agree to take (and QEP will not take or agree to take) any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Diamondback and its subsidiaries from and after the effective time of the merger (but, for purposes of determining whether any effect is material, calculated as if Diamondback and its subsidiaries from and after the effective time of the merger were collectively the same size as QEP and its subsidiaries prior to the effective time of the merger), taken as a whole (a “regulatory material adverse effect”) and Diamondback is not required to take any divestiture action (other than de minimis actions) other than with respect to QEP and its subsidiaries.

Nothing in the merger agreement will require Diamondback to take or agree to take any divestiture action or other action (other than de minimis actions) with respect to Diamondback and its subsidiaries (other than with respect to QEP and its subsidiaries (from and after the effective time of the merger)). QEP is required to agree to take any divestiture action requested by Diamondback if such actions are only effective after the effective time of the merger and conditioned upon the consummation of the merger. In the event that any divestiture action is proposed by or acceptable to a governmental entity, Diamondback will have the right to determine the manner in which to implement the requirement of such governmental entity (but in no event will Diamondback or QEP (or any of their respective subsidiaries or other affiliates) be required to take or effect any such action that is not conditioned upon the consummation of the merger).

Diamondback has agreed to consult with QEP and give consideration to the views of QEP on all matters relating to any possible divestiture action. In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, Diamondback will take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action (but in no event will Diamondback be required to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect).

Diamondback will be entitled to direct any proceedings with any antitrust authority. However, Diamondback has agreed to afford QEP a reasonable opportunity to participate in any such proceedings. In addition, but subject to the above limitations, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the merger, Diamondback will take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to June 30, 2021 (but in no event will the above limitations require Diamondback to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect). Each of QEP and Diamondback shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege as to preserve any applicable privilege.

Subject to certain specified exceptions, Diamondback and Merger Sub have each agreed not to take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust law.

Employee Matters

Diamondback has agreed that, for a period of 12 months following the effective time of the merger, Diamondback will cause the surviving corporation to provide to each employee of QEP and its subsidiaries who continues to be employed by QEP or the surviving corporation or any subsidiary or affiliate thereof (each a “QEP employee” and collectively, the “QEP employees”) (i) a salary or wage that is no less favorable than the salary or wage that was provided to such QEP employee immediately prior to the effective time of the merger, and (ii) welfare and retirement benefits and annual cash incentive compensation opportunities that are no less favorable, in the aggregate, than the welfare and retirement benefits and annual cash incentive compensation opportunities provided to similarly situated employees of Diamondback or its subsidiaries. Diamondback has further agreed that, at the same time as annual long-term incentive awards are next granted following the closing of the merger to similarly situated employees of Diamondback or its subsidiaries generally, Diamondback will grant to each QEP employee who was eligible to receive long-term incentive awards under the plans and policies of QEP prior to the closing of the merger (subject to their continued employment with Diamondback or any of its subsidiaries), a long-term incentive award with a grant date value equal to 150% of the value of the full, non-prorated long-term incentive award for 2021 such QEP employee would have otherwise received from QEP, on such terms and conditions as are no less favorable than the 2021 long-term incentive awards granted by Diamondback to its other similarly situated employees.

For purposes of eligibility to participate, vesting and calculation of paid time off accruals or severance benefit entitlements (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to certain benefits arrangements, each QEP employee’s years of service prior to the effective time of the merger shall be treated as service with Diamondback or its subsidiaries, subject to certain exceptions.

In addition, Diamondback has agreed that it shall, or shall cause the surviving corporation and its subsidiaries to, honor and assume their respective obligations under existing QEP plans and certain other employee arrangements agreed to be implemented in connection with the transaction.

Indemnification; Directors’ and Officers’ Insurance

Diamondback and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless certain officers, directors and employees of QEP and its subsidiaries (the “indemnified persons”) against costs and liabilities (including attorneys’ and other professionals’ fees and expenses), arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of QEP or any of its subsidiaries, a fiduciary under any QEP plan or any employee benefit plan of QEP or any of its subsidiaries or is or was serving at the request of QEP or any of its subsidiaries as a director, officer, employee or agent of another entity or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger (such liabilities, the “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent such person is entitled to indemnification (including an advance of expenses) by QEP as of December 20, 2020 (whether pursuant to QEP’s organizational documents, pursuant to contract or under applicable law).

Diamondback and the surviving corporation have agreed that any amendment, repeal or other modification of any provision in the organizational documents of the surviving corporation or any of its subsidiaries in any manner that would adversely affect the rights thereunder of any indemnified person to indemnification, exculpation and advancement in respect of the indemnified liabilities will not be enforceable against the indemnified persons except to the extent required by applicable law, and then only to the minimum extent required by law, will be prospective only, will not limit or eliminate any such right with respect to any claim or action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification, and will be disregarded for purposes of determining the rights of indemnified persons in respect of indemnified liabilities. Diamondback has agreed to, and will cause the surviving corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between QEP or any of its subsidiaries and any of its directors, officers, employees or agents existing and in effect prior to December 20, 2020.

Diamondback and the surviving corporation will cause to be put in place, and Diamondback will fully prepay immediately prior to the effective time of the merger, customary “tail” insurance policies with a claims period of at least six years and in an amount and scope at least as favorable as QEP’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 400% of the current aggregate annual premium paid by QEP for such purpose.

Transaction Litigation

In the event of any litigation or other legal proceedings by any governmental entity or other person in relation to the merger agreement, the merger or other transactions contemplated by the merger agreement that is commenced or, to the knowledge of Diamondback or QEP, is threatened, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status and use its reasonable best efforts to defend against and respond thereto. QEP has agreed to give Diamondback a reasonable opportunity to participate in, but not control, QEP’s defense or settlement of any transaction litigation against QEP, and will consult regularly with Diamondback in good faith and give reasonable consideration to Diamondback’s advice with respect to such litigation. QEP has agreed that it will not cease to defend, consent to the entry of any judgment, settle or offer to settle any litigation commenced against QEP without the prior written consent of Diamondback, which may not be unreasonably withheld, conditioned or delayed.

Public Announcements

Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the merger and the investor presentation given to investors on the morning of December 21, 2020. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The merger agreement does not restrict a party’s ability to communicate with its employees, except that that each party shall cooperate in good faith on any communication to QEP’s or any of its subsidiary’s directors, officers or employees pertaining to employment, compensation or benefit matters that are affected by the transactions contemplated by the merger agreement or compensation or benefits that are payable or to be provided following the effective time of the merger.

Advice of Certain Matters

Subject to compliance with applicable law, QEP and Diamondback, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a QEP material adverse effect or a Diamondback material adverse effect, as the case may be. Except with respect to antitrust laws, QEP and Diamondback have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Reasonable Best Efforts; Notification

Diamondback and QEP have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

Diamondback and QEP have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including, to the extent legally permitted, promptly furnishing the other with copies of notices or other communications received by Diamondback or QEP, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement).

Section 16 Matters

Prior to the effective time of the merger, the QEP, Diamondback and Merger Sub have agreed to take all such steps as may be required (to the extent permitted by applicable law) or appropriate to cause any dispositions of voting or equity securities of QEP or acquisitions of voting or equity securities of Diamondback in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to QEP, or will become subject to such reporting requirements with respect to Diamondback, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing and Delistings

Diamondback will take all action necessary to cause the shares of Diamondback common stock to be issued in the merger to be approved for listing on the NASDAQ prior to the effective time of the merger.

Prior to the closing date, QEP will cooperate with Diamondback and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the surviving corporation of the shares of QEP common stock from the NYSE and the deregistration of the shares of QEP common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger. If the surviving corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the closing date, QEP is required make available to Diamondback, at least 10 business days prior to the closing date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Certain Indebtedness

If requested by Diamondback, QEP will, and will cause its subsidiaries to, on the terms set forth in the merger agreement, deliver all notices and take all other actions reasonably necessary to facilitate, on the closing date, (i) the termination of all commitments in respect of QEP’s existing credit facility, (ii) the repayment in full of all obligations with respect to QEP’s existing credit facility (including the termination or cash collateralization of, or the making of other arrangements satisfactory to the administrative agent under the existing credit facility with respect to, letters of credit outstanding under the existing credit facility), and (iii) the release of any encumbrances securing such existing credit facility and related guarantees (if any). To the extent QEP does not have unrestricted cash on hand in an amount sufficient to make repayment of the existing credit facility in full, Diamondback will provide to QEP an amount sufficient to make such repayment.

Subject to certain restrictions and obligations, prior to completion of the merger, Diamondback or any of its subsidiaries may commence one or more offers to purchase for cash or exchange for securities issued by Diamondback or any of its affiliates any or all of the outstanding debt issued under QEP’s outstanding indenture, solicit the consent of the holders of debt issued under QEP’s outstanding indenture regarding proposed amendments to the indenture and deliver a notice of optional redemption to the holders of debt issued under QEP’s outstanding indenture, so long as the closing of any such transaction is conditioned on the occurrence of, and is not consummated until, the closing of the merger. QEP has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Diamondback in writing to assist Diamondback in connection with any such transaction and in connection with any potential offering of securities of Diamondback or its affiliates, the proceeds of which are used to refinance existing indebtedness of QEP or Diamondback and its affiliates. However, QEP’s obligation to cooperate is subject to certain exceptions and limitations, including that QEP is not required to (i) provide any cooperation to the extent that it would, in the good faith determination of QEP, unreasonably interfere with the business or operations of QEP or any of its subsidiaries, or (ii) enter into any instrument or contract, agree to any change to any instrument or contract, or take any action with respect to its existing indebtedness prior to the closing of the merger that would be effective if the closing does not occur.

Subject to certain exceptions, Diamondback has also agreed to indemnify, defend and hold harmless QEP, its subsidiaries and its and their respective representatives from and against certain costs and damages actually suffered or incurred by them in connection with such cooperation. In addition, Diamondback has agreed to, promptly upon written request by QEP, reimburse QEP for all reasonable and documented out-of-pocket fees and expenses incurred by QEP, its subsidiaries or any of their respective representatives in connection with such cooperation. These obligations will survive the closing and any termination of the merger agreement, regardless of whether or not the merger is consummated, and are intended to benefit, and may be enforced by, the representatives of QEP and its subsidiaries, who are each third-party beneficiaries of these obligations.

Tax Matters

Each of Diamondback, Merger Sub and QEP will use (and will cause their respective subsidiaries to use) its reasonable best efforts to cause the merger to qualify, and will not take or knowingly fail to take (and will cause its subsidiaries not to take or knowingly fail to take) any actions that would or would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties to the merger agreement agreed to adopt the merger agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of Diamondback, Merger Sub and QEP acknowledges and agrees that for U.S. federal income tax purposes the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend to report the merger in accordance with the foregoing.

Takeover Laws

Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Obligations of Merger Sub

Diamondback has agreed to take all action necessary to cause Merger Sub, prior to the effective time of the merger, and the surviving corporation, following the effective time of the merger, to perform their respective obligations under the merger agreement.

Asset Dispositions

From December 20, 2020 until the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger, if so requested by Diamondback, QEP agreed to consider in good faith any request by Diamondback for consent for Diamondback to furnish information and documentation to prospective purchaser(s) of QEP’s assets (subject to such prospective purchaser’s execution of a non-disclosure agreement or a joinder to the existing confidentiality agreement between Diamondback and QEP, in each case, reasonably acceptable to QEP, acting in good faith). Subject to certain exceptions, Diamondback agreed to provide customary indemnity to QEP, its subsidiaries and its and their respective representatives from and against costs and expenses actually suffered or incurred by them in connection with any such cooperation provided by QEP.

Conditions to the Completion of the Merger

Mutual Conditions

The respective obligations of Diamondback, QEP and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by Diamondback, QEP and Merger Sub, in whole or in part, to the extent permitted by applicable law:

•	QEP Stockholder Approval. The merger proposal must have been approved in accordance with applicable law and the QEP organizational documents, as applicable.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•

No Injunctions or Restraints. Any governmental entity having jurisdiction over Diamondback, QEP or Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•

Effectiveness of the Registration Statement. The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•

NASDAQ Listing. The shares of Diamondback common stock issuable to QEP stockholders pursuant to the merger agreement must have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Additional Conditions to the Obligations of Diamondback

The obligations of Diamondback and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Diamondback, in whole or in part, to the extent permitted by applicable law:

•

certain representations and warranties of QEP set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of December 20, 2020 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•

certain other representations and warranties of QEP set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of December 20, 2020 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of QEP set forth in the merger agreement must have been true and correct as of December 20, 2020 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “QEP material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a QEP material adverse effect;

•

QEP must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•	Diamondback must have received a certificate of QEP signed by an executive officer of QEP, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied.

Additional Conditions to the Obligations of QEP

The obligation of QEP to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by QEP, in whole or in part, to the extent permitted by applicable law:

•

certain representations and warranties of Diamondback and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of December 20, 2020 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•

certain other representations and warranties of Diamondback set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of December 20, 2020 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of Diamondback and Merger Sub set forth in the merger agreement must have been true and correct as of December 20, 2020 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Diamondback material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a Diamondback material adverse effect;

•

Diamondback and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger; and

•

QEP must have received a certificate of Diamondback signed by an executive officer of Diamondback, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied.

Frustration of Closing Conditions

None of Diamondback, QEP or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, if such party’s breach in any material respect of any provision of the merger agreement was the cause of or materially contributed to or resulted in such failure.

Termination

Termination Rights

Diamondback and QEP may terminate the merger agreement and abandon the merger and the other transactions prior to the effective time of the merger by mutual written consent of Diamondback and QEP.

The merger agreement may also be terminated by either Diamondback or QEP prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over Diamondback, QEP or Merger Sub has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not violated or breached any covenant or agreement under the merger agreement that has caused, materially contributed to or resulted in such order, decree, ruling or injunction or other action;

•

if the merger has not been consummated on or before 5:00 p.m. central time on June 30, 2021 (except that, if at such time, certain conditions to closing have not been satisfied due to an antitrust law but all other conditions to closing are satisfied or waived, such date shall be automatically extended to September 30, 2021) (as it may be extended, the “end date”), so long as the terminating party has not breached any covenant or agreement under the merger agreement where such breach caused, materially contributed to or resulted in the failure of the merger to occur on or before such date (the “end date termination event”);

•

in the event of a violation or breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such violation or breach is not curable prior to the end date, or if curable prior to the end date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date) (in the case of a breach by QEP, a “QEP breach termination event” and, in the case of a breach by Diamondback, a “Diamondback breach termination event”), so long as the terminating party has not then made any such violation or breach; or

•

if the QEP stockholders do not approve the merger proposal upon a vote held at a duly held QEP special meeting, or at any adjournment or postponement of the QEP special meeting (a “QEP stockholder approval termination event”).

In addition, the merger agreement may be terminated by Diamondback if prior to, but not after, the approval of the merger proposal by QEP stockholders:

•	the QEP board or a committee of the QEP board has effected a recommendation change; or

•

QEP, its subsidiaries or any of QEP’s representatives has willfully or materially breached QEP’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Change of Recommendation” (a “no solicitation breach termination event”).

Termination Fee Payable by QEP

The merger agreement requires QEP to pay Diamondback a termination fee of $17 million if:

•	Diamondback terminates the merger agreement due to a recommendation change or a no solicitation breach termination event; or

•

(A) Diamondback or QEP terminates the merger agreement due to a QEP stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the QEP special meeting or (B) QEP or Diamondback terminates the merger agreement due to an end date termination event or Diamondback terminates the merger agreement due to a QEP breach termination event and following December 20, 2020 and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the QEP board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within 12 months after the date of such termination, QEP enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the QEP stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “10%” will be deemed to be a reference to “50%.”

In no event will QEP be required to pay the termination fee on more than one occasion.

Diamondback Expenses Payable by QEP

The merger agreement requires QEP to pay Diamondback an expense reimbursement fee equal to any reasonable, documented, out-of-pocket fees, costs and expenses paid or incurred by Diamondback or any of its subsidiaries in connection with the proposed transactions, up to a cap of $7.5 million (the “expense reimbursement fee”) if either QEP or Diamondback terminates the merger agreement due to a QEP stockholder approval termination event. However, if QEP terminates the merger due to a QEP stockholder approval termination event at a time when Diamondback was entitled to terminate due to a recommendation change or a no solicitation breach termination event, then Diamondback shall be entitled to receive, in lieu of the expense reimbursement fee, the termination fee described in the section entitled “—Termination Fee Payable by QEP.”

In no event will QEP be required to pay the expense reimbursement fee on more than one occasion.

Certain Limitations and Other Agreements related to Termination Fee and Expenses Payable

In connection with the provisions of the merger agreement regarding the expense reimbursement fee and the termination fee payable by QEP, QEP and Diamondback agreed that (i) in no event will Diamondback be entitled to receive more than one payment of the termination fee or more than one payment of the expense reimbursement fee, (ii) if Diamondback receives the termination fee, then Diamondback will not be entitled to also receive the expense reimbursement fee, (iii) any previously paid expense reimbursement fee will be credited against the amount of the termination fee owed, and (iv) Diamondback may simultaneously pursue a grant of specific performance, rights and remedies at law, in equity, in contract, in tort or otherwise and payment of the termination fee, but if the termination fee becomes payable, then upon the payment of such fee, QEP shall have no further liability of any kind to Diamondback in respect of the merger agreement or the transactions contemplated thereby, except liability for fraud, or a willful or material breach of the merger agreement.

Effect of Termination

In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “—Termination,” the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

Diamondback, QEP and Merger Sub have agreed that each will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Diamondback, QEP and Merger Sub accordingly have agreed that the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages, and the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or enforce compliance with, the covenants and obligations of such party under the merger agreement, nor plead in defense thereto that there would be an adequate remedy at law.

No Third-Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Diamondback, QEP and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•	from and after the effective time of the merger, the rights of the holders of shares of QEP common stock to receive the merger consideration; and

•

the right of the indemnified persons to enforce the obligations described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance,” “The Merger Agreement—Certain Indebtedness” and “The Merger Agreement—Asset Dispositions.”

Amendment

The merger agreement may be amended in writing at any time; however, after the approval by QEP stockholders of the merger proposal, no amendment or waiver may be made which requires further approval by QEP stockholders under applicable law unless such further approval is first obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of QEP common stock that exchange their shares of QEP common stock for shares of Diamondback common stock in the merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. Tax considerations arising under foreign, state, or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of QEP common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or|

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of QEP common stock that hold their shares of QEP common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	banks, thrifts, mutual funds, or other financial institutions;

•	partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities);

•	persons subject to the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in stocks and securities, commodities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	individual retirement or other deferred accounts;

•	persons that hold shares of QEP common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	U.S. expatriates;

•

holders who actually or constructively own (or actually or constructively held at any time during the five year period ending on the date of the disposition of such holder’s QEP common stock pursuant to the merger) 5% or more of QEP common stock;

•	holders that exercise dissenters’ or appraisal rights; and

•

stockholders who acquired their shares of QEP common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of QEP common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

This discussion is not tax advice. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Diamondback’s or QEP’s control. You should consult with your own tax advisor as to the tax consequences of the merger (including the ownership and disposition of Diamondback common stock received in the merger) in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Diamondback and QEP intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to Diamondback’s obligation or QEP’s obligation to complete the transactions that the merger qualifies as a “reorganization.” Moreover, neither Diamondback nor QEP intends to request any ruling from the IRS regarding any matters relating to the merger, and, consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position to the contrary to any of the positions set forth below. If the IRS were to challenge the “reorganization” status of the merger successfully or the form or structure of the merger was changed in a manner such that it did not qualify as a “reorganization,” the tax consequences would differ from those set forth in this proxy statement/prospectus and holders of QEP common stock could be subject to U.S. federal income tax upon the receipt of Diamondback common stock in the merger.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of QEP common stock generally will be as follows:

Exchange of Shares of QEP Common Stock for Shares of Diamondback Common Stock

U.S. holders who exchange all of their shares of QEP common stock for shares of Diamondback common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of Diamondback common stock (see below for tax treatment of such cash received for a fractional share). Each U.S. holder’s aggregate tax basis in the shares of Diamondback common stock received in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of QEP common stock surrendered in the merger. The holding period of the shares of Diamondback common stock received by a U.S. holder in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will include such U.S. holder’s holding period for the shares of QEP common stock surrendered in the merger. If a U.S. holder holds different blocks of QEP common stock (generally, QEP common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Diamondback common stock received in the merger.

Receipt of Cash Upon the Deemed Sale of a Fractional Share

A U.S. holder of shares of QEP common stock who receives cash in lieu of a fractional share of Diamondback common stock will be treated as if such U.S. holder had received such fractional share of Diamondback common stock pursuant to the merger and as if such fractional share of Diamondback common stock had then been redeemed for cash by Diamondback. Such redemption generally will be treated as a distribution in full payment in exchange for such U.S. holder’s fractional share and will generally result in such U.S. holder recognizing gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above), unless the receipt of cash has the effect of a distribution of a dividend under the applicable provisions of the Code, in which case such cash received would be treated as a dividend to the extent of such tendering U.S. holder’s ratable share of earnings and profits as determined for U.S. federal income tax purposes. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such fractional share (determined as described above) is greater than one year. For U.S. holders of shares of QEP common stock that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of any cash to U.S. holders in lieu of a fractional share of Diamondback common stock in connection with the merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of QEP common stock should provide the exchange agent with a properly completed IRS Form W-9 included in the letter of transmittal to be delivered to such U.S. holder. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of QEP common stock under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 20, 2020, Diamondback Energy, Inc. (“Diamondback”), Bohemia Merger Sub, Inc. a direct, wholly owned subsidiary of Diamondback (“Merger Sub”) and QEP Resources Inc. (“QEP”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into QEP (the “merger”), with QEP surviving as a direct, wholly owned subsidiary of Diamondback. If the merger is completed, each eligible share of QEP common stock (other than (i) shares held in treasury by QEP, (ii) shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties and (iii) certain shares of QEP common stock subject to stock-based awards that will be treated in the manner described in the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113 of this proxy statement/prospectus) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.050 of a share of Diamondback common stock (the “exchange ratio”), with cash being paid in lieu of any fractional shares (the “merger consideration”).

The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) give effect to the proposed merger, which will be accounted for using the acquisition method of accounting with Diamondback identified as the acquirer. Under the acquisition method of accounting, Diamondback will record assets acquired and liabilities assumed from QEP at their respective acquisition date fair values on the closing date.

The pro forma financial statements have been prepared from the respective historical consolidated financial statements of Diamondback and QEP, adjusted to give effect to the merger. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) combines the historical condensed consolidated balance sheets of Diamondback and QEP as of September 30, 2020, giving effect to the merger as if it had been completed on September 30, 2020. The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) for the nine months ended September 30, 2020, and the year ended December 31, 2019, combine the historical consolidated statements of operations of Diamondback and QEP, giving effect to the merger as if it had been completed on January 1, 2019. The pro forma financial statements contain certain reclassification adjustments to conform the historical QEP financial statement presentation to Diamondback’s financial statement presentation.

The pro forma financial statements are presented to reflect the merger and do not represent what Diamondback’s financial position or results of operations would have been had the merger occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the merger. The pro forma financial statements are intended to provide information about the continuing impact of the merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Diamondback’s results of operations with the exception of certain non-recurring charges to be incurred in connection with the merger, as further described below. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.

Diamondback and QEP anticipate that certain non-recurring charges will be incurred in connection with the merger, the substantial majority of which consist of employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the merger. Accordingly, the pro forma statement of operations for the year ended December 31, 2019 reflects the effects of these non-recurring charges, which are not included in the historical balance sheets of Diamondback or QEP as of September 30, 2020.

While the pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger, management’s estimates of certain cost savings to be realized following closing of the merger are illustrated in Note 4 to the pro forma financial statements. Further, there may be additional charges related to the restructuring or other integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this proxy statement/prospectus, and thus, such charges are not reflected in the pro forma financial statements.

As of the date of this proxy statement/prospectus, Diamondback has used currently available information to determine preliminary fair value estimates for the merger consideration and its allocation to the QEP tangible assets and identifiable intangible assets acquired and liabilities assumed. Until the merger is completed, Diamondback and QEP are limited in their ability to share certain information. Therefore, Diamondback estimated the fair value of QEP’s assets and liabilities based on reviews of QEP’s SEC filings, preliminary valuation studies, allowed discussions with QEP’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements.

The final determination of the fair value of QEP’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of QEP that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Diamondback upon the consummation of the merger will be determined based on the closing price of Diamondback’s common stock on the closing date of the merger.

As a result of the foregoing, the transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.

The pro forma financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in each of Diamondback’s and QEP’s SEC filings incorporated by reference into this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 180.

DIAMONDBACK ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2020

	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments
	(In millions)
Assets
Current assets:
Cash and cash equivalents	$92	$10	$—	$(3	)(b)	$99
Restricted cash	7	—	—	—		7
Accounts receivable:
Joint interest and other, net	67	—	38	—		105
Oil and natural gas sales, net	224	—	46	—		270
Accounts receivable, net	—	84	(84)	—		—
Inventories	33	—	17	—		50
Derivative instruments	15	78	—	—		93
Income tax receivable	100	50	—	—		150
Prepaid expenses and other current assets	20	8	—	—		28

Total current assets	558	230	17	(3)		802

Property and equipment:
Oil and natural gas properties, full cost method of accounting	27,305	—	10,453	(8,056	)(c)	29,702
Midstream assets	1,026	—	—	—		1,026
Other property, equipment and land	135	—	70	(59	)(c)	146
Proved properties, successful efforts method of accounting	—	9,813	(9,813)	—		—
Unproved properties, successful efforts method of accounting	—	544	(544)	—		—
Gathering and other	—	166	(166)	—		—
Materials and supplies	—	17	(17)	—		—
Accumulated depletion, depreciation, amortization and impairment	(11,031)	(5,672)	—	5,672	(c)	(11,031)

Property and equipment, net	$17,435	$4,868	$(17)	$(2,443)		$19,843
Equity method investments	532	—	—	—		532
Derivative instruments	—	1	—	—		1
Deferred tax assets, net	75	—	—	—		75
Investment in real estate, net	104	—	—	—		104
Operating lease right-of-use assets, net	—	53	(53)	—		—
Other assets	56	—	138	—		194
Other noncurrent assets	—	85	(85)	—		—

Total assets	$18,760	$5,237	$—	$(2,446)		$21,551

	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments
	(In millions)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$95	$—	$7	$—		$102
Accounts payable and accrued expenses	—	164	(164)	—		—
Accrued capital expenditures	309	—	32	—		341
Current maturities of long-term debt	191	—	—	—		191
Other accrued liabilities	329	—	120	116	(d)(i)	565
Revenues and royalties payable	219	—	75	—		294
Production and property taxes	—	11	(11)	—		—
Interest payable	—	29	(29)	—		—
Derivative instruments	86	5	—	—		91
Current operating lease liabilities	—	23	(23)	—		—
Asset retirement obligations	—	7	(7)	—		—

Total current liabilities	1,229	239	—	116		1,584

Long-term debt	5,656	1,590	—	115	(c)	7,361
Derivative instruments	108	7	—	—		115
Asset retirement obligations	112	95	—	—		207
Deferred income taxes	978	440	—	(440	)(e)	978
Other long-term liabilities	8	32	35	—		75
Operating lease liabilities	—	35	(35)	—		—

Total liabilities	8,091	2,438	—	(209)		10,320

Stockholders’ equity:
Common stock	2	3	—	(3	)(f)(g)	2
Treasury stock	—	(57)	—	57	(g)	—
Additional paid-in capital	12,615	1,466	—	(785	)(f)(g)	13,296
Retained earnings (accumulated deficit)	(3,065)	1,399	—	(1,518	)(b)(d)(g)(i)	(3,184)
Accumulated other comprehensive income (loss)	—	(12)	—	12	(g)	—

Total stockholders’ equity	9,552	2,799	—	(2,237)		10,114
Non-controlling interest	1,117	—	—	—		1,117
Total equity	10,669	2,799	—	(2,237)		11,231

Total liabilities and equity	$18,760	$5,237	$—	$(2,446)		$21,551

DIAMONDBACK ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2020

	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$1,785	$—	$507	$—		$2,292
Natural gas sales	61	—	(10)	—		51
Natural gas liquid sales	156	—	19	—		175
Oil and condensate, gas and NGL sales	—	516	(516)	—		—
Midstream services	37	—	—	—		37
Other operating income	5	1	—	—		6
Purchased oil and gas sales	—	7	—	—		7

Total revenues	2,044	524	—	—		2,568

Costs and expenses:
Lease operating expenses	332	105	—	—		437
Production and ad valorem taxes	148	42	—	—		190
Gathering and transportation	105	—	38	—		143
Gathering and other expense	—	9	(9)	—		—
Midstream services	81	—	—	—		81
Transportation and processing costs	—	38	(38)	—		—
Purchased oil and gas expense	—	8	—	—		8
Depreciation, depletion and amortization	1,036	425	(3)	(210	)(h)	1,248
Impairment of oil and natural gas properties	4,999	—	—	—		4,999
General and administrative expenses	64	63	—	—		127
Asset retirement obligation accretion	5	—	3	—		8
Other operating expense	4	—	9	—		13

Total costs and expenses	6,774	690	—	(210)		7,254
Net gain from asset sales, inclusive of restructuring costs	—	4	—	(4	)(j)	—

Income (loss) from operations	(4,730)	(162)	—	206		(4,686)
Other income (expense)
Interest expense, net	(147)	(90)	—	18	(c)	(219)
Other income, net	1	8	—	—		9
Gain (loss) on derivative instruments, net	82	317	—	—		399
Gain (loss) on revaluation of investment	(9)	—	—	—		(9)
Gain (loss) on extinguishment of debt	(5)	18	—	—		13
Income (loss) from equity investments	(10)	—	—	—		(10)

Total other income (expense), net	(88)	253	—	18		183

Income (loss) before income taxes	(4,818)	91	—	224		(4,503)
Provision for (benefit from) income taxes	(902)	(43)	—	48	(k)	(897)

Net income (loss)	(3,916)	134	—	176		(3,606)
Net income (loss) attributable to non-controlling interest	(138)	—	—	—		(138)

Net income (loss) attributable to Diamondback Energy, Inc.	$(3,778)	$134	$—	$176		$(3,468)

Earnings (loss) per common share:
Basic	$(23.91)					$(20.40)
Diluted	$(23.91)					$(20.40)
Weighted-average common shares outstanding:
Basic	157,984			11,998	(f)	169,982
Diluted	157,984			11,998	(f)	169,982

DIAMONDBACK ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2019

	Historical		Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$3,554	$—	$1,132	$—		$4,686
Natural gas sales	66	—	11	—		77
Natural gas liquid sales	267	—	44	—		311
Oil and condensate, gas and NGL sales	—	1,187	(1,187)	—		—
Lease bonus	4	—	—	—		4
Midstream services	64	—	—	—		64
Other operating income	9	8	—	—		17
Purchased oil and gas sales	—	11	—	—		11

Total revenues	3,964	1,206	—	—		5,170

Costs and expenses:
Lease operating expenses	490	183	—	—		673
Production and ad valorem taxes	248	96	—	—		344
Gathering and transportation	88	—	49	—		137
Gathering and other expense	—	13	(13)	—		—
Midstream services	91	—	—	—		91
Transportation and processing costs	—	49	(49)	—		—
Purchased oil and gas expense	—	11	—	—		11
Depreciation, depletion and amortization	1,447	540	(5)	(230	)(h)	1,752
Impairment of oil and natural gas properties	790	—	—	—		790
General and administrative expenses	104	156	—	119	(b)(d)(i)	379
Asset retirement obligation accretion	7	—	5	—		12
Impairment	—	5	(5)	—		—
Other operating expense	4	—	18	—		22

Total costs and expenses	3,269	1,053	—	(111)		4,211
Net gain from asset sales, inclusive of restructuring costs	—	4	—	(4	)(j)	—

Income (loss) from operations	695	157	—	107		959
Other income (expense)
Interest expense, net	(172)	(128)	—	25	(c)	(275)
Other (expense) income, net	(2)	5	—	—		3
Gain (loss) on derivative instruments, net	(108)	(173)	—	—		(281)
Gain (loss) on revaluation of investment	5	—	—	—		5
Loss on extinguishment of debt	(56)	(1)	—	—		(57)

Total other income (expense), net	(333)	(297)	—	25		(605)

Income (loss) before income taxes	362	(140)	—	132		354
Provision for (benefit from) income taxes	47	(43)	—	45	(k)	49

Net income (loss)	315	(97)	—	87		305
Net income attributable to non-controlling interest	75	—	—	—		75

Net income (loss) attributable to Diamondback Energy, Inc.	$240	$(97)	$—	$87		$230

Earnings (loss) per common share:
Basic	$1.47					$1.31
Diluted	$1.47					$1.31
Weighted-average common shares outstanding:
Basic	163,493			11,998	(f)	175,491
Diluted	163,843			11,998	(f)	175,841

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The Diamondback and QEP historical financial information have been derived from each respective company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and Annual Report on Form 10-K for the year ended December 31, 2019. Certain of QEP’s historical amounts have been reclassified to conform to Diamondback’s financial statement presentation, as discussed further in Note 3. The pro forma financial statements should be read in conjunction with Diamondback’s and QEP’s historical consolidated financial statements and the notes thereto included in their respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2020, and Annual Reports on Form 10-K for the year ended December 31, 2019, which have been incorporated by reference into this proxy statement/prospectus. The pro forma balance sheet gives effect to the merger as if it had been completed on September 30, 2020. The pro forma statements of operations give effect to the merger as if it had been completed on January 1, 2019.

The merger and the related transaction accounting adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of Diamondback’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the merger had occurred on the dates indicated, nor are they indicative of Diamondback’s future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the section entitled “Risk Factors” on page 35 of this proxy statement/prospectus.

NOTE 2 – PRELIMINARY ACQUISITION ACCOUNTING

Diamondback and QEP currently expect the acquisition to close in the first quarter or early in the second quarter of 2021, for an estimated closing price of approximately $681 million based on Diamondback’s closing stock price as of January 8, 2021, to be issued in Diamondback common stock, subject to the satisfaction of certain regulatory approvals and other customary closing conditions. There can be no assurance the acquisition will close as expected or at all.

Diamondback has determined it is the accounting acquirer to the merger which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of September 30, 2020, using currently available information. Due to the fact that the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Diamondback’s financial position and results of operations may differ significantly from the pro forma amounts included herein.

The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger. Diamondback expects to finalize the purchase price allocation as soon as practicable after completing the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•

Changes in the estimated fair value of Diamondback’s common stock transferred as merger consideration to QEP’s stockholders, based on Diamondback’s closing share price at the closing date of the merger, and the QEP common stock outstanding at the closing date of the merger;

•

Changes in the estimated fair value of QEP’s assets acquired and liabilities assumed as of the closing date of the merger, which could result from Diamondback’s additional valuation analysis, changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors; and

•	The factors described in the section entitled “Risk Factors” on page 35 of this proxy statement/prospectus.

The following table presents the preliminary merger consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the merger:

Merger Consideration
(In millions, except per share amount and exchange ratio, shares in thousands)
Eligible shares of QEP common stock to be converted into shares of Diamondback common stock(1)	236,520
Shares of QEP equity awards included in precombination consideration(2)	3,448

Total shares of QEP common stock eligible for merger consideration	239,968
Exchange ratio	0.050
Additional shares of Diamondback common stock to be issued as merger consideration	11,998
Closing price per common share of Diamondback(3)	$56.76

Merger consideration	$681

(1)	Outstanding as of December 18, 2020.
(2)	The shares of QEP equity awards eligible for merger consideration include those attributable to pre-merger service provided.
(3)	Based on Diamondback’s closing stock price as of January 8, 2021.

Preliminary Purchase Price Allocation
(In millions)
Assets Acquired
Cash and cash equivalents	$10
Accounts receivable - joint interest and other, net	38
Accounts receivable - oil and natural gas sales, net	46
Inventories	17
Derivative instruments	78
Income tax receivable	50
Prepaid expenses and other current assets	8
Oil and natural gas properties	2,397
Other property, equipment and land	11
Derivative instruments (noncurrent)	1
Other assets	138

Total assets to be acquired	2,794

Preliminary Purchase Price Allocation
(In millions)
Liabilities Assumed
Accounts payable - trade	7
Accrued capital expenditures	32
Other accrued liabilities	120
Revenues and royalties payable	75
Derivative instruments	5
Long-term debt	1,705
Derivative instruments (noncurrent)	7
Asset retirement obligations	95
Other long-term liabilities	67

Total liabilities to be assumed	2,113

Net assets to be acquired	$681

From December 18, 2020, the last trading date prior to the initial public announcement of the merger, to January 8, 2021, the preliminary value of Diamondback’s merger consideration to be issued had increased by approximately $131 million, as a result of the increase in the share price of Diamondback’s common stock from $45.84 to $56.76. The final value of Diamondback’s consideration will be determined based on the actual number of shares of Diamondback common stock issued and the market price of Diamondback’s common stock at the closing date of the merger. A 25% increase or decrease in the closing price of Diamondback’s common stock, as compared to the January 8, 2021 closing price of $56.76, would increase or decrease the merger consideration by approximately $170 million, assuming all other factors are held constant. An increase in the closing price of Diamondback’s common stock could potentially result in goodwill as of the closing date of the merger.

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma financial statements have been adjusted to reflect reclassifications of QEP’s financial statements to conform to Diamondback’s financial statement presentation, adjustments to historical book values of QEP to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by Diamondback for the common stock of QEP, estimated direct transaction costs, and the estimated tax impacts of pro forma adjustments. These adjustments include the following:

(a)	The following reclassifications were made as a result of the transaction to conform to Diamondback’s presentation:

Pro Forma Balance Sheet as of September 30, 2020:

•	Reclassification of $38 million from Accounts receivable, net to Accounts receivable: Joint interest and other, net;

•	Reclassification of $46 million from Accounts receivable, net to Accounts receivable: Oil and natural gas sales, net;

•	Reclassification of $17 million from Materials and supplies to Inventories;

•

Reclassification of $9.8 billion from Proved properties, successful efforts method of accounting, $544 million from Unproved properties, successful efforts method of accounting and $96 million from Gathering and other to Oil and natural gas properties, full cost method of accounting;

•	Reclassification of $70 million from Gathering and other to Other property, equipment and land;

•	Reclassification of $53 million from Operating lease right-of-use assets, net and $85 million from Other noncurrent assets to Other assets;

•	Reclassification of $7 million from Accounts payable and accrued expenses to Accounts payable – trade;

•	Reclassification of $32 million from Accounts payable and accrued expenses to Accrued capital expenditures;

•	Reclassification of $75 million from Accounts payable and accrued expenses to Revenues and royalties payable;

•

Reclassification of $50 million from Accounts payable and accrued expenses, $11 million from Production and property taxes, $29 million from Interest payable, $23 million from Current operating lease liabilities and $7 million from Asset retirement obligations (current) to Other accrued liabilities; and

•	Reclassification of $35 million from Operating lease liabilities to Other long-term liabilities.

Pro Forma Statement of Operations for the nine months ended September 30, 2020:

•	Reclassification of $507 million from Oil and condensate, gas and NGL sales to Oil sales;

•	Reclassification of $(10) million from Oil and condensate, gas and NGL sales to Natural gas sales;

•	Reclassification of $19 million from Oil and condensate, gas and NGL sales to Natural gas liquid sales;

•	Reclassification of $38 million from Transportation and processing costs to Gathering and transportation;

•	Reclassification of $9 million from Gathering and other expense to Other operating expense; and

•	Reclassification of $3 million from Depreciation, depletion and amortization to Asset retirement obligation accretion.

Pro Forma Statement of Operations for the year ended December 31, 2019:

•	Reclassification of $1.1 billion from Oil and condensate, gas and NGL sales to Oil sales;

•	Reclassification of $11 million from Oil and condensate, gas and NGL sales to Natural gas sales;

•	Reclassification of $44 million from Oil and condensate, gas and NGL sales to Natural gas liquid sales;

•	Reclassification of $49 million from Transportation and processing costs to Gathering and transportation;

•	Reclassification of $13 million from Gathering and other expense and $5 million from Impairment to Other operating expense; and

•	Reclassification of $5 million from Depreciation, depletion and amortization to Asset retirement obligation accretion.

(b)	Reflects the use of cash and cash equivalents of $3 million related to the QEP Notional Stock Awards that will vest and be paid in cash following the effective time of the merger.

(c)

Reflects the adjustments to reflect the preliminary estimated fair value of Diamondback common stock issued to QEP stockholders for total merger consideration of $681 million allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

•	$2.4 billion decrease to Property and equipment, net, the substantial majority of which was related to oil and natural gas properties.

•

$103 million increase related to the fair value premium of the QEP senior notes, as well as a $12 million adjustment to write-off the corresponding historical deferred issuance costs. Accordingly, the pro forma statement of operations reflects a reduction to Interest expense, net of $18 million and $25 million related to the amortization of the premium and the elimination of the historical amortization of the deferred issuance costs for the nine months ended September 30, 2020, and the year ended December 31, 2019, respectively.

(d)

Reflects the accrual of non-recurring costs of $101 million related to the merger including, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. The costs are not reflected in the historical September 30, 2020 consolidated balance sheets of Diamondback and QEP or the pro forma statement of operations for the nine months ended September 30, 2020, but are reflected in the pro forma balance sheet as of September 30, 2020, as an increase to Other accrued liabilities and a decrease to Retained earnings (accumulated deficit), and in the pro forma statement of operations for the year ended December 31, 2019, within General and administrative expenses as they will be expensed by Diamondback and QEP as incurred. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the merger.

(e)

Reflects a $440 million decrease to deferred tax liabilities to reflect adjustments to the GAAP basis of the assets acquired and liabilities assumed, which affect the excess of the GAAP basis over the tax basis in the applicable assets and liabilities, based on the blended federal and state effective tax rate of 21.6%, at which the basis differences are anticipated to reverse.

(f)

Reflects the estimated increase in shares of Diamondback common stock (the amount of which is immaterial) and additional paid-in capital of $681 million resulting from the issuance of shares of Diamondback to QEP stockholders to effect the merger, including those related to QEP equity awards for pre-merger services included as merger consideration.

(g)	Reflects the elimination of QEP’s historical equity balances in accordance with the acquisition method of accounting.

(h)

Reflects the pro forma adjustments to depreciation, depletion and amortization expense calculated in accordance with the full cost method of accounting for oil and natural gas properties, which were based on the preliminary purchase price allocation of estimated fair value of the proved oil and natural gas properties acquired.

(i)

Reflects the estimated expense of $15 million to be recognized by Diamondback related to the QEP equity awards which are eligible to receive replacement awards of Diamondback based on the exchange ratio as of the closing date of the merger, all of which has been reflected as a nonrecurring adjustment to the pro forma statement of operations for the year ended December 31, 2019, as it is assumed that all awards will vest or will be subject to accelerated vesting within 12 months of the closing date of the merger. See the section entitled “The Merger Agreement—Treatment of QEP Equity Awards in the Merger” beginning on page 113 of this proxy statement/prospectus for additional discussion.

(j)

Reflects the elimination of QEP’s gain from asset sales, which were recorded under the successful efforts method of accounting, to conform with Diamondback’s presentation under the full cost method of accounting.

(k)

Reflects the tax effect of the adjustments above, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state effective tax rate of 21.6% for both the nine months ended September 30, 2020 and the year ended December 31, 2019.

NOTE 4—MANAGEMENT’S ADJUSTMENTS

Management expects that, following completion of the merger with QEP, the post-acquisition company will realize certain cost savings as compared to the historical combined costs of Diamondback and QEP operating independently. Management’s adjustments, which are based on estimated cost savings as a result of the integration of personnel and the manner in which the post-acquisition company will be integrated and managed prospectively are not reflected in the pro forma statements of operations. Management expects that the merger will result in approximately $60 million to $80 million in annual synergies primarily related to general and administrative savings, as well as certain capital efficiencies which are not reflected in the tables below. The synergies over the life of the properties are between approximately $500 million and $700 million in present value (at a 10% discount factor).

Material limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize these cost savings, or other adverse effects that Diamondback does not currently foresee. Further, there may be additional charges incurred in achieving these cost savings for which management cannot determine the nature and amount as of the date of this proxy statement/prospectus, and thus, such charges are not reflected in the pro forma statements of operations. These adjustments reflect all Management’s Adjustments that are, in the opinion of management, necessary to a fair statement of the pro forma financial information presented. Future results may vary significantly from the pro forma financial information presented because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

Had the merger been completed as of January 1, 2019, management estimates that general and administrative expenses of $70 million and $53 million, on a pre-tax basis, would not have been incurred for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

The tax effect has been calculated based on the effective blended federal and state statutory rates applicable to the aforementioned adjustments of approximately 21.6%.

The following tables present the estimated effects on the pro forma statements of operations from the elimination of the identified expenses:

	Nine Months Ended September 30, 2020
	Diamondback Pro Forma Combined	Management’s Adjustments	As Adjusted
	(In millions, except per share amounts)
General and administrative expenses	$127	$(53)	$74

Income (loss) before income taxes	(4,503)	53	(4,450)
Net income (loss)	(3,606)	41	(3,565)

Net income (loss) attributable to Diamondback Energy, Inc.	$(3,468)	$41	$(3,427)

Net income (loss) per common share:
Basic	$(20.40)	$0.24	$(20.16)
Diluted	$(20.40)	$0.24	$(20.16)

	Year Ended December 31, 2019
	Diamondback Pro Forma Combined	Management’s Adjustments	As Adjusted
	(In millions, except per share amounts)
General and administrative expenses	$379	$(70)	$309

Income before income taxes	354	70	424

Net income	305	55	360

Net income attributable to Diamondback Energy, Inc.	$230	$55	$285

Net income per common share:
Basic	$1.31	$0.31	$1.62
Diluted	$1.31	$0.31	$1.62

NOTE 5 – SUPPLEMENTAL PRO FORMA OIL AND NATURAL GAS RESERVES INFORMATION

The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2019, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2019.

The following estimated pro forma oil and gas reserves information is not necessarily indicative of the results that might have occurred had the merger been completed on December 31, 2019, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

	Oil (MBbls)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2018	626,936	339,139	966,075
Extensions and discoveries	256,569	33,564	290,133
Revisions of previous estimates	(84,789)	(94,898)	(179,687)
Purchase of reserves in place	13,974	3,554	17,528
Divestitures	(33,269)	(4,908)	(38,177)
Production	(68,518)	(21,558)	(90,076)

As of December 31, 2019	710,903	254,893	965,796

Proved Developed Reserves:
December 31, 2018	403,051	133,648	536,699
December 31, 2019	457,083	117,540	574,623
Proved Undeveloped Reserves
December 31, 2018	223,885	205,491	429,376
December 31, 2019	253,820	137,353	391,173

	Natural Gas Liquids (MBbls)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2018	190,291	71,167	261,458
Extensions and discoveries	66,572	7,424	73,996
Revisions of previous estimates	(8,166)	(8,628)	(16,794)
Purchase of reserves in place	3,813	726	4,539
Divestitures	(3,809)	(327)	(4,136)
Production	(18,498)	(5,139)	(23,637)

As of December 31, 2019	230,203	65,223	295,426

Proved Developed Reserves:
December 31, 2018	125,509	31,510	157,019
December 31, 2019	165,173	36,675	201,848
Proved Undeveloped Reserves
December 31, 2018	64,782	39,657	104,439
December 31, 2019	65,030	28,548	93,578

	Natural Gas (MMcf)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2018	1,048,649	1,487,617	2,536,266
Extensions and discoveries	318,874	39,971	358,845
Revisions of previous estimates	(149,657)	(22,964)	(172,621)
Purchase of reserves in place	19,830	3,922	23,752
Divestitures	(21,272)	(1,102,152)	(1,123,424)
Production	(97,613)	(33,078)	(130,691)

As of December 31, 2019	1,118,811	373,316	1,492,127

Proved Developed Reserves:
December 31, 2018	705,084	382,317	1,087,401
December 31, 2019	824,760	216,995	1,041,755
Proved Undeveloped Reserves
December 31, 2018	343,565	1,105,300	1,448,865
December 31, 2019	294,051	156,321	450,372

Standardized Measure of Discounted Future Net Cash Flows

The following tables present the estimated pro forma discounted future net cash flows at December 31, 2019. The pro forma standardized measure information set forth below gives effect to the transactions as if the transactions had been completed on December 31, 2019. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in Diamondback’s and QEP’s respective Annual Reports on Form 10-K for the year ended December 31, 2019; an explanation of the underlying methodology applied, as required by SEC regulations, can be found within the respective Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 180. The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2019.

Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on December 31, 2019 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35.

Discounted Future Net Cash Flows

The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2019:

	December 31, 2019
	Diamondback Historical	QEP Historical	Reclass Adjustments	Diamondback Pro Forma Combined
	(In millions)
Future cash inflows	$40,681	$14,448	$—	$55,129
Future development costs	(3,809)	(2,275)	—	(6,084)
Future production costs	(9,319)	(6,071)	966	(14,424)
Future production taxes	(2,905)	—	(966)	(3,871)
Future income tax expenses	(2,635)	(846)	—	(3,481)

Future net cash flows	22,013	5,256	—	27,269
10% discount to reflect timing of cash flows	(11,829)	(2,580)	—	(14,409)

Standardized measure of discounted future net cash flows	$10,184	$2,676	$—	$12,860

Sources of Change in Discounted Future Net Cash Flows

The principal changes in the pro forma standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2019 are as follows:

	Year Ended December 31, 2019
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
	(In millions)
Standardized measure of discounted future net cash flows at the beginning of the period	$11,676	$4,956	$16,632
Sale of oil and gas, net of production costs	(3,334)	(839)	(4,173)
Acquisition of reserves	309	34	343
Divestiture of reserves	(500)	(618)	(1,118)
Extensions and discoveries, net of future development costs	4,004	221	4,225
Previously estimated development costs incurred during the period	120	461	581
Net changes in prices and production costs	831	(1,989)	(1,158)
Changes in estimated future development costs	(3,190)	1,065	(2,125)
Revisions of previous quantity estimates	(1,242)	(2,079)	(3,321)
Accretion of discount	1,344	623	1,967
Net change in income taxes	693	841	1,534
Net changes in timing of production and other	(527)	—	(527)

Standardized measure of discounted future net cash flows at the end of the period	$10,184	$2,676	$12,860

COMPARISON OF RIGHTS OF STOCKHOLDERS OF DIAMONDBACK AND STOCKHOLDERS OF QEP

Diamondback and QEP are both incorporated under the laws of the State of Delaware. Upon completion of the merger, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. The rights of QEP stockholders who receive shares of Diamondback common stock as a result of the merger will be governed by the DGCL, Diamondback’s amended and restated certificate of incorporation (as further amended by their first amendment, “Diamondback’s charter”) and Diamondback’s second amended and restated bylaws (“Diamondback’s bylaws”). The following discussion summarizes certain material differences between the rights of holders of QEP common stock and Diamondback common stock resulting from the differences in their governing documents.

This discussion does not purport to be a complete statement of the rights of holders of Diamondback common stock under the DGCL, Diamondback’s charter and Diamondback’s bylaws or the rights of holders of QEP common stock under the DGCL, QEP’s amended certificate of incorporation (“QEP’s charter”) and QEP’s amended and restated bylaws (“QEP’s bylaws”), and is qualified in its entirety by reference to the governing corporate documents of Diamondback and QEP and applicable law. For more information, see “Where You Can Find More Information,” beginning on page 180.

Diamondback	QEP
Capital Stock

Diamondback’s charter authorizes 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of February 2, 2021, there were 158,002,899 shares of Diamondback common stock outstanding and no shares of Diamondback preferred stock outstanding.

QEP’s charter authorizes 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of the QEP record date, there were 242,565,821.875 shares of QEP common stock outstanding and no shares of QEP preferred stock outstanding.

Board of Directors

Section 141(b) of the DGCL provides that the number of directors constituting the Diamondback board may be fixed by the charter or bylaws of a corporation.

Diamondback’s charter provides that the Diamondback board will consist of not fewer than five nor more than 13 directors. Diamondback currently has eight directors. The Diamondback board is not classified. All directors are elected annually for one-year terms.

Section 141(b) of the DGCL provides that the number of directors constituting the QEP board may be fixed by the charter or bylaws of a corporation.

QEP’s charter provides that the QEP board of directors shall consist of not fewer than seven nor more than 11 directors. QEP currently has seven directors. The QEP board of directors is not classified. All directors are elected annually for one-year terms.

Removal of Directors

As described above under “—Board of Directors,” Diamondback has a declassified board.

Diamondback’s charter provides that a director may be removed at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class.

As described above under “—Board of Directors,” QEP has a declassified board.

QEP’s charter provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of QEP then entitled to vote generally in the election of directors.

Diamondback	QEP
Filling Vacancies on the Board of Directors
Diamondback’s charter provides that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the directorship.	QEP’s charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any vacancy occurring in the QEP board and newly created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will serve until the next annual meeting of stockholders and such director’s successor has been duly elected and qualified.

Amendment of Certificate of Incorporation

As provided under the DGCL, any amendment to Diamondback’s charter requires (i) the approval of the Diamondback board, (ii) the approval of a majority of the voting power of the outstanding shares of capital stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Diamondback’s charter further requires that the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class, to amend certain provisions of Diamondback charter, including those provisions dealing with dividends, related party transactions, corporate opportunities, board of directors, amendment of bylaws and the charter and meetings of stockholders.

As provided under the DGCL, any amendment to QEP’s charter requires (i) the approval of the QEP board, (ii) the approval of a majority of the voting power of the outstanding shares of capital stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

QEP’s charter further requires the affirmative vote of a majority of the shares outstanding to amend certain provisions of QEP’s charter, including those provisions dealing with election and removal of directors, amendment of bylaws, business combinations with certain existing stockholders, stockholder action by written consent, limitations on liability of directors and amendments to QEP’s charter.

Amendment of Bylaws
Diamondback’s charter and bylaws provide that the bylaws may be adopted, amended, altered or repealed by (i) the affirmative vote of a majority of the whole Diamondback board (the total number of directors Diamondback would have if there were no vacancies) or (ii) the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class.	QEP’s charter and bylaws provide that the bylaws may be altered, amended or repealed by (i) the QEP board or (ii) the affirmative vote of a majority of the outstanding voting power entitled to vote generally in the election of directors. However, QEP’s charter further requires that stockholder action to amend certain provisions of the bylaws, including those provisions dealing with stockholder action by written consent, the QEP board of directors, indemnification of officers, directors, employees and agents or amendments, also be approved by affirmative vote of holders of a majority of QEP’s outstanding shares.

Notice of Meetings of Stockholders
Diamondback’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 days nor more than 60 days before the meeting date.	QEP’s bylaws provide that written or printed notice of any stockholders’ meeting must be given not less than 10 days nor more than 60 days before the date of the meeting.

Diamondback	QEP
Right to Call Special Meeting of Stockholders
Diamondback’s bylaws authorize the calling of a special meeting of stockholders by the chairman of the Diamondback board, the chief executive officer or by the Diamondback board pursuant to a resolution of a majority of the whole Diamondback board (the total number of directors Diamondback would have if there were no vacancies). Diamondback’s stockholders do not have the ability to call a special meeting.

QEP’s bylaws authorize the calling of a special meeting of stockholders for any proper purpose or purposes by the chair of the QEP board, the president or the QEP board pursuant to a resolution adopted by the affirmative vote of a majority of the whole QEP board (the total number of directors QEP would have if there were no vacancies).

QEP’s bylaws also authorize the stockholders to require the QEP board, the chair of the QEP board or the president to call a special meeting if requested by stockholders of record owning at least 25% of the entire capital stock of QEP issued and outstanding and entitled to vote.

Nominations and Proposals by Stockholders

Diamondback’s bylaws provide that business may be brought before an annual meeting by any stockholder of record entitled to vote at such meeting and who complies with the procedures set forth in Diamondback’s bylaws. Diamondback’s bylaws do not otherwise provide for submission of stockholder proposals for consideration at special meetings.

Other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act, to be timely, a stockholder must give written notice to the corporate secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received (i) no earlier than the opening of business on the 120th day before the meeting and (ii) not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Diamondback.

QEP’s bylaws provide that business may be brought before an annual meeting by any stockholder of record (both at the time of giving notice and at the time of the meeting) entitled to vote at such meeting and who complies with the procedures set forth in QEP’s bylaws. QEP’s bylaws do not otherwise provide for submission of stockholder proposals for consideration at special meetings, except to the extent such meetings are called at the request of such stockholder, as described above under “—Right to Call Special Meeting of Stockholders.”

Other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act, to be timely, a stockholder must give written notice to the corporate secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received (i) no earlier than the close of business on the 120th day before the meeting and (ii) not later than the close of business on the 90th day before the meeting. However, if the first public announcement of such annual meeting is less than 100 days prior to the date of the meeting, notice will be considered timely if delivered within ten days following the day of the first public announcement of such meeting.

Diamondback	QEP
Proxy Access

Diamondback’s bylaws contain proxy access provisions providing that eligible holders and a group of up to 20 eligible stockholders may deliver a notice to Diamondback’s corporate secretary of nominees for election as directors at an annual meeting to be included in Diamondback’s proxy materials for such annual meeting, provided that certain conditions set forth in Diamondback’s bylaws are satisfied.

Diamondback’s bylaws defines “eligible holder” as a person who has owned 3% or more of Diamondback’s outstanding common stock continuously for 3 years as of both the date that the nomination notice is delivered to the Diamondback Secretary and the record date for determining the stockholders entitled to vote at the annual meeting and must continue own the shares through the annual meeting date.

The maximum number of stockholder nominees permitted under Diamondback’s proxy access bylaws is the greater of two or 20% of the number (or the closest whole number below 20% if such amount is not a whole number) of Diamondback’s directors on the last day a notice of nomination may be submitted, subject to certain calculations provided for in Diamondback’s bylaws.

To have a stockholder nominee be included in Diamondback’s proxy materials pursuant to Diamondback’s proxy access bylaws, the nominating stockholder or group of stockholders must submit to Diamondback’s corporate secretary the information and documentation specified in Diamondback’s bylaws no earlier than 150 days and no later than 120 days before the anniversary of the date that Diamondback mailed its proxy statement for the prior year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after the anniversary date or if no annual meeting was held the preceding year, then notice will be timely if it is received no later than the later of (i) the close of business on the 180th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Diamondback.

QEP’s bylaws contain proxy access provisions providing that eligible stockholders or a group of up to 20 eligible stockholders may deliver a notice to QEP’s corporate secretary of nominees for election as directors at an annual meeting to be included in QEP’s proxy materials for such annual meeting, provided that certain conditions set forth in QEP’s bylaws are satisfied.

QEP’s bylaws define “eligible stockholders” as a person who has continuously owned at least 3% of the number of outstanding shares of QEP common stock throughout the three-year period preceding and including the date of submission of the proxy notice and continues to own at least 3% through the date of the annual meeting of stockholders.

The maximum number of stockholder nominees permitted under QEP’s proxy access bylaws is 20% of the total number of QEP directors on the last day on which notice of nomination may be submitted (rounded down to the nearest whole number, but not less than 2). However, this calculation is subject to certain adjustments described in QEP’s bylaws.

To have a stockholder nominee be included in QEP’s proxy materials pursuant to QEP’s proxy access bylaws, the nominating stockholder or group of stockholders must submit to QEP’s corporate secretary the information and documentation specified in QEP’s bylaws no earlier than 120 days and no later than 90 days before the anniversary of the date that QEP released its proxy statement for the prior year’s annual meeting of stockholders.

Indemnification of Officers, Directors and Employees
Diamondback’s charter and bylaws provide that Diamondback will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or	QEP’s bylaws provide that QEP will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether

Diamondback	QEP

proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Diamondback, or while a director or officer of Diamondback, is or was serving at the request of Diamondback as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Notwithstanding the foregoing, a person eligible for indemnification pursuant to Diamondback’s charter will be indemnified by Diamondback in connection with a proceeding initiated by such person only if such proceeding was authorized by the Diamondback board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

Diamondback’s charter and bylaws provide that Diamondback will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition to the full extent permitted by Delaware law; except that, to the extent required by law, any payment of expenses in advance of the final disposition of a proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Under the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of QEP or, while a director or officer QEP, is or was serving at the request of QEP as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, a person eligible for indemnification pursuant to QEP’s bylaws will be indemnified by QEP in connection with a proceeding initiated by such person only if such proceeding was authorized by the QEP board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses. QEP may, in its discretion and on terms as QEP may determine, offer similar indemnification to any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she is or was an employee or agent of QEP or, while an employee or agent of QEP, is or was serving at the request of QEP as an employee or agent of another entity.

QEP’s bylaws provide that QEP will, to the extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition; except that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that the such person is not entitled to be indemnified. QEP may, in its discretion, pay the expenses (including attorneys’ fees) incurred by a QEP employee or agent, such expenses may be so paid upon such terms and conditions, if any, as QEP deems appropriate.

Under the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including

Diamondback	QEP
enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.	attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

Special Vote Requirements for Certain Transactions

Diamondback’s charter contains a provision electing for Diamondback not to be subject to Section 203 of the DGCL.

Section 203 of the DGCL prohibits a corporation subject to its terms from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

QEP has not opted out of Section 203 of the DGCL, which is described under “—Special Vote Requirements for Certain Transactions—Diamondback.”

In addition, QEP’s charter provides that the affirmative vote of holders of a majority of the shares outstanding is required for the approval or authorization of any business combination involving a related person unless the QEP board has expressly approved the business combination by a two-thirds vote in advance of or subsequent to the related person having become a related person or unless the following occurs:

•  the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share by all holders of capital stock in QEP in the business combination is not less than the highest per share price or the highest equivalent price paid by the related person in acquiring any of its holdings of QEP’s capital stock; and

•  a proxy statement complying with the Exchange Act provisions, will be mailed to

Diamondback	QEP

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of at least 10% of the assets of the corporation.

The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote.

all QEP stockholders for the purpose of soliciting stockholder approval of the related party business combination.

QEP’s charter defines the term “business combination” to include transactions such as mergers, consolidations, recapitalizations or transfers of at least 20% of the fair market value of the assets of QEP.

QEP’s charter defines the term “related person” to include any individual or entity, as of the record date for the determination of stockholders entitled to notice of and to vote on any business combination, or immediately prior to the consummation of such transaction, are beneficial owners in the aggregate of 10% or more of the outstanding shares of any class of capital stock of QEP.

QEP’s charter provides that in the event a business combination requires a stockholder vote under Section 203 of the DGCL, the provisions in the charter will not require a greater vote of stockholders than that specified in Section 203 of the DGCL.

Statutory Approval of a Merger

Under Section 251 of the DGCL, subject to certain exceptions, a merger must be approved by the Diamondback board of directors and by the affirmative vote of the holders of at least a majority (unless the charter requires a higher percentage) of the outstanding shares of stock entitled to vote.

Diamondback’s charter and bylaws do not mention any exceptions or additions to what is required by Section 251 of the DGCL.

Under Section 251 of the DGCL, subject to certain exceptions, a merger must be approved by the QEP board of directors and by the affirmative vote of the holders of at least a majority (unless the charter requires a higher percentage) of the outstanding shares of stock entitled to vote.

QEP’s charter and bylaws do not mention any exceptions or additions to what is required by Section 251 of the DGCL.

Stockholder Action Without a Meeting
Diamondback’s charter provides that any action required or permitted to be taken by Diamondback’s stockholders must be effected at a duly called annual or special meeting of the stockholders, unless Diamondback’s board approves in advance of the taking of such action by means of written consent of the stockholders.	Although QEP’s charter and bylaws contemplate action by written consent of its stockholders in lieu of a meeting, written action is not permitted unless Questar Corporation is the record owner of all of the voting power of all outstanding shares of stock of QEP entitled to vote generally in the election of directors. Thus stockholder action by written consent is not currently permitted.

Appraisal Rights

Under Section 262 of the DGCL, a stockholder has the right to receive a judicial appraisal of the fair value of his or her shares if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation.

Under Section 262 of the DGCL, a stockholder has the right to receive a judicial appraisal of the fair value of his or her shares if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation.

Diamondback	QEP

Unless a corporation’s charter provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Diamondback’s charter does not provide otherwise.

Unless a corporation’s charter provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

QEP’s charter does not provide otherwise.

Forum Selection

Diamondback’s charter provides that unless Diamondback consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Diamondback’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Diamondback’s directors, officers or other employees to Diamondback’s or its stockholders, (iii) any action asserting a claim against Diamondback arising pursuant to any provision of the DGCL or Diamondback’s charter or bylaws or (iv) any action asserting a claim against Diamondback pertaining to internal affairs of Diamondback.

This provision of Diamondback’s charter (the “Diamondback exclusive forum provision”) may limit a Diamondback stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Diamondback and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

Diamondback reserves the right to assert that the Diamondback exclusive form provision applies claims it

QEP’s bylaws provide that unless QEP consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on QEP’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any QEP’s director, officer or other employee to QEP or QEP’s stockholders, (iii) any action asserting a claim pursuant to any provision of the DGCL, QEP’s charter or QEP’s bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Subject to the foregoing sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing any interest in shares of capital stock of QEP shall be deemed to have notice of and to have consented to this provision.

This provision of QEP’s bylaws (the “QEP exclusive forum provision”) may limit a QEP stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with QEP and its

Diamondback	QEP
possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Diamondback’s rights under the Securities Act or Exchange Act.

directors, officers, or other employees and may discourage lawsuits with respect to such claims.

The QEP exclusive forum provision does not apply to claims arising under the Exchange Act, or for which federal courts otherwise have exclusive jurisdiction.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF QEP

The following table sets forth certain information known to QEP regarding the beneficial ownership of QEP common stock as of the close of business on January 15, 2021, the latest practicable date prior to the date of this proxy statement/prospectus for which such information was available, with respect to:

•	each of QEP’s current named executive officers and directors;

•	all of the current executive officers and directors of QEP as a group; and

•	each person who is the beneficial owner of more than 5% of the outstanding shares of QEP common stock.

“Beneficial ownership” is determined in accordance with the rules of the SEC and generally includes those shares of QEP common stock held by any person who has investment and/or voting authority of such shares or has the right to acquire such QEP common stock within 60 days of January 15, 2021. The ownership includes shares of QEP common stock held directly or indirectly through a relationship, a position as a trustee, or under a contract or understanding.

The beneficial ownership of QEP common stock is based on 242,565,821.875 shares of QEP common stock issued and outstanding as of January 15, 2021.

QEP’s Directors and Executive Officers

The following table lists the shares of QEP common stock beneficially owned by each director, named executive officer, and all directors and executive officers as a group as of January 15, 2021, except as indicated below. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of January 15, 2021, are included as outstanding and beneficially owned for that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted in the footnotes below, the holders have sole voting and dispositive powers over the shares. Except as contemplated by the merger and the merger agreement, QEP has no knowledge of any arrangement that would, at a subsequent date, result in a change in control of QEP.

Name	Common Stock Beneficially Owned		Common Stock Acquirable Within 60 Days		Total Beneficially Owned	Percent of Class(4)
Timothy J. Cutt	970,597	(1),(2)	—		970,597		*
Christopher K. Woosley	471,851	(1),(2)	96,564		568,415		*
Joseph T. Redman	356,594	(1),(2)	9,203		365,797		*
William J. Buese	334,016	(1),(2)	31,543		365,559		*
Phillips S. Baker, Jr.	28,897		195,859	(3)	224,756		*
Julie A. Dill	5,525		183,085	(3)	188,610		*
Joseph N. Jaggers	120,570		—		120,570		*
Michael J. Minarovic	60,000		143,146	(3)	203,146		*
Mary Shafer-Malicki	—		142,270	(3)	142,270		*
Barth E. Whitham	—		101,904	(3)	101,904		*
All directors and executive officers (10 individuals)	2,348,050		903,574		3,251,624	1.34%

(1)

Includes the following unvested restricted shares for which the owners have sole voting power, but which cannot be disposed of until they vest: Mr. Cutt owns 681,474 shares; Mr. Woosley owns 253,744 shares; and Mr. Redman owns 186,529 shares; Mr. Buese owns 200,839 shares as of January 15, 2021.

(2)

Does not include the following executives’ long-term cash incentive amounts measured in performance share units (PSUs) pursuant to the QEP Cash Incentive Plan, which are subject to a cash payout to the extent certain performance objectives are achieved: Mr. Cutt owns 1,142,310 PSUs; Mr. Woosley owns 415,611 PSUs; Mr. Redman owns 295,558 PSUs; Mr. Buese owns 305,674 PSUs as of January 15, 2021.
(3)

Represents fully-vested phantom stock units held in the QEP Deferred Compensation Plan for Directors, which are payable in cash or shares of QEP common stock (at the director’s election) upon termination of the director’s service on the QEP board.

(4)	The percentage of shares owned is less than 1% unless otherwise stated.

Certain Beneficial Owners of QEP Common Stock

The following table sets forth information with respect to each person known by QEP to beneficially own more than 5% of QEP common stock as of January 15, 2021.

Name and Address of Beneficial Owner	Number of Shares of QEP Common Beneficially Owned		Percent of Class
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	24,517,648	(1)	10.09%
Dan H. Wilks, 17018 IH 20, Cisco, TX 76437	19,996,379	(2)	8.23%
Dimensional Fund Advisors LP, 6300 Bee Cave Road, Austin, TX 78746	17,564,358	(3)	7.23%
State Street Corporation, One Lincoln Street, Boston, MA 02111	15,043,268	(4)	6.19%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	12,910,367	(5)	5.31%
Key Group Holdings (Cayman) Ltd.	12,682,842	(6)	5.22%

(1)	Based on its Schedule 13G/A filed with the SEC on January 8, 2021, as of December 31, 2020, BlackRock, Inc. had sole voting power of 24,434,281 shares and sole dispositive power of 24,517,648 shares.
(2)

Based on the Schedule 13G jointly filed with the SEC on June 22, 2020 by Dan H. Wilks, Staci Wilks, THRC Management, LLC, THRC Holdings, LP, Wilks Brothers, LLC, and Farris Wilks, as of June 19, 2020, THRC Holdings, LP owns 17,546,227 shares of QEP common stock. THRC Management, LLC, as General Partner of THRC Holdings, LP, has exclusive voting and investment power over the shares of QEP common stock held by THRC Holdings, LP, and therefore may be deemed to beneficially own such shares. Dan H. Wilks, as sole Manager of THRC Management, LLC, together with his spouse, Staci Wilks, who shares the same household, may be deemed to exercise voting and investment power over the shares of QEP common stock directly owned by THRC Holdings, LP and therefore may be deemed to beneficially own such shares. Wilks Brothers, LLC beneficially owns 1,950,152 shares of QEP common stock and is a manager-managed limited liability company, managed by Dan H. Wilks and Farris Wilks. Dan H. Wilks and Farris Wilks are brothers and may be deemed to indirectly beneficially own the shares of QEP common stock directly beneficially owned by Wilks Brothers.

(3)

Based on its Schedule 13G filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors LP had sole voting power of 17,429,703 shares and sole dispositive power of 17,564,358 shares.

(4)

Based on its Schedule 13G filed with the SEC on February 13, 2020, as of December 31, 2019, State Street Corporation had shared voting power of 14,073,847 shares and shared dispositive power of 15,043,268 shares.

(5)

Based on its Schedule 13G/A filed with the SEC on November 10, 2020, as of October 30, 2020, The Vanguard Group, Inc. had sole dispositive power of 12,793,557 shares; shared voting power of 42,420 shares; and shared dispositive power of 116,810 shares.

(6)

Based on the Schedule 13G jointly filed with the SEC on December 9, 2020 by Key Group Holdings (Cayman) Ltd., Sunil Jagwani and Millinvest, Ltd., as of December 9, 2020, Key Group Holdings (Cayman) Ltd. had sole voting and dispositive power of 12,682,842 shares. Millinvest, Ltd. is the owner of Key Group Holdings (Cayman) Ltd. and Sunil Jagwani is the ultimate beneficial owner of Millinvest, Ltd. Because Millinvest, Ltd. is the owner of Key Group Holdings (Cayman) Ltd. and Mr. Jagwani is the ultimate beneficial owner of Millinvest, Ltd., they may be deemed to share voting and dispositive power over the shares of QEP common stock managed by Key Group Holdings (Cayman) Ltd. on behalf of the clients and accounts. As a result, they may also be deemed to beneficially own the securities held by the clients or accounts of Key Group Holdings (Cayman) Ltd.

VALIDITY OF COMMON STOCK

The validity of the shares of Diamondback common stock offered hereby will be passed upon for Diamondback by Akin Gump Strauss Hauer and Feld LLP.

TAX OPINIONS

Certain U.S. federal income tax consequences of the transaction will be passed upon for QEP by Latham & Watkins LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Diamondback by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

Diamondback Energy, Inc.

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Diamondback incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information included or referenced in this proxy statement/prospectus regarding the estimated quantities of oil and gas reserves of Diamondback and its consolidated subsidiaries and the discounted present value of future net cash flows therefrom as of December 31, 2019, 2018 and 2017, is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm. Diamondback has included or incorporated by reference these estimates in reliance on the authority of such firm as experts in such matters.

Information incorporated by reference in this proxy statement/prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of Viper Energy Partners LP, a subsidiary of Diamondback Energy, Inc., as of December 31, 2019, 2018 and 2017, is based upon estimates of such reserves, future production and income prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm. This information is incorporated by reference in this proxy statement/prospectus in reliance on the authority of such firm as experts in such matters.

QEP Resources, Inc.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Annual Report on Form 10-K of QEP Resources, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to QEP’s oil and natural gas reserves has been derived from the reports of Ryder Scott Company L.P. as of December 31, 2019 and 2018, independent oil and gas reserve evaluation engineering consultants, and has been included or incorporated by reference herein in reliance on the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

HOUSEHOLDING OF PROXY MATERIALS

QEP has not elected to institute householding in connection with the delivery of this proxy statement/prospectus.

FUTURE STOCKHOLDER PROPOSALS

Diamondback Stockholder Proposals

Diamondback will hold an annual meeting of stockholders in 2021 (the “Diamondback 2021 annual meeting”) regardless of whether the merger has been completed.

Under SEC rules, a Diamondback stockholder who intends to present a proposal, other than director nominations, at the Diamondback 2021 annual meeting and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Diamondback’s corporate secretary. The proposal must comply with the requirements set forth in Diamondback’s bylaws and must have been received no later than December 25, 2020.

Diamondback’s proxy access bylaw provisions permit a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in Diamondback’s proxy materials up to the greater of two directors and 20% of the number of directors currently serving on Diamondback’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Diamondback’s bylaws. Subject to compliance with other applicable requirements specified in the proxy access provisions of Diamondback’s bylaws, stockholder director nominations for inclusion in our proxy materials for the Diamondback 2021 annual meeting must have been received between November 25, 2020 and December 25, 2020.

Stockholders who wish to propose a matter for action at the Diamondback 2021 annual meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify Diamondback in writing of the information required by the provisions of Diamondback’s bylaws dealing with stockholder proposals. The notice must be delivered to Diamondback’s corporate secretary between February 3, 2021 and March 5, 2021. You can obtain a copy of Diamondback’s bylaws by writing Diamondback’s corporate secretary at the address below.

All future written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 1200, Midland, TX 79701.

QEP Stockholder Proposals

If the merger agreement is not adopted by the requisite vote of the QEP stockholders or if the merger is not completed for any reason, QEP intends to hold an annual meeting of its stockholders in 2021 (the “QEP 2021 annual meeting”).

Any QEP stockholder wishing to submit a stockholder proposal for the QEP 2021 annual meeting for inclusion in QEP’s related proxy statement pursuant to Rule 14a-8 of the Exchange Act must have sent the proposal to QEP’s corporate secretary at QEP’s principal office in Denver, Colorado, so that it was received no later than the close of business on November 30, 2020.

QEP’s proxy access bylaw provisions permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of QEP’s outstanding capital stock for at least three years, to submit director nominees for up to 20% of the QEP board for inclusion in QEP’s proxy statement if the stockholder(s) and the nominee(s) meet the requirements in QEP’s bylaws. Notice of director nominations submitted under these proxy access bylaw provisions must be received no earlier than 120 days and no later than 90 days before the date QEP’s proxy materials were released to QEP’s stockholders in connection with the previous year’s annual meeting. Notice of director nominations submitted under QEP’s proxy access bylaw provisions must have been received by QEP’s corporate secretary at QEP’s principal office no earlier than November 30, 2020, and no later than December 30, 2020, for the QEP 2021 annual meeting.

Proposals submitted for inclusion in QEP’s proxy statement must comply with all of the requirements of Rule 14a-8 of the Exchange Act, and director nominations submitted pursuant to the proxy access provisions of QEP’s bylaws must comply with all of the requirements of QEP’s bylaws. As the rules of the SEC and QEP’s bylaws make clear, simply submitting a proposal or nomination does not guarantee its inclusion.

QEP’s bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in QEP’s proxy statement, but that a stockholder instead wishes to present directly at a QEP annual meeting. To be properly brought before the QEP 2021 annual meeting, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the corporate secretary at QEP’s principal office in Denver, Colorado, not less than 90 or more than 120 days prior to the first anniversary of the date of the QEP 2020 annual meeting. As a result, any notice given by or on behalf of a QEP stockholder pursuant to these provisions of QEP’s bylaws (and not pursuant to the proxy access bylaw provisions or Rule 14a-8 of the Exchange Act) must be received no earlier than January 12, 2021, and no later than February 11, 2021.

All such director nominations and stockholder proposals must comply with QEP’s bylaws, a copy of which may be obtained at no cost from QEP’s corporate secretary. The chair of the QEP board may refuse to acknowledge or introduce any such matter at the QEP 2021 annual meeting if notice of the matter is not received within the applicable deadlines or does not comply with QEP’s bylaws. If a QEP stockholder does not meet these deadlines or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the QEP 2021 annual meeting.

All future proposals and director nominations should be addressed to: Corporate Secretary, QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, CO 80265.

WHERE YOU CAN FIND MORE INFORMATION

Both Diamondback and QEP file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Diamondback’s and QEP’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You may also obtain many of these documents, free of charge, from Diamondback by accessing Diamondback’s website at http://www.diamondbackenergy.com under the “Investors” link and then under the heading “Financial Reports” or from QEP by accessing QEP’s website at http://www.qepres.com under the “Investors” link and then the heading “Financial Information” and “SEC Filings.”

Diamondback has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Diamondback and QEP to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Diamondback:

•	Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from Diamondback’s definitive proxy statement on Schedule 14A, filed on April 24, 2020;

•

Diamondback’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2020, filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three and six-month periods ended June 30, 2020 filed with the SEC on August 10, 2020 and Quarterly Report on Form 10-Q for the three and nine-month periods ended September 30, 2020 filed with the SEC on November 5, 2020;

•	Diamondback’s Current Reports on Form 8-K, filed with the SEC on April 8, 2020 (except for Item 7.01), May 21, 2020, May 26, 2020, June 9, 2020 and December 21, 2020 (except for Item 7.01); and

•

a description of Diamondback’s securities registered pursuant to Section 12 of the Exchange Act (included as Exhibit 4.1 to Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020).

This document also incorporates by reference the following documents that have previously been filed with the SEC by QEP:

•	QEP’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from QEP’s definitive proxy statement on Schedule 14A, filed on April 2, 2020;

•

QEP’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2020, filed with the SEC on April 29, 2020, Quarterly Report on Form 10-Q for the three and six-month periods ended June 30, 2020 filed with the SEC on July 29, 2020 and Quarterly Report on Form 10-Q for the three and nine-month periods ended September 30, 2020 filed with the SEC on October 28, 2020;

•

QEP’s Current Reports on Form 8-K, filed with the SEC on March 4, 2020, March 17, 2020,  April 16, 2020 (except for Item 7.01),  May 14, 2020,  June 4, 2020 (except for Item 7.01),  November 3, 2020 (except for Item 7.01),  December 21, 2020 (except for Item  7.01) and December 28, 2020; and

•

a description of QEP’s securities registered pursuant to Section  12 of the Exchange Act (included as Exhibit 4.8 to QEP’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020).

In addition, Diamondback and QEP are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Diamondback on January 22, 2021, and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the date of the special meeting of QEP stockholders, provided, however, that Diamondback and QEP are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Diamondback or QEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For Diamondback Stockholders:	For QEP Stockholders:

Diamondback Energy, Inc. 500 West Texas Avenue, Suite 1200 Midland, Texas 79701 Attention: Corporate Secretary Telephone: (432) 221-7400	QEP Resources, Inc. 1050 17th Street, Suite 800 Denver, Colorado 80265 Attention: Corporate Secretary Telephone: (303) 672-6900

To obtain timely delivery of these documents before the QEP special meeting, QEP stockholders must request the information no later than March 9, 2021 (which is five business days before the date of the QEP special meeting).

Neither Diamondback nor QEP has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

DIAMONDBACK ENERGY, INC.,

BOHEMIA MERGER SUB, INC.

and

QEP RESOURCES, INC.

Dated as of December 20, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2020 (this “Agreement”), among DIAMONDBACK ENERGY, INC., a Delaware corporation (“Parent”), BOHEMIA MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and QEP RESOURCES, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the holders of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the holders of Company Common Stock (the “Company Stockholders”) approve and adopt this Agreement and the Transactions, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, the holders of Parent Common Stock, and (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub’s sole stockholder and (ii) approved and declared advisable this Agreement and the Transactions, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, Parent and the Company desire to effect a strategic business combination on the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, the Company has entered into restrictive covenant agreements with certain of its executive officers and other key employees, which agreements are a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Antitrust Authority	6.7(b)
Antitrust Laws	6.7(b)
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
CARES Act	6.1(b)(x)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plans	6.8(e)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Common Stock	Recitals
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company Employee	6.8(a)
Company Equity Awards	3.2(b)
Company Independent Petroleum Engineers	4.17(a)(i)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)
Company Material Real Property	4.15(a)
Company Material Real Property Lease	4.15(b)
Company Note Offers and Consent Solicitations	6.16(b)
Company Notional Stock Award	3.2(a)(iii)
Company Owned Real Property	4.15(a)
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Proxy Statement	4.4(b)
Company PSU Award	3.2(a)(ii)
Company Related Party Transaction	4.24
Company Reserve Report	4.17(a)(i)
Company Restricted Stock Award	3.2(a)(i)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)(v)
Company Stockholders	Recitals

Definition	Section
Company Stockholders Meeting	4.4(b)
Confidentiality Agreement	6.6(b)
Consent Solicitations	6.16(b)
Converted Shares	3.1(b)(iii)
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(c)
Debt Offer Documents	6.16(b)
DGCL	2.1
Divestiture Action	6.7(b)
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Shares	3.1(b)(iii)
Existing Credit Facility	6.16(a)
GAAP	4.5(b)
HSR Act	4.4(a)
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Letter of Transmittal	3.3(b)(i)
Material Company Insurance Policies	4.21
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Offers to Exchange	6.16(b)
Offers to Purchase	6.16(b)
Parent	Preamble
Parent Affiliate	9.10
Parent Board	Recitals
Parent Capital Stock	5.2(a)(ii)
Parent Closing Price	3.3(h)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)(ii)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Privacy Policies	4.14(h)
Registered Intellectual Property	4.14(b)
Registration Statement	4.8
Regulatory Material Adverse Effect	6.7(b)
Rights-of-Way	4.16
Surviving Corporation	2.1
Tail Period	6.9(c)
Terminable Breach	8.1(b)(iii)

Definition	Section
Transaction Litigation	6.10
Withheld Contract	4.19(b)

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing.

(a) The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., Central time, on the date that is the second (2nd) Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Akin Gump Strauss Hauer & Feld in New York, New York, or such other time and place as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Organizational Documents of the Surviving Corporation. The Parties shall take all actions necessary so that the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until duly amended, as provided therein or by applicable Law, except that (i) the name of the Surviving Corporation shall be “QEP Resources, Inc.” or such other name as proposed by Parent in writing not less than three Business Days prior to Closing and reasonably acceptable to the Company, and (ii)  all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation.

2.5 Directors and Officers of the Surviving Corporation. The Company shall use reasonable best efforts to obtain the resignations, conditioned and automatically effective upon the occurrence of the Effective Time, of each of its directors in office as of immediately prior to the Effective Time. The Parties shall take all other necessary action such that from and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND

MERGER SUB; EXCHANGE

3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares, any Converted Shares, and Company Restricted Stock Awards, which shall be treated as set forth in Section 3.2(a)) (such shares of Company Common Stock, the “Eligible Shares”) shall be converted into the right to receive from Parent that number of fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.050, as it may be adjusted, from time to time, pursuant to Section 3.1(c).

(ii) All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(b).

(iii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect Subsidiary of the Company or Parent (other than Merger Sub) (“Converted Shares”) shall automatically be converted into a number of fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio.

(c) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.2 Treatment of Equity Compensation Awards.

(a) Consideration. At and as of the Effective Time, automatically and without any required action on the part of the holder thereto:

(i) each unvested restricted share of Company Common Stock (a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such Company Restricted Stock Award under the applicable Company Stock Plan and Company Award Agreement as of immediately prior to the Effective Time into the right to receive a number of time-based restricted shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (A) the total number of shares of Company Common Stock subject to such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio;

(ii) each unvested award of performance share units denominated in shares of Company Common Stock (a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time shall be converted on the same terms and conditions (including time-based and termination related vesting conditions) applicable to such unvested Company PSU Award under the applicable Company Stock Plan and Company Award Agreement as of immediately prior to the Effective Time (other than any performance-based vesting conditions) into the right to receive a time-based restricted stock unit of Parent covering a number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (A) the number of shares of Company Common Stock subject to such unvested Company PSU Award immediately prior to the Effective Time that would have been earned under the terms of such Company PSU Award based upon the higher of (1) 100% of the target level of performance and (2) actual performance, in each case, through the Closing Date (as determined by the Compensation Committee of the Company Board) multiplied by (B) the Exchange Ratio;

(iii) any compensation deferred by a current or former employee, director or other service provider of the Company and deemed notionally invested in Company Common Stock pursuant to the Company Deferred Compensation Plans, including “Deferred Shares” granted to the Company’s employees and non-employee directors pursuant to the Company Stock Plans and Company Deferred Compensation Plans (each, a “Company Notional Stock Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, except with respect to “Deferred Shares” granted to Company employees (“Employee Deferred Shares”), become 100% vested and converted into and deemed notionally invested in a number of shares of Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Notional Stock Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and such deferred compensation will be paid in cash promptly following the closing and in no event later than the time set forth in the applicable Company Deferred Compensation Plan;

(iv) Each award of Employee Deferred Shares that is outstanding as of immediately prior to the Effective Time shall be converted at the Effective Time into a number of time-based restricted shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (A) the total number of shares of Company Common Stock subject to such award of Employee Deferred Shares immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, which time-based restricted shares of Parent Common Stock will be subject to the same time-based and termination related vesting conditions as applied to the corresponding award of Employee Deferred Shares immediately prior to the Effective Time; and

(v) each option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, be automatically cancelled without any payment or other consideration required to be made in respect thereof.

(b) Administration. Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Company Restricted Stock Awards, Company PSU Awards, Company Notional Stock Awards

and Company Stock Options (collectively, the “Company Equity Awards”) pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing, cause the Company Stock Plans to terminate at or prior to the Effective Time and (iii) take all actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company, including any Company Equity Awards.

(c) Parent Actions. Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock issuable pursuant to or in settlement of the Company Equity Awards contemplated by this Section 3.2. Effective as of the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such awards.

3.3 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with Parent’s or the Company’s transfer agent, or another firm reasonably acceptable to the Company and Parent, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration, which Letter of Transmittal and instructions shall be in a customary form and agreed to by Parent and the Company prior to the Closing. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(ii) Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(iii) DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which they are entitled pursuant to Section 3.3(g), in each case, without any interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to the Surviving Corporation and the Exchange Agent) and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P. (the “Parent Closing Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law (and to the extent such deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock) and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law. Prior to the Effective Time, Parent, Merger Sub or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to the Company upon becoming aware of any such withholding obligation and shall cooperate with the Company to the extent reasonable to obtain reduction of or relief from such withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such holder of the Company Common Stock for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing Authority.

3.4 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2019 and at least two (2) days prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Document filed on or after the date that is two (2) days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement and each Organizational Document, as made available to Parent, is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on December 18, 2020: (A) 242,935,639.875 shares of Company Common Stock were issued and outstanding, including 6,415,655 shares of Company Common Stock subject to Company Restricted Stock Awards; (B) 5,014,537 shares of Company Common Stock were treasury stock; (C) 1,491,184 shares of Company Common Stock were subject to outstanding Company Stock Options; (D) 1,031,954.0662 shares of Company Common Stock were covered by outstanding Company Notional Stock Awards (assuming that all Company Notional Stock Awards are settled in Company Common Stock); (E) 2,455,214 (assuming satisfaction of performance goals at the target level) or 4,910,428 (assuming satisfaction of performance goals at the maximum level) shares of Company Common Stock were covered by outstanding Company PSU Awards (assuming that all Company PSU Awards are settled in Company Common Stock); (F) no shares of Company Preferred Stock were issued and outstanding; and (G) 2,876,465 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (excluding only the shares of Company Common Stock subject to outstanding Company Stock Options and listed in clause (C), above, and the Company Restricted Stock Awards and listed in clause (A), above).

(b) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Company Stock Plans). As of the close of business on December 18, 2020, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other Equity Securities of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for stock grants or other awards granted since the close of business on December 18, 2020 to the date of this Agreement or following the execution of this Agreement in accordance with Section 6.1(b)(ii), there are outstanding: (A) no shares of Company Capital Stock, Voting Debt or other voting securities or Equity Securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities or Equity Securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting or Equity Securities of the Company or any of its Subsidiaries, obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement or obligating Parent to issue additional shares of Parent Common Stock at the Effective Time pursuant to the terms of this Agreement (including pursuant to Section 3.1 or Section 3.2). There are no dividends or distributions that have been declared by the Company with respect to the Company Common Stock that have not been paid by the Company. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock. The initial paragraph of this Article IV notwithstanding, the parties agree that nothing disclosed in the Company SEC Documents shall modify, qualify or otherwise constitute and exception to this Section 4.2(b).

(c) Schedule 4.2(c) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company, its outstanding Equity Securities and the owners thereof. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a joint venture or, directly or indirectly, Equity Securities in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person, other than its Subsidiaries and its joint ventures listed on Schedule 4.2(c) of the Company Disclosure Letter.

(d) Schedule 4.2(d) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each Company Equity Award, (ii) the name of each Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award (assuming satisfaction of performance conditions at the target level and at the maximum level), (iv) the date on which each Company Equity Award was granted, (v) the expiration date of each Company Equity Award, if applicable, (vi) the vesting schedule applicable to each Company Equity Award and (vii) whether such Company Equity Award contains any put, redemption or similar feature (other than a provision for the net settlement thereof or payment of tax withholdings with respect thereto). All Company Equity Awards were (A) granted in all material respects in accordance with the terms of the applicable Company Stock Plan and in material compliance with the Exchange Act, all other applicable Laws and rules of the NYSE and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in all material respects in accordance with the Exchange Act and all other applicable Laws.

(e) Other than the Company’s Existing Credit Facility, neither the Company nor any of its Subsidiaries is a party to any Contract limiting the ability of the Company or any of its Subsidiaries to make any payments, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or any other Contract which restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to its stockholders.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to consummation of the Merger, to the Company Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock vote in favor of the adoption of this Agreement and the Transactions, including the Merger (such recommendation described in this clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.

(b) Except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both): (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) result in a violation of, a termination (or right of termination) or cancellation of, or default under, the creation or acceleration of any obligation or the loss or reduction of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, Company Permit, or other Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, (iii) assuming the Consents referred to in clauses (a) through (f) of Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the creation of any Encumbrance on any of the assets or property of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for this Agreement, the Company is not party to any Contract that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Company Board.

4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if applicable, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement of the Company in definitive form (the “Company Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of

Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements.

(a) Since December 31, 2018 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended or supplemented, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents and (iii) none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The financial statements of the Company included (or incorporated by reference) in the Company SEC Documents, including all notes and schedules thereto, or, in the case of Company SEC Documents filed after the date of this Agreement, (i) complied, or will comply, as applicable, in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC, including the accounting requirements, with respect thereto, (ii) were, or will be, as applicable, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and (iii) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnotes) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto).

(c) The Company has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Company SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or its Subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of the Company, any illegal act or fraud, whether or not material, that involves management or employees of the Company or its Subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(d) Since the Applicable Date, none of the Company or any of its Subsidiaries or any of their directors, officers, employees, nor, to the knowledge of the Company, their respective auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2019, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) From December 31, 2019 through the date of this Agreement:

(i) the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects; and

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance.

(c) Except as set forth on Schedule 4.6(c) of the Company Disclosure Letter, from September 30, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (iii)(A), (iv), (v), (vii), (viii), (ix), (xii), (xiv), (xv), and (xvii); provided, however, that solely for purposes of this Section 4.6(c), any reference to “$20,000,000 in the aggregate” in Section 6.1(b)(iv), Section 6.1(b)(v) and Section 6.1(b)(vi) shall be deemed a reference to “$10,000,000 on an individual basis.”

4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 2020 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, in accordance with GAAP; (b) liabilities incurred in the Ordinary Course subsequent to September 30, 2020; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b) and (e) liabilities that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of

Section 5.7, the Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have since the Applicable Date paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 31, 2017, none of the Company, its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, violated or is in violation of applicable Bribery Legislation, (ii) since January 31, 2017, the Company, its Subsidiaries and their respective directors and officers and, to the knowledge of the Company, any other Representatives acting on their behalf have at all times conducted their businesses in accordance with U.S. and non-U.S. economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations and the European Union, and (iii) neither the Company nor any of its Subsidiaries nor any of their respective directors and officers nor, to the knowledge of the Company, other Representatives acting on their behalf is currently or since January 31, 2017 has been: (A) a Sanctioned Person; (B) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) in violation of any Ex-Im Laws or U.S. anti-boycott requirements. To the knowledge of the Company, there are no material allegation, voluntary disclosure, investigation, or prosecution involving the Company or any of its Subsidiaries, nor since January 31, 2017 has the Company or any of its Subsidiaries received any written communication from a Governmental Entity, related to a possible violation of Bribery Legislation, Sanctions Laws, or Ex-Im Laws.

4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a complete list of all of the material Company Plans.

(b) The Company has heretofore made available to Parent true and complete copies of (i) each material Company Plan (or, in the case of any Company Plan not in writing, a description of the material terms thereof), including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Company Plan, (B) the two most recent annual reports (Forms 5500), (C) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Company Plan, (D) the most recently prepared actuarial report for each Company Plan and (E) all material non-routine correspondence to or from any Governmental Entity received in the last two (2) years.

(c) Each Company Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans, except for such pending or threatened claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) All contributions required to be made to any Company Plan by applicable law or by any plan document, or as required by law, including all contributions required to satisfy the funding standards for any Company Plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, and all premiums due or payable with respect to insurance policies funding any Company Plan, including premiums to the Pension Benefit Guaranty Corporation, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except where the failure to make such contributions or pay premiums that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, except for any such liability that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(h) None of the Company or ERISA Affiliate contributes to or has ever had an obligation to contribute or incurred any liability (contingent or otherwise) with respect to a Multiemployer Plan (within the meanings of Sections 3(37) and 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(i) Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter or as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits. All unfunded obligations for retiree or post-employment medical, disability, life insurance or other welfare benefits have been properly accrued for in the Company’s financial statements, and all contributions or other amounts payable by the Company or its Subsidiary with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(j) Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any amount of assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. Except as would not reasonably be expected to have a Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder.

(l) No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

4.11 Labor Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes, slowdowns, work stoppages, lockouts or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, in each case applicable to employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizing efforts by any labor organization (or representative thereof), employee group (or representative thereof) or other group seeking to organize or represent any employees of the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws respecting employment and employment or labor practices (including, but not limited to, all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, harassment and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor, or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries or been subject to such an investigation, in each case with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2018: (i) to the knowledge of the Company, no material allegations of discrimination, harassment (including sexual harassment), or retaliation have been made against any current or former officer or director or other employee of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Affiliates have been involved in any material Proceedings, or entered into any material settlement agreements, related to allegations of discrimination, harassment (including sexual harassment), retaliation, or misconduct by any current or former officer or director of the Company; and (iii) to the knowledge of the Company, no employee has engaged in any conduct, is being investigated for any conduct, or aided or assisted any other Person to engage in any conduct or cover-up of such conduct, that could cause or has caused material damage to the reputation or business of the Company or its Subsidiaries or their respective employees, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d) Neither the Company nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.

(e) Except as set forth on Schedule 4.11(e) of the Company Disclosure Letter, since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any material action with respect to any employees of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs, temporary layoffs, or material changes to compensation, benefits or working schedules or (ii) experienced any material employment-related liability. The Company and its Subsidiaries are in compliance in all material respects with any Laws, recommendations or guidance issued by any applicable Governmental Entity relating in any way to the work of employees and/or procedures for returning to work for employees with respect to COVID-19 except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12 Taxes.

(a) Except as set forth on Schedule 4.12(a) of the Company Disclosure Letter or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company and any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents) have been paid in full. All withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and the Company and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

(iii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or, to the knowledge of the Company, threatened by any

Governmental Entity. There are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of the Company, threatened regarding any Taxes of the Company or any of its Subsidiaries or the assets of the Company and its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity Contract (not including, for the avoidance of doubt (i) a Contract solely between or among the Company and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(vi) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(vii) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(viii) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(x) There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(b) Neither the Company nor any of its Subsidiaries is aware of the existence of any agreement, plan, fact, or other circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Litigation. Except for such matters as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or its Affiliates are the sole owners of all Company Intellectual Property, except where the failure to own such Company Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Schedule 4.14(b) of the Company Disclosure Letter sets forth a true and complete list of all registered patents, trademark registrations, domain name registrations, service mark registrations and copyright registrations, including applications therefor, owned by the Company and its Subsidiaries as of the date of the Closing Date, and includes the jurisdiction of issuance, registration or pendency; the date of issuance, registration or pendency; and the issuance, registration, or application number for each item (the “Registered Intellectual Property”). The Registered Intellectual Property is valid and has been obtained and maintained in compliance with all applicable Laws.

(c) To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person in any material respect.

(d) No Proceedings are pending or, to knowledge of the Company, threatened in writing, alleging that (i) the conduct of the Company infringes, misappropriates, or otherwise violates any Intellectual Property rights of any third party, or (ii) any Company Intellectual Property is invalid, not infringed, or unenforceable.

(e) The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all agreements relating to Intellectual Property that is owned by a third party and licensed or sublicensed to the Company or its Subsidiaries is in full force and effect and there are no existing defaults under, and the execution of this Agreement will not cause a default under, any such agreement, (ii) the Company and its Subsidiaries have not sold, distributed, or granted sublicenses to use any licensed Intellectual Property without the consent of the applicable third party owner, when required to do so by the applicable agreement, and (iii) no royalties or fees are payable by the Company or its Subsidiaries to any Party for the license or sublicense of Intellectual Property from a third party.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is the sole and exclusive owner of all Software developed by, for, or on behalf of the Company.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2018, experienced any unauthorized access to or other breach of security with respect to any

IT Assets, Personal Information or trade secrets; (ii) the Company and its Subsidiaries have complied in all material respects with all applicable laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any Personal Information, and neither the Company nor any of its Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Information that is pending or unresolved and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Information under their possession or control from any use or access that would violate applicable law, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.

4.15 Real Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements, fixtures and structures located thereon, the “Company Material Leased Real Property”, and together with the Company Owned Real Property, the “Company Material Real Property”) free and clear of all Encumbrances, defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, licensor, tenant, subtenant, licensee or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any violation, breach or default under any Company Material Real Property Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both), and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property. As of the date of this Agreement, none of the Company Material Real Property is subject to any Encumbrances, defects or imperfections that, in the aggregate, interfere with the ability of the Company and/or its Subsidiaries to conduct their respective businesses thereon as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect. There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Company Material Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Company Material Real Property by the Company and its Subsidiaries in the operation of their respective businesses thereon. Except for such arrangements solely between or among the Company and its Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other Person to purchase any Company Owned Real Property or any portion thereof or interest therein (excluding for the avoidance of doubt, any such options or rights relating to or arising out of the Company’s Oil and Gas Properties and Rights-of-Way) that would reasonably be expected to materially adversely affect the existing use of the Company Owned Real Property by the Company and its Subsidiaries in the operation of their respective businesses thereon. The Company Material Real Property and all other real property leased and owned by the Company and its Subsidiaries constitutes all of the real estate (other than, for the avoidance of doubt, the Company’s Oil and Gas Properties and Rights-of-Way) used in and necessary for the operation of the respective businesses of the Company and its Subsidiaries.

4.16 Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, fee assets, permits, servitudes and licenses (including rights to use the surface or subsurface under an oil and gas lease) from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company

and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and any of its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any violation, default or breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under oil and gas leases based solely on Hydrocarbons produced from such oil and gas lease).

4.17 Oil and Gas Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by Ryder Scott Company, L.P., (collectively, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2019 (the “Company Reserve Reports”) or (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices but excluding matters that disproportionately affect the Company’s Oil and Gas Properties) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid (or held in suspense pending resolution or identification of the legal recipient of such payment) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled Wells and (ii) in the Ordinary Course. Neither the Company nor any of its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Affiliates has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) All of the Wells and all water, CO 2, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by applicable units, declarations, orders, Contracts related to such Wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and all related development, production and other operations have been conducted in compliance with all applicable Law and Contracts, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no Wells, water, CO2, injection or other wells that constitute a part of the Company Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) (or Well(s)) be temporarily or permanently plugged and abandoned; and (ii) all wells drilled by the Company or any of its Subsidiaries are either (A) in use for (1) purposes of production of Hydrocarbons, (2) injection or (3) sourcing for water or CO2, (B) suspended or temporarily abandoned in accordance with applicable Law, or (C) permanently plugged and abandoned in accordance with applicable Law.

(h) Except as set forth on Schedule 4.17(h) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on the Company, its Subsidiaries or any of the Company’s or its Subsidiaries’ Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by the Company or its Subsidiaries in excess of $15,000,000 (net to Company’s or its Subsidiaries’ interest).

(i) All currently-producing wells and equipment related to the Company’s and its Affiliates’ Oil and Gas Properties are in an operable state of repair, adequate to maintain operations in accordance with past practice, ordinary wear and tear excepted, except, in each case, as would not reasonably be expected to have, a Company Material Adverse Effect. There are no wells or other equipment or facilities located on the Company’s or any of its Subsidiaries’ Oil and Gas Properties, (i) that such Person is, or will within 18 months after the date hereof be, obligated by any Laws or contract to plug, dismantle, decommission, and/or abandon, which obligations are reasonably expected to require expenditures in excess of $10,000,000 in the aggregate or (ii) that have been plugged, dismantled, decommissioned, and/or abandoned in a manner that does not comply in all material respects with applicable Laws.

(j) Schedule 4.17(j) of the Company Disclosure Letter lists all bonds, letters of credit, and other material similar credit support instruments maintained by the Company or its Affiliates with or for the benefit of any Governmental Entity or other third Person with respect to its Oil and Gas Properties, except for any payment or performance guarantees provided by the Company in the Ordinary Course (other than payment or performance guarantees with respect to Indebtedness, which guarantees, if any, are listed on such schedule).

4.18 Environmental Matters. Except for those matters that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries and their respective operations and assets are, and at all times since the Applicable Date have been, in compliance with Environmental Laws;

(b) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceedings related to Environmental Laws;

(c) (i) to the knowledge of the Company, there have been no Releases of Hazardous Materials at any property currently or formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or are reasonably likely to result in material liability to the Company or its Subsidiaries (or predecessor thereof) under Environmental Law, (ii) none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any predecessors of the Company or any Subsidiary of the Company, has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Materials in a manner that has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal, or monitoring of any Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;

(d) neither the Company nor any of its Subsidiaries has assumed, either expressly or, to the Company’s knowledge, by operation of Law, any liability of any other Person related to Hazardous Materials or Environmental Laws; and

(e) as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted since the Applicable Date by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

4.19 Material Contracts.

(a) Schedule 4.19(a) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following Contracts to which or by which the Company or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make aggregate annual payments in excess of $10,000,000;

(iii) each Contract relating to Indebtedness or a commitment for Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv) each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $10,000,000 in any calendar year or in excess of $25,000,000 over the life of the Contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days, other than Contracts related to drilling rigs;

(v) each Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, at and after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or (D) purports to limit in any material respect the ability of the Company or its Subsidiaries (or, at and after the Effective Time, Parent or its Subsidiaries) to hire, employ or enter into a similar arrangement with any Person;

(vi) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course

(vii) each Contract (other than the Oil and Gas Properties) providing for an advance or capital contribution to, or investment in, any other Person that is not the Company or its Subsidiaries (other than advances made to an employee in the Ordinary Course and customary provisions in joint operating agreements);

(viii) any acquisition or divestiture Contract that contains unpaid “earn out” or other similar contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that was entered into on or after January 1, 2015 and could result in payments in excess of $25,000,000 in the aggregate;

(ix) each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(x) each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring the Company or any of its Subsidiaries to make annual expenditures from and after January 1, 2020 that would reasonably be expected to be in excess of $10,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) any Contract (A) that provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 10,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) in excess of 1,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) for a term greater than three (3) years or (B) pursuant to which the Company reasonably expects that it will make aggregate payments in excess of $25,000,000 in any of the next three succeeding fiscal years or over the life of the Contract that, in the case of (A) or (B), has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within sixty (60) days;

(xii) each collective bargaining agreement to which the Company is a party or is subject;

(xiii) each Contract that contains any “most favored nation” or most favored customer provision, call or put option, tag-along right, drag-along right, preferential right or rights of first or last offer, negotiation or refusal or that provides for exclusivity in favor of any third party (in each case other than those contained in (A) any Contract in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases, (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries or any of their respective Affiliates is subject or (D) any ISDA agreements and is material to the business of the Company and its Subsidiaries, taken as a whole);

(xiv) each master Contract or similar document governing any Derivative Transaction;

(xv) Contracts involving the settlement, conciliation or similar resolution of any Proceeding that (A) obligates the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) to make payments after the date hereof in excess of $500,000, (B) imposes any continuing material non-monetary obligations (other than customary confidentiality obligations) on the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries), (C) involves the admission of wrongdoing by the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) or (D) is with any Governmental Entity;

(xvi) each unit agreement, unit declaration, pooling declaration, or similar agreement, together with any joint operating agreement or unit operating agreement governing the Company’s or its Affiliate’s Oil and Gas Properties, that includes (A) more than two thousand five hundred (2,500) gross acres in the Permian Basin, or (B) more than four thousand (4,000) gross acres in the Williston Basin;

(xvii) each Indian Mineral Development Agreement or other agreement with a Governmental Entity, in each case that is material to the Company and its Subsidiaries;

(xviii) any Contract for the marketing, gathering, transportation, or processing of Hydrocarbons, containing minimum volume commitments, throughput commitments, demand charges, reservation charges, facilities access charges, or acreage dedications, in each case that is material to the Company and its Subsidiaries;

(xix) seismic licenses, seismic acquisition agreements, reprocessing agreements, and similar Contracts that would require the payment of a fee or penalty, or the acquisition of a license or products from the Company or any of its Affiliate due to Transactions (whether before, on, or after the Closing); and

(xx) any other Contract entered into involving aggregate payments in any calendar year period after the date of this Agreement that would reasonably be expected to exceed $10,000,000 (including payments in respect of capital expenditures required thereunder).

(b) Collectively, the Contracts that are required to be set forth in Schedule 4.19(a) of the Company Disclosure Letter (including amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the “Company Contracts.” A true and complete and correct copy of each of the Company Contracts has been made available to Parent, except to the extent the Company has determined, in good faith, that any such Company Contract contains confidentiality obligations owed by the Company or its applicable Subsidiary that may be breached by delivery of such Contract to Parent (any such withheld Company Contract, a “Withheld Contract”). The Company Contracts that constitute Withheld Contracts are noted on Schedule 4.19(a) of the Company Disclosure Letter with an asterisk. Except as set forth on Schedule 4.19(b) of the Company Disclosure Letter, each Withheld Contract contains terms and conditions consistent, in all material respects, with any Company Contracts addressing similar goods or services that were made available to Parent and any summary materials related thereto that were made available to Parent. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened in writing (or, to the knowledge of the Company, threatened orally) with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20 Derivative Transactions.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, defaults or termination events, or allegations or assertions of such by any party thereunder.

(c) The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Schedule 4.20(c) of the Company Disclosure Letter lists, as of the date of this Agreement, a summary of the material terms of each outstanding Derivative Transaction of the Company or any of its Subsidiaries or for the account of any of its customers (including, for the avoidance of doubt, a summary of the material terms of each confirmation with respect thereto setting forth the counterparty, trade date, product, price, term and notional amounts or volumes).

4.21 Insurance. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”)

is in full force and effect on the date of this Agreement, and a true, correct and complete copy of each such policy has been made available to Parent. The Material Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. As of the date of this Agreement, no written notice of cancellation or termination (including by non-renewal) has been received with respect to any Material Company Insurance Policy. As of the date hereof the Company does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $5,000,000 in the aggregate.

4.22 Opinion of Financial Advisors. The Company Board has received the oral opinion of Evercore Group L.L.C. addressed to the Company Board to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of each such opinion, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. A copy of the written opinion of such financial advisor confirming its oral opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

4.23 Brokers. Except for the fees and expenses payable to Evercore Group L.L.C., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries.

4.24 Related Party Transactions. Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or Contract involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of the Equity Securities of the Company or any of its Subsidiaries whose status as a five percent (5%) holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

4.25 Regulatory Matters.

(a) Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.26 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.13, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.

4.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any Company Affiliate makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Company Affiliate makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company in this Article IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Affiliate thereof has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that the Company has not relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2019 and at least two (2) days prior to the date of this Agreement (without giving effect to any amendment to any such Parent SEC Document filed on or after the date that is two (2) days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of

Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each Organizational Document, as made available to the Company, is in full force and effect, and neither Parent nor Merger Sub is in violation of any of the provisions of such Organizational Documents.

5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on December 18, 2020: (A) 157,974,267 shares of Parent Common Stock were issued and outstanding, including 3,255,451 shares of restricted Parent Common Stock issued pursuant to the Parent Equity Plan; (B) no shares of Parent Common Stock were treasury stock; (C) 205,005 shares of Parent Common Stock are issuable upon the exercise of outstanding options to purchase Parent Common Stock; (D) 1,106,228 shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of shares of Parent Common Stock; (E) 488,470 (assuming satisfaction of performance goals at the target level) or 1,089,464 (assuming satisfaction of performance goals at the maximum level) shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit award in respect of shares of Parent Common Stock; (F) no shares of Parent Preferred Stock were issued and outstanding; and (G) 2,848,858 shares of Parent Common Stock were reserved for issuance of future awards pursuant to the Parent Equity Plan.

(b) All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Equity Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable Contracts. As of the close of business on December 18, 2020, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other Equity Securities of the Subsidiaries of Parent are owned by Parent, or a direct or indirect Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since December 18, 2020 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), stock grants or other awards granted under the Parent Equity Plan or as set forth on Schedule 5.2(b) of the Parent Disclosure Letter, there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities or Equity Securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities or Equity Securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Equity Securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other Equity Securities of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent. The initial paragraph of this Article V notwithstanding, the parties agree that nothing disclosed in the Parent SEC Documents shall modify, qualify or otherwise constitute and exception to this Section 5.2(b).

5.3 Authority; No Violations; Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement), subject, solely with respect to consummation of the Merger, the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Common Stock, and (ii) approved and declared advisable this Agreement and the Transactions. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the Transactions, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, a termination (or right of termination), cancellation or modification of, of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture or other permit or Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, (iii) assuming the Consents referred to in clauses (a) through (f) of Section 5.4 are duly and timely obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the creation of any Encumbrance on any of the assets or property of Parent or its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than this Agreement, Parent is not party to any Contract that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, as applicable, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Company Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Documents; Financial Statements.

(a) Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended or supplemented, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) neither Parent nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents and (iii) none of Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, or, in the case of Parent SEC Documents filed after the date of this Agreement, (i) complied or will comply, as applicable, in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC, including the accounting requirements, with respect thereto, (ii) were, or will be, as applicable, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (iii) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto).

5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2019, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth on Schedule 5.6(b) of the Parent Disclosure Letter, from September 30, 2020 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their business in the Ordinary Course in all material respects and (ii) there has not been any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.7 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.8 No Undisclosed Material Liabilities. Except as set forth on Schedule 5.8 of the Parent Disclosure Letter, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of September 30, 2020 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the three-months ended September 30, 2020; (b) liabilities incurred in the Ordinary Course subsequent to September 30, 2020; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9 Parent Permits; Compliance with Applicable Law.

(a) Parent and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have, since the Applicable Date, paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.10 Taxes.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent and any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents) have been paid in full. All withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.

(ii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity. There are no disputes, audits, examinations, investigations or Proceedings pending or threatened regarding any Taxes of Parent or any of its Subsidiaries or the assets of Parent and its Subsidiaries.

(iii) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(b) Neither Parent nor any of its Subsidiaries is aware of the existence of any agreement, plan, fact, or other circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11 Litigation. Except for such matters as do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.12 Brokers. Except for the fees and expenses payable to Goldman Sachs & Co. LLC and Moelis & Company LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.13 Ownership of Company Common Stock. None of Parent or Merger Sub or any of their Affiliates or associates is, or at any time during the three (3) year period prior to the date hereof has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent’s Affiliates or associates directly or indirectly owns, and neither Parent nor any of Parent’s Affiliates has owned at any time, whether beneficially owned or otherwise, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for shares of Company Common Stock.

5.14 Business Conduct. Merger Sub was incorporated on December 18, 2020. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.15 Employee Benefits and Labor Matters. Each Parent Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or any ERISA Affiliate of Parent that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or any ERISA Affiliate of Parent of incurring any such liability, except for any such liability that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.16 Environmental Matters. Except for those matters that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries and their respective operations and assets are, and at all times since the Applicable Date have been, in compliance with Environmental Laws;

(b) Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings related to Environmental Laws;

(c) (i) none of Parent or any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Materials in a manner that has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, and (ii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal, or monitoring of any Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;

(d) neither Parent nor any of its Subsidiaries has assumed, either expressly or, to Parent’s knowledge, by operation of Law, any liability of any other Person related to Hazardous Materials or Environmental Laws; and

(e) as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted since the Applicable Date by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company prior to the date hereof.

5.17 Regulatory Matters.

(a) Neither Parent nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.18 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.18 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Company Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the Ordinary Course in all material respects, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b) Except (i) as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) in accordance with the Capital Expenditures Budget (including with respect to the timing and amount set forth therein) or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other Equity Securities in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or its Subsidiaries, except for dividends and distributions (x) by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company or (y) required by the Organizational Documents of any Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other Equity Securities in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Equity Securities in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other Equity Securities in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or Equity Securities of a Subsidiary existing and disclosed to Parent as of the date hereof or to satisfy any applicable Tax withholding in respect of the vesting or settlement of any Company Equity Awards outstanding as of the date hereof, in accordance with the terms of the Company Stock Plans and applicable award agreements made available to Parent;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other Equity Securities in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or Equity Securities, other than: (A) the delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Equity Awards outstanding on the date hereof in accordance with the terms of the Company Stock Plan and applicable award agreements; (B) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other Equity Securities to the Company or any other wholly-owned Subsidiary of the Company; and (C) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);

(iii) (A) amend or propose to amend the Company’s Organizational Documents (other than in immaterial respects) or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than, in the case of the Company’s Subsidiaries, immaterial changes);

(iv) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) leases of Oil and Gas Properties in the Ordinary Course for which the consideration is less than $20,000,000 in the aggregate or (ii) other acquisitions for which the consideration is less than $5,000,000 in the aggregate;

(v) sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue, exchange, swap, abandon, sell and leaseback or otherwise dispose of, any portion of its assets or properties (including any Oil and Gas Property); other than (A) sales, leases or dispositions for which the consideration is less than $5,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; or (C) asset swaps or exchanges of Oil and Gas Properties in the Ordinary Course, the fair market value of which are less than $20,000,000 in the aggregate; provided that the Company shall not be permitted to sell any asset if, as a result of such sale, the Company would fail the “substantially-all test” of Section 368(a) of the Code or if such sale would give rise to a default, prepayment obligation or an obligation to make an offer to repurchase or repay Indebtedness under any Company Contract;

(vi) (A) enter into any lease for real property (other than for Oil and Gas Properties, which lease is not prohibited by the terms of Section 6.1(b)(iv)) that would be a Company Material Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease (other than an Oil and Gas Property for which the consideration is less than $20,000,000 in the aggregate);

(vii) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company or such transactions that are contemplated or permitted by this Agreement;

(viii) change in any material respect their financial accounting principles, practices or methods that would affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(ix) make, change or revoke any material election relating to Taxes, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law)), enter into any closing agreement with respect to material Taxes, settle or compromise any Tax claim, audit, assessment or dispute, surrender any right to claim a refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(x) (A) claim any tax credits under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) or Sections 7001-7003 of the Families First Coronavirus Response Act or IRS Notice 2020-65 or any similar applicable law; or (B) defer any Taxes under Section 2302 under the CARES Act or any similar applicable law;

(xi) Except as required by applicable Law or pursuant to the terms of a Company Plan existing as of the date hereof or set forth on Schedule 6.1(b)(xi) of the Company Disclosure Letter, (A) grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except renewals and changes made in the Ordinary Course to employee benefit plans which renewals and changes do not discriminate in favor of officer level employees; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits or approve treatment of outstanding equity awards in connection with the Transactions that is inconsistent with the treatment contemplated by Section 3.2; (D) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Company Plan existing as of the date hereof; (E) enter into any new, or amend any existing, employment or consulting or severance or termination agreement with any current or former director, officer, employee or other service provider; (F) establish any Company Plan (or compensation or benefit arrangement that would be Company Plan if in existence on the date of this Agreement) which was not in existence prior to the date of this Agreement, or amend or terminate any Company Plan in existence on the date of this Agreement, except as required by law, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to the Company; (G) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an executive officer or who has (or would have) an annualized target compensation or fee opportunity (including base compensation or fee, target annual bonus opportunity and target long-term incentive opportunity) in excess of $500,000; (H) terminate the employment or engagement of any employee or other service provider who has an annualized target compensation or fee opportunity (including base compensation or fee, target annual bonus opportunity and target long-term incentive opportunity) in excess of $500,000 or any executive officer, in each case, other than for cause; or (I) adopt or enter into any collective bargaining agreement or other labor union contract;

(xii) (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of the Company’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or its direct or indirect wholly-owned Subsidiaries and owed to the Company or its direct or indirect wholly-owned Subsidiaries), other than any such amounts under the Existing Credit Facility; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (1) under the Existing Credit Facility in the Ordinary Course not exceeding $40,000,000 of Indebtedness at any one time outstanding, (2) other than under the Existing Credit Facility, in the Ordinary Course not exceeding $5,000,000 of Indebtedness at any one time outstanding, (3) by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, (4) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), or (5) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1) or (4);

(xiii) (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of an existing Company Contract on substantially the same terms in the Ordinary Course); provided, however, that the Company may (x) enter into a material Derivative Transaction after the date of this Agreement if (I) the representations and warranties set forth in Section 4.20(a) are true and correct as of the date such Derivative Transaction is entered into with respect to such Derivative Transaction and (II) the Company notifies Parent within a reasonably practicable amount of time (but in any event within two (2) Business Days) thereafter of the information set forth in Schedule 4.20(c) with respect to such Derivative Transaction, and (y) terminate any rights under any material Derivative Transaction in the Ordinary Course;

(xiv) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;

(xv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed by clause (ix)) other than (A) the settlement of such proceedings involving only the payment of monetary damages by the Company or any of its Subsidiaries of any amount not exceeding $5,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.10;

(xvi) make or commit to make any capital expenditures that are, in the aggregate greater than $10,000,000 in any fiscal quarter, in excess of the Capital Expenditures Budget, except for capital expenditures (A) to repair damage resulting from insured casualty events, or (B) required on an emergency basis or for the safety of individuals, assets or the environment;

(xvii) elect to go non-consent with respect to, any proposed operation regarding any of the Oil and Gas Properties that involves net capital expenditures in excess of $2,000,000;

(xviii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xix) take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xx) agree to take any action that is prohibited by this Section 6.1(b).

(c) Notwithstanding the provisions of this Section 6.1, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company or its Subsidiaries may take or refrain from taking any taking any COVID-19 Action so long as (i) prior thereto, the Company consults with, and considers in good faith, Parents’ suggestions and/or feedback, or (ii) such COVID-19 Action would not reasonably be expected to materially impact the Company’s production of oil, gas or other Hydrocarbons (whether with respect to volume, costs, quality, reserves or otherwise).

6.2 Conduct of Parent Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) for any actions required to comply with COVID-19 Measures or otherwise taken (or not taken) by Parent or any of its Subsidiaries reasonably and in good faith to respond to COVID-19 or the COVID-19 Measures; or (v) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in a manner not involving the entry by Parent or its Subsidiaries into lines of business that are materially different than the lines of business of Parent and its Subsidiaries on the date hereof; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b) Except (i) as set forth on the corresponding subsection of Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law, or (iv) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other Equity Securities in, Parent, except for regular annual or quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Parent in the Ordinary Course (and, for avoidance of doubt, excluding any special dividends); or (B) split, combine or reclassify any capital stock of, or other Equity Securities in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Equity Securities in Parent or any of its Subsidiaries;

(ii) amend or propose to amend Parent’s Organizational Documents (other than in immaterial respects) or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would prevent, impair or materially delay the ability of the Parties to consummate the Transactions or otherwise adversely affect the consummation of the Transactions;

(iii) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of Parent’s Subsidiaries, other than, in each case, as would not otherwise prevent, impair or materially delay the consummation of the Transactions;

(iv) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(v) take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(vi) agree to take any action that is prohibited by this Section 6.2(b).

6.3 No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company and its officers and directors will and will cause the Company’s Subsidiaries and their respective officers and directors to, and will use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore by the Company, any of its Subsidiaries or any of its or their Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal. The Company shall use reasonable best efforts (and in any event within three (3) Business Days of the date of this Agreement) to deliver a written notice, including by electronic mail, to each Person that has received non-public information regarding the Company within the twelve (12) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will promptly terminate any physical and electronic data access related to any such potential Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, endorse, knowingly encourage, or knowingly facilitate any expression of interest, inquiry, proposal or offer or the making of any expression of interest, inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, a Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or afford access to the properties, assets, books and records or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal;

(iv) enter into any Contract, letter of intent or agreement in principle, or other undertaking or commitment in respect of any proposal or offer that constitutes a Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii));

(v) submit any Competing Proposal to the vote of the stockholders of the Company; or

(vi) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (v) of this Section 6.3(b).

(c) From and after the date of this Agreement, the Company shall promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify Parent of the receipt by the Company (directly or indirectly) of any Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Competing Proposal or any request for discussions or negotiations with the Company, its Subsidiaries or its and their Representatives relating to a Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event no later than forty-eight (48) hours after receipt thereof) (i) a copy (including any schedules, exhibits or attachments thereto) of any such expression of interest, inquiry, proposal or offer with respect to a Competing Proposal made in writing (whether or not electronic) provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (A) keep Parent reasonably informed, on a prompt basis (and in any event no later than forty-eight (48) hours after receipt thereof), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event no later than forty-eight (48) hours after receipt thereof) copies of all material written correspondence and other material written materials (including any schedules thereto) provided to the Company or its Representatives from any Person.

(d) Except as permitted by Section 6.3(e), the Company Board, including any committee thereof, agrees it shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Company Proxy Statement;

(iii) approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, Contract (including any acquisition agreement, merger agreement, option agreement, joint venture agreement or partnership agreement) or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting); provided, that Parent may not make any such request on more than two (2) occasions with respect to each Competing Proposal, which for these purposes includes any revision, amendment, update or supplement to such Competing Proposal; or

(vii) cause or permit the Company to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may, after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure (including any “stop-look-and-listen” communication to the Company Stockholders that contains only the information set forth in Rule 14d-9(f) promulgated under the Exchange Act) that is required to be made in the Company Proxy Statement by applicable U.S. federal securities laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c); provided, further, that this Section 6.3(e)(i) shall not be deemed to permit the Company Board to make a Company Change of Recommendation other than in accordance with Section 6.3(e)(iii) or Section 6.3(e)(iv), as applicable;

(ii) prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Sections 6.3(b)(ii) or 6.3(b)(iii) with respect to a Competing Proposal only if such Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished and no discussions or negotiations regarding a Competing Proposal may occur until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly after (and in any event no later than twenty-four (24) hours after receipt thereof)) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Competing Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and the reasons therefor (including the financial analyses conducted by or on behalf of the Company Board);

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the Competing Proposal remains a Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii)(E) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii)(E) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period; and

(iv) prior to, but not after, receipt of the Company Stockholder Approval, in response to an Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that an Intervening Event has occurred;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision that did not arise from a breach of the Company’s obligations set forth in this Section 6.3, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision in response to such request for such waiver from a third party, solely to the extent necessary to permit such third party to make a Competing Proposal on a confidential basis to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.3(f), in each case, during the sixty (60) days prior to the date of this Agreement.

(g) Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, (i) that is taken by a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 or (ii) that is taken by any other Representative of the Company or any of its Subsidiaries that would have been a violation of this Section 6.3 if taken by a director or officer of the Company or any Subsidiaries, shall, in each case, be deemed to be a breach of this Section 6.3 by the Company.

6.4 Preparation of the Company Proxy Statement and Registration Statement.

(a) The Parties will promptly furnish to the other Party such data and information relating to it, its Subsidiaries (including, in the case of Parent, Merger Sub) and the holders of its capital stock, as the other Party may reasonably request for the purpose of including such data and information in the Company Proxy Statement or Registration Statement, as applicable, and any amendments or supplements thereto, so that the Company

Proxy Statement conforms in form and substance to the requirements of the Exchange Act and the Registration Statement conforms in form and substance to the requirements of the Securities Act.

(b) The Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC within forty-five (45) days of the date of this Agreement, (i) a mutually acceptable Company Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and (ii) the Registration Statement (of which the Company Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Company Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Company Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement or as otherwise required to be disclosed by applicable Law. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other, (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed and (iv) permit the other Party (in each case, to the extent practicable), and their respective outside legal counsels, to participate in all meetings and conferences with the SEC.

(c) Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Company Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

6.5 Company Stockholders Meeting; Merger Sub Stockholder Approval.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Company Proxy Statement by the

SEC and the time that the Registration Statement is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within sixty (60) days thereof). Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Company Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting, after consultation in good faith with Parent, if, as of the time for which the Company Stockholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall only be adjourned or postponed once under the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist without the Parent’s written consent); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date or if doing so would require the setting of a new record date, in each case, without Parent’s prior written consent.

(b) The Company shall promptly upon receipt provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call, hold or convene any meeting of the stockholders of the Company other than the Company Stockholders Meeting.

(c) Without limiting the generality of the foregoing, the Company agrees that (i) its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.5 shall not be affected by the making of a Company Change of Recommendation, (ii) except in the event of a Company Change of Recommendation, the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (iii) its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Competing Proposal or other proposal (including a Superior Proposal) or the occurrence or disclosure of any Intervening Event.

(d) Promptly after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

6.6 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.6, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent; provided, that such access may be limited by the Company to the extent reasonably necessary (i) for the Company to comply with any applicable COVID-19 Measures or (ii) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of the Company’s and its Subsidiaries’ respective Representatives or commercial partners (provided that, in the case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information to the extent that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii) Without prior written consent, which shall be granted or withheld in such Party’s sole discretion, no Party shall be permitted to conduct any sampling (including subsurface or other invasive testing or sampling) or analysis of any environmental media or building materials at any facility of the other Party or its Subsidiaries; and

(iv) no investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein.

(b) The Confidentiality Agreement dated as of December 8, 2020 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, that paragraph 3 of the Confidentiality Agreement shall be of no force and effect as of the date hereof. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

6.7 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.7(b) and 6.7(c), and not this Section 6.7(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing (but subject to Sections 6.7(b) and 6.7(c)), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Company Proxy Statement). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to Section 6.7(b), may be withheld in Parent’s sole discretion).

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the Parties shall make any filings required under the HSR Act. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, further, however, that, notwithstanding any other provisions of this Agreement, none of Parent or any of its Subsidiaries shall be required to take or agree to take (and the Company shall not take or agree to take) any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries from and after the Effective Time (but, for purposes of determining whether any effect is material, calculated as if Parent and its Subsidiaries from and after the Effective Time were collectively the same size as Company and its Subsidiaries prior to the Effective Time), taken as a whole (a “Regulatory Material Adverse Effect”). Notwithstanding any other provisions of this Section 6.7, nothing in this Agreement shall require Parent to take or agree to take any Divestiture Action or other action (other than de minimis actions) with respect to Parent and its Subsidiaries (other than with respect to the Company and its Subsidiaries (from and after the Effective Time)). The Company shall agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the consummation of the Transactions. In the event that any Divestiture Action is proposed by or acceptable to a Governmental Entity, Parent shall have the right to determine the manner in which to implement the requirement of such Governmental Entity; provided, that in no event shall Parent or the Company (or any of their respective Subsidiaries or other Affiliates) be required to take or effect any such action that is not conditioned upon the consummation of the Transactions; provided, further, that Parent shall consult with the Company and give consideration to the views of the Company on all matters relating to any possible Divestiture Action. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall this Section 6.7(b) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect). Parent shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing, provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, subject to the terms of this Section 6.7, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date (provided, that in no event shall this Section 6.7(b) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect). The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7(b) so as to preserve any applicable privilege. Parent shall be responsible for the payment of all filing fees under the HSR Act and other Antitrust Laws.

(c) Parent (except as set forth on Schedule 6.7(c)) and Merger Sub shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

6.8 Employee Matters.

(a) For a period of at least twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to provide, to each employee of the Company and its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (each a “Company Employee” and collectively, the “Company Employees”) (i) a salary or wage (including location premiums), that is no less favorable than the salary or wage (including location premiums) that was provided to such Company Employee immediately prior to the Effective Time, and (ii) welfare and retirement benefits and annual cash incentive compensation opportunities that are no less favorable, in the aggregate, than the welfare and retirement benefits and annual cash incentive compensation opportunities provided to similarly situated employees of Parent or its Subsidiaries. At the same time as annual long-term incentive awards are next granted following the Closing to similarly situated employees of Parent or its Subsidiaries generally, Parent agrees to grant to each Company Employee who is then employed with Parent or any of its Subsidiaries, and who was eligible to receive long-term incentive awards under the plans and policies of the Company prior to the Closing, a long-term incentive award with a grant date value equal to 150% of the value of the full, non-prorated long-term incentive award for 2021 such Covered Employee would have otherwise received from the Company, which grant shall be in such form(s) and on such terms and conditions as are no less favorable than the 2021 long-term incentive awards granted by Parent to Parent’s (and its Subsidiaries’) other similarly situated employees.

(b) For purposes of eligibility to participate, vesting and calculation of paid time off accruals or severance benefit entitlements (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the benefit plans, programs, arrangements, policies and practices maintained by Parent or any of its Subsidiaries providing benefits to any Company Employee after the Closing Date, each Company Employee’s years of service with the Company or any of its Subsidiaries (or any predecessor employer of an employee of the Company or any of its Subsidiaries, to the extent service with such predecessor employer is recognized by the Company or the applicable Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with Parent or its Subsidiaries; provided, however, that such service need not be recognized to the extent (i) that such recognition would result in any duplication of benefits for the same period of service or (ii) that such service is not recognized by the Company or any of its Subsidiaries, as applicable, under any applicable Company Plan in which the Company Employee was eligible to participate prior to the Effective Time. Parent will or will cause its applicable Affiliate to pay to each Company Employee in cash any paid time off accruals that exist as of the as of the Closing Date with respect to such Company Employee (taking into account the foregoing service crediting provisions), upon his or her termination of employment for any reason, less any paid time off actually taken after the Closing Date, in accordance with the Company’s paid time off policies in effect as of the Closing. The foregoing shall not limit any Company Employee’s right to receive payment upon termination of employment for any paid time off that he or she may accrue under the Surviving Corporation’s or Parent’s paid time off policies, as applicable, from and after the Closing.

(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under a Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(d) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor their respective obligations under all Company Plans listed on Schedule 6.8(d), and all benefits and compensation arrangements that are implemented in connection with the Transactions as permitted under Schedule 6.1(b)(xi) of the Company Disclosure Letter. Parent acknowledges that the Transactions will result in a “change in control” for purposes of all applicable Company Plans.

(e) Prior to the Effective Time, if requested by Parent in writing, the Company and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, the form of such termination documents shall be subject to the reasonable approval of Parent. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries on the Closing Date, and such Company Employee shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.8 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, the Surviving Corporation or any of their Affiliates (i) from amending or terminating any of their respective Employee Benefit Plans or, after the Effective Time, any Company Plan in accordance with their terms or (ii) after the Effective Time, from terminating the employment of any Company Employee.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer, or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent such Person is entitled to indemnification (including an advance of expenses) by the Company as of the date hereof (whether pursuant to the Company’s Organizational Documents, Contract or under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.9, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.9 except to the extent such failure materially prejudices such Party’s position with respect to such claims).

(b) Any amendment, repeal or other modification of any provision in the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement in respect of Indemnified Liabilities shall not be enforceable against the Indemnified Persons, except to the extent required by applicable Law and then only to the minimum extent required by Law, shall be prospective only, shall not limit or eliminate any such right with respect to any claim or action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification, and shall be disregarded for purposes of determining the rights of Indemnified Persons in respect of Indemnified Liabilities. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers, employees or agents existing and in effect prior to the date of this Agreement.

(c) Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 400 % of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for the Tail Period.

(d) In the event that Parent or the Surviving Corporation or any of its successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his heirs, executors, trustees, fiduciaries, administrators and Representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section  6.9.

6.10 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation, shall keep the other Party reasonably informed with respect to the status thereof and use its reasonable best efforts to defend against and respond thereto. The Company shall give Parent a reasonable opportunity to participate in, but not control, the defense or settlement of any Transaction Litigation and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such

Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. Except as set forth in this Section 6.11, no provision of this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees; provided, however, that the Company and Parent shall cooperate in good faith on any communication to the Company’s or any of its Subsidiary’s directors, officers or employees pertaining to employment, compensation or benefit matters that are affected by the Transactions or compensation or benefits that are payable or to be provided following the Effective Time. Notwithstanding the foregoing, neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Competing Proposal, and matters related thereto or a Company Change of Recommendation, other than as set forth in Section 6.3.

6.12 Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.7, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13 Reasonable Best Efforts; Notification.

(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 6.7), upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

(b) Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including, to the extent legally permitted, promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.14 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted by applicable Law) or appropriate to cause any dispositions of Equity Securities of the Company or acquisitions of Equity Securities of Parent in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.15 Stock Exchange Listing and Delistings. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

6.16 Certain Indebtedness.

(a) If requested by Parent, the Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably necessary to facilitate (i) the termination at the Closing Date of all commitments in respect of the Credit Agreement, dated as of August 25, 2011, among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Credit Facility Agent”; such Credit Agreement, together with all guarantees, security instruments and other agreements, instruments and documents related thereto, each as amended, supplemented, restated or otherwise modified from time to time, the “Existing Credit Facility”), (ii) the repayment in full on the Closing Date of all obligations with respect to the Existing Credit Facility (including the termination or cash collateralization of, or the making of other arrangements satisfactory to the Credit Facility Agent with respect to, letters of credit outstanding under the Existing Credit Facility) and (iii) the release on the Closing Date of any Encumbrances securing such Existing Credit Facility and guarantees, if any, in connection therewith; provided that to the extent the Company does not have unrestricted cash on hand in an amount sufficient to make such repayment in full, the Company shall have received funds from Parent in an amount sufficient to make such repayment. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent at least three (3) Business Days prior to the Closing Date a draft payoff letter (and, at least one (1) Business Days prior to the Closing Date, a payoff letter that has been executed by the Credit Facility Agent) with respect to the Existing Credit Facility in form and substance customary for transactions of this type, from the Credit Facility Agent on behalf of the creditors entitled to the benefit of the Existing Credit Facility.

(b) Parent or one or more of its Subsidiaries may, in its sole and absolute discretion, but shall have no obligation to, (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under the Indenture for cash (the “Offers to Purchase”) or (B) one or more offers to exchange any or all of the outstanding debt issued under the Indenture for securities issued by Parent or any of its Affiliates (the “Offers to Exchange”), (ii) solicit the consent of the holders of debt issued under the Indenture regarding certain amendments to the Indenture (the “Consent Solicitations”) and (iii) deliver a notice of optional redemption to the holders of debt issued under the Indenture (together with the Offers to Purchase, and Offers to Exchange and Consent Solicitations, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall be conditioned on the occurrence of, and shall not be consummated earlier than, the Closing (other than the closing of one or more supplemental indentures so long as the amendments effected by such supplemental indentures shall not become effective until the Closing) and any such transaction shall be funded solely using consideration provided by Parent. Subject to Section 6.2, Parent or one or more of its Affiliates may, in its sole and absolute discretion, commence or consummate an offering of securities issued by Parent or any of its Affiliates, the proceeds of which may be used to refinance existing Indebtedness of the Parent, its Affiliates and the Company (such transaction, together with the Company Note Offers and Consent Solicitations, the “Notes Transactions”). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable amount of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel a reasonable opportunity to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel; provided that such Debt Offer Documents shall not include any non-public information provided by the Company or its Subsidiaries or any of their respective Representatives unless the Company approves such disclosures in writing. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the Indenture in accordance with the terms thereof amending the terms and provisions of the Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent; provided that the amendments effected by any supplemental indenture shall not become effective until the Closing. The Company shall, and shall cause each of its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their Affiliates and Representatives to use its commercially reasonable efforts to provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with the Notes Transactions (including, but not limited to, delivery of officers’ certificates and similar documentation and, upon Parent’s written request, using commercially reasonable efforts to cause the Company’s current and, to the extent applicable, former independent accountants to provide customary consents for use of their reports and to provide customary comfort letters (including “negative assurances” comfort) for the financial information relating to the Company and the Company’s Subsidiaries (including any entity recently acquired by the Company or whose acquisition by the Company is pending), in each case, to the extent required in connection with any Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the Company shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the Indenture.

(c) Except as a result of fraud or willful misconduct by the Company, its Subsidiaries or its or their Representatives, or arising from a material misstatement contained in information relating to the Company and its Subsidiaries provided in writing by the Company, its Subsidiaries or its or their Representatives for inclusion in the Debt Offer Documents, Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, penalties (excluding prepayment premiums), fines, taxes, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any cooperation provided by the Company under this Section 6.16 and any information utilized in connection therewith. In addition, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees, costs and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with any cooperation provided by the Company under this Section 6.16.

This Section 6.16(c) shall survive the Closing and any termination of this Agreement, regardless of whether or not the Merger is consummated, and is intended to benefit, and may be enforced by, the Representatives of the Company and its Subsidiaries, who are each third-party beneficiaries of this Section 6.16(c).

(d) Notwithstanding any provision in this Section 6.16 to the contrary, nothing in this Section 6.16 shall require (i) any cooperation to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries to enter into any instrument or contract, or agree to any change or modification to any instrument or contract or take any action with respect to its existing Indebtedness prior to the occurrence of the Closing that would be effective if the Closing does not occur (other than one or more supplemental indentures so long as the amendments effected by such supplemental indentures shall not become effective until the Closing), (iii) the Company or any of its Subsidiaries to deliver any notice of prepayment or redemption or similar notice that does not provide that such prepayment or redemption is conditioned upon the occurrence of the Closing, (iv) the Company, any of its Subsidiaries or their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action (other than in connection with one or more supplemental indentures in connection with the Company Note Offers and Consent Solicitations so long as the amendments effected by such supplemental indentures shall not become effective until the Closing), (v) the Company or any of its Subsidiaries to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing except for (A) payment of amounts specifically contemplated by this Agreement and (B) payment of amounts and granting of indemnities with respect to which the Parent has agreed to reimburse or indemnify the Company, (vi) the Company or any of its Subsidiaries to provide any pro forma adjustments to the financial statements reflecting the Transactions contemplated or required hereunder, (vii) the Company or any of its Subsidiaries to take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents or any applicable Law, or result in a material breach of or material default under any material Contract, (viii) the Company or any of its Subsidiaries to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (ix) the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or legally privileged or (x) any Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such Representative.

(e) Parent and Merger Sub acknowledge and agree that their obligations to consummate the Transactions are not conditioned on the consummation of any Company Note Offer and Consent; provided, that the Company’s failure to perform its agreements and obligations under this Section 6.16 could still result in a failure of the conditions set forth in Section 7.2(b) to be satisfied.

6.17 Tax Matters.

(a) Each of Parent, Merger Sub and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any actions that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent, Merger Sub and the Company acknowledges and agrees that for U.S. federal income Tax purposes the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company intend to report the Merger in accordance with the foregoing.

(c) Each of Parent, Merger Sub and the Company will use its reasonable best efforts and will reasonably cooperate with one another to obtain any opinion(s) of counsel to be issued in connection with the declaration of effectiveness of the Registration Statement by the SEC regarding the U.S. federal income tax treatment of the Transactions, which cooperation shall include, for the avoidance of doubt, (i) the Company delivering to

Latham & Watkins LLP and Akin Gump Strauss Hauer & Feld LLP Tax representation letters in substantially the form set forth in Annex B and (ii) Parent and Merger Sub delivering to Latham & Watkins LLP and Akin Gump Strauss Hauer & Feld LLP Tax representation letters in substantially the form set forth in Annex C in each case, with any modifications thereto that are reasonably requested and agreed upon by counsel and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by Latham & Watkins LLP or Akin Gump Strauss Hauer & Feld LLP in connection with the filing of the Registration Statement or its exhibits.

6.18 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.19 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub, prior to the Effective Time, and the Surviving Corporation, following the Effective Time, to perform their respective obligations under this Agreement.

6.20 Asset Dispositions. Notwithstanding anything set forth in this Agreement to the contrary, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, if so requested by Parent, the Company shall consider in good faith any request by Parent for consent for Parent to furnish information and documentation to prospective purchaser(s) of the Company’s assets (subject to such prospective purchaser’s execution of a non-disclosure agreement or a joinder to the Confidentiality Agreement, in each case, reasonably acceptable to the Company, acting in good faith). Except as a result of fraud or willful misconduct by the Company, its Subsidiaries or its or their Representatives, or arising from a material misstatement contained in such information and documentation, Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, penalties (excluding prepayment premiums), fines, taxes, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any cooperation provided by the Company under this Section 6.20.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) Regulatory Approval. Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order and no Proceedings seeking a stop order shall be pending or threatened by the SEC.

(e) NASDAQ Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) (except for the second sentence of Section 4.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence, fifth sentence and seventh sentence of Section 5.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such Party’s breach in any material respect of any provision of this Agreement was the cause of, or materially contributed to or resulted in such failure.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time (except as expressly set forth below) prior to the Effective Time, notwithstanding the obtaining of the Company Stockholder Approval (except for terminations pursuant to Section 8.1(b)(iv), Section 8.1(c) and Section 8.1(d) below, which may only be effected prior to obtaining Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose violation or breach of any covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Central time, on June 30, 2021 (such date, as it may be extended pursuant to this Section 8.1(b)(ii), the “End Date”); provided, however, if on such date the conditions to closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied (if the failure of such condition to be then satisfied is due to an Antitrust Law) but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such End Date shall be September 30, 2021; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose violation or breach of any covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a violation or breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Section 7.3(a) or (b), as applicable (and such violation or breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach; or

(iv) if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement); or

(d) by Parent, if the Company, its Subsidiaries or any of the Company’s Representatives shall have willfully or materially breached the agreements and obligations set forth in Section 6.3(b) (No Solicitation by the Company).

8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(d) (No Solicitation by the Company), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(c) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expense Amount, (i) immediately, and as a condition to the effectiveness of the Company’s termination of this Agreement, if terminated by the Company and (ii) no later than three (3) Business Days after notice of termination by Parent of this Agreement, if terminated by Parent; provided, however, if the Company terminates this Agreement pursuant to any provision of Section 8.1(b) and Parent was entitled to terminate pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(d) (No Solicitation by the Company), then concurrently with, and as a condition to, any such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee (and not the Parent Expense Amount) in cash by wire transfer of immediately available funds to an account designated by Parent.

(d) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination a Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Competing Proposal) or consummates a Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(c). It is understood and agreed that with respect to the preceding clause (i) and (ii), any reference in the definition of Competing Proposal to “ten percent (10%)” shall be deemed to be a reference to “fifty percent (50%)”.

(e) In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expense Amount. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expense Amount; upon payment of any Company Termination Fee, any previously paid Parent Expense Amount shall be credited against the amount of the Company Termination Fee The Company agrees that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement and (ii) the payments contemplated by this Section 8.3 are intended to compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If the Company fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, Parent commences a Proceeding that results in judgment for Parent for such amount, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. For the avoidance of doubt, Parent may simultaneously pursue: (i) a grant of specific performance pursuant to Section 9.11, (ii) its rights and remedies at law, in equity, in contract, in tort or otherwise in the event of a material or willful breach of this Agreement, and (iii) payment of the Company Termination Fee pursuant to this Section 8.3; provided, however, that, in the event the Company Termination Fee becomes payable to Parent pursuant to this Section 8.3, each of the Parties hereto agree that upon the Company’s payment of the Company Termination Fee to Parent, the Company shall have no further liability to Parent of any kind in respect of this Agreement and the Transactions, except for the liability of the Company in the case of fraud or a willful or material breach of any covenant, agreement or obligation set forth herein.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Article II and Article III, and Section 4.27 (No Additional Representations), Section 5.18 (No Additional Representations), Section 6.8 (Employee Matters), Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), and Section 6.17 (Tax Matters), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to Parent or Merger Sub, to:

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

Attention: Kaes Van’t Hof, Chief Financial Officer

E-mail: KVantHof@DiamondbackEnergy.com

with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street

Suite 1800

Dallas, TX 75201

Attention: Seth R. Molay, P.C.

E-mail: smolay@akingump.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Jeff Kochian

E-mail: jkochian@akingump.com

(ii) if to the Company, to:

if to the Company, to:

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

Attention: Christopher K. Woosley

E-mail: Chris.Woosley@qepres.com

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attention: John M. Greer

E-mail: john.greer@lw.com

9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the

Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Central time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; and (v) “made available” means, with respect to any document, that such document was previously made available relating to the Transactions maintained by the Company or Parent, as applicable, at least two (2) days prior to the execution of this Agreement. Further, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Effective Time and (b) Sections 6.9 and 6.16 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH

SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of Equity Securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of Equity Securities in Parent (whether stockholders or otherwise), (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent and (z) Viper Energy Partners, LP, Viper Energy Partners GP LLC, Viper Energy Partners LLC, Rattler Midstream Operating LLC, Rattler Midstream LP, Rattler Midstream GP LLC and any of their Subsidiaries. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and the Company hereby waives and releases all claims of any such liability and obligation, other than for fraud.

9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11; and (c) the alleged breaching Party will not plead in defense thereto that there would be an adequate remedy at Law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Name: Travis D. Stice
Title: Chief Executive Officer

BOHEMIA MERGER SUB, INC.

By:	/s/ Travis D. Stice
Name: Travis D. Stice
Title: President

QEP RESOURCES, INC.

By:	/s/ Timothy J. Cutt
Name: Timothy J. Cutt
Title: President and Chief Executive Officer

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, except for purposes of Section 9.10, the following Persons will not be deemed to be Affiliates of Parent: Viper Energy Partners, LP, Viper Energy Partners GP LLC, Viper Energy Partners LLC, Rattler Midstream Operating LLC, Rattler Midstream LP, Rattler Midstream GP LLC and any of their Subsidiaries.

“Beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Bribery Legislation” shall mean any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Business Day” means a day other than a day on which banks in the State of Texas or the State of Delaware are authorized or obligated to be closed.

“Capital Expenditures Budget” means the summary of all budgeted expenditures of the Company and its Subsidiaries for the 2021 calendar year, which expenditures would be classified as “capital expenditures” in accordance with GAAP, as set forth on set forth in Schedule A of the Company Disclosure Letter.

“Company Award Agreement” means any award agreement or other written agreement between the Company and a Company Equity Award holder that governs the terms and conditions of a Company Equity Award held by such Company Equity Award holder.

“Company Deferred Compensation Plans” means the employee and director deferred compensation plans maintained or sponsored by the Company or any of its Subsidiaries, including the Amended and Restated QEP Resources, Inc. Deferred Compensation Wrap Plan and the Amended and Restated QEP Resources, Inc. Deferred Compensation Plan for Directors.

“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company, its Affiliates, or any member of their ERISA Affiliate or with respect to which the Company, its Affiliates, or any member of their ERISA Affiliate have any liability (contingent or otherwise).

“Company Stock Plans” means the QEP Resources, Inc. 2010 Long-Term Incentive Plan, the QEP Resources, Inc. 2018 Long-Term Incentive Plan, the QEP Resources, Inc. and Cash Incentive Plan and any other stock, equity or equity-based or incentive plan pursuant to which any option, restricted share, performance share unit, deferred shares or other equity or equity-based compensation award of the Company is outstanding, each as amended or amended and restated from time to time.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.

“Company Termination Fee” means $17,000,000.

“Competing Proposal” means any Contract, letter of intent, memorandum of understanding, agreement in principle, offer, indication of interest or other similar proposal or commitment (in each case, whether binding or otherwise), that has not been withdrawn (and which, if withdrawn, shall no longer be considered a Competing

A-1

Proposal), from a Person or Group (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions involving, directly or indirectly: (a) any acquisition, lease, exchange, license, purchase or transfer of more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries (including Equity Securities in any Subsidiary or Subsidiaries), determined based on both the fair market value and book value thereof or assets of the Company or its Subsidiaries to which ten percent (10%) or more of the consolidated revenues, net income, assets or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, (b) any acquisition or purchase by any Person or Group of more than ten percent (10%) of the outstanding shares of Company Common Stock or any other Equity Securities of the Company (whether by voting power or number of shares) or tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning more than ten percent (10%) of the outstanding shares of Company Common Stock or any other Equity Securities of the Company (whether by voting power or number of shares), or (c) any merger, consolidation, share exchange, business combination, recapitalization, joint venture, reorganization or similar transaction which is structured to permit such Person or Group to acquire beneficial ownership of at least ten percent (10%) of the outstanding Company Common Stock or other Equity Securities of the Company (or the surviving or resulting entity of such transaction) representing ten percent (10%) or more of the voting power of the Company and its Subsidiaries, taken as a whole (or the surviving or resulting entity of such transaction), in each case, other than the Transactions.

“Consent” means any filing, notice, report, registration, declaration, approval, consent, ratification, permit, permission, waiver, expiration or termination of waiting periods or authorization.

“Contract” means any written or oral contract, agreement, license, franchise, lease, instrument, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject or any other document or writing, physical or electronic, evidencing any of the foregoing.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Actions” means any commercially reasonable actions, inactions, activities or conduct that the Company reasonably determines in good faith are necessary or advisable to comply with COVID-19 Measures.

“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, Equity Securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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“DTC” means The Depositary Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions (including restrictions on transfer), rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws pertaining to (a) human health and safety as it relates to the handling of, or exposure to, Hazardous Materials, (b) prevention of pollution or protection of the environment (including, without limitation, any natural resources), or (c) any production, generation, handling, use, storage, treatment, testing, recycling, transportation, labeling, disposal, Release, cleanup or control of Hazardous Materials.

“Equity Security” with respect to any Person, such Person’s (i) shares or other equity interests, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which shareholders of such Person may vote (“Voting Debt”) or other voting securities or equity of such Person, (iii) options, subscriptions, warrants, calls, or other rights (including pre-emptive rights) to subscribe for, purchase, or acquire shares, other equity securities or Voting Debt or other voting or equity securities of such Person or any of its subsidiary or securities convertible into or exchangeable or exercisable for shares or other equity securities, Voting Debt or other voting or equity securities of such Person or its subsidiaries, (iv) equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance or other similar rights in respect of shares or other equity securities, Voting Debt or other voting or equity securities of such Person or its subsidiaries or (v) derivative Contracts (whether settled in cash, other equity securities or otherwise) designed to reproduce the economic benefits and risks to one party of other equity securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Ex-Im Laws” shall mean all applicable Laws related to the export, re-export, transfer, retransfer, deemed export, or import of goods, services, technology, software, software source code, or any other items, including but not limited to the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, and the export controls of the European Union and its member states; all other applicable laws and regulations governing exports, imports, and customs, except to the extent inconsistent with U.S. Law; and U.S. anti-boycott Laws.

“Governmental Entity” means any national, state, tribal, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other

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governmental, administrative or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Company, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Group” means any group of Persons acting in concert with respect to any potential Competing Proposal and such term shall include the meaning ascribed thereto in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined, classified or listed as a “hazardous material,” “hazardous substance,” “hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic substance” or “toxic waste” or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, per- or polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials (including naturally occurring radioactive materials) or radon; and (c) any Hydrocarbons (including petroleum or any fraction thereof, petroleum products, natural gas, and natural gas liquids).

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property or service; (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified as balance sheet liabilities in accordance with GAAP; (e) all obligations in respect to overdrafts, (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or its subsidiaries (even if the rights and remedies of seller or lender under such agreement following an event of default are limited to repossession of such sale or property), (g) all accrued interest and premiums, penalties, make whole or similar payments payable in connection with the obligations described in any other clause of this definition and (h) indebtedness of others as described in clauses (a) through (g) above guaranteed by such Person or secured by an Encumbrance on an asset of such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses that both (i) arose in the Ordinary Course, and (ii) are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indenture” means, collectively, the indenture, dated as of March 1, 2012, among the Company and Wells Fargo Bank, National Association, as trustee, as supplemented by the (i) Officers’ Certificate, dated March 1, 2012, with respect to the 5.375% Senior Notes due 2022, (ii) Officers’ Certificate, dated September 12, 2012, with respect to the 5.250% Senior Notes due 2023, and (iii) Officers’ Certificate, dated November 21, 2017, with respect to the 5.625% Senior Notes due 2026.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, corporate names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and

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reversions thereof; (d) trade secrets, know-how, and other rights in information, including inventions, technical information, proprietary information, customer lists, vendor lists, drawings, designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; (f) rights in or arising from Software; and (g) all other intellectual property, industrial or proprietary rights.

“Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) by the Company Board as of the date of this Agreement, (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; and (c) does not relate to (i) a Competing Proposal or a Superior Proposal or any matter relating thereto or consequence thereof, (ii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (iii) the fact that the Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (iv) changes in the Company’s or any of its Subsidiaries’ oil and gas reserves, or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law).

“IT Assets” means computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, industrial control system, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, statute, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development (“Effect”) that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, assets or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv) political conditions (or changes in such conditions, including any changes or developments arising from or in connection with the November 3, 2020 United States federal elections) or acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage or terrorism or cyber attack (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the existence and impact of the COVID-19 pandemic), or weather conditions;

(vi) effects resulting from the negotiation, execution and announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Sections 6.1 or 6.2, as applicable);

(viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix) any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or

(x) changes in GAAP or the interpretations thereof after the date of this Agreement.;

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) – (v) (excluding any Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures, to the extent any COVID-19 Actions are taken in accordance with this Agreement) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.

“NASDAQ” means the NASDAQ Global Select Market, or, if applicable, the NASDAQ Stock Market, including the NASDAQ Capital Market or such other NASDAQ market on which shares of Parent Common Stock are then listed.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and

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royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person, excluding any commercially reasonable deviations therefrom due to COVID-19 or COVID-19 Measures.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Equity Plan” means the Diamondback Energy, Inc. 2016 Amended and Restated Equity Incentive Plan.

“Parent Expense Amount” means the reasonable, documented, out-of-pocket fees, costs and expenses incurred or paid by Parent or any of its Subsidiaries in connection with (i) their due diligence investigation of the Company and its subsidiaries, (ii) the negotiation and execution of this Agreement and (iii) the consummation of the Transactions (including the Merger, the Parent Stock Issuance and the Notes Transactions); provided however that in no event shall the Parent Expense Amount exceed $7,500,000.

“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent or its Affiliates, or any member of their ERISA or with respect to which Parent, its Affiliates, or any member of their ERISA Affiliate have any liability (contingent or otherwise).

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report;

(d) Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale,

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purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other Contracts that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) does not arise as a result of a breach or default under any such agreement or arrangement, (ii) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent, and (iii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, development, exploration value or use of the property or asset affected thereby;

(f) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

(g) zoning, building or similar restrictions established by a Governmental Entity and that affect real property (but specifically excluding violations thereof); or

(h) solely with respect to the Oil and Gas Properties, encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions that would not reduce the net revenue interest share of the Company or its Subsidiaries in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report, with respect to such lease, or increase the working interest of the Company or its Subsidiaries in any Oil and Gas Lease above the working interest shown on the Company Reserve Report, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burden” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, disposing or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Material.

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“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sanctioned Country” shall mean any country or region that is or in the past five (5) years has been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, maintained by the European Union; the Consolidated List of Asset Freeze Targets, maintained by HM Treasury (UK); and the UN Consolidated Sanctions List, maintained by the UN Security Council; (b) any Person that is organized, resident, or located in a Sanctioned Country; or (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by, a Person or Persons described in clause (a) or (b).

“Sanctions Laws” means economic or financial sanctions Laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce or any other relevant sanctions authority with respect to applicable sanctions Laws.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than fifty (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, the following Persons will not be deemed to be Subsidiaries of Parent: Viper Energy Partners, LP, Viper Energy Partners GP LLC, Viper Energy Partners LLC, Rattler Midstream Operating LLC, Rattler Midstream LP, Rattler Midstream GP LLC and any of their Subsidiaries.

“Superior Proposal” means a bona fide, written Competing Proposal (with references to “more than ten (10%)” being deemed to be replaced with references to “all or substantially all”) by a third party and that did not result from a breach by the Company or its Representatives of Section 6.3, other than any breach that is both immaterial and unintentional, which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors (i) to be more favorable to the Company and its stockholders from a financial point of view than the Transactions, (ii) is reasonably likely to be consummated on the terms

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proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any break-up fees or expense reimbursement provisions, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, unclaimed property remittance/escheat, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto, whether disputed or not.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transactions” means the Merger, the Parent Stock Issuance and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

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Annex B

December 20, 2020

The Board of Directors

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

Members of the Board of Directors:

We understand that QEP Resources, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) (the “Merger Agreement”), with Diamondback Energy, Inc. (the “Parent”) and Bohemia Merger Sub, Inc., a wholly owned subsidiary of the Parent (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, Converted Shares and Company Restricted Stock Awards (as such terms are defined in the Merger Agreement), will be converted into the right to receive 0.050 shares (the “Merger Consideration”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain internal projected financial data relating to the Company and Parent prepared and furnished to us by the managements of the Company and Parent, respectively, as approved for our use by the Company (the “Forecasts”);

(iii)

reviewed the cost savings and revenue synergies (together, the “Synergies”), estimated to result from the Merger and the amounts and the timing of the realization of such Synergies, in each case as estimated and furnished to us by the management of the Parent, as approved for our use by the Company;

(iv)

discussed with the managements of the Company and Parent the past and current operations, current financial condition and prospects of the Company and Parent, including the Forecasts and the Synergies;

(v)	reviewed the amount, timing and use of certain U.S. Federal tax attributes of the Company (the “Tax Attributes”), as estimated and furnished to us by the management of the Company;

(vi)	reviewed the reported prices and the historical trading activity of each of the Company Common Stock and the Parent Common Stock;

EVERCORE GROUP L.L.C. 55 EAST 52nd STREET NEW York, NY 1005 TEL 212.857.3100 FAX: 212.857.3101

The Board of Directors

QEP Resources, Inc.

December 20, 2020

(vii)	compared the financial performance of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(ix)	reviewed the financial terms and conditions of a draft, dated December 20, 2020, of the Merger Agreement; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts as well as the Synergies and the Tax Attributes, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company or Parent, as applicable, as to the future financial performance of the Company and Parent as well as the Synergies and the Tax Attributes, including the amount and timing of the realization of such Synergies and the amount, timing and use of such Tax Attributes and the other matters covered thereby. We express no view as to the Forecasts, the Synergies, the Tax Attributes or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that the Merger will qualify as a tax free reorganization for United States federal income tax purposes, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits of the proposed Merger to the holders of the Company Common Stock of the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company or Parent and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or Parent, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Merger.

The Board of Directors

QEP Resources, Inc.

December 20, 2020

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or Parent, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In addition, we understand that shortly prior to the date hereof, the Company was made aware that Parent has executed a definitive agreement to acquire all or substantially all of the assets of Guidon Operating LLC (the “Parent Acquisition”). As you are aware, the Forecasts relating to Parent and furnished to us and approved for our use by the Company do not reflect the impact of the Parent Acquisition on Parent. Accordingly, with your consent, our opinion does not address, and we have not taken into account for purposes of our analysis, the impact of the Parent Acquisition on Parent. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company Common Stock or Parent Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory or other services to the Company and received fees for the rendering of such services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory or other services to the Parent and/or its affiliates and received fees for the rendering of such services. We may provide financial advisory or other services to the Company and the Parent in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Parent.

The Board of Directors

QEP Resources, Inc.

December 20, 2020

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Dan Ward
Dan Ward
Senior Managing Director

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Mountain Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/QEP2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Mountain Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. QEP RESOURCES, INC. 1050 17TH STREET, SUITE 800 DENVER, CO 80265 D30256-S16617 QEP RESOURCES, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain ! ! ! 1. To adopt the Agreement and Plan of Merger, dated December 20, 2020 (as it may be amended from time to time, the “merger agreement”), by and among Diamondback Energy, Inc., Bohemia Merger Sub Inc. and QEP Resources, Inc. (“QEP”). ! ! ! 2. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to QEP’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement. ! ! ! 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D30257-S16617 PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF QEP RESOURCES, INC. The undersigned hereby appoints Mary Shafer-Malicki, Timothy J. Cutt and Christopher K. Woosley, and each of them, with power to act without the other and with power of substitution, as proxies and Attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QEP Resources, Inc. common stock which the undersigned is entitled to vote at the Special Meeting of the Stockholders to be held on March 16, 2021, at 8:00 a.m., Mountain Time, via live webcast at www.virtualshareholdermeeting.com/QEP2021SM, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, UNLESS THE SHARES REPRESENTED BY THIS PROXY ARE HELD IN THE QEP RESOURCES, INC. EMPLOYEE INVESTMENT PLAN (401(K) PLAN). FOR SHARES HELD IN THE 401(K) PLAN FOR WHICH NO DIRECTION IS GIVEN, THE TRUSTEE FOR THE 401(K) PLAN WILL VOTE SHARES IN THE SAME PROPORTION AS ALL OTHER SHARES FOR WHICH THE TRUSTEE RECEIVED INSTRUCTIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. Continued and to be signed on reverse side